                                                Filed Pursuant to Rule 424(B)(2)
                                                      Registration No. 333-62908


Dear Stockholder:

                                PROPOSED MERGER

     The Board of Directors of Entertainment Digital Network, Inc. ("EDNET") and a special committee of the Board have approved a merger agreement with Visual Data Corporation ("VDAT"), its parent corporation.

     We will hold a special stockholders' meeting on July 25, 2001 at 10:00 a.m. local time at Embarcadero Conference Center, Four Embarcadero Center, Promenade Level, San Francisco, CA 94111, at which we will ask you to adopt the merger agreement. If the merger agreement is adopted:

     - Visual Data San Francisco, Inc., a wholly-owned subsidiary of VDAT, will be merged into EDNET;

     - You will receive one share of common stock of VDAT in exchange for every ten of your shares of EDNET common stock; and

     - Each option and warrant to acquire EDNET common stock that is outstanding will continue to have, and be subject to, the same terms and conditions that it had immediately prior to the merger. The number of shares of VDAT common stock that may be purchased and the exercise price of the new option will be adjusted to reflect the merger exchange ratio.

     The merger exchange ratio has been fixed and will not be adjusted for changes in the price of VDAT's or EDNET's common stock.

     VDAT's common stock is listed on the NASDAQ National Stock Market under the symbol "VDAT." On June 19, 2001, the closing bid price for VDAT's common stock was $1.85 per share. EDNET's common stock is listed on the OTC Bulletin Board under the symbol EDNT. On June 19, 2001 the closing bid price for EDNET's common stock was $0.17 per share.

     PLEASE CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS REGARDING EDNET, VDAT AND THE MERGER, INCLUDING IN PARTICULAR THE DISCUSSION IN THE SECTION CALLED "RISK FACTORS" BEGINNING ON PAGE 12.

     NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY HAS APPROVED OR DISAPPROVED THE VDAT COMMON STOCK TO BE ISSUED UNDER THIS PROXY
STATEMENT-PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement-prospectus is dated June 21, 2001 and was first mailed to stockholders on or about June 29, 2001.

                                          Sincerely,

                                          /s/ DAVID GUSTAFSON

                                          David Gustafson
                                          President

                      ENTERTAINMENT DIGITAL NETWORK, INC.

                           NOTICE OF SPECIAL MEETING
                      TO BE HELD WEDNESDAY, JULY 25, 2001

To the stockholders of
Entertainment Digital Network, Inc.

     I am pleased to give you notice of and cordially invite you to attend, either in person or by proxy, the special meeting of the stockholders of Entertainment Digital Network, Inc. ("EDNET"), which will be held on Wednesday, July 25, 2001, at the Embarcadero Conference Center, Four Embarcadero Center, Promenade Level, San Francisco, CA 94111, and at any adjournment or adjournments thereof ("Special Meeting"). The purposes of the Special Meeting are.

     1. To consider and vote on a proposal to adopt a merger agreement dated as of June 4, 2001, by and among EDNET, Visual Data San Francisco, Inc. ("Subsidiary"), and Visual Data Corporation ("VDAT"). In the merger, each stockholder of EDNET will receive one share of common stock of VDAT for each ten shares of common stock of EDNET owned by each stockholder prior to the effective time of the merger. The merger agreement is attached as Appendix A hereto and is described in the enclosed proxy statement-prospectus; and

     2. To transact any other business that properly comes before the Special Meeting.

     Only stockholders of record at the close of business on June 12, 2001 will receive notice of and be able to vote at the Special Meeting.

     The enclosed proxy statement-prospectus describes the merger agreement, the proposed merger and the actions to be taken in connection with the merger. The holders of a majority of the outstanding shares of EDNET common stock entitled to vote must be present or represented by proxy at the Special Meeting in order to constitute a quorum for the transaction of business. It is important that your shares are represented at the Special Meeting regardless of the number of shares you hold. Whether or not you are able to be at the Special Meeting in person, please sign and return promptly the enclosed proxy card in the enclosed, postage-paid envelope. You may revoke your proxy in the manner described in the enclosed proxy statement-prospectus at any time before it is voted at the Special Meeting.

     This notice, the enclosed proxy card and the enclosed proxy statement-prospectus are sent to you by order of EDNET's Board of Directors.

                                          /s/ DAVID GUSTAFSON

                                          David Gustafson
                                          President

                               TABLE OF CONTENTS

PROXY STATEMENT -- PROSPECTUS...............................     1
QUESTIONS AND ANSWERS ABOUT THE MERGER......................     2
SUMMARY TERM SHEET..........................................     4
  The Merger................................................     5
  Special Meeting of Stockholders...........................     5
  Voting Rights at the Special Meeting......................     5
  Stockholder Vote Required to Approve the Merger...........     5
  Appraisal Rights of Dissenting Stockholders...............     6
  What You Will Receive in the Merger.......................     6
  Effect of the Merger on EDNET Options.....................     6
  Reasons for the Merger....................................     6
  Fairness Opinion of the Special Committee's Financial
     Advisor................................................     6
  Our Recommendation to Stockholders........................     7
  Interests of Certain Persons in the Merger That May Be
     Different from Yours...................................     7
  Regulatory Approval and Other Conditions..................     7
  Waiver, Amendment, and Termination........................     7
  Completion of the Merger..................................     8
  Exchange of Stock Certificates............................     8
  Material Federal Income Tax Consequences of the Merger....     8
  Comparative Market Prices of Common Stock.................     8
  Differences in Stockholders' Rights.......................     9
  Listing of VDAT Common Stock..............................     9
SUMMARY HISTORICAL FINANCIAL DATA...........................    10
  VDAT Summary Financial Data...............................    10
  EDNET Summary Financial Data..............................    11
RISK FACTORS................................................    12
A WARNING ABOUT FORWARD-LOOKING INFORMATION.................    15
THE SPECIAL MEETING.........................................    16
  Purpose...................................................    16
  Date, Place and Time......................................    16
  Record Date...............................................    16
  EDNET Stockholders Entitled to Vote.......................    16
  Vote Required; Voting at the Meeting......................    16
  Voting of Proxies.........................................    16
  Solicitation of Proxies...................................    17
  Rights of Dissenting Stockholders.........................    17
  Recommendation of the Special Committee...................    18
  Recommendation of the EDNET Board of Directors............    20
  Recommendation of the Board of Directors of VDAT and
     Subsidiary.............................................    21
DESCRIPTION OF THE TRANSACTION..............................    21
  The Merger................................................    21
  What You Will Receive in the Merger.......................    21
  Effect of the Merger on EDNET Options.....................    22
  Material Federal Income Tax Consequences of the Merger....    22
  Tax Implications to EDNET Stockholders....................    22
  Background of and Reasons for the Merger..................    23
  EDNET's Reasons for the Merger............................    25

  VDAT's Reasons for the Merger.............................    25
  Benefits to VDAT..........................................
  Fairness Opinion of the Special Committee's Financial
     Advisor................................................    26
  Completion of the Merger..................................    26
  Distribution of VDAT Stock Certificates...................    26
  Conditions to Completion of the Merger....................    27
  Regulatory Approval.......................................    28
  Waiver, Amendment and Termination.........................    28
  Conduct of Business Pending the Merger....................    29
  Management and Operations After the Merger................    29
  Interests of Certain Persons in the Merger................    29
  Treatment of EDNET Options................................    29
  Accounting Treatment......................................    30
  Fees and Expenses.........................................    30
  Resales of VDAT Common Stock..............................    30
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................    30
BUSINESS OF VDAT DESCRIPTION OF BUSINESS....................    32
  General...................................................    32
  Visual Data Travel Group..................................    32
  Visual Data On-line Broadcast and Production Group........    32
  Visual Data Networking Solutions Group....................    32
  Visual Data Financial Solutions Group.....................    33
  Visual Data Golf, Leisure and Syndication Group...........    33
  Sales and Marketing.......................................    33
  Products and Services.....................................    33
  Visual Data Travel Group -- Products and Services.........    34
  Visual Data On-line Broadcast and Production
     Group -- Products and Services.........................    35
  Visual Data Networking Solutions Group -- Products and
     Services...............................................    35
  Visual Data Financial Solutions Group -- Products and
     Services...............................................    36
  Visual Data Golf, Leisure and Syndication Group...........    36
  Competition...............................................    36
  Government Regulation.....................................    37
  Intellectual Property.....................................    37
  Employees.................................................    37
  Description of Property...................................    38
  Legal Proceedings.........................................    38
VDAT SELECTED FINANCIAL DATA................................    39
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................    40
  Overview..................................................    40
  General...................................................    40
  Plan of Operation.........................................    40
  Revenue Recognition.......................................    40
  Results of Operations.....................................    41
  Provision for Income Taxes................................    47
  Liquidity and Capital Resources...........................    47
BUSINESS OF EDNET...........................................    49
  Summary of Business.......................................    49
  Industry Overview.........................................    49

  Business of EDNET.........................................    49
  Description of Current and Developing Products............    50
  Patents and Trademarks....................................    52
  Research and Development..................................    52
  Governmental Approvals and Regulation.....................    52
  Parent and Subsidiary Companies...........................    52
EDNET SELECTED FINANCIAL DATA...............................    53
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................    54
  Results of Operations.....................................    54
  Financial Condition, Liquidity, and Capital Resources.....    56
INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF
  VDAT......................................................    57
  Management................................................    57
  Meetings and Committees of the Board of Directors.........    59
  Report of the Audit Committee.............................    59
  Audit Committee...........................................    60
  Audit Fees................................................    60
  All Other Fees............................................    60
  Directors' Compensation...................................    60
  Compliance With Section 16(a) of the Exchange Act.........    61
  Executive Compensation....................................    61
  Employment Agreements.....................................    61
  Stock Option Information..................................    62
  1996 Stock Option Plan....................................    63
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............    64
SHARES BENEFICIALLY OWNED...................................    65
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS..............    66
  Authorized Capital Stock..................................    66
  Number of Directors.......................................    66
  Vacancies on the Board....................................    66
  Removal of Directors......................................    67
  Action by Written Consent of Stockholders.................    67
  Special Meeting of Stockholders...........................    67
  Amendment of Articles.....................................    67
  Adoption, Amendment or Repeal of Bylaws...................    68
  Notice of Stockholder Proposals and Nomination of
     Directors..............................................    68
  Voting Rights in Connection with Certain Business
     Combinations...........................................    68
  Affiliated Transactions...................................    68
  Preemptive Rights.........................................    70
  Voting Rights.............................................    70
  Appraisal Rights..........................................    70
  Limitation of Personal Liability of Directors.............    71
  Distributions and Redemptions.............................    71
  Options and Warrants......................................    72
DESCRIPTION OF VDAT CAPITAL STOCK...........................    72

OTHER MATTERS...............................................    72
STOCKHOLDER PROPOSALS.......................................    73
EXPERTS.....................................................    73
OPINIONS....................................................    73
WHERE YOU CAN FIND MORE INFORMATION.........................    73
PLEASE NOTE.................................................    74
APPENDIX A MERGER AGREEMENT.................................     1
APPENDIX B DELAWARE GENERAL CORPORATE LAW APPRAISAL RIGHTS
  STATUTE...................................................     1
APPENDIX C FAIRNESS OPINION DATED MAY 29, 2001 OF BUSINESS
  EQUITY APPRAISAL REPORTS, INC.............................     1
APPENDIX D FINANCIAL STATEMENTS.............................   F-1

                         PROXY STATEMENT -- PROSPECTUS
                        1,183,614 SHARES OF COMMON STOCK
                                       OF
                            VISUAL DATA CORPORATION
                             1291 S.W. 29TH AVENUE
                          POMPANO BEACH, FLORIDA 33069

                            ------------------------

             SPECIAL MEETING OF ENTERTAINMENT DIGITAL NETWORK, INC.
                STOCKHOLDERS TO BE HELD WEDNESDAY, JULY 25, 2001

                            ------------------------

     This proxy statement-prospectus, and the accompanying notice, are being furnished to the stockholders of Entertainment Digital Network, Inc. ("EDNET") in connection with the special meeting of stockholders of EDNET to be held on Wednesday, July 25, 2001 at the Embarcadero Conference Center, Four Embarcadero Center, Promenade Level, San Francisco, CA 94111, at 10:00 a.m., local time, and at any adjournments or postponements thereof ("Special Meeting").

     This proxy statement-prospectus is furnished to the holders of shares of common stock of EDNET, par value $.001, in connection with the adoption by the Board of Directors of EDNET of a resolution approved as of June 4, 2001, which was also approved by the Board of Directors of Visual Data Corporation, a Florida corporation ("VDAT"), and Visual Data San Francisco, Inc., a Florida corporation and a wholly-owned subsidiary of Visual Data Corporation ("Subsidiary"), which resolutions authorize the agreement and plan of merger, dated June 4, 2001, by and among EDNET, VDAT and Subsidiary ("Merger Agreement"). The Merger Agreement is attached to this proxy statement-prospectus as Appendix A. The affirmative vote of the holders of a majority of the outstanding shares of EDNET common stock as of the record date is required to approve and adopt the Merger Agreement. VDAT owns 12,120,839 shares of EDNET common stock, representing an aggregate of approximately fifty-one percent (51%) of the issued and outstanding shares of EDNET common stock. VDAT has informed EDNET that it intends to vote its shares in favor of the merger. Accordingly, in recognition of the affirmative vote of VDAT, the merger will be approved at the Special Meeting. Pursuant to the Merger Agreement, Subsidiary will be merged with and into EDNET ("Merger"), and each ten shares of EDNET common stock (other than shares with respect to which dissenters' rights are perfected in accordance with Delaware General Corporate Law ("DGCL") and shares held directly or indirectly owned by VDAT or held in EDNET's treasury, which shall be canceled) will be converted into one share of common stock, par value $.0001, of VDAT, as described in this proxy statement-prospectus.

     The Board of Directors of EDNET knows of no business that will be presented at the Special Meeting other than the matters described in this proxy statement-prospectus.

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 12.

     No person is authorized to give any information or to make any representation not contained in this proxy statement-prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This proxy statement-prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by the proxy statement-prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make such offer, or solicitation of an offer or proxy, in such jurisdiction. Neither the delivery of this proxy statement-prospectus nor any distribution of the securities offered pursuant to this proxy statement-prospectus shall create an implication that there has been no change in the affairs of EDNET or VDAT since the date of this proxy statement-prospectus.
                            ------------------------

     This proxy statement-prospectus is dated June 21, 2001 and was first mailed or given to EDNET stockholders on or about June 29, 2001.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:What is the date, time and place of the Special Meeting?

A:The Special Meeting of stockholders of EDNET will be held on Wednesday, July
  25, 2001 at 10:00 a.m., local time, at the Embarcadero Conference Center, Four Embarcadero Center, Promenade Level, San Francisco, CA 94111, to consider and vote upon the proposal to adopt the Merger Agreement and approve the Merger.

Q:What is the proposed transaction?

A:Subsidiary, a wholly-owned subsidiary of VDAT, will be merged with and into EDNET with the surviving corporation to be a wholly-owned subsidiary of VDAT.

Q:What will I be entitled to receive in the Merger?

A:If the Merger is completed, each ten shares of EDNET common stock will be converted into the right to receive one share of VDAT common stock (plus cash for any fractional share). VDAT stockholders will retain their existing shares. Following the Merger, the former EDNET stockholders (excluding VDAT) will own approximately 1,183,614 of the shares of VDAT.

Q:Why are the companies proposing to merge? How will stockholders benefit?

A:By completing this acquisition, VDAT gains complete control of EDNET. This will allow us to operate EDNET in a more efficient, effective manner. EDNET, pre merger is a public company incurring significant legal and accounting costs. EDNET will no longer be required to make filings as a separate entity to the SEC. As a result, we expect significant cost savings in legal, accounting and shareholder relations. The accounting and financial operations of EDNET and VDAT have several duplicative components. Post merger the accounting and finance functions will be consolidated into VDAT. VDAT will also be able to further reduce costs by eliminating redundancy and increasing internal controls in EDNET's operations.

Q:What does our board of directors recommend?

A:THE BOARD OF DIRECTORS OF EDNET RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE
  MERGER AGREEMENT AND APPROVAL OF THE MERGER. Our board of directors has determined, based in part on the recommendation of a special committee of our board of directors, that the Merger is advisable and in the best interests of EDNET and our stockholders and that the Merger is fair to our stockholders.

Q:What function did the special committee serve with respect to the Merger and who are its members?

A:The principal function of the special committee of directors was to protect the EDNET stockholders other than VDAT, interests in evaluating and negotiating the Merger Agreement. The special committee is comprised of David Gustafson and Tom Kobayashi.

Q:What vote is required to adopt the Merger Agreement and approve the Merger?

A:The affirmative vote of the holders of a majority in voting power of all outstanding shares of the common stock of EDNET is required to adopt the Merger Agreement and approve the Merger. VDAT who beneficially owns approximately 51% of our outstanding common stock, has agreed to vote their shares in favor of the adoption of the Merger Agreement and approval of the Merger. Therefore, the Merger Agreement is going to be adopted and the Merger is going to be approved.

Q:What should I do now? How do I vote?

A:After you read and consider carefully the information contained in this proxy statement-prospectus, please fill out, sign and date your proxy card and mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Special Meeting. Failure to return your proxy or vote in person at the meeting will have the same effect as a vote against the adoption of the Merger Agreement and approval of the Merger.

Q:What if I oppose the Merger? Do I have appraisal rights?

A:Stockholders who object to the Merger may elect to pursue their appraisal rights to receive the statutorily determined "fair value" of their shares, which could be more or less than the Merger consideration, but only if they comply with the procedures required under the DGCL. In order to qualify for these rights, you must:

   - not vote in favor of the Merger Agreement or the Merger,

   - make a written demand for appraisal prior to the taking of the vote on the Merger Agreement and the Merger at the Special Meeting, and

   - otherwise comply with the DGCL procedures for exercising appraisal rights. An executed proxy that is not marked "AGAINST" or "ABSTAIN" will be voted for adoption of the Merger Agreement and approval of the Merger and will disqualify the stockholder submitting that proxy from demanding appraisal rights.

Q:If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:Yes, but only if you provide instructions to your broker on how to vote. You should fill out, sign, date and return the proxy card and otherwise follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:Can I change my vote or revoke my proxy after I have mailed my signed proxy card?

A:Yes, you can change your vote before your proxy is voted at the Special
  Meeting. You can do this in one of three ways. First, you can deliver a written notice stating that you would like to revoke your proxy or a new later-dated proxy card to our corporate secretary on or before the business day prior to the Special Meeting. Second, you can submit a written revocation or a new later-dated proxy card to us at the Special Meeting prior to the vote being taken. Third, you can attend the Special Meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:Should I send in my stock certificates now?

A:No. If the Merger is completed, shortly thereafter EDNET stockholders will receive a letter of transmittal with instructions informing you how to send in your stock certificates to VDAT transfer agent. You should use the letter of transmittal to exchange stock certificates for Merger consideration to which you are entitled as a result of the Merger. YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARDS.

Q:When do you expect the Merger to be completed? Is the Merger subject to the fulfillment of any conditions?

A:The companies are working towards completing the Merger as soon as possible.
  For the Merger to occur, the Merger Agreement must be adopted and the Merger must be approved by EDNET's stockholders. We expect to complete the Merger as soon as practicable after the Special Meeting.

                               SUMMARY TERM SHEET

     This summary term sheet highlights selected information from this proxy statement-prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to in this document. These documents will give you a more complete description of the transaction we are proposing.

     The Companies:

        Visual Data Corporation
        1291 S.W. 29th Avenue
        Pompano Beach, Florida 33069
        (954) 917-6655

     VDAT is a full service broadband media company that enables businesses to market their products through various channels including print, television and the Internet. For the six months ended March 31, 2001, we reported revenues of $4,036,086 and a net loss of $5,689,296, and for the year ended September 30, 2000, we reported revenues of $5,868,435 and a net loss of $11,401,583.

     VDAT offers its products and services through five operating groups:

     - Visual Data Network Solutions Group, which is comprised of our majority owned subsidiary EDNET, is a facilitator of the transfer of audio and video for the entertainment industry;

     - Visual Data Travel Group produces and distributes multi-media presentations for hotels, resorts, attractions, cruises and golf courses to augment the marketing programs for their properties and attract more visitors;

     - Visual Data On-Line Broadcast and Production Group provides an array of corporate-oriented web-based media services to the corporate market including live audio and video webcasting (sending live audio or video programming over the Internet, which is the counterpart to traditional radio and TV broadcasting), corporate announcements, and other information for distribution over the Internet, broadcast TV and radio. We also provide medical content for syndication;

     - Visual Data Financial Solutions Group provides real time, preference-driven financial information to financial professionals as well as to non-professionals with an interest in the financial markets; and

     - Visual Data Golf, Leisure and Syndication Group was formed with our recent acquisition of SportSoft Golf which we have renamed the Golf Society of the U.S. and provides various benefits to its golf members, including Player magazine and discounted e-commerce sales.

        Entertainment Digital Network, Inc.
        One Union Street
        San Francisco, California 94111
        (415) 274-8800

     EDNET develops and services digital communication systems over the North American advertising and entertainment industry. These entertainment systems help our clients deliver, store and manage professional-quality audio and visual files for proprietary networks. Our private-wide area network, which was established through strategic alliances with tier one internet service providers, long distance carriers, regional telephone companies, satellite operators and independent fiber optic telecommunications providers, enable our clients to exchange high quality audio, video and multimedia data. EDNET provides engineering services, technical advice and audio, video and networking hardware and software, together with our networking services. Our operations include the production of live audio and video streaming broadcasts over the internet for our corporate and entertainment clients. We also provide crews and equipment for live audio and video conferences, and the digital communication lines for transporting the media back to our server for live streaming distribution over the internet.

     For the year ended September 30, 2000, EDNET generated total revenues of approximately $4,938,632 and a net loss of approximately $1,654,789. For the six months ended March 31, 2001, EDNET generated total revenues of $2,767,353 and a net loss of $88,127.

        Visual Data San Francisco, Inc.
        1291 S.W. 29th Avenue
        Pompano Beach, Florida 33069
        (954) 917-6655

     Subsidiary, a wholly-owned subsidiary of VDAT, is a Florida corporation organized for the sole purpose of effectuating the Merger. Until the Merger is completed, it is not anticipated that Subsidiary will have any significant assets or liabilities, other than those arising under the Merger Agreement or in connection with the Merger, or will engage in any activities other than those incidental to its formation and capitalization and the Merger.

THE MERGER

     VDAT will acquire EDNET by means of the Merger of Subsidiary into EDNET. After the Merger, EDNET will operate as a wholly-owned subsidiary of VDAT. The Merger Agreement is attached as Appendix A to this proxy statement-prospectus. We encourage you to read the Merger Agreement as it is the legal document that governs the Merger.

SPECIAL MEETING OF STOCKHOLDERS

     The Special Meeting will be held at the Embarcadero Conference Center, Four Embarcadero Center, Promenade Level, San Francisco, CA 94111, at 10:00 a.m., on Wednesday, July 25, 2001. At the Special Meeting, we will ask you to approve the Merger and the Merger Agreement.

     In order for the Special Meeting to be held, a quorum must be present. A quorum is present if a majority of the outstanding shares of EDNET common stock entitled to vote are represented at the Special Meeting either in person or by proxy.

VOTING RIGHTS AT THE SPECIAL MEETING

     You are entitled to vote at the Special Meeting if you owned shares of EDNET common stock as of the close of business on June 12, 2001, the record date. As of the record date, there were 23,956,980 shares of EDNET common stock outstanding and such shares of EDNET common stock were held by approximately 650 holders of record. You will be entitled to one vote for each share of EDNET common stock that you owned on the record date. VDAT, which owns approximately 51% of the outstanding EDNET common stock owns enough shares of EDNET common stock to adopt the Merger under the DGCL without the vote of any other holders of EDNET common stock. VDAT has agreed to vote its shares of EDNET common stock in favor of the Merger Agreement. You may vote either by attending the Special Meeting and voting your shares or by completing the enclosed proxy card and mailing it to us in the enclosed envelope.

     We are seeking your proxy to use at the Special Meeting. We have prepared this proxy statement-prospectus to assist you in deciding how to vote. Whether or not you plan to attend the meeting, please indicate on your proxy card how you want to vote. Then sign, date and mail it to us as soon as possible so that your shares will be represented at the Special Meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR the approval of the Merger Agreement and the Merger. If you fail to return your proxy card and fail to vote at the meeting, the effect will be a vote against approval of the Merger Agreement and the Merger. If you sign a proxy, you may revoke it at any time before the Special Meeting or by attending and voting at the Special Meeting.

STOCKHOLDER VOTE REQUIRED TO APPROVE THE MERGER

     The affirmative vote of the holders of a majority of the outstanding shares of EDNET common stock entitled to vote at the meeting is required to approve the Merger Agreement and the Merger. VDAT, which owns approximately 51% of the outstanding EDNET common stock owns enough shares of EDNET common stock to adopt the Merger under the DGCL without the vote of any other holders of EDNET common stock. VDAT has agreed to vote its shares of EDNET common stock in favor of the Merger Agreement.

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

     Under the DGCL, EDNET stockholders who do not vote in favor of or consent in writing to the Merger and who follow the procedures prescribed under the DGCL may require EDNET to pay the "fair value" for their shares of EDNET common stock.

WHAT YOU WILL RECEIVE IN THE MERGER

     When we complete the Merger, you will receive one share of VDAT common stock for each ten of your shares of EDNET common stock.

     VDAT will not issue any fractional shares of common stock. Rather, VDAT will pay cash for any fractional share interest that any EDNET stockholder would otherwise receive in the Merger. The cash payment will be in an amount equal to the fraction multiplied by the average of the closing bid and ask price of VDAT's common stock for the five trading days ending three trading days immediately preceding the closing of the Merger.

EFFECT OF THE MERGER ON EDNET OPTIONS

     From time to time, EDNET has granted options to buy shares of EDNET common stock under its stock option plans and otherwise. When the Merger is completed, VDAT will assume each outstanding option to buy EDNET common stock. Each option will then become an option to purchase VDAT common stock. The number of shares of VDAT common stock that may be purchased and the exercise price of the new options will be adjusted to reflect the Merger exchange ratio. All other terms of the EDNET options will remain the same.

REASONS FOR THE MERGER

     By completing this acquisition, VDAT gains complete control of EDNET. This will allow us to operate EDNET in a more efficient, effective manner. EDNET, pre merger is a public company incurring significant legal and accounting costs. EDNET will no longer be required to make filings as a separate entity to the SEC. As a result, we expect significant cost savings in legal, accounting and shareholder relations. The accounting and financial operations of EDNET and VDAT have several duplicative components. Post merger the accounting and finance functions will be consolidated into VDAT. VDAT will also be able to further reduce costs by eliminating redundancy and increasing internal controls in EDNET's operations. Due to these reasons, the boards of directors of each of EDNET and VDAT believe the Merger will enhance the value of VDAT common stock.

FAIRNESS OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR

     In deciding to approve the Merger, the special committee of EDNET's board of directors considered an opinion ("Fairness Opinion") from Business Equity Appraisal Reports, Inc. ("BEAR"), that the merger exchange ratio is fair, from a financial point of view, to the EDNET stockholders. The full text of the Fairness Opinion is attached to this proxy statement-prospectus as Appendix C. We encourage you to read the Fairness Opinion. The Fairness Opinion sets forth assumptions made, matters considered and limitations on the review undertaken in connection with BEAR's Fairness Opinion. BEAR's Fairness Opinion is directed to the board of directors of EDNET and does not constitute a recommendation to any EDNET stockholder as to how to vote that stockholder's shares of EDNET common stock.

OUR RECOMMENDATION TO STOCKHOLDERS

     A special committee of the EDNET board of directors, consisting of David Gustafson and Tom Kobayashi, has determined, in part based on the Fairness Opinion of BEAR, that the Merger and the consideration to be received in the Merger are fair to, and in the interests of, the stockholders of EDNET, other than VDAT, and has recommended approval of the Merger Agreement by the EDNET board of directors. The special committee also based their recommendation upon their exploration of the possibility of any alternatives to the Merger, having concluded that no other company appears to be interested in proposing a competitive bid for either all of EDNET or the minority interest not held by VDAT. After considering the recommendation of the special committee, EDNET's board of directors unanimously approved the Merger Agreement.

     The board believes that the proposed Merger is in your best interests and unanimously recommends that you vote to approve the Merger Agreement and the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT MAY BE DIFFERENT FROM YOURS

     The EDNET directors and officers at the close of business on the record date owned and were entitled to vote 1,448,960 of the outstanding shares of EDNET's common stock exclusive of options to purchase an aggregate of 1,830,000 shares of EDNET common stock at prices ranging from $.10 to $1.00. EDNET directors who comprise the special committee hold options to acquire 690,000 shares of EDNET common stock at prices from $.10 to $1.00.

REGULATORY APPROVAL AND OTHER CONDITIONS

     Except for the filing of any documents required by the Securities and Exchange Commission and the certificate of merger with the Secretary of State of the State of Delaware and the State of Florida, no other governmental authorization or regulatory approval is required of VDAT or EDNET in order to complete the Merger.

     In addition, the Merger will be completed only if other conditions are met or waived, if waivable, including:

     - EDNET, stockholders approve the Merger at the Special Meeting, which is assured if VDAT votes the 51% of EDNET common stock owned by it, as it intends;

     - EDNET and VDAT receive all necessary consents and approvals;

     - neither EDNET nor VDAT has breached any of its representations or obligations under the Merger Agreement such that there is a material adverse effect on EDNET or VDAT; and

     - EDNET stockholders electing dissenter's rights shall not exceed 5% of all outstanding shares of EDNET.

     In addition to these conditions, the Merger Agreement, attached to this proxy statement-prospectus as Appendix A, describes other conditions that must be met before the Merger may be completed.

WAIVER, AMENDMENT, AND TERMINATION

     VDAT and EDNET may agree to terminate the Merger Agreement and elect not to complete the Merger at any time before the Merger is completed, even if EDNET's stockholders have approved the Merger.

     Each of the parties also can terminate the Merger in other circumstances and for other reasons, including that the Merger was not completed by December 31, 2001.

     The Merger Agreement may be amended by the written agreement of VDAT and EDNET. Any provision of the Merger Agreement may be waived by the written agreement of the party who waives the provision.

COMPLETION OF THE MERGER

     The Merger will become final at the time specified in the certificate of Merger to be filed with the Secretary of State of the States of Delaware and Florida. If the EDNET stockholders approve the Merger at the Special Meeting, we currently anticipate that the Merger will be completed on or about July 26, 2001.

EXCHANGE OF STOCK CERTIFICATES

     Promptly after the Merger is completed, you will receive a letter and instructions on how to surrender your EDNET stock certificates in exchange for VDAT stock certificates. You will need to carefully review and complete these materials and return them as instructed along with your stock certificates for EDNET common stock. Please do not send EDNET, VDAT or their transfer agents any stock certificates until you receive these instructions. If you elect to exercise your appraisal rights, you should follow the procedures outlined in "The Special Meeting -- Rights of Dissenting Stockholders."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Generally, EDNET's stockholders will not recognize any gain or loss for federal income tax purposes as the result of the Merger, except if, and to the extent that, they receive cash in lieu of fractional shares and the Merger will be a tax free reorganization.

     Tax matters are very complicated, and the tax consequences of the Merger to you will depend on your own situation. You should consult your own tax advisors to determine the effect of the Merger on you under federal, state, local and foreign tax laws.

COMPARATIVE MARKET PRICES OF COMMON STOCK

     Shares of VDAT common stock are traded on the Nasdaq National Market under the symbol "VDAT." Shares of EDNET common stock are included on the Over The Counter Bulletin Board under the symbol "EDNT." The following table shows you the closing sales price for VDAT common stock, as reported on the Nasdaq National Market, and the closing sales price of EDNET common stock, on June 1, 2001, the last trading day before we announced the execution of the Merger Agreement, and on June 19, 2001, the latest practicable date before the mailing of this proxy statement-prospectus.

                                                           VDAT        EDNET
                                                          COMMON       COMMON
                                                          STOCK        STOCK
                                                       ------------    ------
June 1, 2001.........................................     $1.63        $0.23
June 19, 2001........................................     $1.85        $0.17

     You should obtain current stock price quotations for VDAT and EDNET common stock.

EDNET STOCK OWNERSHIP

     On the record date and as of the date of this proxy statement-prospectus:

     - VDAT owned 51% of the outstanding shares of EDNET common stock;

     - EDNET's directors and executive officers and their affiliates owned 1,448,960 of the outstanding shares of EDNET common stock;

     - VDAT's directors and executive officers and their affiliates owned 225,000 of the outstanding shares of EDNET common stock; and

     - EDNET was not aware of any person beneficially owning more than 5% of its common stock, other than VDAT.

DIFFERENCES IN STOCKHOLDERS' RIGHTS

     When the Merger is completed, you will automatically become a VDAT stockholder, unless you exercise your appraisal rights. Your rights as an EDNET stockholder are governed by the EDNET certificate of incorporation and bylaws and the DGCL. VDAT's stockholders are governed by the Florida Business Corporation Act ("FBCA"). Your rights as a VDAT stockholder will differ from the rights of an EDNET stockholder in important ways due to provisions in VDAT's certificate of incorporation and bylaws which differ from EDNET's certificate of incorporation and bylaws as well as state corporate law difference.

LISTING OF VDAT COMMON STOCK

     VDAT has agreed to list the shares of VDAT common stock to be issued in connection with the Merger on the Nasdaq National Market.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following tables present summary financial data for VDAT and for EDNET for each of the years in the two-year period ended September 30, 2000. The information for each of VDAT and EDNET as of September 30, 2000 and for the two years in the period ended September 30, 2000 and 1999 is based on the financial statements of VDAT and EDNET included as a part of this proxy statement-prospectus. The statement of operations for each of the six month periods ending March 31, 2001 and 2000, and the balance sheet at March 31, 2001 are derived from VDAT's and EDNET's unaudited financial statements included elsewhere in this proxy statement-prospectus. In each company's management's opinion, the unaudited financial statements are prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of operations. The results for the six month period ended March 2001 are not necessarily indicative of the results expected for the full year or for future periods.

     You should read the following tables in conjunction with the financial statements of VDAT and EDNET and the related notes.

     We have not provided pro forma financial statements showing how the Merger might have affected the financial condition and results of operations of EDNET had the Merger been completed on various dates in the past. This is because the consolidated financial statements of VDAT as of those dates and for the relevant fiscal periods, which are provided in Appendix D to this proxy statement-prospectus, already reflect the financial condition and results of operations of EDNET as of those dates and for those periods, except for adjustments to reflect the elimination of VDAT's minority interest in EDNET and the issuance of shares of VDAT common stock to the stockholders of EDNET in connection with the Merger and the related amortization of goodwill.

VDAT SUMMARY FINANCIAL DATA

                                               YEARS ENDED                 SIX MONTHS ENDED
                                              SEPTEMBER 30,                   MARCH 31,
                                       ---------------------------    --------------------------
                                           2000           1999           2001           2000
                                       ------------    -----------    -----------    -----------
                                                                             (UNAUDITED)
Revenues.............................  $  5,868,435    $ 4,464,157    $ 4,036,086    $ 3,028,147
Net loss.............................   (11,401,583)    (7,158,376)    (5,689,296)    (4,853,768)
Basic and diluted net loss per common
  share..............................  $      (1.35)   $     (1.20)   $     (0.61)   $     (0.57)

                                                    SEPTEMBER 30,     MARCH 31,
                                                        2000            2001
                                                    -------------    -----------
                                                                     (UNAUDITED)
Consolidated Balance Sheet Data:
Total assets......................................   $10,830,312     $15,027,761
Long-term liabilities.............................       848,891       2,117,153
Stockholders' equity..............................   $ 7,377,587     $ 7,955,459

EDNET SUMMARY FINANCIAL DATA

                                                  YEARS ENDED               SIX MONTHS ENDED
                                                 SEPTEMBER 30,                  MARCH 31,
                                           -------------------------    -------------------------
                                              2000           1999          2001          2000
                                           -----------    ----------    ----------    -----------
                                                                               (UNAUDITED)
Revenue..................................  $ 4,938,632    $3,910,466    $2,767,353    $2,506,394
Net loss.................................   (1,654,789)     (125,909)      (88,127)     (549,954)
Basic and diluted loss per common
  share..................................  $     (0.07)   $    (0.01)   $    (0.00)   $    (0.02)

                                                     SEPTEMBER 30,     MARCH 31,
                                                         2000            2001
                                                     -------------    -----------
                                                                      (UNAUDITED)
Balance Sheet Data:
Total assets.......................................   $2,589,573      $2,242,710
Long-term liabilities..............................           --          28,711
Stockholders' deficit..............................   $ (356,914)     $ (443,674)

                                  RISK FACTORS

     If you hold your shares of EDNET common stock until the Merger, you will be investing in VDAT common stock. The following important factors, among others, in some cases have affected, and in the future could affect, VDAT's financial position and results of operations and could cause its financial position and results of operations to differ materially from those expressed in any forward-looking statements made by, or on behalf of, VDAT. In addition to the other information contained in or incorporated by reference into this proxy statement-prospectus, you should carefully consider the following risk factors in deciding whether to vote for the Merger.

VDAT HAS AN ACCUMULATED DEFICIT AND ANTICIPATES CONTINUING LOSSES WHICH MAY RESULT IN SIGNIFICANT LIQUIDITY AND CASH FLOW PROBLEMS.

     VDAT has incurred operating losses since its inception and has an accumulated deficit of $33,859,880 at March 31, 2001. For the six months ended March 31, 2001, we incurred a net loss of $5,689,296. For the years ended September 30, 2000 and 1999, we incurred net losses of $11,401,583 and $7,158,376, respectively. Our operating expenses have increased and we continue to incur significant operating losses. Our liquidity has substantially diminished because of these continuing operating losses. Our future profitability will depend on substantial increases in revenues from operations. There can be no assurance that future revenues will grow sufficiently to generate a positive cash flow or otherwise enable us to be profitable. We may experience significant liquidity and cash flow problems which will require us to raise additional capital to continue operations if we are not able to substantially increase our revenues. We cannot guarantee that future revenues will grow sufficiently to generate positive cash flow or otherwise enable us to become profitable.

VDAT CANNOT PREDICT OUR FUTURE REVENUES OR WHETHER OUR PRODUCTS WILL BE ACCEPTED. IF THE MARKETS FOR OUR PRODUCTS AND SERVICES DO NOT DEVELOP, OUR FUTURE RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED.

     Revenues from our products and services have been limited. We reported revenues of $4,036,086 (unaudited) and $3,028,147 (unaudited) for the six months ended March 31, 2001 and 2000, respectively. We reported revenues of $5,868,435 and $4,464,157 for the years ended September 30, 2000 and 1999, respectively. In addition, the markets for our products and services have only recently begun to develop, are rapidly evolving and are increasingly competitive. Demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. It is difficult to predict whether, or how fast, these markets will grow. We cannot guarantee either that the demand for our products and services will continue to develop or that such demand will be sustainable. If the market develops more slowly than expected or becomes saturated with our competitors' products and services, or if our products and services do not sustain market acceptance, our business, operating results, and financial condition will be materially and adversely affected.

VDAT MAY NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL AS NEEDED, THE FUTURE GROWTH OF OUR BUSINESS AND OPERATIONS WOULD BE SEVERELY LIMITED.

     Historically, our operations have been financed primarily through the issuance of equity. Our acquisition and internal growth strategy requires substantial capital investment. Capital is typically needed not only for the acquisition of additional companies, but also for the effective integration, operation and expansion of these businesses. Capital is also necessary for the production and marketing of additional on-line multi-media libraries. Our future capital requirements, however, depend on a number of factors, including our ability to grow our revenues and manage our business. Our growth may depend upon our ability to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of our equity securities in private or public transactions.

     If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of VDAT held by existing stockholders will be reduced and those stockholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing operations can be obtained on suitable terms, if at all. Our ability to continue our growth and acquisition strategy could suffer if we are unable to raise the additional funds on acceptable terms which would have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.

FLUCTUATIONS IN VDAT'S OPERATING RESULTS MAY ADVERSELY AFFECT OUR STOCK PRICE AND PURCHASERS OF OUR SHARES OF COMMON STOCK MAY LOSE ALL OR A PORTION OF THEIR INVESTMENT.

     Historically, there has been volatility in the market price for our common stock. Our quarterly operating results, changes in general conditions in the economy, the financial markets or other developments affecting us or our competitors, could cause the market price of our common stock to fluctuate substantially. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors. Factors that may adversely affect our quarterly operating results include:

     - the announcement or introduction of new service and products by us and our competitors;

     - our ability to upgrade and develop our systems in a timely and effective manner;

     - our ability to retain existing clients and attract new clients at a steady rate, and maintain client satisfaction;

     - the level of use of the Internet and online services and the rate of market acceptance of the Internet and other online services for transacting business;

     - technical difficulties, system downtime, or Internet brownouts;

     - the amount and timing of operating costs and capital expenditures relating to expansion of our business and operations;

     - government regulation; and

     - general economic conditions and economic conditions specific to the Internet and e-commerce.

     As a result of these factors, in one or more future quarters, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected. In addition, the stock market in general and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of those companies. These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

VDAT IS DEPENDENT ON CONTRACTS, SOME OF WHICH ARE SHORT TERM. IF THESE CONTRACTS ARE TERMINATED, OUR RESULTS OF OPERATIONS WOULD BE MATERIALLY ADVERSELY AFFECTED.

     We are dependent upon contracts and distribution agreements with our strategic partners and clients including PR Newswire Corporation. Revenue from PR Newswire represented approximately 17% and 24% of our consolidated revenue for the year ended September 30, 2000 and the six months ended March 31, 2001, respectively. These contracts are generally for terms ranging from one to two years, however, many of them permit our clients and partners to terminate their agreements with us on short term notice. Because of the significant impact of the revenues from these contracts on our consolidated results of operations, the termination of any of these contracts could have a material adverse effect on our business operations and prospects.

VDAT'S MANAGEMENT MAY BE UNABLE TO EFFECTIVELY INTEGRATE OUR ACQUISITIONS AND TO MANAGE OUR GROWTH AND WE MAY BE UNABLE TO FULLY REALIZE ANY ANTICIPATED BENEFITS OF THESE ACQUISITIONS.

     Our business strategy includes growth through acquisition and internal development. We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies.

     We completed the acquisition of 51% of EDNET in June 1998, and in February 2001 we completed our acquisition of SportSoft Golf, Inc. Acquired companies' histories, geographical locations, business models and business cultures can be different from ours in many respects. Our directors and senior management face a significant challenge in their efforts to integrate our businesses and the business of the acquired companies or assets, and to effectively manage our continued growth. There can be no assurance that our efforts to integrate the operations of any acquired assets or companies acquired in the future will be successful, that we can manage our growth or that the anticipated benefits of these proposed acquisitions will be fully realized. The dedication of management resources to these efforts may detract attention from our day-to-day business. There can be no assurance that there will not be substantial costs associated with these activities or of the success of our integration efforts, either of which could have a material adverse effect on our operating results.

THE EXERCISE OF OPTIONS AND WARRANTS WILL BE DILUTIVE TO VDAT'S EXISTING STOCKHOLDERS.

     As of March 31, 2001, we had outstanding options and warrants to purchase a total of 10,883,556 shares of our common stock at prices ranging between $0.00016 and $17.188 per share. The exercise of these warrants and options may materially adversely affect the market price of our common stock and will have a dilutive effect on our existing stockholders.

PROVISIONS OF VDAT'S ARTICLES OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

     Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the FBCA also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested stockholders.

     In addition, our articles of incorporation authorize the issuance of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors, of which no shares are currently issued and outstanding. Our board of directors may, without stockholder approval, issue preferred stock with dividends, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock.

VDAT CANNOT GUARANTEE THAT WE WILL MAINTAIN OUR NASDAQ LISTING. IF OUR COMMON STOCK AND WARRANTS SHOULD BE DELISTED FROM NASDAQ, THE FUTURE TRADING IN OUR SECURITIES COULD BE ADVERSELY AFFECTED.

     Our common stock and warrants are currently quoted on the Nasdaq National Market under the symbols "VDAT" and "VDATW," respectively. In order to maintain our Nasdaq National Market listing, we are subject to compliance with the maintenance standards set forth in the NASD Marketplace Rule 4400. There is no assurance that we will maintain our Nasdaq National Market listing. If our securities should be delisted from the Nasdaq National Market, it is likely that the securities would either then be quoted on the Nasdaq SmallCap Market or the NASD's OTC Bulletin Board. We believe a quotation of our securities on the Nasdaq SmallCap Market could adversely affect the future trading in our common stock. If, however, we were delisted entirely from the Nasdaq Stock Market and our securities were then quoted on the OTC Bulletin Board, we believe the future liquidity of our securities would be adversely affected.

     If our securities were to be quoted on the OTC Bulletin Board, and the trading price of our common stock is less than $5.00 per share, our common stock would be considered a "penny stock," and trading in our common stock would be subject to the requirements of Rule 15g-9 under the Securities Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

     SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

                  A WARNING ABOUT FORWARD-LOOKING INFORMATION

     Some of the information in this proxy statement-prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in or incorporated by reference into this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus or incorporated herein, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                              THE SPECIAL MEETING

PURPOSE

     VDAT and EDNET are furnishing this proxy statement-prospectus to EDNET stockholders in connection with the solicitation of proxies by EDNET's board of directors. The EDNET board of directors will use the proxies at the Special Meeting of stockholders of EDNET to be held on Wednesday, July 25, 2001 and at any adjournment or postponement thereof.

     At the Special Meeting, EDNET stockholders will be asked to vote upon the proposal to approve the Merger Agreement attached to this proxy statement-prospectus as Appendix A and to authorize the Merger of Subsidiary, a wholly-owned subsidiary of VDAT into EDNET. As a result, EDNET will become a wholly-owned subsidiary of VDAT.

DATE, PLACE AND TIME

     The Special Meeting of EDNET's stockholders will be held on Wednesday, July 25, 2001, at the Embarcadero Conference Center, Four Embarcadero Center, Promenade Level, San Francisco, CA 94111 commencing at 10:00 a.m., local time.

RECORD DATE

     The EDNET board of directors fixed the close of business on June 12, 2001 as the record date for the Special Meeting. Accordingly, only holders of EDNET common stock of record at the close of business on June 12, 2001, will be entitled to notice of and to vote at the Special Meeting.

EDNET STOCKHOLDERS ENTITLED TO VOTE

     As of June 12, 2001, there were 23,956,980 shares of EDNET common stock outstanding and such shares of EDNET common stock were held by 650 holders of record. Each share of EDNET common stock entitles the holder thereof to one vote.

     As of June 12, 2001, the directors and executive officers of EDNET owned 1,448,960 of the outstanding shares of EDNET common stock, directors and executive officers of EDNET held exercisable options to acquire 1,830,000 shares of EDNET common stock.

VOTE REQUIRED; VOTING AT THE MEETING

     The holders of a majority of the outstanding shares of EDNET common stock entitled to vote at the Special Meeting, present in person or by proxy, are necessary for a quorum to exist at the Special Meeting.

     Approval of the Merger Agreement and authorization of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of EDNET common stock entitled to vote at the meeting.

     VDAT has not entered into any voting arrangements or stockholder agreements to vote shares at the Special Meeting. However, VDAT, which is the beneficial owner of 51% of the outstanding shares of EDNET common stock, intends to vote, its shares in favor of the approval of the Merger Agreement and the Merger, which would assure approval of the Merger Agreement. Directors and officers of VDAT beneficially own 1,545,000 shares of EDNET common stock. EDNET is not aware, as of the date of this proxy statement-prospectus, of any person beneficially owning more than 5% of its common stock, other than VDAT.

VOTING OF PROXIES

     All properly executed proxies received before the vote at the Special Meeting and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR the proposal to approve the Merger Agreement and the Merger, and the proxy holder may vote the proxy in its discretion as to any other matter which may properly come before the meeting.

     Any abstentions and broker non-votes will have the same effect as a vote AGAINST the approval of the Merger Agreement and the Merger.

     An EDNET stockholder who has given a proxy may revoke it by:

     - giving written notice of revocation to the Corporate Secretary,

     - delivering a later-dated proxy, or

     - attending the Special Meeting and voting in person.

     Any written notice of revocation or any subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the Special Meeting.

SOLICITATION OF PROXIES

     The expenses of the solicitation of proxies for the Special Meeting will be borne by EDNET, including the expenses incurred in connection with filing, printing and mailing this proxy statement-prospectus and the forms of proxy to the EDNET stockholders. However, if the Merger is not completed, all printing expenses and filing fees associated with the preparation and distribution of this proxy statement-prospectus shall be paid by VDAT.

     In addition to solicitation by mail, directors, officers and employees of EDNET may solicit proxies in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses.

RIGHTS OF DISSENTING STOCKHOLDERS

     If the Merger is completed, holders of EDNET common stock who object to the Merger are entitled to appraisal rights under the DGCL. In order to exercise appraisal rights, EDNET stockholders must strictly adhere to the provisions of the DGCL governing appraisal rights. The following is a summary of the relevant provisions of the DGCL. The description below is only a summary and is qualified by reference to the relevant provisions of the DGCL, a copy of which is attached hereto as Appendix B.

     In order to exercise appraisal rights, you must take the following steps:

     - send a written objection to the Merger to EDNET before the Special Meeting stating your intention to demand payment for your shares of EDNET common stock if the Merger is approved and the Merger occurs,

     - not vote in favor of the Merger,

     - continue to hold your EDNET common stock through the effective date of the Merger, and

     - send a written demand to EDNET for payment for your shares of EDNET common stock within 20 days after you receive notice from EDNET that the Merger has occurred, which will be sent by EDNET within 10 days after the Merger is completed.

     The written objection and written demand should be delivered to EDNET, One Union Street, San Francisco, CA 94111 Attention: David Gustafson, President and we recommend that you send the objection and demand by registered or certified mail, return receipt requested.

     Please note that, if you file a written objection with EDNET prior to the Special Meeting, you do not need to vote against the Merger. EDNET does not intend to file a petition to determine the fair value and therefore, any stockholder of EDNET seeking appraisal rights will be solely responsible for instituting any action. However, if you file a written objection with EDNET prior to the Special Meeting and vote in favor of the Merger, you will be deemed to have waived your right to exercise appraisal rights.

     If you have followed the procedures set forth above and the Merger is completed, either EDNET or you may file a petition in the Delaware Court of Chancery within 120 days after the Merger to determine the "fair value" of your EDNET common stock. After a hearing, the court will determine the fair value of your

EDNET common stock and, if appropriate, a fair rate of interest on the amount to be paid. In determining the fair value of your EDNET common stock, the court will exclude any value arising from the accomplishment or expectation of the Merger. The court may consider many relevant factors, including the market value, asset value and earnings prospects of EDNET, to determine the fair value of your EDNET common stock. The court will then order EDNET to make payment to you of the value of your shares of EDNET common stock plus interest, if any.

     The fair value of the EDNET common stock could be worth more than, the same as or less than the value of the VDAT common stock you would otherwise have received by exchanging your shares of EDNET common stock for shares of VDAT common stock.

     Your appraisal rights are your only remedy if you object to the Merger, unless the Merger is determined to have been illegal, fraudulent or in breach of the fiduciary duties of the EDNET board of directors.

     If you exercise your appraisal rights, after the Merger is completed you will not have any rights as an EDNET or VDAT stockholder, including the right to receive notices of meetings, vote at meetings or receive dividends, if any. You may withdraw your demand for appraisal rights within 60 days after the Merger has occurred, and you will then receive VDAT common stock offered for shares of EDNET common stock in the Merger.

RECOMMENDATION OF THE SPECIAL COMMITTEE

     EDNET's board of directors created the special committee, which consists of David Gustafson and Tom Kobayashi, to act solely on behalf of the EDNET stockholders other than VDAT and its affiliates for purposes of negotiating the Merger. Niesar & Diamond, LLP, independent legal counsel to EDNET, consulted with the special committee in conjunction with its evaluation of the proposed Merger. In addition, BEAR was retained as the independent financial advisor to the special committee, to assist it in determining the fairness of the Merger on behalf of the EDNET stockholders other than VDAT. At a meeting of the special committee on May 29, 2001, the special committee approved the Merger consideration. On June 1, 2001, following a presentation by BEAR to the full EDNET board of directors as to its opinion that the Merger consideration, on the terms set forth in the Merger Agreement, was fair to the EDNET stockholders, other than VDAT, from a financial point of view, the special committee concluded the Merger and the Merger consideration are fair to, and in the best interests of, the EDNET stockholders, other than VDAT, and recommended to the board of directors that it approve the Merger Agreement. Based in part on the recommendation of the special committee and considering the written Fairness Opinion received from BEAR, the board of directors of EDNET unanimously:

     - determined that the Merger is fair to, and in the best interests of, the EDNET stockholders, other than VDAT;

     - approved the Merger Agreement and the transactions contemplated thereby and authorized the execution, delivery and performance thereof by EDNET; and

     - resolved to recommend that the stockholders of EDNET approve the Merger Agreement and the transactions contemplated thereby.

     The board of directors of EDNET believes that the terms of the Merger Agreement are fair to, and in the best interests of, EDNET and the EDNET stockholders, other than VDAT and its affiliates. In reaching its conclusion, the board of directors of EDNET adopted the recommendation of the special committee as set forth below.

     The special committee, in reaching its conclusion that the Merger is fair to, and in the best interests of, the EDNET stockholders, other than VDAT, and in determining to recommend approval of the Merger Agreement and the Merger to the board of directors of EDNET, considered a number of factors, including, without limitation:

     - The oral presentation of BEAR to the special committee on May 29, 2001 and to the full board of directors on June 1, 2001, and the written Fairness Opinion of BEAR dated May 29, 2001 to the effect that, as of the date of such Fairness Opinion and stated in such Fairness Opinion, the Merger consideration was fair, from a financial point of view, to the EDNET stockholders, other than VDAT. The Fairness Opinion of BEAR, is attached hereto as Appendix C. The special committee has accepted the analysis of BEAR as set forth in the Fairness Opinion. You are urged to read such Fairness Opinion carefully in its entirety.

     - The special committee's conclusion that the Merger consideration represented the highest price that VDAT would be willing to pay in acquiring the EDNET common stock held by the EDNET stockholders, other than VDAT. This determination was the result of the special committee's substantial negotiations with VDAT in an attempt to obtain the highest possible price.

     - The terms of the Merger Agreement that the special committee was able to negotiate, including without limitation, the amount and form of consideration; the nature of the parties' representations, warranties, covenants and agreements; and the conditions to the obligations of VDAT and EDNET. In conducting such negotiations, the special committee consulted with EDNET's counsel who acted on behalf of the special committee and the EDNET stockholders, other than VDAT with regard to the Merger Agreement and the special committee's deliberations. In particular, the special committee viewed favorably the fact that the Merger Agreement contained a limited number of representations and warranties by EDNET and a limited number of conditions to consummation of the Merger, thus making consummation of the transaction more likely than one in which the agreement imposed more significant conditions to consummation. The special committee also considered favorable to its determination the fact that the Merger Agreement could be terminated without making any payment to EDNET, other than payment for fees and expenses.

     - The possibility that, in the absence of a Merger Agreement, VDAT could increase its beneficial ownership of EDNET common stock in a transaction not approved by EDNET or the special committee through asserting the influence of the 51% ownership interest held by VDAT. For example, VDAT could have conducted a tender offer for shares of EDNET common stock without approval by EDNET or the special committee. Additionally, at times when VDAT was not in possession of material nonpublic information concerning EDNET, VDAT could have increased its beneficial ownership of EDNET common stock through open market purchases without approval by EDNET or the special committee. The possibility of a non-consensual transaction, or series of transactions, supported the decision of the special committee to recommend approval of the Merger Agreement and the Merger with VDAT to the board of directors of EDNET. The Merger with VDAT would avoid the uncertainties associated with whether, when and on what terms VDAT might begin, abandon or consummate a non-consensual transaction. The special committee had explored the possibility that another company might be willing to acquire all, or the minority shares, of EDNET and found no one was likely to provide an alternative to the Merger on terms and conditions that would be as favorable to the EDNET shareholders, other than VDAT, as those available through the Merger.

     - The special committee's knowledge of the business, financial condition, results of operations and prospects of EDNET. The special committee was generally familiar with and knowledgeable about EDNET's affairs, including the present and possible future economic and competitive environment in which EDNET operates its business. The special committee also noted the continued potential liability associated with public disclosure requirements applicable to publicly held companies generally, as well as the additional regulatory burdens and expenses imposed on EDNET due to EDNET's status as a publicly-held company.

     - EDNET has been, and is likely to continue to be dependent upon financing to support and grow its operations. While such support had been provided by VDAT during the past two years, there would be greater assurance that such support would continue in the future once the Merger is completed. This would eliminate a serious financial risk to EDNET's continued existence, thereby providing greater assurance that the EDNET shareholders would be able to realize value from their shareholding positions in EDNET.

     - The historical trading prices of the EDNET common stock and the limited trading volume and market for the EDNET common stock, resulting in limited liquidity for the stockholders, other than VDAT. In this regard, the special committee anticipates that the much higher trading volume and average stock price, of VDAT, especially after a Merger, would significantly enhance liquidity for the present EDNET minority shareholders.

     - The availability of dissenters' rights to the stockholders who do not vote in favor of the Merger Agreement and who perfect such rights under the applicable provisions of the DGCL.

     - In view of the number and disparate nature of the factors considered by the special committee, the special committee did not assign relative weights to the factors considered in reaching its conclusions. The special committee did, however, rely on the presentations and Fairness Opinion of BEAR.

     - The members of the special committee, as well as the other directors of EDNET, are indemnified by EDNET under EDNET's certificate of incorporation and the applicable provisions of the DGCL, and are exculpated from liabilities specified in EDNET's certificate of incorporation, with respect to their actions in connection with the Merger. The Special Committee members received no additional compensation from EDNET for service on the special committee, other than the compensation payable to all directors of EDNET.

RECOMMENDATION OF THE EDNET BOARD OF DIRECTORS

     The board of directors of EDNET has unanimously concluded that the Merger and the Merger consideration are fair to the EDNET stockholders, other than VDAT, and unanimously recommends that you vote in favor of the Merger Agreement based upon the following factors:

     - the conclusions of the special committee;

     - the Fairness Opinion of the special committee's financial advisor, BEAR, to the effect that the Merger consideration to be received in the Merger is fair from a financial point of view to the EDNET stockholders, other than VDAT; and

     - the factors referred to above as having been taken into account by the special committee, which the EDNET board of directors adopts as its own.

In view of the wide variety of factors considered in connection with its evaluation of the Merger and the Merger consideration, the EDNET board of directors did not find it practicable to assign relative weights to the factors considered in reaching its decision and, therefore, did not quantify or otherwise attach relative weights to the specific factors considered by the board.

     The EDNET board of directors also believes that the proposed Merger is procedurally fair to the EDNET stockholders, other than VDAT, based on several factors. First, the EDNET board of directors formed a special committee comprised of David Gustafson and Tom Kobayashi. The special committee conducted and coordinated all negotiations with VDAT regarding the Merger and the consideration to be paid to the stockholders. Second, the special committee consulted company counsel in connection with the Merger. Third, the special committee engaged an independent financial advisor, BEAR to render the Fairness Opinion regarding the fairness of the Merger consideration. Fourth, BEAR did in fact render a Fairness Opinion that the Merger consideration is fair, from a financial point of view, to the EDNET stockholders, other than VDAT. Finally, EDNET stockholders who do not want to accept the Merger consideration may have dissenter's rights under the DGCL.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF VDAT AND SUBSIDIARY.

     The board of directors of each of VDAT and Subsidiary each unanimously recommends that you vote in favor of the Merger based upon the following factors:

     - the conclusions and recommendations of the special committee and the EDNET board of directors;

     - the fact that the Merger consideration and the other terms and conditions of the Merger Agreement were the result of arms' length good faith negotiations between the special committee and its advisors and the representatives of VDAT and its advisors;

     - the fact that BEAR issued the Fairness Opinion to EDNET to the effect that the Merger is fair from a financial point of view to the EDNET stockholders, other than VDAT; and

     - the other factors referred to above as having been taken into account by the special committee and the EDNET board of directors, which the board of directors of VDAT, and the board of directors of Subsidiary each adopt as their own.

     In view of the wide variety of factors considered in connection with its evaluation of the Merger and the Merger consideration, neither VDAT's board of directors, nor Subsidiary's board of directors found it practicable to assign relative weights to the factors considered in reaching its respective decision and, therefore, the members of such boards did not quantify or otherwise attach relative weights to the specific factors considered by the special committee, the EDNET board of directors, the VDAT board of directors and the Subsidiary board of directors.

                         DESCRIPTION OF THE TRANSACTION

     The following information describes material aspects of the Merger. This description is only a summary of the terms and conditions of the Merger Agreement. It is qualified in its entirety by the Appendices hereto, including the text of the Merger Agreement, which is attached as Appendix A to this proxy statement-prospectus and is incorporated herein by this reference thereto. You are urged to read the Appendices in their entirety.

THE MERGER

     The Merger Agreement provides for the acquisition of EDNET by VDAT pursuant to the Merger of Subsidiary, a wholly-owned subsidiary of VDAT, with and into EDNET. EDNET will be the surviving corporation resulting from the Merger and will be a wholly-owned subsidiary of VDAT. The common stock of Subsidiary will cease to be outstanding and shall be converted into one share of the common stock of EDNET. VDAT owns approximately 51% of the total outstanding common stock of EDNET and intends to vote such shares in favor of the approval of the Merger Agreement and the Merger.

WHAT YOU WILL RECEIVE IN THE MERGER

     When we complete the Merger, you will receive a Merger exchange ratio equal to one share of VDAT common stock for every ten shares of EDNET common stock.

     Based on the Merger exchange ratio, VDAT estimates that, assuming no exercise of outstanding EDNET stock options or warrants prior to the Merger, upon completion of the Merger VDAT will:

     - issue approximately 1,183,614 shares of its common stock to EDNET stockholders; and

     - grant options and warrants for the purchase of approximately 339,758 shares of VDAT common stock to the holders of the EDNET stock options and warrants.

     Based on the number of shares of VDAT common stock, after the Merger, VDAT would have a total of approximately 13,684,795 shares of common stock outstanding.

     VDAT will not issue any fractional shares of common stock in the Merger. Rather, VDAT will pay cash for any fractional share interest any EDNET stockholder otherwise would have received in the Merger. The cash payment will be in an amount equal to the fraction multiplied by the average of the daily closing prices for VDAT common stock for the five consecutive trading days ending three business days prior to the effective date of the Merger.

     The Merger exchange ratio and aggregate consideration to be received by the holders of EDNET common stock in the Merger were based on the appraisal and Fairness Opinion performed for the board of directors of EDNET by BEAR, the full text of which is attached to this proxy statement-prospectus as Appendix C.

EFFECT OF THE MERGER ON EDNET OPTIONS

     Assuming the Merger is consummated, at the effective time of the Merger, each option granted by EDNET to purchase shares of EDNET common stock pursuant to any stock option plans maintained by EDNET that is outstanding and unexercised immediately prior to the effective time of the Merger will be converted automatically into an option to purchase shares of VDAT common stock with (i) the number of shares of VDAT common stock subject to the VDAT stock option being equal to the product of the number of shares of EDNET common stock subject to the EDNET option multiplied by the Merger exchange ratio and rounded down to the nearest share and (ii) the exercise price per share of VDAT common stock subject to the VDAT option being equal to the exercise price per share of EDNET common stock under the EDNET option divided by the Merger exchange ratio and rounded up to the nearest cent.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a discussion of the anticipated federal income tax consequences of the Merger to stockholders of EDNET. This discussion does not address:

     - state, local, or foreign tax consequences of the Merger;

     - federal income tax consequences to EDNET stockholders who are subject to special rules under the Internal Revenue Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, persons who hold such stock as part of a "straddle" or "conversion transaction" for federal income tax purposes and persons who do not own such stock as a capital asset;

     - federal income tax consequences affecting shares of EDNET common stock acquired upon the exercise of stock options, stock purchase plan rights, or otherwise as compensation;

     - the tax consequences to holders of warrants, options, or other rights to acquire shares of such stock; and

     - the tax consequences to VDAT and EDNET resulting from any required change in accounting methods.

     EACH EDNET STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN ANY APPLICABLE TAX LAWS.

     Assuming that the Merger will qualify as a reorganization under the Internal Revenue Code, the Merger will have the federal income tax consequences discussed below.

TAX IMPLICATIONS TO EDNET STOCKHOLDERS

     Except to the extent EDNET stockholders receive cash in lieu of fractional shares of VDAT common stock EDNET stockholders who exchange EDNET common stock in the Merger solely for VDAT common stock will not recognize gain or loss for federal income tax purposes upon the receipt of VDAT common stock in exchange for their EDNET common stock. The aggregate tax basis of VDAT common stock received as a result of the Merger will be the same as the stockholder's aggregate tax basis in the EDNET common stock surrendered in the exchange, reduced by the portion of the stockholder's tax basis properly allocated to the fractional share interest, if any, for which the stockholder receives cash. The holding period of the VDAT common stock received by EDNET stockholders as a result of the Merger will include the period during which the stockholder held the EDNET common stock exchanged in the Merger, provided that EDNET common stock so exchanged were held as capital assets at the effective time. An EDNET stockholder that receives cash in lieu of a fractional share interest in VDAT common stock in the Merger will be treated as having received the fractional share interest in VDAT common stock in the Merger and as having received the cash in redemption of the fractional share interest. The cash payment will be treated as a distribution in payment of the fractional interest deemed redeemed, with the result that the EDNET stockholder should generally recognize gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and the stockholder's adjusted tax basis allocable to such fractional share. Such gain or loss will be capital gain or loss if such stockholder's EDNET common stock are held as a capital asset at the effective time of the Merger.

     Backup Withholding. Under the U.S. backup withholding rules, a holder of EDNET common stock may be subject to backup withholding at the rate of 31% unless the stockholder:

     - is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

     - provides a correct taxpayer identification number, certifies that such stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the stockholder's federal income tax liability. VDAT may require holders of EDNET common stock to establish an exemption from backup withholding or to make arrangements which are satisfactory to VDAT to provide for the payment of backup withholding. A stockholder that does not provide VDAT with its current taxpayer identification number may be subject to penalties imposed by the IRS.

     VDAT and EDNET have not sought, and do not intend to seek, a ruling from the Internal Revenue Service or an opinion of counsel as to the federal income tax consequences of the Merger. Further, the tax consequences of the Merger may vary depending upon the particular circumstances of each stockholder of EDNET. Accordingly, stockholders of EDNET are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger, including the applicability and effect of state, local, and foreign tax laws.

BACKGROUND OF AND REASONS FOR THE MERGER

  Background of the Merger

     In June 1998, VDAT acquired a 51% interest in Entertainment Digital Network, Inc. In order to maintain the 51% interest, VDAT received an option to purchase, at an exercise price of $.10 per share, the number of shares actually purchased by exercise of each option, warrant and other convertible security of EDNET outstanding at the date of the closing of the EDNET acquisition. In June 1999, VDAT sent a letter of intent to EDNET to acquire the remaining interest which VDAT did not own. The proposed terms at that time include the right to receive one share of VDAT common stock for every ten outstanding shares of EDNET capital stock.

     In June 1999, VDAT sent a letter of intent to EDNET to acquire the remaining interest which VDAT did not own. The proposed terms at that time included the right to receive one share of VDAT common stock for every ten outstanding shares of EDNET capital stock.

     A special committee of the EDNET board for the purpose of considering the Merger was deemed appropriate. At its September 13, 1999 meeting, the EDNET board constituted a special committee comprised of Messrs. Tom Kobayashi and David Gustafson, as the only directors that do not also serve on the VDAT board. A special committee was charged with evaluating, on behalf of EDNET, the issues of concern to EDNET related to the Merger; to consult legal counsel and to retain and consult financial advisors to assist the special committee and the board; to negotiate with representatives of VDAT on the terms and conditions of the Merger; and to present a report and recommendations regarding a Merger to the entire EDNET board for its review and approval.

     The special committee performed research with respect to the engagement of a financial appraisal of EDNET. After an extensive review of literature and in consultation with company counsel, the special committee initiated discussions with the representatives of Business Equity Appraisal Reports, Inc. (BEAR). BEAR presented its qualifications to serve as the financial advisor to the special committee and to render an opinion as to the fairness of the terms of the Merger. The special committee determined that BEAR was qualified to assist the special committee as its financial advisor and to render a fairness opinion. Accordingly, the special committee retained BEAR to perform these services.

     On November 5, 1999 the draft of the Fairness Report concerning the proper valuation of the acquisition of the balance of EDNET shares not currently held by Visual Data Corporation was received from Richard Wright of BEAR. EDNET's directors agreed that this was an appropriate rendering, and decided to await a formal merger agreement from Visual Data Corporation's board.

     On April 17, 2000, VDAT announced that it was postponing its previous intention to acquire the remaining 49% of EDNET's common stock it did not own. VDAT's decision to postpone the acquisition was made based upon market conditions at that date.

     In its meeting on June 27, 2000, EDNET's Board received the reinstatement of VDAT's intention to acquire the remaining 49% of EDNET'S common stock. The independent committee of the board as previously constituted (Kobayashi and Gustafson) were to proceed to obtain an updated fairness opinion of Visual Data's original offer.

     The committee negotiated with BEAR to perform an update of the appraisal of EDNET, and received information that indicated that the new evaluation would be in the range of six to eight shares of EDNET to one share of VDAT.

     In October, 2000 the intention of VDAT to complete the merger at 7.75 shares to one was expressed in the form of a letter of intent which was subsequently allowed to expire without completing the Merger Agreement on November 30, 2000.

     On various occasions from January 2001 to May 2001, representatives of the special committee discussed with Randy Selman, VDAT's President and Chief Executive Officer, the structure and the time table of a proposed transaction. Mr. Selman made no specific offer on behalf of VDAT as to the terms of the transaction, but instead encouraged the representatives of the special committee to determine the value of EDNET and to approach VDAT with a proposal as to fair offer terms. In March 2001, the special committee initiated efforts to determine the value of EDNET. The special committee again considered the engagement of a financial advisor and once again initiated discussions with representatives of BEAR. BEAR again presented its qualifications to serve as the financial advisor to the special committee and to render an opinion as to the fairness of the terms of the Merger. The special committee again determined that BEAR was qualified to assist the special committee as its financial advisor and to render a fairness opinion. Accordingly, the special committee once again retained BEAR to perform these services.

     Over the course of the following ten weeks, Mr. Gustafson continued his communications with Mr. Selman in order to obtain an evaluation of EDNET which he could use as a basis for an agreement with VDAT. BEAR informed the special committee that it had completed its appraisal of the fair market value of a minority interest in the common stock of EDNET as of May 2001. BEAR then offered its opinion that as of May 29, 2001, the Merger exchange ratio of ten to fifteen shares of EDNET to one share of VDAT would be considered fair and equitable.

     Between March 29, 2001 and May 29, 2001, the special committee met with the representatives of the VDAT Board of Directors. A proposal whereby the exchange ratio and the Merger would be one share of VDAT common stock for each ten shares of EDNET common stock was proposed. This proposal was considered by BEAR, which has opined the transaction to be fair from a financial point of view to EDNET stockholders.

     At a special meeting of the EDNET board held on June 1, 2001 a detailed presentation was made by the special committee, regarding the Merger between EDNET, VDAT and a wholly-owned subsidiary of VDAT. With EDNET's legal counsel available, BEAR and the special committee reported to the full EDNET board on the progress of negotiations with VDAT. Following detailed discussion, the special committee and the EDNET board determined that the Merger was in the best interests of the EDNET stockholders and unanimously approved the Merger Agreement.

EDNET'S REASONS FOR THE MERGER

     For the year ended September 30, 2000, EDNET incurred net losses of $1,654,789. EDNET has recently financed its operations in part through advances from VDAT. At March 31, 2001 EDNET was in debt to VDAT in the principal amount of approximately $1,692,041. At March 31, 2001, EDNET had an accumulated deficit of approximately $8,003,165 and (negative) stockholders' equity of $443,674. Furthermore, EDNET's ability to obtain equity or debt financing from outside sources is severely limited by:

     - EDNET history of operating losses;

     - EDNET's substantial indebtedness referenced above;

     - EDNET's accumulated deficit and (negative) stockholders' equity; and

     - the ownership of approximately 51% of the outstanding common stock of EDNET by VDAT.

     EDNET's current financial situation prompted EDNET's board of directors to consider and approve the transaction with VDAT because the transaction offered the possibility that the stockholders of EDNET, other than VDAT, could realize value and liquidity by exchanging their OTC Bulletin Board-quoted EDNET shares for shares of a stock traded on the Nasdaq National Market.

  Fair Offer Terms

     EDNET's board of directors has reviewed:

     - the Fairness Opinion of BEAR, as delivered to the special committee appointed by EDNET's board of directors, to the effect that the consideration to be received by the stockholders of EDNET through the proposed Merger is fair from a financial point of view; and

     - the Merger Agreement and other documents relating to the proposed transaction, and the EDNET board has concluded that the terms of the proposed transaction are fair to EDNET and its stockholders other than VDAT.

     The foregoing discussion of information and factors deemed material by the EDNET board in considering the Merger Agreement and the Merger is not intended to be exhaustive but is believed to include all material factors considered by the EDNET board of directors.

     The board of directors of EDNET has unanimously approved the Merger Agreement and unanimously recommends to the stockholders of EDNET that you approve the Merger Agreement and the Merger.

VDAT'S REASONS FOR THE MERGER

     By completing this acquisition, VDAT gains complete control of EDNET. This will allow us to operate EDNET in a more efficient, effective manner. EDNET, pre merger is a public company incurring significant legal and accounting costs. EDNET will no longer be required to make filings as a separate entity to the SEC. As a result, we expect significant cost savings in legal, accounting and shareholder relations. The accounting and financial operations of EDNET and VDAT have several duplicative components. Post merger the accounting and finance functions will be consolidated into VDAT. VDAT will also be able to further reduce costs by eliminating redundancy and increasing internal controls in EDNET's operations. Due to these reasons, the boards of directors of each of EDNET and VDAT believe the Merger will enhance the value of VDAT common stock.

     While no quantitative analysis was performed by management, it is management's belief that VDAT will realize savings from the combined operation. However, as management did not use factual studies or create actual value projections related to the anticipated savings it believes will be realized, these beliefs were not considered when making a determination to approve the Merger Agreement. Notwithstanding the aforementioned, management believes savings should be realized in at least:

     - management;

     - sales and marketing; and

     - legal, accounting and finance.

     Following the Merger, all accounting and financial reporting functions will be transferred to and consolidated in Florida. A reduction in accounting and financial headcount will result in savings to the combined entity. In addition, the costs EDNET incurred from being a public company will be eliminated.

FAIRNESS OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR

     Fairness Opinion. The special committee retained BEAR to assist it in evaluating the fairness to the EDNET stockholders, other than VDAT, from a financial point of view, of the Merger consideration. BEAR was not asked to consider the merits of the Merger as compared to any alternative business strategies in rendering the Fairness Opinion. BEAR is not in the business of providing strategic direction and is not equipped to "shop" a business. BEAR was requested to render an opinion with respect to the only proposal made to the special committee. On May 29, 2001, BEAR delivered to the special committee the Fairness Opinion in writing stating that "the consideration to be received by the stockholders of EDNET, excluding shares held by VDAT through the proposed Merger is fair to them from a financial point of view."

     The full text of the written Fairness Opinion of BEAR, dated May 29, 2001 which sets forth the assumptions made, matters considered, and limitations on the review undertaken, is attached hereto as Appendix C and is incorporated herein by reference. BEAR reviewed both economic conditions and the financial performance and condition of EDNET through the May 29, 2001 date of the Fairness Opinion. Holders of EDNET common stock are urged to read the Fairness Opinion carefully in its entirety. The summary of the Fairness Opinion of BEAR set forth above is qualified by reference to the full text of such Fairness Opinion.

COMPLETION OF THE MERGER

     Subject to the conditions to the obligations of the parties to effect the Merger, the Merger will be completed on the date and at the time specified in the certificate of merger to be filed with the Secretary of State of the State of Delaware and Florida. Unless VDAT and EDNET agree otherwise, they will use reasonable efforts to complete the Merger. VDAT and EDNET anticipate that the Merger will become effective on or about July 26, 2001. However, delays could occur.

     VDAT and EDNET cannot assure you that they will be able to obtain necessary approvals for the Merger or that they will be able to satisfy other conditions to completion of the Merger. Either EDNET's or VDAT's board of directors may terminate the Merger Agreement at any time because the Merger was not completed by December 31, 2001.

DISTRIBUTION OF VDAT STOCK CERTIFICATES

     Promptly after the Merger is completed, each EDNET stockholder at the time of completion of the Merger will be mailed a letter of transmittal and instructions for the exchange of the certificates representing shares of EDNET common stock for certificates representing shares of VDAT common stock.

     You should not send in your certificates until you receive a letter of transmittal and instructions.

     After you surrender to the exchange agent certificates for EDNET common stock with a properly completed letter of transmittal, the exchange agent will mail you a certificate or certificates representing the number of shares of VDAT common stock to which you are entitled and a check for the amount to be paid in lieu of any fractional share, without interest, if any. VDAT will not be obligated to deliver the consideration to you, as a former EDNET stockholder, until you have surrendered your EDNET common stock certificates.

     If any EDNET stockholder's stock certificate has been lost, stolen or destroyed, the exchange agent will issue the shares of VDAT common stock and any cash in lieu of fractional shares upon such stockholder's submission of an affidavit claiming the certificate to be lost, stolen or destroyed by the stockholder of record, the posting of a bond in such amount as VDAT may reasonably direct as indemnity against any claim that may be made against VDAT with respect to the certificate, and submission of any other documents necessary to effect the exchange of the shares represented by the certificate.

     At the time the Merger is completed, the stock transfer books of EDNET will be closed and no transfer of shares of EDNET common stock by any stockholder will thereafter be made or recognized. If certificates for shares of EDNET common stock are presented for transfer after the Merger is completed, they will be canceled and exchanged for shares of VDAT common stock, a check for the amount due in lieu of fractional shares, if any, and any undelivered dividends on the VDAT common stock.

CONDITIONS TO COMPLETION OF THE MERGER

     VDAT, EDNET and Subsidiary are required to complete the Merger only after the satisfaction of various conditions. These conditions include:

     - the approval of the Merger by the board of directors of EDNET, VDAT and Subsidiary;

     - the approval of the Merger by the holders of a majority of the outstanding shares of EDNET common stock;

     - obtaining all required filings, consents, approvals and waivers from any governmental or public agency necessary to complete the Merger;

     - the SEC declaring this registration statement effective under the Securities Act;

     - no inaccuracies in the representations and warranties of VDAT, EDNET and Subsidiary as set forth in the Merger Agreement, as of the date the Merger is completed;

     - the performance and compliance by VDAT, EDNET and Subsidiary of all agreements and covenants set forth in the Merger Agreement in all material respects;

     - no event, change or occurrence, or any combination of events, changes or occurrences, that has, or is reasonably likely to have, a material adverse effect on EDNET from the date of the Merger Agreement to the date the Merger is completed will have occurred;

     - no legal action or inquiry pending, threatened or affecting EDNET or VDAT which challenges the validity on legality or seeks or could reasonably expected to delay or impose conditions on the consummation of the Merger or would otherwise restrict VDAT's or the surviving corporation's exercise of full rights to own and operate the business of EDNET subsequent to the effective time of the Merger;

     - no law will be in effect, and no order or action will have been taken by any court, governmental, or regulatory authority of competent jurisdiction, prohibiting or restricting the Merger or making it illegal;

     - An aggregate number of EDNET shares of common stock with respect to which the holders shall be dissenting stockholders entitled to relief under
       Section 262 of the DGCL shall not exceed 5% of all outstanding EDNET shares of common stock; and

     - the satisfaction of other conditions, including the receipt of various certificates from the officers of EDNET and VDAT.

     We cannot assure you as to when or if the conditions to the Merger can or will be satisfied or waived by the party permitted to do so.

REGULATORY APPROVAL

     EDNET and VDAT are not aware of any material governmental approvals or actions that are required to complete the Merger, except for the documents which must be filed with the SEC and the certificate of merger to be filed with the Secretary of States of the State of Delaware and Florida. Should any other approval or action be required, VDAT and EDNET contemplate that they would seek such approval or action.

WAIVER, AMENDMENT AND TERMINATION

     To the extent permitted by law, the boards of directors of VDAT and EDNET may agree in writing to amend the Merger Agreement before the time the Merger becomes effective. In addition, before the Merger becomes effective, either EDNET or VDAT, or both, may waive any provision under the Merger Agreement. To be effective, an amendment or a waiver must be approved by the board of directors of EDNET or VDAT, as appropriate, and must be in writing and signed by an authorized officer.

     At any time before the Merger becomes effective, the boards of directors of VDAT and EDNET may agree to terminate the Merger Agreement. In addition, either EDNET's board of directors or VDAT's board of directors may terminate the Merger
Agreement:

     - because the Merger was not completed by December 31, 2001;

     - If any court of competent jurisdiction or other governmental body shall have issued an order, decree a ruling or take any action restraining, enjoining or otherwise prohibiting the Merger, then such order or decree or any other actions shall become final and unappealable; or

     - if the stockholders of EDNET fail to approve the Merger Agreement and the Merger at the Special Meeting.

     VDAT may terminate the Merger, before or after the approval of the stockholders if:

     - EDNET shall fail to comply in any material respects to any of the covenants or agreements contained in the Merger Agreement to be complied with by EDNET;

     - EDNET breaches any representation or warranty of EDNET contained in the Merger Agreement such that the closing conditions to the Merger cannot be satisfied provided, however, that with respect to this item and the item set forth above, if such failure or breach is capable of being cured prior to the effective time of the Merger, such failure or breach shall not have been cured within 15 days of delivery to EDNET of written notice of such failure or breach; or

     - The board of directors of EDNET shall have withdrawn, modified or changed its recommendation of the Merger in a manner adverse to VDAT or shall have failed to recommend, authorize or issue a neutral recommendation with respect to any proposal in respect to a Transaction Proposal (as defined in the Merger Agreement) to person or other entity other than VDAT or an affiliate of VDAT; or the Board of Directors of EDNET shall furnish or disclose non-public information or negotiate, explore or communicate in any way with the third party with respect to any Transaction Proposal.

     EDNET may terminate the Merger, before or after the approval of the stockholders if:

     - VDAT shall fail to comply in any material respects to any of the covenants or agreements contained in the Merger Agreement to be complied with by VDAT;

     - VDAT breaches any representation or warranty of VDAT contained in the Merger Agreement such that the closing conditions to the Merger cannot be satisfied provided, however, that with respect to this item and the item set forth above, if such failure or breach is capable of being cured prior to the effective time of the Merger, such failure or breach shall not have been cured within 15 days of delivery to VDAT of written notice of such failure or breach; or

     - The board of directors of EDNET shall have withdrawn, modified or change its recommendation of the Merger in a manner adverse to VDAT or shall have failed to recommend, authorize or issue a neutral recommendation with respect to any proposal of a Transaction Proposal to person or other entity other than EDNET or an affiliate of EDNET, or the board of directors of VDAT shall furnish or disclose non-public information or negotiate, explore or communicate in any way with the third party with respect to any Transaction Proposal in each case in accordance with its duties as set forth in Section 5.2 of the Merger Agreement.

     If the Merger is terminated, the Merger Agreement will become void and have no effect, except that section of the Merger Agreement, which governs the payment of expenses, will survive.

CONDUCT OF BUSINESS PENDING THE MERGER

     The Merger Agreement obligates EDNET to conduct its business only in the usual, regular and ordinary course before the Merger becomes effective and imposes limitations on the operations of EDNET. These limitations are listed in
Article V of the Merger Agreement which is attached as Appendix A to this proxy statement-prospectus.

     EDNET has also agreed that neither it nor any of its representatives will directly or indirectly solicit, or participate in negotiations with respect to, any proposal for the acquisition of EDNET by a third party; provided, that, to the extent necessary to comply with the fiduciary duties of EDNET's board of directors as advised by the special committee, EDNET may furnish information concerning EDNET to, and participate in negotiations with respect to the acquisition of EDNET by, a third party.

     VDAT and EDNET have also agreed to use best efforts and to take all actions necessary to complete the Merger.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     The Merger will not change the present management team of VDAT. Under the Merger Agreement, the current directors of Subsidiary are to serve as the directors of EDNET after the Merger and the current officers of EDNET are to serve as the officers of EDNET after the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Members of EDNET's management and board of directors may be deemed to have interests in the Merger that are in addition to their interests as stockholders of EDNET generally. EDNET's board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement.

     EDNET's board members and executive officers hold options to acquire an aggregate of 1,830,000 shares of EDNET's common stock with exercise prices ranging from $.10 to $1.00. These options will be treated on the same terms as other EDNET stock options and therefore will be assumed by VDAT and converted to options to acquire shares of VDAT common stock.

TREATMENT OF EDNET OPTIONS

     At the effective time, each outstanding option granted by EDNET to purchase shares of EDNET common stock will be converted into an option to acquire VDAT common stock having the same terms and conditions as the EDNET option had before the Merger was completed. The number of shares that the new VDAT option will be exercisable for and the exercise price of the new VDAT option will reflect the Merger exchange ratio at which shares of EDNET common stock are exchanged for shares of VDAT common stock in the Merger.

ACCOUNTING TREATMENT

     VDAT will account for the Merger as a purchase transaction for accounting and financial reporting purposes. Under this method of accounting, VDAT will allocate the purchase price of EDNET, including direct costs of the Merger, to the assets acquired and liabilities assumed based upon their estimated relative fair values with the excess purchase consideration allocated to goodwill. VDAT anticipates the creation of approximately $2,200,000 of goodwill as a result of this transaction.

FEES AND EXPENSES

     VDAT and EDNET will each pay their own expenses in connection with the Merger, including filing, registration and application fees, printing fees, and fees and expenses of their own financial or other consultants, investment bankers, accountants and counsel.

RESALES OF VDAT COMMON STOCK

     The VDAT common stock to be issued to stockholders of EDNET in the Merger will be registered under the Securities Act of 1933. As a result, all shares of VDAT common stock received by stockholders of EDNET in the Merger will be freely transferable after the Merger by those stockholders of EDNET who are not considered to be "affiliates" of EDNET. Rule 145 under the Securities Act restricts the sale of VDAT common stock received in the Merger by affiliates of EDNET and certain of their family members and related entities.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

     VDAT's common stock was quoted on the NASDAQ Small Cap Market from July 30, 1997. The common stock of VDAT has been quoted on the Nasdaq National Market since August 5, 1999 under the symbol "VDAT".

     EDNET common stock is listed on the OTC Bulletin Board under the symbol EDNET. The table set forth below provides, on a per share basis for the periods indicated:

     - the high and low closing price of the common stock of VDAT as reported on the Nasdaq Stock Market; and

     - the high and low bid information for the EDNET common stock; such quotations do not reflect any retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

VDAT

                                                               HIGH        LOW
                                                              -------    -------
FISCAL YEAR 1999:
  First Quarter.............................................  $ 6.875    $ 0.125
  Second Quarter............................................  $16.375    $ 6.563
  Third Quarter.............................................  $40.000    $15.750
  Fourth Quarter............................................  $20.438    $ 8.063

FISCAL YEAR 2000:
  First Quarter.............................................  $15.688    $ 7.188
  Second Quarter............................................  $16.375    $ 6.563
  Third Quarter.............................................  $13.875    $ 8.438
  Fourth Quarter............................................  $ 9.250    $ 3.031

FISCAL YEAR 2001:
  First Quarter.............................................  $ 2.625    $ 1.031
  Second Quarter............................................  $ 3.790    $ 1.250

EDNET

                                                               HIGH      LOW
                                                              ------    ------
FISCAL YEAR 1999:
  First Quarter.............................................  $0.641    $0.125
  Second Quarter............................................  $4.875    $0.266
  Third Quarter.............................................  $4.125    $1.000
  Fourth Quarter............................................  $1.750    $0.688

FISCAL YEAR 2000:
  First Quarter.............................................  $1.359    $0.625
  Second Quarter............................................  $ 1.88    $0.625
  Third Quarter.............................................  $0.797    $0.313
  Fourth Quarter............................................  $0.453    $0.234

FISCAL YEAR 2001:
  First Quarter.............................................  $0.188    $0.094
  Second Quarter............................................  $0.290    $0.109

     On June 19, 2001, the latest practicable date before the mailing of this proxy statement-prospectus, the last sale price of VDAT common stock as reported on the Nasdaq National Market was $1.85 per share. On June 1, 2001, the last business day prior to public announcement of the Merger, the last sale price of VDAT common stock as reported on the Nasdaq National Market was $1.63 per share.

     On June 19, 2001, the latest practicable date before the mailing of this proxy statement-prospectus, the last sale price of EDNET common stock based on inter-dealer prices, without retail mark-up, mark-down or commissions, was $0.17 per share. On June 1, 2001, the last business day prior to public announcement of the Merger, the last sale price of EDNET common stock based on inter-dealer prices, without retail mark-up, mark-down or commissions, was $0.23 per share.

     Neither VDAT nor EDNET declared or paid any dividends during the periods indicated in the stock price table above. The holders of VDAT common stock and the holders of EDNET common stock each are entitled to receive dividends when and if declared by the respective board of directors out of funds legally available therefor. VDAT currently intends to retain its future earnings, if any, to fund the development and growth of its business and therefore does not anticipate paying any cash dividends in the foreseeable future.

                                BUSINESS OF VDAT

                            DESCRIPTION OF BUSINESS

GENERAL

     VDAT, organized in 1993, is a full service provider of streaming-content applications, production technology and media solutions. Using advanced technology and information solutions, we provide a sensory-rich experience to businesses and consumers enabling them to make superior decisions.

     VDAT is comprised of five operating groups including:

     Visual Data Travel Group (includes HotelView, ResortView, etc.)

     Visual Data On-line Broadcast and Production Group (includes Webcasting, Live audio and video events, MedicalView, etc.)

     Visual Data Networking Solutions Group (EDNET)

     Visual Data Financial Solutions Group (TheFirstNews.com)

     Visual Data Golf, Leisure and Syndication Group (Golf Society of the U.S.)

     Products and services provided by each of the groups are:

VISUAL DATA TRAVEL GROUP

     The Visual Data Travel Group produces high quality, Internet-based multi-media streaming videos such as hotel, resort, golf facility, travel destination and time-share productions designed to keep a high level of viewer interest. These concise, broadband-enabled "vignettes" generally have running times from 2-4 minutes. By incorporating the services of many of the largest travel and leisure web-sites, VDAT has created a unique distribution channel for travel industry businesses such as hotel chains and golf courses to significantly augment their marketing programs using highly effective multi-media applications.

     The Visual Data Travel Group, which represented approximately 6% of our revenues for the year ended September 30, 2000, and 9% of our revenues for the six months ended March 31, 2001, generates revenues from production and distribution fees. We own or co-own virtually all the content we create, which we believes provides us with desirable content for syndication.

VISUAL DATA ON-LINE BROADCAST AND PRODUCTION GROUP

     The Visual Data On-line Broadcast and Production group provides an array of corporate-oriented web-based media services to the corporate market including live audio and video webcasting, packaged corporate announcements, and information distribution (Internet, broadcast TV and radio) for any business entity, and can provide point-to-point audio and video transport worldwide. Significant to this business division is our strategic partnership with the Internet's leading press release service, PR Newswire, providing a global sales force to promote the VDAT broadband corporate services packages. VDAT also completed development of a suite of trade show related broadband media services including a "Virtual Exhibit Hall", rich-video filming, key-note speaker interview vignettes, and conference webcasting. All have the benefit of extending the life of a trade show, a highly attractive proposition for show producers and exhibitors alike. Our On-line Broadcast and Production Group, which represented approximately 18% of our revenues for the year ended September 30, 2000, and 28% of our revenues for the six months ended March 31, 2001, generates revenues through production and distribution fees.

VISUAL DATA NETWORKING SOLUTIONS GROUP

     Visual Data's Networking Solutions Group consists of our EDNET subsidiary, which provides connectivity within the entertainment and advertising industries through its private network, which encompasses production and post-production companies, advertisers, producers, directors, and talent. The network enables trouble-free, high-speed exchange of high quality audio, compressed video and multimedia data communications, utilizing long distance carriers, regional phone companies, satellite operators, and major Internet Service Providers. EDNET also provides systems integration and engineering services, application-specific technical advice, web-casting services, audio equipment, proprietary and off-the-shelf codecs, teleconferencing equipment, and other innovative products to facilitate VDAT's broadcast and production applications.

     EDNET manages a rapidly expanding global network of over 500 North American Affiliates, and nearly 200 International Associates, in cities throughout the United States, Canada, Mexico, Europe, and the Pacific Rim. Our Network Solutions Group, which represented approximately 71% of our revenues for the year ended September 30, 2000, and 48% of our revenues for the six months ended March 31, 2001, generates revenues from the sales, rental and installation of equipment, network usage, distribution fees and other related fees.

VISUAL DATA FINANCIAL SOLUTIONS GROUP

     Visual Data's Financial Solutions Group was established in November 1999 to further realize the potential for our audio content delivery capability. TheFirstNews.com(TM) the initial service of the division was created to address information needs for the financial sector. TheFirstNews.com(TM), is an Internet based news service that delivers aggregated, up-to-the-minute corporate and business live-audio and text content -- in a constant stream throughout the trading day. Patent pending preference technology allows the user to selectively hear the stories for individual stocks and industry segments that they want to hear. TheFirstNews.com brings the latest business information from the top corporate news sources -- just minutes after it is released -- with no spin, slant or editorial angle.

     TheFirstNews.com affords investors and financial professionals accessibility to timely, filtered financial and news information, including press releases, Internet webcasts and teleconferences. Subscribers benefit from VDAT generated proprietary content and reported stories, improved programming, additional news sources and trading tools. Our Financial Solutions Group, which represented less than 1% of our revenues for the year ended September 30, 2000, and the six months ended March 31, 2001, generates revenues from monthly subscription fees, revenue sharing arrangements with affiliates, advertising fees and content licensing fees.

VISUAL DATA GOLF, LEISURE AND SYNDICATION GROUP

     During the three months ended March 31, 2001 the Company formed the Golf, Leisure and Syndication Group. The Golf, Leisure and Syndication Group is a membership business that markets to the golfing community. The members are provided with the opportunity to acquire equipment, greens fees, trips and various other benefits at a discounted price. The members are also provided with Player magazine, a bi-monthly publication for the golfing community.

SALES AND MARKETING

     We use a variety of marketing methods, including our internal sales force, to market our products and services. One key element of our marketing strategy has been to enter into distribution agreements with recognized leaders in each of the markets for our products and services. By offering our products and services in conjunction with the distributors products, we believe these distribution agreements enable us to take advantage of the particular distributors' existing marketing programs, sales forces and business relationships. Contracts with these distributors generally range from one to two years. For the fiscal year ended September 30, 2000, revenues from our agreements with PR Newswire have represented approximately 17% of our revenues and 24% of our revenues for the six months ended March 31, 2001. Other than this agreement, no other agreement with a distributor has represented more than 10% of our revenues during this period.

PRODUCTS AND SERVICES

     We are a leading producer and owner of original video content specifically developed for the Internet and interactive television. In addition to revenues generated from our core businesses, we recorded revenues in fiscal 2000 and 1999 from equipment sales, installation and usage fees from our majority owned subsidiary

EDNET. We anticipate that the majority of our future revenues will be from various streaming-content applications, production technology, media solutions and distribution. In addition, the Company will experience a growth in revenues as a result of the acquisition of SportSoft Golf, Inc., which generates revenue from membership and e-commerce fees. The revenue associated with the distribution of the content will primarily be a recurring flat fee per month.

VISUAL DATA TRAVEL GROUP -- PRODUCTS AND SERVICES

  HotelView(R) -- www.hotelview.com

     Our HotelView(R) library provides two to four minute multimedia video tours that give the viewer a detailed look at the hotel's guestrooms, grounds, meeting space, recreational facilities, dining venues and other amenities. It also includes a map showing the hotel's location relative to area attractions and airports. The video tour can be accessed through the participating hotel's own Web site, HotelView's Web site at www.hotelview.com, and hundreds of other Web sites.

     HotelView's revenues are generated through an initial production fee, supplemental production fees and a recurring monthly distribution fee.

  ResortView(R) -- www.resortview.com

     Our ResortView(R) library provides developers of timeshare properties with the ability to advertise their resort to a more targeted, and potentially larger, prospect audience than they have had in the past. It is accessible via travel agents, at home or work via the Internet. ResortView(R) then "closes the loop" by allowing the property to be booked by travel agencies throughout the world utilizing the Global Distribution System ("GDS"). GDS is the electronic database that travel agents around the world use to research and book rooms in hotels and resorts. Through an exclusive distribution and marketing agreement with Interval International, Inc., the second largest marketing organization in the timeshare industry with properties world-wide, ResortView(R) has been designed to use video advertising in conjunction with the GDS to promote lead generation and rental income for the resort developers.

     Revenues are generated via an annual membership fee. In addition, VDAT receives a commission on each completed stay realized by the resort.

  AttractionView(TM) -- www.attractionview.com

     Many vacation planners need more than just information about the accommodations, and AttractionView(TM) has been designed as a natural complement to HotelView(R) and ResortView(R). AttractionView(TM) focuses on marrying the neighboring attractions, such as amusement parks, theme parks, regional malls, and the like to the HotelView(R) and ResortView(R) accommodations. Our existing library includes information on the United Nations in New York, the Kennedy Space Center in Florida and Busch Gardens in Tampa.

     Revenues from the marketing of AttractionView(TM) will be generated through an annual subscription fee, which includes the creation, storage and serving of the video on the Internet, and recurring revenues, which will be paid by the attraction, each time someone views the video on the Internet.

  DestinationView(TM) -- www.destinationview.com

     In addition to AttractionView(TM), DestinationView(TM) has been designed to provide additional information to travelers on the specific destination including tours of the area, major attractions, historical places, recreational facilities and shopping/dining venues. Our existing library includes many destinations including Paris, London, Las Vegas, South Florida, Seychelles, Hawaii, Jamaica and Hong Kong.

     Revenues from the marketing of DestinationView(TM) will be generated through an annual subscription fee, which includes the creation, storage and serving of the video on the Internet, and recurring revenues, which will be paid by the tourist boards/local hotel associations.

  CruiseView(TM) -- www.cruiseview.com

     We have designed CruiseView(TM) to provide a detailed video tour of a ship's guestrooms, common areas, recreational facilities and dining venues. As the cruise market continues to grow, we believe cruise lines will need to utilize a service like CruiseView(TM) to maximize their exposure to the travel agents of the world. We intend to position CruiseView(TM) to take early advantage of these opportunities as a result of our existing presence in the travel agency networks.

     Revenues are generated through an initial production fee, supplemental production fees and a recurring monthly distribution fee.

VISUAL DATA ON-LINE BROADCAST AND PRODUCTION GROUP -- PRODUCTS AND SERVICES

     The Visual Data On-line Broadcast and Production Group was created to provide a cost effective means for corporations to broadcast analyst conference calls live, making them available to the investing public, the media and worldwide to anyone with Internet access. VDAT markets the On-line Broadcast and Productions Solutions webcasting products through a direct sales channel, and in conjunction with our business partner, PR Newswire. Each VDAT webcast can be archived for replay for an additional fee and the archived material can be accessed through a company's own Web site. Major corporations and small businesses are hiring VDAT to produce live webcasts and custom videos for the web to communicate corporate earnings announcements, conference calls on the web, speeches on demand, product launches, internal training, corporate video news and profiles, crisis communications, visual trade shows, and basic online multimedia fulfillment.

     Revenues are generated through the production and storage of all the multi-media content produced and distributed by VDAT. In addition we generate revenues from the production of video press releases, video corporate profiles and video footage of events.

     The On-Line Broadcast and Production Solutions Group also produces syndicated content for the healthcare industry under the name MedicalView(TM), described on our www.medicalview.com Web site.

     MedicalView's primary objective is to provide online consumers with access to a comprehensive video library of healthcare programming designed exclusively for the Internet. Presented in streaming video, MedicalView programming is designed to answer frequently asked questions about the most common health topics and concerns.

     The MedicalView library provides the growing online, broadband community with access to on-demand information on subjects such as cancer, heart disease, sports medicine & orthopedics, eye care, surgical procedures, nutrition, and pregnancy just to name a few. Each topic is presented as a series of video vignettes addressing frequently asked questions on disease prevention, recognition, diagnosis, and appropriate treatments. MedicalView is partnering with board certified physicians and accredited medical institutions to insure that the material is both informative and accurate.

     The MedicalView library is being distributed under syndication and licensing arrangements with individual web sites. The content is made available by individual video clips, by health topic, or as an entire library.

     Revenues are generated through content licensing agreements, medical industry webcasts and sponsorships. The video content is licensed under either a private label or co-branded format and the fee is based on the number of video clips and health topics used and the duration of the agreement. MedicalView is also obtaining pharmaceutical industry sponsorships for its various programs.

VISUAL DATA NETWORKING SOLUTIONS GROUP -- PRODUCTS AND SERVICES

     In June 1998, we acquired a 51% interest in EDNET (OTCBB: EDNT). Based in San Francisco, CA. EDNET develops and markets integrated systems for the delivery, storage and management of professional quality digital communications for media-based applications, including audio and video production for the North American advertising and entertainment industries. EDNET has established a private wide-area network (WAN) through strategic alliances with long distance carriers, regional telephone companies, satellite operators and independent fiber optic telecommunications providers, which enables the exchange of high quality audio, compressed video and multimedia data communications. EDNET provides engineering services, application-specific technical advice, and audio, video and networking hardware and software as part of its business.

     During 1999, EDNET teamed with Telestream, a manufacturer of high quality video delivery systems, to provide EDNET customers the means to send high quality video via the Internet and other Internet Protocol ("IP") based WANS. Under the terms of the agreement, EDNET provides complete turnkey solution, bundling Telestream video equipment with their network services. It is anticipated that this relationship will provide EDNET's entertainment and advertising company clients the ability to cost effectively transmit their daily shots of commercials, special effects, graphics, storyboards and animated shots, thereby providing a more dependable and faster delivery system than was previously available.

VISUAL DATA FINANCIAL SOLUTIONS GROUP -- PRODUCTS AND SERVICES

     The Visual Data Financial Solutions Group's TheFirstNews.com has been fully operational for one year as an internet-based, live audio news broadcast service and is uniquely positioned for growth in both wireless and PC desktop environments. Our goal is to provide financial professionals, brokers and active traders with "stock-affecting" content using our proprietary software and patent-pending technology. We currently provide our content to 75 corporate Affiliates and a growing individual subscriber base. Our subscribers are able to listen to "live" audio excerpts as well as, view short and long version text stories about stocks and market sectors they prefer to listen to -- when they want! Our information is delivered in real time streaming audio, with "no spin," to personal computers, wireless telephones and personal digital assistants. TheFirstNews.com maintains strategic partnerships and revenue-sharing relationships with PR Newswire, Yahoo.com, Bloomberg.com and Zacks Investment Research.

     TheFirstNews.com affords investors and financial professionals accessibility to timely, filtered financial and news information, including press releases, Internet webcasts and teleconferences. Subscribers benefit from VDAT generated proprietary content and reported stories, improved programming, additional news sources and trading tools. TFN's business model includes revenues from end-user subscriptions, content syndication, affiliate site licenses and source company promotion programs.

VISUAL DATA GOLF, LEISURE AND SYNDICATION GROUP -- PRODUCTS AND SERVICES

     Visual Data Golf, Leisure and Syndication Group was formed with our recent acquisition of SportSoft Golf which we have renamed the Golf Society of the U.S. and provides various benefits to its golf members, including Player magazine and discounted e-commerce sales. Revenues are derived from magazine advertising, membership subscriptions, and the sales of products on the Internet.

COMPETITION

     The market for Internet broadcast services and video content is relatively new, rapidly evolving and highly competitive. We expect our competition to intensify. We compete with:

     - other Web sites, Internet portals and Internet broadcasters to acquire and provide content to attract users;

     - video and audio conferencing companies and Internet business services broadcasters;

     - online services, other Web site operators and advertising networks; and

     - traditional media such as television, radio and print.

     VDAT believes it is one of the premier Internet broadcasters offering an end-to-end solution for production and serving digital video on the Internet, however, we face competition from a number of other companies, including local production companies and other travel content Web sites. We believe VDAT stands apart from its competitors in that they do not provide their customers with production or editing services, extensive distribution and they do not own the content that is aggregated on their site. In contrast, we create and produce most of our content and own virtually all the video and audio content on our Web sites.

GOVERNMENT REGULATION

     Although there are currently few laws and regulations directly applicable to the Internet, it is likely that new laws and regulations will be adopted in the United States and elsewhere covering issues such as music licensing, broadcast license fees, copyrights, privacy, pricing, sales taxes and characteristics and quality of Internet services. It is possible that governments will enact legislation that may be applicable to us in areas such as content, network security, encryption and the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and retransmission activities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is uncertain. The majority of such laws were adopted before the widespread use and commercialization of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Any such export or import restrictions, new legislation or regulation or governmental enforcement of existing regulations may limit the growth of the Internet, increase our cost of doing business or increase our legal exposure, which could have a material adverse effect on our business, financial condition and results of operations.

     By distributing content over the Internet, we face potential liability for claims based on the nature and content of the materials that we distribute, including claims for defamation, negligence or copyright, patent or trademark infringement, which claims have been brought, and sometimes successfully litigated, against Internet companies. To protect VDAT from such claims, we maintain general liability insurance. The general liability insurance may not cover all potential claims of this type or may not be adequate to indemnify VDAT for any liability to which we may be imposed. Any liability not covered by insurance or in excess of insurance coverage could have a material adverse effect on our business, results of operations and financial condition.

INTELLECTUAL PROPERTY

     Our success depends in part on our ability to protect our intellectual property. To protect our proprietary rights, we rely generally on copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties, and agreements with consultants, vendors and customers, although we have not signed such agreements in every case. Despite such protections, a third party could, without authorization, copy or otherwise obtain and use our content. We can give no assurance that our agreements with employees, consultants and others who participate in development activities will not be breached, or that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or independently developed by competitors.

     We pursue the registration of certain of our trademarks and service marks in the United States, although we have not secured registration of all our marks. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in such jurisdictions. In general, there can be no assurance that our efforts to protect our intellectual property rights through copyright, trademark and trade secret laws will be effective to prevent misappropriation of our content. Our failure or inability to protect our proprietary rights could materially adversely affect our business, financial condition and results of operations.

     As part of TheFirstNews.com, we have a patent pending for a proprietary technology, "Method for Manipulating a Live Audio Media Stream". This patent was filed on November 23, 1999 under Docket No. 1285.012, by Marc Goldstein, and assigned to us on the same date.

EMPLOYEES

     At March 31, 2001 we had 91 full-time employees, of whom 43 were design, production and technical personnel, 29 were sales and marketing personnel and 19 were general, administrative and executive management personnel. None of the employees are covered by a collective bargaining agreement and our management considers relations with employees and consultants to be good.

DESCRIPTION OF PROPERTY

     In September 1997, we purchased from an unaffiliated third party a 25,000 square foot facility in Pompano Beach, Florida which now serves as our corporate headquarters and houses all of our production, marketing and distribution activities, exclusive of our EDNET subsidiary. The aggregate purchase price paid for the facility was $1,475,000, comprised of $475,000 in cash and an 18-month first mortgage in the principal amount of $1,000,000, bearing interest at the rate of 8.75% per annum, with 15-year amortization. In March 1999 we refinanced this mortgage. The current mortgage in the principal amount of $1,000,000, which is held by a bank, bears interest at 8.75% per annum on a 15 year amortization, and the unpaid principal balance and any accrued interest is due on September 30, 2002. We do not anticipate any difficulty in refinancing the property prior to the due date of this mortgage.

     EDNET's principal business offices are located at One Union Street, in San Francisco, California. This office is a 5,000 square foot facility that operates as administrative headquarters and provides the centralized network hub for electronically bridging affiliate studios, as well as overall network management. EDNET leases this facility pursuant to a Sublease dated November 1, 1993 with Varitel Video, Inc. ("Varitel"), an unaffiliated entity. The term of the sublease was for five years, commencing November 15, 1993. At November 14, 1998, the lease was renewed for an additional term ending August 31, 2003. Under the renewed sublease, the monthly lease payment is $13,251 per month. In lieu of a security deposit, EDNET granted Varitel a security interest in certain of EDNET's equipment with an aggregate purchase price of approximately $75,000. Varitel may terminate this sublease upon 90 days prior written notice, upon a change in the principal ownership of EDNET or in the event that EDNET engages in a "competing type of film or video service business like or similar to Varitel". This excludes any "networking service application" which we offer in connection with audio, video and other multimedia networking services. Varitel agreed not to terminate the lease as a result of VDAT's acquisition of EDNET.

LEGAL PROCEEDINGS

     On or about October 18, 1999, Peter Bisulca instituted an action against VDAT and Randy Selman, our Chief Executive Officer and President, individually, entitled Bisulca v. VDAT and Randy S. Selman, Case No. CL 99-9971 AD, in the 15th Judicial Circuit in and for Palm Beach County, Florida. The Complaint alleged breach of contract and conversion against VDAT and tortuous interference with contract against Randy S. Selman, seeking damages in excess of $2,000,000 in connection with a Consulting Agreement dated May 1, 1998, allegedly entered into between VDAT and Peter Bisulca. A Motion to Dismiss was filed on behalf of VDAT and Randy S. Selman, the hearing on which was canceled as a result of the Complaint being amended. The Complaint was amended to no longer include Randy S. Selman as a defendant and the claim for conversion was dropped. VDAT intends to vigorously defend itself in this action and, in the opinion of management, the ultimate outcome of this matter will not have a material impact on VDAT's financial position or results of operations.

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

                          VDAT SELECTED FINANCIAL DATA

     The following table sets forth selected consolidated statement of operations and balance sheet data of VDAT. The selected financial data for the years ended September 30, 2000 and 1999 and as of September 30, 2000 have been derived from VDAT's consolidated financial statements, which have been audited by Arthur Andersen LLP, independent certified public accountants. The selected financial data for the six months ended March 31, 2001 and 2000 and as of March 31, 2001 have been derived from VDAT's unaudited consolidated financial statements which, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of VDAT's results of operations and financial position as of such date.

                                                             YEAR ENDED               SIX MONTHS ENDED
                                                           SEPTEMBER 30,                  MARCH 31,
                                                     --------------------------   -------------------------
                                                         2000          1999          2001          2000
                                                     ------------   -----------   -----------   -----------
                                                                                         (UNAUDITED)
Consolidated Statements of Operations Data:
Revenues...........................................  $  5,868,435   $ 4,464,157   $ 4,036,086   $ 3,028,147
Cost of revenues...................................     7,024,242     4,926,917     3,257,316     3,400,835
Operating expenses.................................    11,387,101     7,247,771     6,106,129     5,049,429
Other income (expense) net.........................     1,143,725       559,589      (361,937)      568,349
Net loss...........................................   (11,401,583)   (7,158,376)   (5,689,296)   (4,853,768)
Basic and diluted net loss per common share........  $      (1.35)  $     (1.20)  $     (0.61)  $     (0.57)

                                                         AS OF           AS OF
                                                     SEPTEMBER 30,     MARCH 31,
                                                         2000            2001
                                                     -------------    -----------
                                                                      (UNAUDITED)
Consolidated Balance Sheet Data:
Total assets.......................................   $10,830,312     $15,027,761
Long-term liabilities..............................       848,891       2,117,153
Stockholders' equity...............................   $ 7,377,587     $ 7,955,459

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read together with the information contained in the Consolidated Financial Statements and related Notes included in this proxy statement-prospectus.

OVERVIEW

GENERAL

     VDAT is a full service broadband media company that enables businesses to market their products through various channels including print, television and the Internet. VDAT's extensive video libraries and media offerings cover a wide range of topics, including travel, golf, leisure activities, medicine and healthcare and business, corporate and financial information.

     VDAT is comprised of five operating groups including:
     Visual Data Network Solutions Group (EDNET)
     Visual Data On-line Broadcast and Production Group (includes Webcasting, Live audio and video events, etc.)
     Visual Data Travel Group (includes HotelView, ResortView, etc.)
     Visual Data Financial Solutions Group (TheFirstNews.com)
     Visual Data Golf, Leisure and Syndication Group (Golf Society of the U.S.)

PLAN OF OPERATION

     Our current plan of operation includes continuing to expand the marketing of our video libraries, the development and marketing of our new on-line products and services, expansion of our golf membership and to continue to look for synergistic acquisition opportunities.

     During the three months ended March 31, 2001 VDAT formed the Golf, Leisure and Syndication Group. The Golf, Leisure and Syndication Group is a golf membership business that markets to the golfing community. The members are provided with the opportunity to acquire equipment, greens fees, trips, and various other benefits at a discounted price. The members are also provided with Player Magazine, a bi-monthly publication for the golfing community.

REVENUE RECOGNITION

     Our HotelView, CareView and ResortView libraries recognize production revenue at the time of completion of video production services. Per hit charges are recognized when users watch a video on the Internet. Fixed monthly fees are recognized on a monthly basis consistent with the terms of the contracts. Commissions on ResortView bookings are recognized when the stays are completed. Currently, our Video News Wire and MedicalView divisions recognize revenue when a project is completed and our client is billed. A significant component of our Network Solutions Group's revenue relates to the sale of equipment, which is recognized when the equipment is installed or upon signing of a contract after a free trial period. Our Network Solutions Group recognizes revenues from equipment installation, Webcasting and bridging when service is performed. Network usage revenue is recognized based on customers' monthly usage. Our Network Solutions Group leases some equipment to customers under terms that are accounted for as operating leases. Rental revenue from leases is recognized ratably over the life of the lease and the related equipment is depreciated over its estimated useful life. All leases of the related equipment contain fixed terms. TheFirstNews.com recognizes its subscription revenue ratably as service is provided. Our Golf, Leisure and Syndication Group generates revenue from membership fees, advertising, syndication and fees from the sale of equipment. Revenue from the membership fees is recognized ratably over the term of the membership. Advertising revenue is recognized ratably over the two-month publication period. Syndication fees are recognized during the term of the syndication. Revenue from the sale of equipment is recognized when the equipment is shipped.

RESULTS OF OPERATIONS

  Six months ended March 31, 2001 compared to Six months ended March 31, 2000.

     Revenue

     VDAT recognized revenue of approximately $4,036,000 during the six months ended March 31, 2001, representing an increase of approximately $1,008,000 (33%) over revenues of approximately $3,028,000 for the same period last year. Revenues from the Network Solutions Group accounted for approximately $1,925,000 during the six months ended March 31, 2001 as compared to approximately $2,260,000 for the same period in fiscal 2000, which represents a decrease of approximately $335,000 (15%). This decrease is the result of a decline in the sale of equipment. Revenues from the On-Line Broadcast and Production Group accounted for approximately $1,143,000 during the six months ended March 31, 2001 as compared to approximately $475,000 for the same period in fiscal 2000, which represents an increase of approximately $668,000 (141%). This increase is primarily the result of the increase in the business services provided which includes webcasts, conference calls and slide show presentations. Revenue from the Travel Group accounted for approximately $357,000 during the six months ended March 31, 2001 as compared to approximately $160,000 for the same period in fiscal 2000, which represents an increase of approximately $197,000 (123%). The increase is the result of production and distribution performed for hotels and resorts. Additionally, revenue from the Golf, Leisure and Syndication Group accounted for approximately $483,000 during the six months ended March 31, 2001. The Golf, Leisure and Syndication Group was formed with the completion of the acquisition of SportSoft Golf, Inc. The financial statements include the results of operations of SportSoft as of January 1, 2001, therefore, there was no revenue for the same period in fiscal 2000. The balance of VDAT's revenue for the six months ended March 31, 2001, approximately $128,000, was derived from the Financial Solutions Group and CareView. We sold CareView assets to CuraSpan, Inc. in December 2000. CuraSpan, Inc. entered into a services agreement with CareView to provide the production and distribution of videos.

     Cost of Revenue

     Cost of revenue includes video production costs, a percentage of our programmers allocated time, and related overhead costs, costs to publish the magazine, as well as network fees and equipment costs associated with our Network Solutions Group's revenue. In addition, cost of revenue includes the amortization of marketing costs associated with mailings sent to solicit new members. The marketing costs are amortized over the average term of the memberships. Cost of revenue was $3,257,000 during the six months ended March 31, 2001, representing a decrease of approximately $144,000 (4%) from approximately $3,401,000 for the same period last year. Cost of revenues from the Network Solutions Group accounted for approximately $1,725,000 during the six months ended March 31, 2001 as compared to approximately $2,056,000 for the same period in fiscal 2000, which represents a decrease of approximately $331,000 (16%). This decrease is consistent with the decrease in revenues for the Network Solutions Group. Cost of revenues from the On-Line Broadcast and Production Group accounted for approximately $567,000 during the six months ended March 31, 2001 as compared to approximately $266,000 for the same period in fiscal 2000, which represents an increase of approximately $301,000 (113%). This increase is the result of additional direct costs from the business services projects as well as a significant increase in the allocation of programmer's time and related overhead costs. Cost of revenues from the Golf, Leisure and Syndication Group accounted for approximately $287,000 during the six months ended March 31, 2001. The balance of the cost of our revenues during the six months ended March 31, 2001, approximately $678,000, was derived from production and distribution of video content libraries for the Travel Group and Other (CareView), the cost of delivering financial data for the Financial Solutions Group, as well as the allocation of programmer's time and related overhead. The cost of revenue decreased by $400,000 (37%) from $1,079,000 for the Travel Group, Other and the Financial Solutions Group primarily as a result of the change in allocation from the Travel Group and CareView to the On-Line Broadcast and Production Group.

     General and Administrative Expenses

     General and administrative expenses were $2,190,000 during the six months ended March 31, 2001, representing an increase of approximately $1,127,000 (106%) from approximately $1,063,000 for the same period last year. The increase was primarily the result of the addition of the Golf, Leisure and Syndication Group as well as the capturing of general and administrative expenses in corporate administrative costs for the Financial Solutions Group in the prior year.

     Sales and Marketing Expenses

     Sales and marketing expenses were $1,823,000 during the six months ended March 31, 2001, representing a decrease of approximately $818,000 (31%) from approximately $2,641,000 for the same period last year. Sales and marketing expenses from the Travel Group accounted for approximately $569,000 during the six months ended March 31, 2001 as compared to approximately $949,000 for the same period in fiscal 2000, which represents a decrease of approximately $380,000 (40%). The decrease was primarily the result of cost containment and consolidation of marketing and advertising. Sales and marketing expenses from Other, which includes CareView, accounted for approximately $192,000 during the six months March 31, 2001 as compared to approximately $686,000 for the same period in fiscal 2000, which represents a decrease of approximately $640,000 (72%). The decrease was primarily the result of the sale of assets of CareView to CuraSpan, Inc. and the costs savings from fewer employees. Sales and marketing expenses from the Financial Solutions Group accounted for approximately $343,000 during the six months ended March 31, 2001 as compared to approximately $593,000 for the same period in fiscal 2000, which represents a decrease of approximately $250,000 (42%). The decrease was primarily the result of cost containment and consolidation of marketing and advertising. The decrease was off-set by the increase in sales and marketing expenses for the Network Solutions Group and the Golf, Leisure and Syndication Group. Sales and marketing expenses from the Network Solutions Group accounted for approximately $455,000 during the six months ended March 31, 2001 as compared to approximately $293,000 for the same period in fiscal 2000, which represents an increase of approximately $162,000 (55%). Sales and marketing expenses from the Golf, Leisure and Syndication Group accounted for approximately $93,000 during the six months ended March 31, 2001.

     Corporate Allocation Expenses

     Corporate allocation expenses were $2,093,000 during the six months ended March 31, 2001, representing an increase of approximately $748,000 (56%) from approximately $1,345,000 for the same period last year. Corporate allocation includes $343,000 non-cash expense for consulting options as a result of the fair value recorded by using the Black-Scholes pricing model as well as $154,000 non-cash expense relating to the amortization of intangible assets associated with the acquisition of SportSoft Golf, Inc. The additional increase is primarily the result of legal and accounting fees, recruiting fees, severance and production services used for corporate development that are classified as general and administrative.

     Other Income (Expense)

     Other income (expense) was $(362,000) during the six months ended March 31, 2001, representing an increase in expense of approximately $930,000 (164%) from approximately $568,000 for the same period last year. The increase is primarily the result of $402,000 of interest expense associated with the 6% Convertible Debentures. This interest expense is primarily the result of the debt discount relating to the conversion feature being expensed immediately due to the right of conversion plus the expensing of the fair value of the Warrants, and both are non-cash expenses. In addition, interest income was approximately $70,000 during the six months ended March 31, 2001, representing a decrease of approximately $257,000 (79%) from approximately $327,000 for the same period last year. The decrease in interest income earned is the result of lower cash and cash equivalent balances during the respective periods. For the six months ended March 31, 2001, approximately $269,000 of subsidiary losses were allocated to minority interest. There were no such allocations to minority interest for the six months ended March 31, 2001 as minority interest was reduced to zero as of September 30, 2000.

  Three months ended March 31, 2001 compared to Three months ended March 31,
  2000

     Revenue

     VDAT recognized revenue of approximately $2,336,000 during the three months ended March 31, 2001, representing an increase of approximately $710,000 (44%) over revenues of approximately $1,627,000 for the same period last year. Revenues from the Network Solutions Group accounted for approximately $1,106,000 during the three months ended March 31, 2001 as compared to approximately $1,243,000 for the same period in fiscal 2000, which represents a decrease of approximately $137,000 (11%). This decrease is the result of a decline in the sale of equipment. Revenues from the On-Line Broadcast and Production Group accounted for approximately $524,000 during the three months ended March 31, 2001 as compared to approximately $227,000 for the same period in fiscal 2000, which represents an increase of approximately $297,000 (131%). This increase is primarily the result of the increase in the business services provided which includes webcasts, conference calls and slide show presentations. Revenue from the Travel Group accounted for approximately $193,000 during the three months ended March 31, 2001 as compared to approximately $93,000 for the same period in fiscal 2000, which represents an increase of approximately $100,000 (108%). The increase is the result of additional production and distribution performed for hotels and resorts. Additionally, revenue from the Golf, Leisure and Syndication Group accounted for approximately $483,000 during the three months ended March 31, 2001. The balance of our revenue for the three months ended March 31, 2001, approximately $30,000, was derived from the Financial Solutions Group and CareView. We sold CareView assets to CuraSpan, Inc. in December 2000. CuraSpan, Inc. entered into a services agreement with CareView to provide the production and distribution of videos.

     Cost of Revenue

     Cost of revenue was $1,843,000 during the three months ended March 31, 2001, representing an increase of approximately $62,000 (3%) from approximately $1,781,000 for the same period last year. Cost of revenues from the Network Solutions Group accounted for approximately $974,000 during the three months ended March 31, 2001 as compared to approximately $1,114,000 for the same period in fiscal 2000, which represents a decrease of approximately $140,000 (13%). This decrease is consistent with the decrease in revenues for the Network Solutions Group. Cost of revenues from the On-Line Broadcast and Production Group accounted for approximately $249,000 during the three months ended March 31, 2001 as compared to approximately $135,000 for the same period in fiscal 2000, which represents an increase of approximately $114,000 (84%). This increase is the result of additional direct costs from the business services projects as well as a significant increase in the allocation of programmer's time and related overhead costs. Cost of revenues from the Golf, Leisure and Syndication Group accounted for approximately $287,000 during the three months ended March 31, 2001. The balance of the cost of our revenues during the three months ended March 31, 2001, approximately $333,000, was derived from production and distribution of video content libraries for the Travel Group and Other (CareView), the cost of delivering financial data for the Financial Solutions Group, as well as the allocation of programmer's time and related overhead. The cost of revenue decreased by $198,000 (37%) from $531,000 for the Travel Group, Other and the Financial Solutions Group primarily as a result of the change in allocation from the Travel Group and CareView to the On-Line Broadcast and Production Group.

     General and Administrative Expenses

     General and administrative expenses were $1,497,000 during the three months ended March 31, 2001, representing an increase of approximately $945,000 (171%) from approximately $552,000 for the same period last year. The increase was primarily the result of the addition of the Golf, Leisure and Syndication Group as well as the capturing of general and administrative expenses in corporate administrative costs for the Financial Solutions Group in the prior year.

     Sales and Marketing Expenses

     Sales and marketing expenses were $803,000 during the three months ended March 31, 2001, representing a decrease of approximately $406,000 (34%) from approximately $1,209,000 for the same period last year. Sales and marketing expenses from the Travel Group accounted for approximately $217,000 during the three months ended March 31, 2001 as compared to approximately $366,000 for the same period in fiscal 2000, which represents a decrease of approximately $149,000 (41%). The decrease was primarily the result of cost containment and consolidation of marketing and advertising. Sales and marketing expenses from Other, which includes CareView, accounted for approximately $17,000 during the three months ended March 31, 2001 as compared to approximately $285,000 for the same period in fiscal 2000, which represents a decrease of approximately $268,000 (94%). The decrease was primarily the result of the sale to CuraSpan, Inc. of assets of CareView and the costs reductions from employee reductions. Sales and marketing expenses from the Financial Solutions Group accounted for approximately $151,000 during the three months ended March 31, 2001 as compared to approximately $331,000 for the same period in fiscal 2000, which represents a decrease of approximately $180,000 (54%). The decrease was primarily the result of cost containment and consolidation of marketing and advertising. The decrease was off-set by the increase in sales and marketing expenses for the Network Solutions Group and the Golf, Leisure and Syndication Group. Sales and marketing expenses from the Network Solutions Group accounted for approximately $233,000 during the three months ended March 31, 2001 as compared to approximately $178,000 for the same period in fiscal 2000, which represents an increase of approximately $55,000 (31%). Sales and marketing expenses from the Golf, Leisure and Syndication Group accounted for approximately $93,000 during the three months ended March 31, 2001.

     Corporate Allocation Expenses

     Corporate allocation expenses were $1,184,000 during the three months ended March 31, 2001, representing an increase of approximately $430,000 (57%) from approximately $754,000 for the same period last year. Corporate allocation includes $198,000 non-cash expense for consulting options as a result of the fair value recorded by using the Black-Scholes pricing model as well as $154,000 non-cash expense relating to the amortization of intangible assets associated with the acquisition of SportSoft Golf, Inc. The additional increase is primarily the result of legal and accounting fees, severance and production services used for corporate development that are classified as general and administrative.

     Other Income (Expense)

     Other Income (expense) was $(83,000) during the three months ended March 31, 2001, representing an increase in expense of approximately $371,000 (129%) from approximately $288,000 in other income for the same period last year. The increase is primarily the result of $92,000 of interest expense associated with the 6% Convertible Debentures. Interest income was approximately $26,000 during the three months ended March 31, 2001, representing a decrease of approximately $124,000 (83%) from approximately $150,000 for the same period last year. The decrease in interest income earned is the result of lower cash and cash equivalent balances during the respective periods. For the three months ended March 31, 2000, approximately $154,000 of subsidiary losses were allocated to minority interest. There were no such allocations to minority interest for the three months ended March 31, 2001 as minority interest was reduced to zero as of September 30, 2000.

  Year ended September 30, 2000 compared to year ended September 30, 1999.

     Results of Operations

     In the discussion below, we compare our results of operations for the years ended September 30, 2000 and 1999. The discussion details the changes in operations for VDAT and its wholly-owned subsidiaries, and EDNET.

     The following table shows for the periods presented the percentage of revenue represented by items on our consolidated statements of operations.

                                                               PERCENTAGE OF
                                                                  REVENUE
                                                                 YEAR ENDED
                                                               SEPTEMBER 30,
                                                              ----------------
                                                               2000      1999
                                                              ------    ------
Revenue.....................................................   100.0%    100.0%
Cost of revenue.............................................   119.7     110.4
                                                              ------    ------
Operating expenses:
  General and administrative................................   101.6     103.8
  Sales and marketing.......................................    92.4      58.5
                                                              ------    ------
Total operating expenses....................................   194.0     162.3
                                                              ------    ------
Loss from operations........................................  (213.7)   (172.7)
Other income (expense):
  Interest income...........................................     9.7       4.9
  Rental income.............................................     1.4       1.7
  Loss on disposal of assets................................    (0.2)     (0.3)
  Interest expense..........................................    (2.2)     (2.4)
  Minority interest.........................................    10.8       8.7
                                                              ------    ------
Loss before taxes...........................................  (194.2)   (160.1)
Income taxes................................................      --       0.2
                                                              ------    ------
Net loss....................................................  (194.2)%  (160.3)%
                                                              ======    ======

     Revenue

     VDAT. Revenue increased by approximately $992,000, or 137%, to approximately $1,715,000 for the fiscal year ended September 30, 2000 from approximately $723,000 for the fiscal year ended September 30, 1999. This increase was primarily attributable to an increase in webcasts and live audio and video events from the Visual Data On-line Broadcast and Production Group ("OLBPG"). Revenue from OLBPG increased by approximately $738,000, or 216%, to approximately $1,079,000 for the fiscal year ended September 30, 2000 from approximately $341,000 for the fiscal year ended September 30, 1999. In addition, VDAT experienced an increase in the Visual Data Travel Group ("Travel Group") as a result of increased production and distribution of hotel vignettes. Revenue from Travel Group increased by approximately $148,000, or 64%, to approximately $380,000 for the fiscal year ended September 30, 2000 from approximately $232,000 for the fiscal year ended September 30, 1999. Revenue from the CareView division increased by approximately $120,000, or 93%, to approximately $250,000 for the fiscal year ended September 30, 2000 from approximately $130,000 for the fiscal year ended September 30, 1999. In December 2000, we sold the CareView name as well as the CareView library to CuraSpan, Inc.

     EDNET. Revenue increased by approximately $413,000, or 11%, to approximately $4,154,000 for the fiscal year ended September 30, 2000 from approximately $3,741,000 for the fiscal year ended September 30, 1999. This increase was primarily attributable to an increase in webcasts and video networking from the Visual Data Networking Solutions Group ("Networking Group").

     Cost of Revenue

     VDAT. Cost of revenue increased by approximately $980,000, or 48%, to approximately $3,008,000 for the fiscal year ended September 30, 2000 from approximately $2,028,000 for the fiscal year ended September 30, 1999. Cost of revenue as a percentage of revenue for the fiscal years ended September 30, 2000 and 1999 was approximately 175% and 281%, respectively, reflecting the impact of an increase in revenues and additional cost of revenues to support current revenues and future growth. The increase in cost of revenue was the result of an increase in camera crews fees, information technology group salaries and consultants and depreciation of assets acquired to increase the capacity of operations.

     EDNET. Cost of revenue increased by approximately $1,118,000, or 39%, to approximately $4,017,000 for the fiscal year ended September 30, 2000 from approximately $2,899,000 for the fiscal year ended September 30, 1999. Cost of revenue as a percentage of revenue for the fiscal years ended September 30, 2000 and 1999 was approximately 97% and 78%, respectively. The increase in cost of revenue is the result of costs associated with "ClipMail" lines of business, discounts to attract this business and the write down of slow moving "ClipMail" inventory in an effort to more realistically assess its value.

     Operating Expenses

     VDAT.

     General and administrative. General and administrative expense remained relatively consistent at approximately $4,090,000 for the fiscal year ended September 30, 2000 from approximately $4,085,000 for the fiscal year ended September 30, 1999. General and administrative expense as a percentage of sales was approximately 238% and 565% for the fiscal years ended September 30, 2000 and 1999, respectively. The significant decrease in general and administrative expense as a percentage of sales is primarily attributable to a decrease of approximately $120,000 for the SEC filing fees and a decrease of approximately $625, 000 for consulting fees. This was off-set by an increase of approximately $390,000 in administrative compensation, an increase of approximately $130,000 for depreciation and an increase of approximately $120,000 in telephone expenses.

     Sales and marketing. Sales and marketing increased by approximately $3,392,000, or approximately 250%, to approximately $4,750,000 for the fiscal year ended September 30, 2000 from approximately $1,358,000 for the fiscal year ended September 30, 1999. The increase in sales and marketing was primarily due to an increase in compensation, travel and entertainment and advertising. Compensation expense increased to approximately $1,565,000 during the fiscal year ended September 30, 2000 from approximately $671,000 during the fiscal year ended September 30, 1999. This increase was a result of the increase in sales personnel during the year. The increase in travel and entertainment to approximately $491,000 during the fiscal year ended September 30, 2000 from approximately $231,000 during the fiscal year ended September 30, 1999 was a result of the increase in sales personnel during the year. Advertising expenses increased to approximately $1,263,000 during the fiscal year ended September 30, 2000 from approximately $521,000 during the fiscal year ended September 30, 1999 as a result of VDAT utilizing several marketing firms during the year. Subsequent to year-end, VDAT terminated the CareView employees, as a result of the sale to CuraSpan, Inc. (see Note 12 to the Consolidated Financial Statements). In addition, VDAT has consolidated the advertising efforts for all of its divisions to realize better economies, and, therefore, reduce advertising costs for Fiscal Year Ended September 30, 2001.

     EDNET.

     General and administrative. General and administrative expense increased approximately $623,000, or approximately 50%, to approximately $1,877,000 for the fiscal year ended September 30, 2000 from approximately $1,254,000 for the fiscal year ended September 30, 1999. General and administrative expense as a percentage of sales was approximately 45% and 34% for the fiscal years ended September 30, 2000 and 1999, respectively. The increase in general and administrative expense as a percentage of sales is primarily attributable to the expansion of the webcasting operations that includes additional equipment depreciation and personnel.

     Sales and marketing. Sales and marketing increased by approximately $119,000, or approximately 22%, to approximately $670,000 for the fiscal year ended September 30, 2000 from approximately $551,000 for the fiscal year ended September 30, 1999. The increase in sales and marketing was primarily due to an increase in sales personnel.

     Other Income (Expense)

     VDAT.

     Other Income. Other income increased approximately $602,000, or approximately 106%, to approximately $1,171,000 for the fiscal year ended September 30, 2000 from approximately $569,000 for the fiscal year ended September 30, 1999. The increase is primarily attributable to an increase in interest income and an increase in minority interest. The increase in interest income is the result of the increase in average cash balance for the fiscal year ended September 30, 2000 compared with the fiscal year ended September 30, 1999. The increase in minority interest is the result of the increase in the loss from EDNET. As a result of the losses generated by EDNET, the minority interest balance has been fully absorbed as of September 30, 2000, and, therefore, all future losses will be fully absorbed by VDAT. As the minority interest's 49% share in EDNET's cumulative net losses through September 30, 2000 is in excess of the minority interest's original investment by approximately $174,000, VDAT has reduced the minority interest liability to zero in the accompanying consolidated balance sheet as of September 30, 2000. VDAT will restore the minority interest's 49% share in EDNET when and if the cumulative earnings in EDNET become positive.

     EDNET.

     Other Expense. Other expense remained relatively consistent increasing approximately $17,000, or approximately 170%, to approximately $27,000 for the fiscal year ended September 30, 2000 from approximately $10,000 for the fiscal year ended September 30, 1999.

PROVISION FOR INCOME TAXES

     We have incurred significant net losses since our inception in 1993. These losses have resulted in net operating loss carryforwards and deferred tax assets, which have been used by us to offset tax liabilities, which may have been incurred in prior periods. We have recorded a valuation allowance against the deferred income tax assets, since future utilization of these assets is subject to our ability to generate taxable income.

LIQUIDITY AND CAPITAL RESOURCES

     VDAT's working capital at March 31, 2001 was $879,000, a decrease of approximately $2,691,000 from September 30, 2000. The change in working capital was primarily attributable to cash used in operating activities of $5,325,000 for the six months ended March 31, 2001 which was partially off-set by the proceeds from the sale of preferred stock in TheFirstNews.com ($905,000, net), the sale of the 6% Convertible Debentures ($1,840,000, net) and the sale of VDAT common stock ($1,000,000, net). Net cash used in investing activities was $960,000 for the six months ended March 31, 2001. Net cash provided by financing activities, as previously described, for the six months ended March 31, 2001 was $3,734,000.

     As previously disclosed, in February 2001 we completed the acquisition of SportSoft Golf, Inc. and thereafter formed our Golf, Leisure and Syndication Group. Our balance sheet at March 31, 2001 reflects the changes in our financial statements as a result of this acquisition. At March 31, 2001 our prepaid expenses increased approximately $1,163,000, or approximately 272%, from September 30, 2000. Included in prepaid expenses at March 31, 2001 is approximately 465,000 which is attributable to the Golf, Leisure and Syndication Group. In addition, prepaid expenses have increased by approximately $523,000 which is attributable to the granting of options and warrants to consultants which are accounted for in accordance with SFAS 123. At March 31, 2001 we also reported deferred marketing costs of approximately $646,000, which represented marketing costs associated with mailings sent to solicit new members, and other current assets of approximately $214,000, which represented primarily the investment and loan to CuraSpan, Inc. At September 30, 2000 we did not have comparable assets. The increase of approximately $4,545,000 in our intangible assets at March 31, 2001 from September 30, 2000 is attributable to goodwill and membership lists associated with our acquisition of SportSoft Golf, Inc. At March 31, 2001,the increase in our total current liabilities from September 30, 2000 is primarily attributable to approximately $1,422,000 of accrued membership liability which represents the estimated future costs that we will incur to fulfill the magazine for memberships that were paid to SportSoft Golf, Inc. prior to our acquisition of the company and an increase of approximately $364,000 in deferred revenue which is primarily attributable to the Golf, Leisure and Syndication Group cash receipts from memberships since our acquisition of SportSoft Golf, Inc., for which, we have not recognized the revenue at March 31, 2001.

     For the six months ended March 31, 2001, we had an operating loss of approximately $5.7 million and cash used in operations of approximately $5.3 million. Our forecast for fiscal year 2001 anticipates a reduction in cash used in operations from the usage during fiscal year 2000. At March 31, 2001, we had $1.2 million of cash and cash equivalents and restricted cash available to fund future operations.

     In December 2000, we sold $2,040,000 principal amount of 6% Convertible Debentures to two entities in a private transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of such act. See
Note 2 to the Notes to Unaudited Condensed Consolidated Financial Statements. In January 2001, we sold 800,000 shares of Common Stock to a non-affiliated third party in a private transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of such act.

     In May 2001, we sold 730,638 shares of common stock for $1,500,000 in a private transaction exempt from registration under the Securities Act of 1933. In addition, the investors received a three year warrant to purchase 146,128 shares of common stock at $2.76 per share.

     VDAT is constantly evaluating its cash needs and existing burn rate. In the evaluation of its cash needs, VDAT will continue to raise additional capital through the sale of equity and debt securities, as deemed necessary. In addition, VDAT has a plan whereby certain non-essential personnel and administrative costs may be reduced so that we may continue to meet our operating and financing obligations as they come due. No assurances can be given that VDAT will be successful in obtaining additional capital, or that such capital will be available on terms acceptable to it. Further, there can be no assurance that even if such additional capital is obtained or the planned cost reductions are implemented, that VDAT will achieve profitability or positive cash flow.

                               BUSINESS OF EDNET

SUMMARY OF BUSINESS

     Entertainment Digital Network, Inc., a Delaware corporation, develops and services digital communications systems for the North American advertising and entertainment industry. The company is 51% owned by VDAT (Nasdaq National
Market: VDAT) of Pompano Beach, Florida. These entertainment systems help our clients deliver, store and manage professional-quality audio and video files over proprietary networks. Our private wide-area network, which we established through strategic alliances with tier one Internet Service Providers ("ISP"), long distance carriers, regional telephone companies, satellite operators and independent fiber-optic telecommunications providers, enable our clients to exchange high quality audio, video and multimedia data. We provide engineering services, technical advice, and audio, video and networking hardware and software together with our networking services. In January of 1999, we expanded our business to include the production of live audio and video streaming broadcasts over the Internet ("Webcasting") for our corporate and entertainment clients. We also provide crews and equipment for live audio and videoconferences, and the digital communication lines for transporting the media back to our server for live streaming distribution over the Internet.

INDUSTRY OVERVIEW

     The digital communications industry originated in the 1970's based on the ability of digital technology to support new and advanced communication applications. Digital content can be compressed, enabling data-dense applications such as the instantaneous exchange of large amounts of high-quality media in real or near-real time over any distance. Important communications equipment suppliers increasingly recognize our expertise in systems integration using telecommunications and Internet technology.

BUSINESS OF EDNET

     Principal Markets. We sell services to advertising and entertainment industry clients, including production and post-production companies, advertisers, producers, directors and talent. Our networking technology makes it possible for producers, directors and talent to interact in real time, with less interruption of their schedules, despite being in distant cities. Management believes these services are of growing importance in the entertainment industry because, while the production of audio and video entertainment is inherently a creative process requiring the collaboration of many parties, the participants in this process are often in separate locations. Traditionally, this meant frequent travel and delay in the audio and video production process. Our applications allow the collaborative process to go forward without delay despite physical separation. We expanded our market during the past two years by entering into the business of producing audio and video live streaming broadcasts over the Internet. We have extended this service into the corporate market.

     Audio and Video Network Systems Development Process. We use a standardized process for developing audio and video network communications systems for our customers. When we contract with a new audio or video network customer, we determine the technical information and specifications regarding the customer's existing facility, equipment and communications requirements. Based on those specifications, we determine the configuration of the new system, select the appropriate equipment components, modify the software and/or hardware as needed, and perform the final quality control procedures. Next, we package and ship the system to the customer. Affiliated technicians can usually install the system with telephone support from our in-house engineers. After installation, our technical personnel typically perform a routine series of system checks and diagnostics from the headquarters over the remote network to ensure that the newly installed equipment functions properly.

     Technical Support. Our technical support staff responds directly to customer inquiries during business hours. For emergency support during non-business hours, domestic customers can contact us through a toll-free 800 number, and a special direct-dial telephone number is available for international customers. The technical support staff can resolve the vast majority of technical support issues directly through remote network connection techniques, which enables the staff to perform remote diagnostics on a customer's equipment. If we are unable to diagnose and service a hardware or software problem over the remote network connection, a customer can ship equipment to us for on-site, or "bench", diagnostics and service. We have a supply of field replacement equipment for occasional customer emergencies. These services are included in the customers' fees.

     Key Suppliers and Alliances. We act as a systems integrator by acquiring other companies' technologies and integrating them into an effective communications solution. We do not manufacture any of the components used in the networks. Instead, we purchase digital communications equipment components directly from manufacturers such as Dolby Labs, Telos, Musicam USA, APT, PictureTel, Polycom and Telestream. We are the North American master distributor for certain Telestream, Dolby and APT equipment, and we are the primary maintenance support for APT equipment in the United States. Because the individual components used in the systems are generally available from more than one reliable source or manufacturer, management believes the risk of an adverse impact to our business from an interruption in supply from any single supplier is minimal. We also maintain a small ongoing inventory of all of the components of our various communications products. Most of our suppliers have offices and/or distribution points near our San Francisco headquarters. In the event we do not have sufficient inventory on-hand to fill a system hardware order, we can usually order and receive additional inventory with turnaround times of as little as twenty-four hours and generally no more than four weeks. This does not exclude an adverse effect in the event that any of our suppliers, for which we have exclusive distributorship, files bankruptcy or ceases operations.

     Marketing. We market our services through a direct full-time sales staff, through appearances at industry trade shows, and through selling arrangements, such as, with independent sales reps, our marketing alliances with DG Systems, and an agreement with PR Newswire.

DESCRIPTION OF CURRENT AND DEVELOPING PRODUCTS

     Audio Networking Services. Our integrated audio networking systems allow artists and sound engineers in remote locations to record a single audio track. We provide compression and transmission of studio quality audio signals over fiber-optic lines (i.e., telephone digital data lines) between separate studios. Engineers can send time codes with audio data so that operators at the different studios can synchronize the audio to film projectors or VCR machines for real time editing of movies and video. When we install an audio media communications system and the requisite sound equipment, a studio becomes an "affiliate studio", equipped with a device to digitize, compress, send, receive and decompress audio media (known as a "codec"). In addition, the studio becomes a part of our network of media production and post-production studios. Studios enter into agreements with us to join our network of recording studios, usually for three years. Joining the network allows an affiliate studio to establish a link with, and transmit audio and/or video information to, any other affiliate studio. An affiliate studio may participate in joint promotional and advertising activities describing the network, and it has access to technical support and a software directory of affiliate studios. Affiliate studios pay lower link-up rates than non-affiliate studios pay to connect to studios with incompatible equipment. Currently, our network is comprised of over 550 studios across North America, with major concentrations in Los Angeles, San Francisco, Chicago, Washington, D.C. and New York. By granting access to the network, we earn one-time fees from customers for the sale and installation of equipment and ongoing fees for technical assistance and the use of the network.

     Our audio communications systems cost from $3,500 to $18,000. We pay local telephone service providers the telephone data connection installation charges (depending upon bandwidth requirements, from $250 to $1,000) and monthly recurring connection charges (from $40 to $300). Our customers reimburse us for all of these charges. Outside customers (non-affiliates) seeking to access media production facilities or otherwise review or record an audio clip with the assistance of a person in a different location can do so through our affiliate studios. Through EDNET's web site, an affiliate studio can quickly determine whether their studio, or another affiliate studio, operates equipment that is compatible with the non-affiliate's needs. After choosing an appropriate affiliate studio, the customer can schedule an appointment to use the network. If nearby studios do not have compatible equipment, technicians in our San Francisco Network Operations

Center (NOC) can digitally "bridge" the studios together. The customer then pays EDNET a network access fee. The primary markets for our audio services are radio and television advertisers, motion picture and television program production companies and music recording companies.

     We presently do not develop the hardware or software that is used on our network, nor do we build wide-area networks. Instead, we buy commercially available equipment, purchase network time from long distance carriers, integrate this equipment and time into a full time, 24/7 network service, and resell this service to our customers.

     Video Networking Services. The video networking service is similar in concept to the audio networking service, in that it provides end to end service for the transmission of short and long-form video, such as commercials, special effects and daily shoots, from one affiliate to another. The video network presently incorporates Broadband IP-based (Internet Protocol) videoconferencing devices, the "ClipMailPro", or "Clip Express" ("ClipMail") appliances developed and manufactured by Telestream, Inc., of Nevada City, California. The "ClipMail" is a "store and forward" system, in that the transmission of the video is not in "real time". Using this technology, video media producers and their customers can efficiently and effectively transmit very high quality video for approval, rather than wait for overnight delivery of tapes. We liken these systems to e-mail for video. Compared to conventional methods of transmitting video, such as overnight courier or by messenger, we can significantly increase the speed and efficiency of the video editing and decision-making process.

     The "ClipMail" system uses MPEG-2 or MPEG-1 compression technology, and IP data networks to allow video professionals to send and receive approval of digital-master quality video and audio over a range of standard data networks. Professionals use these systems primarily to transmit short form video such as commercials, special effects, graphics, storyboards and animation shots. However, with the increase in high bandwidth data lines, directors, photographers and other professionals have been able to send audio and video dailies from remote locations to editors working back at the home studio by using EDNET's network rather than conventional delivery methods.

     Company's Internet-Based Virtual Private Network. Our video systems cost from $4,500 to $16,250 depending on the choice of product. The customer pays through us for the Internet service, the connectivity installation charges (depending upon bandwidth requirements, from $500 to $5,000) and monthly recurring connection charges (from $200 to $8,000). We offer customer service for the "ClipMail" video product through a separate virtual private network ("VPN"). This network offers customers wide-area connections, based on a variety of technologies, including T-1, DSL, or cable. This service also provides applications support, software upgrades, and media file conversion and data storage. We bill monthly fees to customers who have direct access to the IP network. These fees cover local loop costs and high-speed Internet access.

     Webcasting. We provide crews and equipment for live audio and videoconferences, and the digital communications lines to transport the media back to the main office for live streaming distribution over the Internet. The webcasting services we provide for our audio and video network affiliates, and our corporate clients in the exciting streaming media market has already become the fastest growing part of our business. This component of the Company's revenue grew nearly 400% over the prior year.

     Competition. There is likely to be an increase in the number of competitors providing broadband services for moving video in the entertainment market. Several long distance and regional telephone companies have offered video wide-area networking services to their clients from time to time, but those efforts have not yielded substantial results.

     Competition in audio and video networking services is based upon the ability to provide systems compatibility and proprietary off-the-shelf codecs. Due to the difficulty and expense of developing and maintaining private digital networks, management believes that the number of competitors is, and will remain, small. EDNET's principal competitor in audio networking has been Globecast, a division of French Telecom. Until March 31, 1995, 3D2 (aka Globecast) was the exclusive North American distributor of apt-X codecs manufactured by Audio Processing Technology ("APT"), which were in demand in the radio voice-over market. EDNET was able to negotiate an agreement allowing it to represent APT, and quickly became the brand's largest reseller. In 1998, EDNET became the exclusive distributors in North America of the apt-X codecs.

     The Company's primary video networking competitor is VYVX, a division of Williams Co. This company's focus is on video-networking services utilizing more expensive, higher-bandwidth fiber connections than ours. EDNET will also see competition in the high-end networking market from JCI, MediaNet, and Wam!Net.

     In its Webcasting sector, EDNET experiences competition from V-call, TellSoft, Activate, YahooBroadcasting, and others who are offering live webcasts of quarterly earnings conference calls. In live event webcast production, EDNET has competition from MediaLink, Yahoo, and others. However, the production services of the company have also been in demand by some of its competitors, and from time to time we contract services to these companies. The nature of the streaming media sector of the Internet market is highly interdependent while being competitive. This tends to give rise to unusual relationships such as those described above.

PATENTS AND TRADEMARKS

     We do not own any patents and rely instead on a combination of statutory and common-law copyright, trademark and trade secret laws to protect the rights of our proprietary technologies. We have registered "EDNET", "Entertainment Digital Network" and "ZeroC" as trademarks with the U.S. Patent and Trademark Office.

RESEARCH AND DEVELOPMENT

     We had no research and development expenditures in 2000 or 1999. We did not spend any funds on material customer-sponsored research and development during the past two years.

GOVERNMENTAL APPROVALS AND REGULATION

     Our products and services are currently not subject to regulation by any government agency or regulatory body.

PARENT AND SUBSIDIARY COMPANIES

     The parent company of EDNET is VDAT, based in Pompano Beach, Florida. VDAT currently has a 51% holding in the company. EDNET currently operates through a wholly-owned subsidiary also known as Entertainment Digital Network, which is a California corporation.

                         EDNET SELECTED FINANCIAL DATA

                                                  YEARS ENDED               SIX MONTHS ENDED
                                                 SEPTEMBER 30,                 MARCH 31,
                                           -------------------------    ------------------------
                                              2000           1999          2001          2000
                                           -----------    ----------    ----------    ----------
                                                                              (UNAUDITED)
Statement of Operations Data:
Revenues.................................  $ 4,938,632    $3,910,466    $2,767,353    $2,506,394
Cost of revenues.........................    4,016,596     2,898,541     1,725,285     2,056,081
Operating expenses.......................    2,547,171     1,805,639     1,124,508       990,144
Other income (expense) net...............      (27,254)      675,239        (5,687)       (7,690)
Net losses...............................   (1,654,789)     (125,909)      (88,127)     (549,954)
Basic and diluted net loss per common
  share..................................  $     (0.07)   $    (0.01)   $    (0.00)   $    (0.02)

                                                AS OF               AS OF
                                          SEPTEMBER 30, 2000    MARCH 31, 2001
                                          ------------------    --------------
                                                                 (UNAUDITED)
Balance Sheet Data:
Total assets............................      $2,589,573          $2,242,710
Long-term liabilities...................              --              28,711
Stockholders' deficit...................      $ (356,914)         $ (443,674)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS:

  Six and three months ended March 31, 2001 compared to March 31, 2000.

     For the three months ended March 31, 2001, our revenues were $1,501,048, an increase of 12% over revenues of $1,345,088 in the comparable period last year. Revenues for the six months ended March 31, 2001 increased 10% to $2,767,353 compared to revenues of $2,506,394 in the comparable period last year. Increases in revenue are primarily due to growth in sales of our Webcasting services. This line of services has steadily increased each quarter. Webcasting revenues grew to $894,014 for the six months ended March 31, 2001 compared to $373,564 for the same period last year. The decline in equipment sales is primarily due to a softening of the market for its video products over the six-month period ending March 31, 2001 compared to the same period in the previous year. Sales of video products declined from $508,756 for the six months ended March 31, 2000 to $275,139 in the same period in the current year. The market place continues to have a long sales cycle in the adoption of the new technology. After the initial period of sales, we have seen a softening in the market as users evaluate and integrate the technology into their networks. The company continues to be optimistic for this product line and is experiencing a steadily increasing level of activity. This optimism is supported by the increase in sales for the quarter ended March 31, 2001 to $238,361 compared to $36,778 in the quarter ended December 31, 2000. Gross Profit increased for the three months ended March 31, 2001 to $491,172 or 33% of sales, compared to $231,297 or 17% of sales, in the equivalent period last year. For the six months ended March 31, 2001 gross profit increased to $1,042,068 or 38% of sales, from $450,313, or 18% of sales in the equivalent period last year. Increases in gross profit for the current quarter and year to date were due primarily to an increase in Webcasting revenues, which added $520,450 in revenues compared to the six months ended March 31, 2000. We continue to discount the video products in an effort to stimulate the market. This market continues to experience a long selling cycle. However, even in light of recent modest results, we continue to be optimistic that our efforts, especially through our marketing initiative with Digital Generation Systems, known as "One Digital Path", will result in increased sales. The net operating loss for the three months ended March 31, 2001 of $54,313, or -4% of sales, is an improvement over the loss during the equivalent period last year of -23% of sales. The net operating loss for the six months ended March 31, 2001, of $82,440, or -3% of sales, also is an improvement over the corresponding period of last year that resulted in a net operating loss of $539,831, or -22% of sales.

     Operating expenses (including Sales & Marketing, and General & Administrative) increased to $545,485 in the three months ended March 31, 2001 compared to $538,001 in the equivalent period last year. This increase is due to expansions of our business, primarily in the Webcasting line. However, due to internal restructuring of this line of business, with the relocation of part of the Webcasting business to our parent company, VDAT, we actually reduced staff in this line at the end of the three months ended March 31, 2001. For the six months ended March 31, 2001 operating expenses increased to $1,124,508 from $990,144 in the equivalent period last year. There were significant expenditures for the six months just ended such as those associated with building up new lines of business.

     For the three months ended March 31, 2001, we incurred a net loss of $57,112 or $(0.00) per share based on a weighted-average of 23,956,980 shares outstanding, which is in line with our forecast. This compares with a net loss of $315,277, or $(0.01) per share based on a weighted-average of 23,205,902 shares outstanding in the prior year for the comparable period. For the six months ended March 31, 2001, we incurred a net loss of $88,127, or $(0.00) per share based on the weighted-average of 23,956,980 shares outstanding. The net loss for the comparable period for the previous year was $549,954, or $(0.02) per share outstanding based on the weighted-average of 23,197,400 for the period.

     We continue to expand our core audio networking business, which has now expanded to over 550 affiliates in the United States and Canada. The number of Grammy and Oscar recipients that use the audio network in the music and motion picture industry has increased annually.

     In the past fiscal year, we renewed our agreement with PR Newswire and VDAT to provide corporate clients with live audio and video Webcasting over the Internet. We are in the midst of transitioning the process of conducting the earnings conference call business to VDAT, while EDNET will concentrate more fully on the "Live Event" portion of the Webcasting business. The net short-term impact of this could lead to a decrease in the Webcasting revenues by as much as 50%. This transition is expected to be complete by the forth quarter of the current year. To make up this lost revenue the company is expanding its sales and marketing activities in the Live Event line of business.

     Toward the end of the first quarter, we added a dedicated sales person to our Audio products sales and saw a 43% increase in the sales for the three months ended March 31, 2001 compared to the prior quarter. Our Video product sales continue to lag expectations, but with the hiring of a new National Sales Director we are seeing encouraging movement in this line. The total video equipment sales for the three months ended March 31, 2001 were $239,336, which is a $202,258 increase over the previous three months. Our relationship with Digital Generation Systems continues to expand through the "One Digital Path" marketing effort. The result is that we have increased sales of video products, and have growing sales contact with potential advertising and brand customers as we combine our efforts at penetrating this market.

RESULTS OF OPERATIONS:

  Fiscal Year Ended September 30, 2000 compared to the Fiscal Year ended September 30, 1999.

     The following table sets forth for the period indicated the percentage of net sales represented by certain line items from our consolidated statements of income:

                                                              SEPTEMBER 30,
DESCRIPTION                                                       2000
-----------                                                   -------------
Revenues....................................................      100.0%
Cost of sales...............................................       81.3
Gross profit................................................       18.7
Total operating expenses....................................       51.6
Loss from operations........................................      (32.9)
Other income................................................       (0.5)
Loss before income taxes....................................       33.5
Provision for income taxes..................................        0.0
Net loss....................................................      (33.5)%

     Revenues. Net sales for fiscal year 2000 increased 26.3% to $4,938,632 as compared to $3,910,466 in the year ended September 30, 1999. Management attributes the increase in revenue primarily to the growth of its Webcasting and Video networking business. Currently, video equipment sales contribute approximately 17.9% of our gross sales. We continue to anticipate revenue from video equipment sales to increase during the next fiscal year. Webcasting contributed approximately 19.1% to our gross sales. In addition, we continue to expect this component of the business to make a significant contribution in fiscal year 2001, as new marketing programs have been developed to increase market share.

     Gross Profit. Gross Profit decreased to $922,036, or 18.7% of sales, in the year ended September 30, 2000 compared to $1,011,925, or 25.9% of sales in the year ended September 30, 1999. Decreases in gross profit as a percentage of sales compared to September 30, 1999 are primarily due to increased costs associated with "ClipMail" lines of business, discounts to attract this business and the write down of slow moving "ClipMail" inventory in an effort to more realistically assess its value. The cost of goods for the Webcasting department increased by $219,000 as a result of the expansion of this line of business. The operations department saw an increase of $386,915 due primarily to increased personnel costs. However, gross revenues increased 34.5% for the fiscal year 2000 offsetting much of the increase in costs. Webcasting saw an increase of $731,000 in the fiscal year 2000, along with an increase of $249,500 in equipment sales.

     Operating Expenses. Operating expenses (including Sales & Marketing, and General & Administrative) increased to $2,547,171 in fiscal year 2000 compared to $1,805,639 for the fiscal year ended

September 30, 1999. This expansion of operating expense reflects the company's increased efforts in sales, sales personnel, and the expansion of the Webcasting operations. Sales and Marketing costs increased by $261,000, along with Engineering costs increasing $147,000, and General Administrative cost increasing $219,000. All of these increases are reflective of the increase in activity of the business and the increase in personnel.

     Other Income and Expenses. Other income and expenses decreased to a loss of $27,254 in fiscal year 2000, compared to a $675,239 gain for the fiscal year ended September 30,1999. Income in the prior year was attributed to the sale of the Company's consulting subsidiary, Internet Business Solution ("IBS"). Additionally, interest expense increased from $22,773 in the fiscal year ended September 30, 1999 to $38,790 in the current fiscal year. The increase is primarily due to the interest costs for the related party loan.

FINANCIAL CONDITION, LIQUIDITY, AND CAPITAL RESOURCES

     At March 31, 2001, we had an accumulated deficit of $8,003,165. This compares to a September 30, 2000 accumulated deficit of $7,915,038. Our working capital deficit increased only slightly from $(1,002,297) at September 30, 2000 to $(1,008,598) at March 31, 2001, as a result of our continued efforts at growing our market share of the video products marketplace drawing on our cash, and steadily declining balances in the Accounts Receivable and Inventory. The Accounts Receivable is declining with aggressive collections activities and excess video inventory is declining as planned. We have also reduced our accounts payable during the six months ended March 31, 2001 from $954,463 to their current level of $623,979. There have been no other significant changes to the balance sheet compared to the three-month period ending December 31, 2000.

     The Company continues to be a net user of cash in operations. The six-month period ended March 31, 2001 saw a net use of cash amounting to approximately $196,000. The Company's need for cash is expected to continue into the next quarter with any cash shortfalls being supplemented by the 51% parent company VDAT.

        INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF VDAT

MANAGEMENT

  Executive Officers and Directors

NAME                               AGE                          POSITION
----                               ---                          --------
Randy S. Selman(1)...............  44     Chief Executive Officer, Chairman, Chairman of EDNET.
Alan M. Saperstein...............  41     Executive Vice President, Director, Director of EDNET
George Stemper...................  46     Chief Operating Officer
Gail Babitt......................  37     Chief Financial Officer
Benjamin Swirsky(1)(2)...........  58     Director
Brian K. Service(1)(2)...........  53     Director, Director of EDNET
Eric Jacobs......................  53     Secretary, Director, Director of EDNET
Robert J. Wussler(1)(2)..........  61     Director

---------------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     Randy S. Selman. Since our inception in May 1993, Mr. Selman has served as our Chief Executive Officer, President, and a director and from September 1996 through June 1999, as our Chief Financial Officer. Mr. Selman is also a member of the Compensation Committee of the Board of Directors. Since July 1998 Mr. Selman has been Chairman of the Board of EDNET. From March 1985 through May 1993, Mr. Selman was Chairman of the Board, President and Chief Executive Officer of SK Technologies Corporation (OTC Bulletin Board: SKTC), a publicly-traded software development company. SKTC develops and markets software for point-of-sale with complete back office functions such as inventory, sales analysis and communications. Mr. Selman founded SKTC in 1985 and was involved in their initial public offering in 1989. Mr. Selman's responsibilities included management of SKTC, public and investor relations, finance, high level sales and general overall administration.

     Alan M. Saperstein. Mr. Saperstein has served as our Executive Vice President, Treasurer and a director since our inception in May 1993. Mr. Saperstein also serves as an alternate member of the Compensation Committee of the Board of Directors. Since July 1998, Mr. Saperstein has been a member of the Board of Directors of EDNET. From March 1989 until May 1993, Mr. Saperstein was a free-lance producer of video film projects. Mr. Saperstein has provided consulting services for corporations that have set up their own sales and training video departments. From 1983 through 1989, Mr. Saperstein was the Executive Director/Entertainment Division of NFL Films where he was responsible for supervision of all projects, budgets, screenings and staffing.

     George Stemper. Mr. Stemper has served as our Chief Operating Officer since September 2000. Mr. Stemper comes to VDAT with 25 years in the computer, Internet application and hospitality technology fields. He served as a Senior Vice President and General Manager with Hospitality Solutions International
(HSI) from June, 1997 through July, 2000. HSI is a leading global developer and marketer of Windows NT and Internet based systems and applications software for the restaurant, hotel, and club hospitality industry business segments. From September, 1995 through June, 1997 Mr. Stemper served as the Chief Operating Officer and as Executive Vice President for MCORP, an Edison, NJ based software developer and product integrator having hotel technology, telecom, military applications, and enterprise oriented business solutions. From April, 1981 through September, 1995, Mr. Stemper was with Control Transaction Corporation and served in key sales and marketing positions and as the Executive Vice President. From July 1996 through August 1999, Mr. Stemper was with the Hyatt Hotels Corporation and with Hilton Hotels from August, 1979 through March 1981. Mr. Stemper has a B.S. degree from Cornell University with and MBA from Fairleigh Dickinson University.

     Gail Babitt, CPA. Ms. Babitt joined VDAT as Chief Financial Officer in November 2000. From 1999 through October 2000 Ms. Babitt served as Vice President of Finance, North America and Corporate

Controller for TeleComputing ASA. TeleComputing ASA is a leading application service provider. From 1997 to 1999 Ms. Babitt served as Manager-Transaction Services for PricewaterhouseCoopers LLP. During 1997 Ms. Babitt served as Director of Finance for ToppTelecom, Inc. Topp Telecom is a prepaid cellular company based in Miami. From 1994 to 1997 Ms. Babitt worked in the audit group with PricewaterhouseCoopers LLP (formerly Price Waterhouse LLP) and with Ernst & Young LLP from 1992 to 1994. Ms. Babitt has received a MBA from Boston University and a B.S. from Nova Southeastern University.

     Benjamin Swirsky. Mr. Swirsky has been a member of the Board of Directors since July 1997 and serves on the Audit and Compensation Committees of the Board of Directors. Mr. Swirsky is the owner of Beswir Properties Inc., an investment capital company. Since June 1998, Mr. Swirsky has been Chairman and CEO of Zconnect, an e-commerce company, where he serves as Chairman. From June 1993 until January 1998, Mr. Swirsky was President and Chief Executive Officer of Slater Steel, Inc., a publicly-traded company listed on the (Toronto Stock
Exchange: SSI) with investments in the steel, steel service, forging, pole-line hardware and trucking industries. Mr. Swirsky was Chairman of P.C.Docs International, Inc., a Canadian publicly-traded company (Nasdaq: DOCSF, TSE:
DXX) from 1997-1999. Mr. Swirsky is also a member of the Board of Directors of the Four Seasons Hotel Corp., a chain of first class hotels located throughout the world, and serves on the Audit, Compensation and Governance committees of the Board. Mr. Swirsky also sits on the Board of Directors of a number of other companies, including (i) CamVec Corp., a Canadian publicly-traded company (CAT.CV), (ii) MigraTEC Inc., a publicly-traded company (Nasdaq: MIGR) where he currently serves as Chairman, (iii) Commercial Alcohols, Inc., in which he is also a principal stockholder, (iv) Bee Line Monorail Systems, Inc., (v) Peregrine Industries, Inc. (OTC Bulletin Board: HVAC), (vi) Kaledon.com, Inc., where he currently serves as Chairman, and (vii) Don Bell Corporation.

     Brian K. Service. Mr. Service has been a member of our Board of Directors since July 1997 and serves on the Audit and Compensation Committees of the Board of Directors. Also, since August 1998 Mr. Service has been a Director of EDNET. Mr. Service is a dual New Zealand and U.S. citizen and currently resides in California. Mr. Service currently spends a substantial amount of his professional time in the United States acting as an international business consultant. In this capacity, he has clients in North and South America, the United Kingdom, Asia, Australia and New Zealand. From October 1992 to October 1994, Mr. Service was Chief Executive Officer and Managing Director of Salmond Smith BioLab, a New Zealand publicly traded company engaged in the production and sale of consumer and industrial products. From 1982 to 1986 he was Chief Executive Officer and Executive Chairman of Milk Products, Holding (North America), Inc., a wholly-owned subsidiary of the New Zealand Dairy Board that was located in Santa Rosa, California. Since September 1999, Mr. Service has served as President, Chief Executive Officer and director of 3D Systems, Inc., a publicly traded company.

     Eric Jacobs. Mr. Jacobs has been a member of the Board of Directors since July 1997 and has served as Secretary since February 1999. From March 1996 until August 1997, Mr. Jacobs was Vice President and General Manager of our wholly-owned subsidiary, HotelView(R) Corporation and thereafter he has served as Vice President and General Manager of our wholly-owned subsidiary, ResortView Corporation. Since October 1998, Mr. Jacobs has been a member of the Board of Directors of EDNET. Since 1976, Mr. Jacobs has served as the Chairman of the Miami Beach Visitor and Convention Authority and since September 1995 as Chairman of the Greater Miami and the Beaches Hotel Association. Since 1972, Mr. Jacobs has been a member of Miami Beach Chamber of Commerce and has served as its Chairman since September 1996. From 1972 through October 1993, Mr. Jacobs was the owner of, and served as President and General Manager of, the Tarleton Hotel, Miami Beach, Florida.

     Robert J. Wussler. Mr. Wussler has been a member of the Board of Directors since July 1999. Mr. Wussler has served as a Director of EDNET since 1995. Mr. Wussler is currently the President of Ted Turner Pictures LLC. Since June 1998 he has served as Chairman, Chief Executive Officer and President of U.S. Digital Communications, Inc., a global satellite communications firm that specializes in corporate applications. From June 1995 to May 1998, Mr. Wussler was President and Chief Executive Officer of Affiliate Enterprises, Inc., the company formed by ABC Television affiliates to pursue new business opportunities, including emerging technology applications. From 1989 to 1992, he was President and Chief

Executive Officer of COMSAT Video Enterprises, where he managed the acquisition of the NBA Denver Nuggets. Previously, from 1980 to 1990, he was Senior Vice President of Turner Broadcasting, where he oversaw the launch of CNN, Headline News and TNT, in addition to serving as President of SuperStation TBS, and from 1974 to 1978 he was the President of CBS Television Network and CBS Sports.

     There is no family relationship between any of the executive officers and directors. Each director is elected at our annual meeting of stockholders and holds office until the next annual meeting of stockholders, or until his successor is elected and qualified. At present, our bylaws provide for not less than two directors. The bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of stockholders or until his successor is elected and qualified. The Board of Directors elects officers annually and their terms of office are at the discretion of the Board. Our officers devote full time to our business.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During our fiscal year ended September 30, 2000, our Board of Directors held seven (7) meetings and took action one (1) additional time, by unanimous written consent. Each member of the Board participated in each action of the Board.

     Our Board of Directors has established a Compensation Committee and an Audit Committee. The Compensation Committee administers our stock option plan and makes recommendations to the Board of Directors concerning compensation, including incentive arrangements, of our officers and key employees. The members of the Compensation Committee are Randy S. Selman, Benjamin Swirsky, Brian K. Service and Robert J. Wussler. During the year ended September 30, 2000, the Compensation Committee did not hold any meetings. The Audit Committee reviews the engagement of the independent accountants and reviews the independence of the accounting firm. The Audit Committee also reviews the audit and non-audit fees of the independent accountants and the adequacy of our internal accounting controls. The members of the Audit Committee are Benjamin Swirsky, Brian K. Service and Robert J. Wussler. During the year ended September 30, 2000, the Audit Committee held two (2) meetings. The Compensation Committee and the Audit Committee consist of a majority of independent directors.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees VDAT's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of VDAT's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors' independence from management and VDAT, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of nonaudit services with the auditors' independence.

     The committee discussed with VDAT's independent certified public accountants the overall scope and plans for their respective audits. The committee meets with the independent certified public accountants, with and without management present, to discuss the results of their examinations, their evaluations of VDAT's internal controls, and the overall quality of VDAT's financial reporting.

     In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-KSB for the year ended September 30, 2000 for filing with the Securities and Exchange

Commission. The committee and the board have also recommended, subject to stockholder approval, the selection of VDAT's independent certified public accountants.

AUDIT COMMITTEE

     Benjamin Swirsky -- Audit Committee Member

     Brian K. Service -- Audit Committee Member

     Robert J. Wussler -- Audit Committee Member

AUDIT FEES

     The independent auditors of VDAT during the year ended September 30, 2000 was Arthur Andersen LLP. The aggregate fees, including expenses, billed by Arthur Andersen LLP in connection with the audit of VDAT's annual financial statements for the most recent fiscal year and for the review of VDAT's financial information included in its Annual Report on Form 10-KSB and its quarterly reports on Form 10-QSB during the year 2000 was approximately $140,000.

ALL OTHER FEES

     The aggregate fees, including expenses, billed for all other services rendered to VDAT by Arthur Andersen LLP during the year 2000 was approximately $10,000. These non-audit fees relate to the corporate compliance and registration filing services performed for VDAT.

DIRECTORS' COMPENSATION

     Directors who are not our employees receive $1,000 per meeting as compensation for serving on the Board of Directors, as well as reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors' meetings. Members of the Compensation and Audit Committees also receive compensation of $1,000 per committee meeting.

     In June and November 1998, we granted Mr. Service options to acquire 25,000 shares (each grant) of our common stock at an exercise price of $3.00 and $2.125 per share. The term of these options is four years from the date of grant. These options are fully vested and remain exercisable until the expiration date thereof. These options were granted in connection with services performed regarding the EDNET transaction.

     On November 19, 1998, we granted each of Messrs. Service and Swirsky options to each acquire 35,000 shares of our common stock at an exercise price of $16.00 per share. The term of these options is five years from the date of grant. These options are fully vested and remain exercisable until the expiration date thereof.

     On July 16, 1999, we granted Mr. Wussler options to acquire 75,000 shares of our common stock at an exercise price of $17.1875 per share. The term of these options is three years from the date of vesting, with 25,000 vesting on the first anniversary of the date of grant, 25,000 vesting on the second anniversary of the date of grant and the remaining 25,000 vesting on the third anniversary of the date of grant. In December 2000, the 25,000 vested shares were cancelled.

     On November 1, 1999, we granted Mr. Jacobs options to acquire 30,000 shares of our common stock at an exercise price of $7.50 per share. The term of these options is four years from the date of grant, with 10,000 vesting on the first anniversary of the date of grant, 10,000 vesting on the second anniversary of the date of grant and the remaining 10,000 vesting on the third anniversary of the date of grant.

     In December 1999, the Board of Directors ratified the Compensation Committee's recommendation that the option packages for the remaining two independent directors, Mr. Swirsky and Mr. Service, be extended for a further two years as from July 16, 1999 with an additional 50,000 options for each director vesting equally over the final two years, and expiring on the same date in 2004.

     On May 26, 2000, we granted Mr. Wussler options to acquire 25,000 shares of our common stock at an exercise price of $2.875 per share. The term of these options is four years from the date of grant. The options are fully vested and remain exercisable until the expiration date thereof.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to VDAT under Rule 16a-3(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") during the fiscal year ended September 30, 2000 and Forms 5 and amendments thereto furnished to VDAT with respect to the fiscal year ended September 30, 2000, as well as any written representation from a reporting person that no Form 5 is required, VDAT is not aware of any person that failed to file on a timely basis, as disclosed in the aforementioned Forms, reports required by Section 16(a) of the Exchange Act during the fiscal year ended September 30, 2000.

EXECUTIVE COMPENSATION

     The following table sets forth certain information relating to the compensation of (i) our Chief Executive Officer; and (ii) each of our executive officers who earned more than $100,000 during the fiscal year ended September 30, 2000 (collectively, the "Named Executive Officers"):

                                                                            LONG-TERM
                                                                       COMPENSATION AWARD
                                               ANNUAL         -------------------------------------
                                            COMPENSATION                  OTHER
                                          ----------------                ANNUAL        RESTRICTED
NAME AND PRINCIPAL POSITION COMPENSATION  YEAR     SALARY     BONUS    COMPENSATION    STOCK AWARDS
----------------------------------------  ----    --------    -----    ------------    ------------
Randy S. Selman........................   2000    $223,646(7)  -0-      $12,912(1)         -0-
  President, Chief Executive Officer      1999    $162,110     -0-      $ 9,794(2)         -0-
  and Director

Alan Saperstein........................   2000    $223,646(7)  -0-      $15,480(3)         -0-
  Vice President Treasurer and Director   1999    $162,110     -0-      $14,894(4)         -0-

Pauline Schneider......................   2000    $110,000     -0-      $ 1,775(5)         -0-
  Chief Financial Officer                 1999     $76,083     -0-      $22,874(6)         -0-

---------------
(1) Includes $681 for disability insurance, $3,981 for medical insurance and $8,250 automobile allowance.

(2) Includes $681 for disability insurance, $1,913 for medical insurance and $7,200 automobile allowance.

(3) Includes $681 for disability insurance, $6,549 for medical insurance and $8,250 automobile allowance.

(4) Includes $597 for disability insurance, $7,097 for medical insurance and $7,200 automobile allowance.

(5) Includes $0 for disability insurance, $1,775 for medical insurance and $2,250 automobile allowance. Ms. Schneider served as the Chief Financial Officer until October 2000.

(6) Includes $0 for disability insurance, $2,287 for medical insurance and $0 automobile allowance.

(7) Includes a $25,000 management fee paid by EDNET.

EMPLOYMENT AGREEMENTS

     Effective January 9, 1998, we entered into amended and restated employment agreements with Randy S. Selman, our Chief Executive Officer, President and a director, and with Alan Saperstein, our Executive Vice President, Treasurer and a director. The agreements with each of Messrs. Selman and Saperstein are substantially similar and superseded in their entirety previous employment agreements with each of Messrs. Selman and Saperstein. The term of the agreement is for three years from the effective date of the agreements and is renewable for successive one-year terms unless terminated. The annual salary under each of the agreements is $137,500, which amount will be increased by 10% each year. Messrs. Selman and Saperstein are also each eligible to receive an annual bonus in cash or stock equal to 2% of our earnings before income tax, depreciation and amortization (EBITDA) on that portion of EBITDA that has increased over the previous year's EBITDA.

     Additionally, each of Messrs. Selman and Saperstein were granted options (which contain certain anti-dilution provisions) to purchase 375,000 shares of common stock at $2.125 per share, vesting 125,000 options on each anniversary date of the effective date of each of the agreements. The options, which are exercisable for a period of four years from the vesting date, automatically vest upon the occurrence of certain events, including a change in control, constructive termination (as defined in the agreements) of the employee, or the termination of the employee other than for cause.

     The agreements were further amended, effective September 1, 1999, to (i) extend the term an additional two years, until January 9, 2003 (ii) increase the annual salary under each agreement to $195,000, and (iii) grant an additional 250,000 options at $8.875 (the fair market value at the date of grant) per share to each of Messrs. Selman and Saperstein, vesting 125,000 options on each anniversary date of the effective date of the additional two year term provided for under the amendment to the amended and restated employment agreements.

     The agreements also provide, among other things, for (i) participation in any profit-sharing or retirement plan and in other employee benefits applicable to our employees and executives, (ii) an automobile allowance and fringe benefits commensurate with the duties and responsibilities of Messrs. Selman and Saperstein, (iii) benefits in the event of disability and (iv) contain certain non-disclosure and non- competition provisions. Additionally, Messrs. Selman and Saperstein may be granted certain bonus incentives by our Board of Directors. Furthermore, we have agreed to indemnify each of them for any obligations or guaranties which either of them may have undertaken on our behalf.

     Under the terms of the agreements, we may terminate the employment of Mr. Selman or Mr. Saperstein either with or without cause. If the Agreements are terminated by us without good cause, or by Mr. Selman or Mr. Saperstein with good cause, as applicable, we would be obligated to pay that executive an amount equal to three times that executive's current annual compensation (including base salary and bonus), payable in bi-weekly installments (except in the case of a termination upon a change in control wherein the executive may elect either a lump sum payment, discounted to present market value or payment over a three year period in bi-weekly installments). Additionally, the executive would be entitled to participate in and accrue medical benefits for a period of two years after the date of termination without cause (by us) or for good cause (by the executive). To the extent that either Messrs. Selman or Saperstein are terminated for cause, no severance benefits shall be paid.

STOCK OPTION INFORMATION

     The following table sets forth certain information with respect to stock options granted in fiscal 2000 to the Named Executive Officers.

                 OPTION GRANTS IN YEAR ENDED SEPTEMBER 30, 2000

                                                                         INDIVIDUAL GRANTS
                                                   NO. OF SECURITIES     % OF TOTAL OPTIONS
                                                      UNDERLYING        GRANTED TO EMPLOYEES    EXERCISE
                                                    OPTIONS GRANTED        IN FISCAL YEAR        PRICE
                                                   -----------------    --------------------    --------
Randy S. Selman,
  President, Chief Executive Officer and
  Director.......................................           --                     0%             --
Alan Saperstein,
  Vice President, Secretary and Director.........           --                     0%             --
Pauline Schneider,
  Chief Financial Officer........................       50,000(1)              10.32%               (1)

---------------
(1) On May 26, 2000 we granted options to acquire 50,000 shares of common stock at an exercise price of $2.875 per share. These options were granted as part of a five-year bonus program. The term of these options is four years from the date of grant. These options are fully vested.

     The following table sets forth certain information regarding stock options held as of September 30, 2000 by the Named Executive Officers.

          AGGREGATE OPTION EXERCISES IN YEAR ENDED SEPTEMBER 30, 2000
                           AND YEAR-END OPTION VALUES

                                                                               NO. OF SECURITIES
                                                                             UNDERLYING UNEXERCISED
                                                   SHARES                          OPTIONS AT
                                                  ACQUIRED                     SEPTEMBER 30, 2000
                                                     ON        VALUE      ----------------------------
                                                  EXERCISE    REALIZED    EXERCISABLE    UNEXERCISABLE
                                                  --------    --------    -----------    -------------
Randy S. Selman,
  President, Chief Executive Officer and
  Director......................................    --           $--       1,097,230(2)     375,000(2)

Alan Saperstein,
  Vice President, Treasurer and Director........    --           $--       1,097,230(2)     375,000(2)

Pauline Schneider,
  Chief Financial Officer.......................    --           $--         120,500(3)          --

---------------
(1) The dollar value of the unexercised in-the-money options is calculated based upon the difference between the option exercise price and $3.063 per share, being the closing price of our common stock on October 2, 2000 as reported The Nasdaq National Market.

(2) Of such exercisable options, at September 30, 2000, 32,230 options were exercisable at $.00016 per share, 750,000 options were exercisable at $2.125 per share and the remaining 315,000 were exercisable at $16.00. Of the unexercisable options, 125,000 have an exercise price of $2.125 per share and 250,000 have an exercise price of $8.875 per share at September 30, 2000. See Option Grants in Year Ended September 30, 2000 above.

(3) Of such exercisable options, at September 30, 2000, 70,500 options were exercisable at $2.125 per share and the remaining 50,000 were exercisable at $2.875. See Option Grants in Year Ended September 30, 2000 above.

1996 STOCK OPTION PLAN

     On February 9, 1997, the Board of Directors and a majority of our stockholders adopted our 1996 Stock Option Plan (the "Plan"). The purpose of the Plan is to increase the employees', advisors', consultants' and non-employee directors' proprietary interest in us and to align more closely their interests with the interests of our stockholders. The purpose of the Plan is also to enable us to attract and retain the services of experienced and highly qualified employees and non-employee directors.

     Pursuant to an amendment to the Plan ratified by stockholders on July 16, 1999 and March 30, 2001, we have reserved an aggregate of 5,000,000 shares of common stock for issuance pursuant to options granted under the Plan ("Plan Options"). To date, 1,487,575 options have been granted under the Plan. Such options were issued to our directors, employees and consultants at exercise prices ranging from $2.031 to $16.00 per share. The Board of Directors or a Committee of the Board of Directors (the "Committee") will administer the Plan including, without limitation, the selection of the persons who will be granted Plan Options under the Plan, the type of Plan Options to be granted, the number of shares subject to each Plan Option and the Plan Option price. As of this date, the Board of Directors has not established a separate Committee.

     Plan Options granted under the Plan may either be options qualifying as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options that do not so qualify ("Non-Qualified Options"). In addition, the Plan also allows for the inclusion of a reload option provision ("Reload Option"), which permits an eligible person to pay the exercise price of the Plan Option with shares of common stock owned by the eligible person and to receive a new Plan Option to purchase shares of common stock equal in number to the tendered shares. Any Incentive Option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant.

     The term of each Plan Option and the manner in which it may be exercised is determined by the Board of Directors or the Committee, provided that no Plan Option may be exercisable more than 10 years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant. In any case, the exercise price of any stock option granted under the Plan will not be less than 85% of the fair market value of the common stock on the date of grant. The exercise price of Non- Qualified Options shall be determined by the Board of Directors or the Committee.

     The per share purchase price of shares subject to Plan Options granted under the Plan may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of Plan Options granted under the Plan. Officers, directors and key employees of and consultants to us and our subsidiaries will be eligible to receive Non-Qualified Options under the Plan. Only our officers, directors and employees who are employed by us or by any of our subsidiaries thereof are eligible to receive Incentive Options.

     All Plan Options are nonassignable and nontransferable, except by will or by the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by such optionee. If an optionee's employment is terminated for any reason, other than his death or disability or termination for cause, or if an optionee is not our employee but is a member of our Board of Directors and his service as a Director is terminated for any reason, other than death or disability, the Plan Option granted may be exercised on the earlier of the expiration date or 30 days following the date of termination. If the optionee dies during the term of his employment, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date of the Plan Option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled within the meaning of
Section 22(c)(3) of the Code, the Plan Option granted to him lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

     The Board of Directors or the Committee may amend, suspend or terminate the Plan at any time, except that no amendment shall be made which (i) increases the total number of shares subject to the Plan or changes the minimum purchase price therefore (except in either case in the event of adjustments due to changes in our capitalization), (ii) affects outstanding Plan Options or any exercise right thereunder, (iii) extends the term of any Plan Option beyond ten years, or (iv) extends the termination date of the Plan.

     Unless the Plan shall be earlier suspended or terminated by the Board of Directors, the Plan shall terminate on approximately 10 years from the date of the Plan's adoption. Any such termination of the Plan shall not affect the validity of any Plan Options previously granted thereunder.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In August 1998, Eric Jacobs, a director of both VDAT and EDNET, lent EDNET $200,000 under a one year unsecured promissory note bearing interest at 12% per annum. Such funds were used by EDNET for general working capital. As additional consideration for such loan, Mr. Jacobs received a warrant to purchase 50,000 shares of EDNET's common stock at an exercise price of $.20 per share. Such loan was repaid in full by EDNET on January 8, 1999.

     In May 1999, Eric Jacobs lent EDNET an additional $250,000 under a 90-day unsecured renewable promissory note bearing interest at 12% per annum. Such funds were used by EDNET for the purchase of inventory. The note has been renewed, $125,000 has been repaid, and, the remaining $125,000 is unpaid as of the date of this filing which is due on December 31, 2001.

     VDAT has adopted a corporate governance policy which requires the approval of any transaction between VDAT and any officer, director or 5% stockholder by a majority of the independent, disinterested directors. In addition, pursuant to the inclusion of its securities on The Nasdaq National Market, VDAT is subject to compliance with certain corporate governance standards adopted by The Nasdaq Stock Market, Inc.

                           SHARES BENEFICIALLY OWNED

     The following table sets forth, to the knowledge of VDAT, or EDNET, certain information regarding the beneficial ownership of EDNET common stock as of June 12, 2001, by: (a) each person who is known to be the beneficial owner of more than five percent of the shares of EDNET common stock outstanding at such date;
(b) each director of VDAT or EDNET, (c) each executive officer of VDAT or EDNET; and (d) all persons listed under clause (b) and (c) above as a group. Except as otherwise noted below, VDAT or EDNET believes that each beneficial owner has sole voting and investment power with respect to the number of shares of EDNET common stock shown as beneficially owned by such beneficial owner. Information with respect to beneficial stock ownership is based upon information furnished by such beneficial owner.

     Pursuant to the rules of the Securities and Exchange Commission, shares of EDNET common stock which an individual or group has a right to acquire within 60 days of June 12, 2001, pursuant to the exercise of presently exercisable or outstanding options are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group shown in the table.

                                                              AMOUNT AND NATURE OF    PERCENT
BENEFICIAL OWNER                                              BENEFICIAL OWNERSHIP    OF CLASS
----------------                                              --------------------    --------
Visual Data Corporation
  1291 S.W. 29th Avenue
  Pompano Beach, Florida 33069..............................       12,120,839            51%
Randy Selman(1).............................................          300,000             1%
Alan Saperstein(1)..........................................          300,000             1%
Eric Jacobs(2)..............................................          345,000             1%
Brian Service(1)............................................          300,000             1%
Robert Wussler(2)(3)........................................          300,000             1%
Benjamin Swirsky............................................               --            --
George Stemper..............................................               --            --
Gail Babitt.................................................               --            --
David Gustafson(2)(4).......................................          558,684             2%
Tom Kobayashi(2)(5).........................................          932,474             4%
Tom Scott(2)................................................          542,802             2%
All directors and executive officers as a group
  (11 persons)..............................................        3,578,960            13%

---------------
(1) This amount includes options to acquire an aggregate of 120,000 shares of common stock at $1.00 per share expiring in March 2004 and 180,000 shares of common stock at $.145 per share expiring in August 2003.

(2) This amount includes options to acquire 120,000 shares of common stock at $1.00 per share expiring in March 2004.

(3) This amount includes options to acquire 100,000 and 80,000 shares of common stock at $.10 and $.145 per share and expiring in April and August 2003, respectively.

(4) This amount includes options to acquire 175,000 and 175,000 shares of common stock at $.10 per share expiring in April 2003 and 2004, respectively.

(5) This amount includes options to acquire 100,000 shares of common stock at $0.10 per share expiring April 2004.

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

     The following is a summary of the material differences between the rights of holders of EDNET common stock and the rights of holders of common stock of VDAT prior to the Merger and the rights of holders of common stock of VDAT following the Merger. EDNET is organized under the laws of the State of Delaware and VDAT presently is, and will be, organized under the FBCA. As a result, there are differences between the respective state laws and various provisions in their respective corporate charters and bylaws. Upon completion of the Merger, holders of EDNET common stock will become stockholders of VDAT (except to the extent any such holders may be compensated through the exercise of dissenters rights), at which time their rights will be governed by the FBCA, the amended articles of incorporation of VDAT and the VDAT bylaws. The bylaws of VDAT before the Merger will be the bylaws of VDAT following the Merger.

     This summary is not intended to be an exhaustive or detailed description of the provisions discussed. The summary is qualified in its entirety by reference to the DGCL and the FBCA. See "Description of Capital Stock" for a summary of a number of other rights relating to VDAT common and preferred stock.

     The material differences that affect the rights and interests of stockholders of EDNET and VDAT are as follows:

AUTHORIZED CAPITAL STOCK

     The authorized capital stock of VDAT presently consists of 50,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

     The authorized capitalization of EDNET consists of 50,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

NUMBER OF DIRECTORS

     Under the FBCA, a corporation's board of directors consists of at least one or more individuals. The number of directors must be specified in accordance with the bylaws or the articles of incorporation. The bylaws for VDAT presently specify that there should be no fewer than one nor more than nine directors. VDAT presently has six directors.

     Under the DGCL the board of directors of a corporation shall consist of one or more members. The number of directors shall be fixed by, or in a manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. The bylaws for EDNET presently specify that there should be no fewer than three nor more than seven directors. EDNET presently has 6 directors.

VACANCIES ON THE BOARD

     The FBCA provides that, unless the governing documents control the filling of vacancies and newly-created directorships, these positions may be filled by a majority of the remaining directors then in office (though less than a quorum of the directors). If the articles of incorporation allow any class or classes of stock to elect one or more directors, vacancies and newly-created directorships within a class may be filled by a majority of the remaining directors elected by that class or by the sole remaining director of that class. If a corporation has no directors in office, then any officer or any stockholder or any person or entity responsible for a stockholder may call a special meeting of stockholders, or may apply to the district court for a decree ordering an election.

     The VDAT Bylaws provide that vacancies on the VDAT board of directors will be filled by a vote of the majority of the remaining directors.

     The DGCL provides that, unless the articles of incorporation or bylaws control the filling of vacancies, including a vacancy created by the removal of a director, these positions may be filled by approval of the majority of the remaining board though less than a quorum). If the articles or bylaws do not provide that the board may fill vacancies created by removal, such vacancies may be filled by 10% stockholders if less than a majority of the board remains. The stockholders may elect a director at any time to fill any vacancy not filled by the directors.

REMOVAL OF DIRECTORS

     The FBCA law provides that stockholders may remove one or more directors, with or without cause, unless the articles of incorporation provide that directors may be removed only for cause. The FBCA further provides that a director generally may be removed only if the number of votes cast to remove him exceed the number of votes cast not to remove him. The board cannot remove a director. Directors may be removed from office only by stockholder vote.

     The DGCL provides that any director or the entire board may be removed with or without cause if the removal is approved by the outstanding shares except that: (a) no director may be removed, unless the entire board is removed, when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director's most recent election were then being elected; or (b) when pursuant to the articles of incorporation, the holders of the shares of any class or series, voting as a class or series, are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series.

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

     The FBCA provides that unless otherwise provided in the articles of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock have not less than minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and sign a written consent setting forth the action taken. The VDAT articles and bylaws contain no provision limiting the right of stockholders to take action by written consent.

     The DGCL contains a similar provision. Under the DGCL, unless otherwise provided in the articles of incorporation, stockholders may take action without a meeting and without prior notice, if a consent in writing setting forth the action so taken is signed by the holders of outstanding shares having not less than the minimum number of votes necessary to authorize or take such action at a meeting.

SPECIAL MEETING OF STOCKHOLDERS

     The FBCA permits special meetings of stockholders to be called by the board of directors and such other persons, including stockholders, as provided in the articles of incorporation or bylaws. VDAT's bylaws provide that a special meeting of stockholders may be called for any purpose by the president or secretary upon written request of either a majority of the directors or stockholders holding at least 10% of the issued and outstanding shares entitled to vote.

     The DGCL permits special meetings of stockholders to be called by the board of directors or by such person or persons as provided in the articles of incorporation or bylaws. EDNET's bylaws provided that a special meeting shall be called by the president or the board of directors or by the president upon written request of stockholders of not less than 10% of the issued and outstanding shares entitled to vote.

AMENDMENT OF ARTICLES

     Under the FBCA, a corporation's board and its stockholders may amend the corporation's articles of incorporation if:

     - The board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of stockholders; and

     - The holders of at least a majority of shares of stock entitled to vote thereon approve the amendment, unless the articles require the vote of a greater number of shares.

     The VDAT articles of incorporation do not, and the amended articles of incorporation will not, include any limitation to the above provisions nor increase the voting requirements as to any particular matter.

     The DGCL law provides that amendments may be adopted if approved by the corporation's board and approved by the outstanding shares, unless the articles require the vote of a greater number of shares.

ADOPTION, AMENDMENT OR REPEAL OF BYLAWS

     Under the FBCA, holders of a majority of the voting power of a corporation and, when provided in the articles of incorporation, the directors of a corporation have the power to adopt, amend and repeal the bylaws of a corporation. The articles of incorporation of VDAT include provisions which authorize the directors to adopt, amend and repeal the bylaws, subject to bylaws, if any, adopted by stockholders.

     Under the DGCL, bylaws may be adopted, amended or repealed either by approval of the outstanding shares or by approval of the board (if right is conferred to the board in the articles of incorporation), except that certain changes to the number of directors or changing from a fixed to a variable board or vice versa may only be adopted by approval of the outstanding shares. EDNET's board has the right to adopt, amend or repeal the bylaws.

NOTICE OF STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTORS

     Neither the FBCA nor the articles of incorporation or bylaws of VDAT limit or will limit the right of a stockholder to bring business before the annual meeting of stockholders or to make nominations of directors at stockholder meetings.

     Neither the DGCL nor the articles of incorporation or bylaws of EDNET limit or will limit the right of a stockholder to bring business before the annual meeting of stockholders or to make nominations of directors at stockholder meetings.

VOTING RIGHTS IN CONNECTION WITH CERTAIN BUSINESS COMBINATIONS

     Under the FBCA a merger agreement, consolidation or disposition of all or substantially all of a corporation's assets must be adopted by a resolution of the board and approved by the holders of a majority of the outstanding voting stock.

     Under the DGCL a Merger Agreement, sale or transfer of all or substantially all of a corporation's assets must be approved by the board of directors and approved by the holders of a majority of the outstanding voting stock.

     The FBCA includes provisions relating to acquisition of controlling interest and combinations with interested stockholders. These provisions would apply to and limit transactions that involve a change of control or a transaction with a stockholder which acquired a controlling interest within the last three years, unless the board of directors consents to the transaction. The articles of incorporation of VDAT do not include a provision electing not to be subject to the provisions limiting certain transactions with interested stockholders.

     The DGCL does not have such a provision.

AFFILIATED TRANSACTIONS

     The FBCA contains an affiliated transactions statute which provides that certain transactions involving a corporation and a stockholder owning 10% or more of the corporation's outstanding voting shares (an "affiliated stockholder") must generally be approved by the affirmative vote of the holders of two-thirds of the voting shares other than those owned by the affiliated stockholder. The transactions covered by the statute include, with certain exceptions,

     - mergers and consolidations to which the corporation and the affiliated stockholder are parties;

     - sales or other dispositions of substantial amounts of the corporation's assets to the affiliated stockholder;

     - issuances by the corporation of substantial amounts of its securities to the affiliated stockholder;

     - the adoption of any plan for the liquidation or dissolution of the corporation proposed by or pursuant to an arrangement with the affiliated stockholder;

     - any reclassification of the corporation's securities which has the effect of substantially increasing the percentage of the outstanding voting shares of the corporation beneficially owned by the affiliated stockholder; and

     - the receipt by the affiliated stockholder of certain loans or other financial assistance from the corporation. These special stockholder approval requirements do not apply in any of the following circumstances:

        (1) if the transaction was approved by a majority of the corporation's disinterested directors;

        (2) if the corporation did not have more than 300 stockholders of record at any time during the preceding three years;

        (3) if the affiliated stockholder has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for the past five years;

        (4) if the affiliated stockholder is the beneficial owner of at least 90% of the corporation's outstanding voting shares, exclusive of those acquired in a transaction not approved by a majority of disinterested directors or

        (5) if the consideration received by each stockholder in connection with the transaction satisfies the "fair price" provisions of the statute.

This statute applies to any Florida corporation unless the original articles of incorporation or an amendment to the articles of incorporation or bylaws contain a provision expressly electing not to be governed by this statute. Such an amendment to be articles of incorporation or bylaws must be approved by the affirmative vote of a majority of disinterested stockholder and is not effective until 18 months after approval. VDAT's articles of incorporation do not contain a provision electing not to be governed by the statute.

     The DGCL generally prohibits a stockholder owning 15% or more of a Delaware corporation's outstanding voting stock (an "interested stockholder") from engaging in certain business combinations involving the corporation during the three years after the date the person became an interested stockholder unless, among other things,

     - prior to such date, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced;

     - on or subsequent to such date, the transaction is approved by the board of directors and by the stockholders by a vote of two-thirds of the disinterested outstanding voting stock;

     - the corporation's original certificate of incorporation provides that the corporation shall not be governed by such statute;

     - a majority of shares entitled to vote approve an amendment to the corporation's certificate of incorporation or bylaws expressly electing not to be governed by the statute (but such amendment will not be effective until one year after it was adopted and will not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption);

     - a stockholder becomes an interested stockholder inadvertently and as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; or

     - the corporation does not have a class of voting stock that is

        (1) listed on a national securities exchange;

        (2) authorized for quotation on an inter-dealer quotation system of a national securities association, or

        (3) held of record by more than 2,000 stockholders.

The business combinations subject to such restriction include, with certain exceptions, mergers, consolidations, sales of assets and transactions benefitting the interested stockholder. EDNET's certificate of incorporation and bylaws do not contain a provision electing not to be governed by this statute.

PREEMPTIVE RIGHTS

     The FBCA provides that stockholders of corporations organized before July 1990 shall have the preemptive right to purchase additional securities of the corporation unless the articles of incorporation expressly denies such right. Today, under the FBCA, the stockholders of a corporation do not have a preemptive right to acquire the corporation's unissued shares except to the extent the articles of incorporation provide.

     Under the DGCL, the articles of incorporation may specifically grant preemptive rights to stockholders. The certificate of incorporation of EDNET does not give stockholders the preemptive right to purchase additional securities.

VOTING RIGHTS

     Each holder of VDAT common stock is entitled, and each holder of EDNET common stock will be entitled, to one vote for each share and stockholders may not cumulative votes for the election of directors. In connection with any issuance of preferred stock, the board of directors is and will be authorized to establish such voting and other rights in connection with designating the rights and privileges of preferred stock as may be deemed appropriate by the board of directors.

     Under the DGCL, except as otherwise provided in the certificate of incorporation, each outstanding share is entitled to one vote on each matter submitted to a vote of stockholders. Each holder of EDNET common stock is entitled to one vote for each share, and EDNET stockholders are not entitled to cumulate their votes for the election of directors.

APPRAISAL RIGHTS

     Under the FBCA a stockholder, with certain exceptions, has the right to dissent from and obtain payment of the fair value of his shares in the event of:

     - a merger or a consolidation to which the corporation is a party;

     - a sale or exchange of all or substantially all of the corporation's property other than in the usual and ordinary course of business;

     - the approval of a control share acquisition;

     - a statutory share exchange to which the corporation is a party as the corporation whose shares will be acquired;

     - an amendment to the articles of incorporation if the stockholder is entitled to vote on the amendment and the amendment would adversely effect the stockholder; or

     - any corporate action taken to the extent that the articles of incorporation provide for dissenter's rights with respect to such action.

The FBCA provides that unless a corporation's articles of incorporation provide otherwise, a stockholder does not have dissenter's rights with respect to a plan of merger, share exchange or proposed sale or exchange of property if the shares held by the stockholder are either registered on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD or held of record by 2,000 or more stockholders. VDAT's articles of incorporation do not provide for dissenters' rights.

     Under the DGCL, each stockholder entitled to vote on a merger may require the corporation to purchase for cash at their fair market value the shares owned by the stockholder. The shares must qualify as dissenting shares, and except for certain express limitations, holders of dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon with the corporation or determined by a court through appointment of one or more impartial appraisers.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     The FBCA provides that a corporation's charter may include a provision limiting the personal liability of a director to the corporation or a stockholder for monetary damage for breach of fiduciary duty as a director, provided that no such provision can eliminate or limit the liability of a director for:

     - the breach of the director's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

     - willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock; or

     - any transaction from which the director derives an improper personal benefit.

     The articles of incorporation of VDAT do not include provisions that expressly limit the personal liability of directors as permitted.

     The DGCL provides that a corporation's articles of incorporation may include provisions eliminating or limiting the personal liability of directors for monetary damages for a breach of a director's duties to the corporation and its stockholders and authorizing the indemnification of corporate agents; provided that such provisions may not eliminate or limit the liability of directors for:

     - acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

     - acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director;

     - any transaction from which a director derived an improper personal benefit;

     - acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders;

     - acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders;

     - certain contracts in which a director has a material financial interest;
       or

     - corporate actions involving certain distributions or loans to stockholders.

     The certificate of incorporation of EDNET includes provisions which expressly eliminate the personal liability of directors to the fullest extent permitted by the DGCL and which authorize the indemnification of agents of the corporation in excess of the indemnification expressly permitted by the DGCL.

DISTRIBUTIONS AND REDEMPTIONS

     A Florida corporation may make distributions to stockholders as long as, after giving effect to such distribution,

     - the corporation would be able to pay its debts as they become due in the usual course of business; and

     - the corporation's total assets would not be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

     Under the Florida Act, a corporation's redemption of its own capital stock is deemed to be a distribution. A Delaware corporation may pay dividends out of surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. A Delaware corporation is generally prohibited from redeeming any of its capital stock if the redemption would result in an impairment of the corporation's capital.

OPTIONS AND WARRANTS

     VDAT presently has issued and outstanding options and warrants entitling holders to purchase up to 12,507,367 shares of common stock, at exercise prices ranging from $0.00016 to $17.188. Outstanding VDAT options and warrants will not be modified as a result of the Merger and present holders who continue to have the right to purchase common stock of VDAT on the same terms and subject to the same conditions as are applicable to VDAT prior to the Merger.

     EDNET presently has outstanding options and warrants to purchase up to a total of 6,045,372 shares of EDNET common stock at exercise prices ranging from $0.10 and $1.25. As a result of the Merger, EDNET's outstanding options and warrants shall be assumed by VDAT and converted to an option and warrant under the same terms and conditions as applicable to such options and warrants. The number of shares in VDAT common stock that the options and warrants will be converted to, as described in this document, reflects the exchange ratio as well as a reduction in the options for those held by VDAT.

                       DESCRIPTION OF VDAT CAPITAL STOCK

     VDAT is authorized to issue 50,000,000 shares of common stock, of which 12,501,181 shares were issued and outstanding as of June 12, 2001. VDAT is also authorized to issue 5,000,000 shares of preferred stock, with such rights and preferences as the Board of Directors may determine. VDAT has no shares of preferred stock outstanding.

     The holders of VDAT common stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. VDAT common stock does not have cumulative voting rights, preemptive rights, conversion rights, redemption rights or sinking fund provisions. Subject to the rights of the holders of any class of capital stock of VDAT having any preference or priority over the VDAT common stock, the holders of VDAT common stock are entitled to dividends in such amounts as may be declared by the VDAT board of directors from time to time out of funds legally available for that purpose and, in the event of a liquidation, to share ratably in any assets of VDAT remaining after payment in full of all creditors and appropriate provision for any liquidation preferences on any outstanding preferred stock ranking prior to the VDAT common stock.

                                 OTHER MATTERS

     As of the date of this proxy statement-prospectus, EDNET's board of directors knows of no matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement-prospectus. However, if any other matters properly come before the Special Meeting or any adjournment or postponement of the Special Meeting and are voted upon, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies to vote the shares represented by such proxy as to any such matters.

                             STOCKHOLDER PROPOSALS

     If the Merger is not completed for any reason, the EDNET board of directors will schedule the 2001 annual meeting of stockholders of EDNET in accordance with EDNET's bylaws. EDNET stockholders will be notified of the scheduled date of the 2001 annual meeting in accordance with the rules and regulations of the Securities and Exchange Commission. At such time as stockholders are notified of the scheduled date of the 2001 annual meeting, stockholders will be notified of the deadline for submitting proposals for consideration at the 2001 annual meeting, which, in accordance with the rules and regulations of the Securities and Exchange Commission, shall be a deadline which is a reasonable time before EDNET begins to print and mail its proxy materials for the 2001 annual meeting.

                                    EXPERTS

     The consolidated financial statements of Visual Data Corporation and SportSoft Golf, Inc. included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants as indicated in their reports with respect thereto, and are included herein, in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The financial statements and schedule of Entertainment Digital Network at September 30, 1999 and 2000 and for the year then ended included and incorporated by reference in this proxy statement-prospectus have been audited by Burr, Pilger and Mayer, LLC, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    OPINIONS

     Atlas Pearlman, P.A., Fort Lauderdale, Florida, counsel to VDAT, will opine as to the legality of the shares of VDAT common stock to be issued in the Merger.

                      WHERE YOU CAN FIND MORE INFORMATION

     VDAT and EDNET each file reports, proxy statements and other information with the SEC. You can obtain copies of those reports, proxy statements and other information:

     - at the Public Reference Room of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

     - from the Internet site that the SEC maintains at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC; and

     - with regard to VDAT but not EDNET, at the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

     This proxy statement-prospectus is part of a registration statement that VDAT filed with the SEC relating to the VDAT common stock offered to the EDNET stockholders. The registration statement contains more information than this proxy statement-prospectus regarding VDAT's common stock, including certain exhibits. You can get a copy of the registration statement (Registration No. 333-62908) from the locations listed above.

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

                                  PLEASE NOTE

     We have not authorized anyone to provide you with any information other than the information included in this proxy statement-prospectus and the documents we refer you to. If someone provides you with other information, please do not rely on it as being authorized by VDAT or EDNET.

     You may obtain copies of the information incorporated by reference in this proxy statement-prospectus, free of charge, upon written or oral request. To obtain your free copies, either call or write to the following party:

                              Corporate Secretary
                            Visual Data Corporation
                             1291 S.W. 29th Avenue
                          Pompano Beach, Florida 33069
                           Telephone: (954) 917-6655

     TO OBTAIN TIMELY DELIVERY, STOCKHOLDERS MUST REQUEST THIS INFORMATION NO LATER THAN JULY 18, 2001, FIVE BUSINESS DAYS PRIOR TO THE DATE OF THE SPECIAL MEETING.

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

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                      ENTERTAINMENT DIGITAL NETWORK, INC.,

                        VISUAL DATA SAN FRANCISCO, INC.

                                      AND

                            VISUAL DATA CORPORATION

                            DATED AS OF JUNE 4, 2001

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of June 4, 2000 (the "Agreement"), by and among ENTERTAINMENT DIGITAL NETWORK, INC., a Delaware corporation ("EDNET"), VISUAL DATA CORPORATION, a Florida corporation ("VDAT"), and VISUAL DATA SAN FRANCISCO, INC., a Florida corporation ("SUB"), which is a direct wholly-owned subsidiary of VDAT. EDNET and SUB are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                    RECITALS

     A. VDAT owns a 51% equity interest in EDNET.

     B. The Boards of Directors of EDNET, VDAT and SUB deem it advisable and in the best interests of each corporation and its respective shareholders that EDNET and VDAT combine in order to advance their long-term business interests, all upon the terms and subject to the conditions of this Agreement.

     C. It is intended that the combination be effected by a merger of EDNET with and into SUB with SUB surviving, which for Federal income tax purposes shall be a tax-free reorganization as described in the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. (a) In accordance with the provisions of this Agreement, the Florida Business Corporation Act ("FBCA") and the Delaware General Corporation Law ("DGCL"), at the Effective Time, EDNET shall be merged (the "Merger") with and into SUB, and SUB shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Florida. The name of the Surviving Corporation shall be Entertainment Digital Network, Inc. At the Effective Time, the separate existence of EDNET shall cease.

     (b) The Merger shall have the effects on EDNET and SUB, as Constituent Corporations of the Merger, provided for under the DGCL and FBCA.

     Section 1.2 Effective Time. The Merger shall become effective at the time of filing of, or at such later time as specified in, an agreement of merger, in the form required by and executed in accordance with the DGCL and the FBCA, with the Secretary of State of the State of Florida in accordance with the provisions of Sections 607.1101 and 607.1103 of the FBCA and with the Secretary of State of the State of Delaware in accordance with the provisions of Section 252 of the DGCL (the "Certificate of Merger"). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

     Section 1.3 Articles of Incorporation and Bylaws of Surviving
Corporation. The Articles of Incorporation and Bylaws of SUB as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided by law.

     Section 1.4 Directors and Officers of Surviving Corporation. (a) The directors of the Surviving Corporation shall be the same as VDAT at the Effective Time, consistent with this Agreement and will hold office from and after the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law or their earlier resignation or removal.

     (b) The officers of EDNET immediately prior to the Effective Time shall be the officers of the Surviving Corporation and each will hold office from and after the Effective Time until their respective successors are duly appointed and qualify in the manner provided in the Bylaws of the Surviving Corporation or as otherwise provided by law or their earlier resignation or removal.

     Section 1.5 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II

                              CONVERSION OF SHARES

     Section 2.1 Effect on EDNET Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

          (a) Every ten (10) shares of EDNET's common stock, par value $.001 per share (the "EDNET Shares"), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one (1) share of VDAT Common Stock, $.0001 par value per share (the "VDAT Common Stock").

          (b) All EDNET Shares other than shares of EDNET owned by VDAT which shall be canceled shall be canceled and retired, and each certificate representing any such EDNET Shares shall thereafter (i) represent only the right to receive the VDAT Common Stock issuable in exchange for such EDNET Shares upon the surrender of such certificates in accordance with Section
     2.4 (and any cash payable in respect of fractional shares) and (ii) entitle the holder thereof to vote with respect to, and receive dividends on, such number of whole shares of VDAT Common Stock which such holder is entitled to receive in exchange for such certificates, provided that dividends shall be paid to such holder, without interest, only upon surrender of certificates in accordance with Section 2.4.

          (c) Notwithstanding anything to the contrary in this Agreement, any holder of EDNET Shares who shall exercise the rights of a dissenting shareholder pursuant to and strictly in accordance with the provisions of
     Section 262 of the DGCL shall be entitled to receive only the payment therein provided for and shall not be entitled to receive VDAT Common Stock. Such payment shall be made directly by the Surviving Corporation.

     Section 2.2 Effect on EDNET Options and Warrants. Every EDNET option or warrant issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an option or warrant of VDAT based upon the exchange ratio set forth in Section 2.1(a).

     Section 2.3 Sub Common Stock. Each share of common stock, $.0001 par value, of SUB issued and outstanding immediately prior to the Effective Time shall remain outstanding.

     Section 2.4 Exchange Procedures. (a) VDAT shall authorize its transfer agent to act as exchange agent hereunder (the "Exchange Agent") for the purposes of exchanging certificates representing EDNET Shares and shares of VDAT Common Stock. As promptly as practicable after the Effective Time, VDAT shall deposit with the Exchange Agent, in trust for the holders of Certificates (as defined in Section 2.4(b) below), certificates representing the shares of VDAT Common Stock issuable pursuant to Section 2.1(a) in exchange for EDNET Shares (the "EDNET Certificates").

     (b) Promptly after the Effective Time, the Exchange Agent shall mail or cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented EDNET Shares (the "Certificates"), a letter of transmittal and instructions for use in effecting the surrender of the Certificates for exchange therefor. Upon surrender to the Exchange

Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor that number of shares of VDAT Common Stock which such holder has the right to receive under Section 2.1(a) (and any amount of cash payable in lieu of fractional shares) and such Certificate shall forthwith be canceled. If any such shares are to be issued to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a person other than the registered holder of the Certificate surrendered or such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

     (c) No dividends or other distributions with respect to the VDAT Common Stock constituting all or a portion of the consideration payable to the holders of EDNET Shares shall be paid to the holder of any unsurrendered Certificate representing EDNET Shares until such Certificate is surrendered as provided for in this Section 2.4. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the certificates representing VDAT Common Stock (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable prior to or on the date of such surrender with respect to such whole shares of VDAT Common Stock and not paid, and the amount of cash payable in lieu of any fractional shares, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax law, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to the date of surrender and a payment date subsequent to the date of surrender payable with respect to such whole shares of VDAT Common Stock, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax Law. VDAT shall make available to the Exchange Agent cash for these purposes.

     (d) Any portion of the VDAT Common Stock made available to the Exchange Agent pursuant to Section 2.4(a) that remains unclaimed by the holders of EDNET Shares twelve (12) months after the Effective Date shall be returned to VDAT, upon demand, and any such holder who has not exchanged his, her or its EDNET Shares in accordance with this Section 2.4 prior to that time shall thereafter look only to VDAT for his, her or its claim for VDAT Common Stock and VDAT Preferred Shares, (as the case may be), any cash in lieu of fractional shares and certain dividends or other distributions. Neither VDAT nor SUB shall be liable to any holder of EDNET Shares with respect to any VDAT Common Stock and VDAT Preferred Shares (or cash in lieu of fractional shares) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) If any Certificate representing EDNET Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by VDAT, the posting by such person of a bond in such reasonable amount as VDAT may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the consideration payable under Section 2.1(a) and, if applicable, any unpaid dividends and distributions on shares of VDAT Stock deliverable with respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

     Section 2.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of EDNET Shares who upon surrender of Certificates therefor would be entitled to receive a fraction of a share of VDAT Common Stock shall receive, in lieu of such fractional share, cash in an amount equal to such fraction multiplied by the initial fair market value of VDAT Common Stock. For purposes of this Agreement, initial market value means the average of the closing bid and ask price of VDAT Common Stock for the five trading days ending three trading days immediately preceding the Closing.

     Section 2.6 Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of EDNET or the Surviving Corporation of EDNET Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this
Article II.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF VDAT AND SUB

     VDAT and SUB jointly and severally represent and warrant to EDNET as follows:

     Section 3.1 Organization. Each of VDAT and SUB is a corporation duly organized, validly existing and in good standing under the laws of its respective State of Incorporation. VDAT owns directly all of the outstanding capital stock of SUB. Each of VDAT and SUB has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth in Schedule 3.1, each of VDAT and SUB is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualifications or licenses necessary, as indicated on Schedule 3.1 except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a material adverse effect on the business, operations, assets, prospects, financial condition or results of operations of VDAT and would not delay or prevent the consummation of the transactions contemplated hereby (an "VDAT Material Adverse Effect"). VDAT previously has delivered to EDNET accurate and complete copies of its Articles of Incorporation and Bylaws, and SUB's Certificate of Incorporation and Bylaws, each as currently in effect.

     Section 3.2 Capitalization. (a) The authorized capital stock of VDAT consists of 50,000,000 shares of VDAT Common Stock and 5,000,000 shares of VDAT Preferred Shares. As of the date hereof, there are 12,501,181 shares of VDAT Common Stock issued and outstanding and no shares held in treasury; and no shares of VDAT Preferred Shares outstanding. As of the date hereof, there were outstanding under the VDAT Stock Option Plans, or otherwise, VDAT Stock Options and outstanding VDAT warrants entitling the holders thereof to purchase, in the aggregate, up to 12,507,367 shares of VDAT common stock. All shares of VDAT Common Stock to be issued at the Effective Time shall be, when issued, duly authorized and validly issued, fully paid, and nonassessable and subject to the terms of this Agreement free from liens, charges, claims and encumbrances.

     (b) The authorized capital stock of SUB consists of one hundred (100) shares of common stock, $.0001 par value, of which one hundred (100) are issued and outstanding and are validly issued, fully paid and nonassessable. As of the date hereof, there are no outstanding Sub Stock Options entitling the holders thereof to purchase SUB Shares.

     Section 3.3 Authority. Each of VDAT and SUB has full corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of the shareholders of VDAT, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of VDAT and SUB and by VDAT as the sole shareholder of SUB, and, except for the requisite approval by the shareholders of VDAT, no other corporate proceedings on the part of VDAT or SUB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of VDAT and SUB and, assuming this Agreement constitutes a legal, valid and binding agreement of EDNET and the EDNET Shareholders, constitutes a legal, valid and binding agreement of VDAT and SUB, as the case may be, enforceable against each of them in accordance with its terms, except as the enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the possible unavailability of certain equitable remedies, including the remedy of specific performance.

     Section 3.4 No Violations: Consents and Approvals.  Except as set forth on
Schedule 3.4, (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by VDAT and SUB with any of the provisions hereof conflicts with, violates or results in any breach of (i) subject to obtaining the requisite approval of VDAT's shareholders, any provision of the Articles of Incorporation or Bylaws of either of VDAT or SUB, (ii) any contract, agreement, instrument or understanding to which VDAT or SUB is a party or by which VDAT, SUB or any of their respective assets or properties is bound, or (iii) subject to the requisite approval of VDAT's shareholders any law, judgment, decree, order, statute, rule or regulation of any jurisdiction or governmental authority (a "Law") applicable to VDAT or SUB or any of their respective assets or properties, excluding from the foregoing clauses (ii) and (iii) conflicts, violations or breaches which, either individually or in the aggregate, would not have an VDAT Material Adverse Effect or materially impair VDAT's or SUB's ability to consummate the transactions contemplated hereby or for which VDAT or SUB have received or, prior to the Merger, shall have received appropriate consents or waivers.

     (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by VDAT or SUB in connection with the execution and delivery of the Agreement or the consummation by VDAT or SUB of the transactions contemplated hereby, except (i) in connection, or in compliance, with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the States of Florida and Delaware, (iii) filings with, and approval of, the NASDAQ in connection with obligations of VDAT hereunder, and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have an VDAT Material Adverse Effect, or materially impair the ability of VDAT or SUB to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

     Section 3.5 SEC Documents: VDAT Financial Statements. (a) VDAT has filed with the Securities and Exchange Commission ("SEC") all documents required to be filed under the Securities Act and the Exchange Act since the effective date of its initial public offering (the "VDAT SEC Documents"). As of their respective dates, the VDAT SEC Documents complied in all respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the VDAT SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) As of their respective dates, the financial statements of VDAT included in the VDAT SEC Documents were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and present fairly the consolidated financial position of VDAT as at the dates thereof and the consolidated results of its operations and statements of cash-flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). VDAT's balance sheet included in its Form 10-QSB for the quarter ended March 31, 2001, shall be referred to as the VDAT Interim Balance Sheet.

     (c) VDAT has no liability or obligation of any kind (whether contingent or otherwise and whether due or to become due) except (i) as set forth on Schedule 3.5, (ii) as set forth on the VDAT Interim Balance Sheet, or (iii) as incurred in the ordinary course of business, consistent with past practice since the date of the VDAT Interim Balance Sheet.

     Section 3.6 Absence of Certain Changes. Since the date of the VDAT Interim Balance Sheet, VDAT has been operated only in the ordinary course, consistent with past practice, and there has not been any adverse change, or any event, fact or circumstance which might reasonably be expected to result in an adverse change, in either event that would have a VDAT Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.6, since October 1, 2000, there has not been with respect to VDAT any:

          (a) sale or disposition of any material asset other than inventory in the ordinary course;

          (b) payment of any dividend, distribution or other payment to any shareholder of VDAT or to any relative of any such shareholder other than payments of salary and expense reimbursements made in the ordinary course of business, consistent with past practice, for employment services actually rendered or expenses actually incurred;

          (c) incurrence or commitment to incur any liability individually or in the aggregate material to VDAT, except such liabilities under VDAT's existing credit facilities and liabilities incurred in connection with the Merger;

          (d) waiver, release, cancellation or compromise of any indebtedness owed to VDAT or claims or rights against others, exceeding $50,000 in the aggregate;

          (e) any change in any accounting method, principle or practice except as required or permitted by generally accepted accounting principles; or

          (f) unusual or novel method of transacting business engaged in by VDAT or any change in VDAT's accounting procedures or practices or its financial or equity structure.

     Section 3.7 Proxy Statement/Prospectus Registration Statement. None of the information regarding VDAT and SUB to be supplied by VDAT and SUB for inclusion or incorporation by reference in (i) the registration statement on Form S-4 (as it may be amended or supplemented from time to time, the "Registration Statement") relating to VDAT Common Stock to be issued in connection with the Merger or (ii) the proxy statement to be distributed in connection with the shareholders meeting of EDNET contemplated by Section 5.5 (as it may be amended or supplemented from time to time, the "Proxy Statement" and together with the prospectus to be included in the Registration Statement, the "Proxy Statement/Prospectus") will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, and, in the case of the Proxy Statement, at the time of its mailing to shareholders of EDNET and at the time of their respective shareholders' meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances when made. If at any time prior to the Effective Time any event with respect to VDAT or SUB shall occur which is required to be described in the Proxy Statement or Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of VDAT and EDNET. The Proxy Statement and the Registration Statement will (with respect to VDAT) comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     Section 3.8 Broker's Fees. Except as set forth on Schedule 3.8, neither VDAT nor SUB nor any of VDAT's affiliates or their respective officers, directors or agents has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement.

     Section 3.9 Compliance with Laws. Except as set forth on Schedule 3.9, VDAT is not or has not conducted its business in violation of any Law, including without limitation, any law pertaining to environmental protection, occupational health or safety, or employment practices except the violation of which would not have an VDAT Material Adverse Effect.

     Section 3.10 No Litigation. Except as set forth in the VDAT SEC Documents or on Schedule 3.10, there is no claim, litigation, investigation or proceeding by any person or governmental authority pending or, to VDAT's knowledge threatened, against VDAT. There are no pending or, to VDAT's knowledge, threatened controversies or disputes with, or grievances or claims by, any employees or former employees of VDAT or any of its respective predecessors of any nature whatsoever, including, without limitation, any controversies, disputes, grievances or claims with respect to their employment, compensation, benefits or working conditions, except for such litigation which would not have a VDAT Material Adverse Effect.

     Section 3.11 Absence of Certain Business Practices. Neither VDAT nor any director, officer, employee or agent of the foregoing, nor any other person acting on its behalf, directly or indirectly, has to VDAT's knowledge given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) might subject VDAT to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a VDAT Material Adverse Effect, or
(iii) if not continued in the future, might have a VDAT Material Adverse Effect or which might subject VDAT to suit or penalty in any private or governmental litigation or proceeding.

     Section 3.12 Knowledge. The term "to VDAT's knowledge" shall mean the actual knowledge of each director and executive officer of VDAT.

     Section 3.13 No Undisclosed Information. No provision of this Article III or any Schedule or any document or agreement furnished by VDAT contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statement contained herein, in light of the circumstances under which such statements are made, not misleading.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF EDNET

     EDNET represents and warrants to VDAT and SUB as follows:

     Section 4.1 Organization. (a) EDNET is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. EDNET is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualifications or licenses necessary, as indicated on Schedule 4.1, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a material adverse effect on the business, operations, assets, prospects, financial condition or results of operations of EDNET and would not delay or prevent the consummation of the transactions contemplated hereby (a "EDNET Material Adverse Effect").

     (b) EDNET previously has delivered to VDAT accurate and complete copies of EDNET's Certificate of Incorporation and Bylaws, each as currently in effect.

     Section 4.2 Capitalization. (a) The authorized capital stock of EDNET consists of 50,000,000 shares of EDNET common stock and 5,000,000 shares of EDNET preferred shares. As of the date hereof, there are 23,956,980 shares of EDNET common stock issued and outstanding and no shares held in treasury; and no shares of EDNET preferred stock outstanding. As of the date hereof, there were outstanding under the EDNET Stock Option Plans, all of which are listed on
Schedule 4.2, EDNET Stock Options entitling the holders thereof to purchase, in the aggregate, up to 4,078,214 EDNET Shares. As of the date hereof, there are outstanding, all of which are listed on Schedule 4.2, EDNET warrants entitling the holders thereof to purchase in the aggregate, up to 1,967,158 EDNET shares. Except as set forth on Schedule 4.2, at the Effective Time, there will not be any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating EDNET to issue, transfer or sell any shares of capital stock of EDNET or any other securities convertible into or evidencing the right to subscribe for any such shares. All issued and outstanding EDNET Shares are, and all EDNET Shares issued and outstanding at the Effective Time shall be, duly authorized and validly issued, fully paid and non-assessable and subject to the terms of this Agreement free from all liens, charges, claims and encumbrances.

     (b) EDNET has two subsidiaries.

          (i) EDNET has a wholly-owned subsidiary organized under the law of the State of California, Entertainment Digital Network, Inc. ("EDNET California"). EDNET California is in good standing in the State of California.

          (ii) EDNET has a second wholly-owned subsidiary, also organized under the law of the State of California, Internet Business Solutions, Inc. ("IBS"). IBS conducts no business and sold substantially all of its assets to a third party in 1998.

     Section 4.3 Authority. EDNET has full corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of the Merger and the adoption of this Agreement by EDNET's shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by EDNET's Board of Directors and, except for the requisite approval of the Merger and the adoption of this Agreement by EDNET's shareholders, no other corporate proceedings on the part of EDNET are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. EDNET's Board of Directors has determined that the transactions contemplated by this Agreement, including the Merger, are in the best interests of EDNET and its shareholders and, except as provided in Section 5.2 below, have determined to recommend to such shareholders that they vote in favor of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by EDNET and the EDNET Shareholders, and assuming this Agreement constitutes a legal, valid and binding agreement of VDAT and SUB, constitutes a legal, valid and binding agreement of EDNET and the EDNET Shareholders, as the case may be, enforceable against each of them in accordance with its terms, except as the enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the possible unavailability of certain equitable remedies, including the remedy of specific performance.

     Section 4.4 No Violations; Consents and Approvals.  Except as set forth on
Schedule 4.4, (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by EDNET and the EDNET Shareholders with any of the provisions hereof conflicts with, violates or results in any breach of (i) subject to obtaining the requisite approval of EDNET's shareholders, any provision of the Certificate of Incorporation or Bylaws of EDNET, (ii) any contract, agreement, instrument or understanding to which EDNET, or any EDNET Shareholder is a party, or by which EDNET, any EDNET Shareholder or any of their respective assets or properties is bound, or (iii) subject to the requisite approval of EDNET's shareholders, any Law applicable to EDNET, any EDNET Shareholder or any of their respective assets or properties, excluding from the foregoing clauses (ii) and (iii) conflicts, violations or breaches which, either individually or in the aggregate, would not have a EDNET Material Adverse Effect or materially impair EDNET's or EDNET Shareholder's ability to consummate the transactions contemplated hereby or for which EDNET or EDNET Shareholders have received or, prior to the Merger, shall have received appropriate consents or waivers.

     (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by EDNET in connection with the execution and delivery of the Agreement or the consummation by EDNET of the transactions contemplated hereby, except (i) the filing of the appropriate merger documents with the Secretary of State of the States of Florida and Delaware and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have a EDNET Material Adverse Effect, or materially impair the ability of EDNET to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

     Section 4.5 SEC Documents: EDNET Financial Statements. (a) EDNET has filed with the SEC all documents required to be filed under the Securities Act and the Exchange Act since the effective date of its initial public offering (the "EDNET SEC Documents"). As of their respective dates, the EDNET SEC Documents complied in all respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the EDNET SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) As of their respective dates, the financial statements of EDNET included in the EDNET SEC Documents were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and present fairly the consolidated financial position of EDNET as at the dates thereof and the consolidated results of its operations and statements of cash-flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). EDNET's balance sheet included in its Form 10-QSB for the quarter ended March 31, 2001, shall be referred to as the EDNET Interim Balance Sheet.

     (c) EDNET has no liability or obligation of any kind (whether contingent or otherwise and whether due or to become due) except (i) as set forth on Schedule 4.5, (ii) as set forth on the EDNET Interim Balance

Sheet, or (iii) as incurred in the ordinary course of business, consistent with past practice since the date of the EDNET Interim Balance Sheet.

     Section 4.6 Absence of Certain Changes. Since the date of the EDNET Interim Balance Sheet, EDNET has been operated only in the ordinary course, consistent with past practice, and there has not been any adverse change, or any event, fact or circumstance which might reasonably be expected to result in an adverse change, in either event that would have an EDNET Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on
Schedule 4.6, since January 1, 2001, there has not been with respect to EDNET any:

          (a) sale or disposition of any material asset other than inventory in the ordinary course;

          (b) payment of any dividend, distribution or other payment to any Shareholder of EDNET or to any relative of any such Shareholder other than payments of salary and expense reimbursements made in the ordinary course of business, consistent with past practice, for employment services actually rendered or expenses actually incurred;

          (c) incurrence or commitment to incur any liability individually or in the aggregate material to EDNET, except such liabilities under EDNET's existing credit facilities and liabilities incurred in connection with the Merger;

          (d) waiver, release, cancellation or compromise of any indebtedness owed to EDNET or claims or rights against others, exceeding $50,000 in the aggregate;

          (e) any change in any accounting method, principle or practice except as required or permitted by generally accepted accounting principles; or

          (f) unusual or novel method of transacting business engaged in by EDNET or any change in EDNET's accounting procedures or practices or its financial or equity structure.

     Section 4.7 Proxy Statement Prospectus; Registration Statement. None of the information regarding EDNET to be supplied by EDNET for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, in the case of the Registration Statement at the time it becomes effective and at the Effective Time, and in the case of the Proxy Statement, at the time it is first mailed to shareholders of EDNET and at the time of their respective shareholders meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances when made. If at any time prior to the Effective Time any event with respect to EDNET shall occur which is required to be described in the Proxy Statement or Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of EDNET. The Proxy Statement and the Registration Statement will (with respect to EDNET) comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     Section 4.8 State Antitakeover Statutes. The EDNET Board of Directors has approved this Agreement and the transactions contemplated hereby and such approval constitutes approval of the Merger and the other transactions contemplated hereby by the EDNET Board of Directors as required by the DGCL. No "business combination," "moratorium," "control share," "fair price," "interested shareholder," affiliated transactions" or other state antitakeover statute or regulation (i) prohibits or restricts EDNET's ability to perform its obligations under this Agreement or to consummate the Merger or to the other transactions contemplated hereby or thereby, (ii) would have the effect of invalidating or voiding this Agreement or the voting agreement or any provision hereof, or (iii) would subject VDAT or SUB to any material impediment or condition in connection with the exercise of any of their respective rights under this Agreement.

     Section 4.9 Broker's Fees. Neither EDNET nor any of its affiliates or their respective officers, directors or agents has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement.

     Section 4.10 Compliance with Laws. EDNET is not or has not conducted its business in violation of any law, including without limitation, any law pertaining to environmental protection, occupational health or safety, or employment practices except the violation of which would not have an EDNET Material Adverse Effect.

     Section 4.11 No Litigation. There is no claim, litigation, investigation or proceeding by any person or governmental authority pending or, to EDNET's knowledge threatened, against EDNET. There are no pending or, to EDNET's knowledge, threatened controversies or disputes with, or grievances or claims by, any employees or former employees of EDNET or any of its respective predecessors of any nature whatsoever, including, without limitation, any controversies, disputes, grievances or claims with respect to their employment, compensation, benefits or working conditions, except for such litigation which would not have an EDNET Material Adverse Effect.

     Section 4.12 Employee Benefits. All employee welfare benefit plans as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), employee pension benefit plans as defined in Section 3(2) of ERISA, and all other employee benefit programs or arrangements of any type, written or unwritten (collectively, the "Plans") maintained by EDNET or to which EDNET contributes are listed on Schedule 4.16. In addition, Schedule 4.16 separately sets forth any Plans which EDNET, or any affiliate or predecessor of EDNET, maintained or contributed to within the six years preceding the date hereof.

          (a) The Plans comply, with all applicable provisions of all Laws, including, without limitation, the Code and ERISA, and have so complied during all prior periods during which any such provisions were applicable. Without limiting the foregoing, all of the Plans, and any related trust, intended to meet the requirements for tax-favored treatment under the Code (including, without limitation, Sections 401 and 501 and Subchapter B of the Chapter 1 of the Code) meets and for all prior periods has met, such requirements in all material respects.

          (b) EDNET and any other party involved in the administration of any of the Plans (i) has complied in all material respects with the provisions of ERISA, the Code or other Laws, applicable to such party, whether as an employer, plan sponsor, plan administrator, or fiduciary of any of the Plans or otherwise, (including without limitation the provisions of ERISA and the Code concerning prohibited transactions), and (ii) has administered the Plans in accordance with the terms. EDNET has made all contributions required of it by any Law (including, without limitation, ERISA) or contract under any of the Plans and no unfunded liability exists with respect to any of the Plans.

          (c) EDNET has no responsibility or liability, contingent or otherwise, with respect to any Plans or any employee benefits other than under the Plans listed on Schedule 4.16. EDNET has the right to amend or terminate, without the consent of any other person, any of the Plans, except as prohibited by law and any applicable collective bargaining agreement. Neither EDNET, nor any affiliate or predecessor of EDNET, maintains or has ever maintained or been obligated to contribute to (i) any defined benefit pension plan (as such term is defined in Section 3(35) of ERISA), (ii) any multiemployer plan (as such term is defined in Section 3(37) of ERISA),
     (iii) any severance plan or policy, or (iv) any arrangement providing medical or other welfare benefits to retirees or other former employees or their beneficiaries, except as required under part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code (hereinafter collectively referred to as "COBRA").

          (d) There are no actions, suits or claims pending (other than routine claims for benefits) or, to EDNET's knowledge, any actions, suits, or claims (other than routine claims for benefits) which could reasonably be expected to be asserted, against any of the Plans, or the assets thereof, or against EDNET or any other party with respect to any of the Plans.

     Section 4.13 Taxes. (a) EDNET has duly filed with the appropriate federal, state, local and foreign taxing authorities all Tax Returns (as defined below) required to be filed by or with respect to EDNET on or before the date hereof. EDNET has included its federal income Tax Returns for all periods ended on or before December 31, 1998. All such Tax Returns are true, correct and complete in all material respects as of the time of filing. EDNET, with respect to the federal income Tax Returns, and, with respect to any other Tax Returns, has paid in full on a timely basis all Taxes (as defined below) due on such Tax Returns or such Taxes that are otherwise due, except to the extent such Tax is being contested in good faith through appropriate proceedings and for contested Taxes only which adequate reserves have been established on the EDNET Interim Balance Sheet. Except as set forth on Schedule 4.17, the balance for accrued Taxes on the EDNET Interim Balance Sheet for the payment of accrued but unpaid Taxes through the date thereof is correct and the amount of EDNET's liability for unpaid Taxes shall not exceed such balance for accrued but unpaid Taxes of EDNET. The balance of accrued Taxes have been determined in accordance with generally accepted accounting principles, applied on a consistent basis. All monies which EDNET was required by Law to withhold from employees have been withheld and either timely paid to the proper governmental authority or set aside in accounts for such purposes and accrued on the books of EDNET.

     (b) EDNET has never been a member of an affiliated group filing consolidated returns.

     (c) (i) EDNET has not received any notice of a deficiency or assessment with respect to Taxes of EDNET from any taxing authority which has not been fully paid or finally settled, except to the extent any such deficiency or assessment is being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the EDNET Interim Balance Sheet; (ii) there are no ongoing audits or examinations of any Tax Return relating to EDNET and no notice (oral or written) of audit or examination of any such Tax Return has been received by EDNET; (iii) In the last three years, the federal income Tax Returns of EDNET have not been audited by the Internal Revenue Service; and (iv) To EDNET's knowledge, no issue has been raised (either in writing or verbally, formally or informally) on audit or in any other proceeding (and is currently pending) with respect to Taxes of EDNET by any taxing authority which, if resolved against EDNET, would have a EDNET Material Adverse Effect. EDNET has disclosed on its federal income tax returns all positions taken therein that, EDNET believes could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

     (d) EDNET is not (nor has it ever been) a party to any tax sharing agreement and has not assumed the liability for taxes of any other person under law or contract.

     (e) EDNET (i) has not filed a consent pursuant to Code Section 341(f) nor agreed to have Code Section 341(f)(2) apply to any disposition of a subsection
(f) asset (as such term is defined in Code Section 341(f)) owned by EDNET; (ii) has not agreed, or is not required, to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise initiated by EDNET that will affect the liability of EDNET for Taxes; (iii) has not made an election, or is required, to treat any asset of EDNET as owned by another person pursuant to the provisions of former Code Section 168(f)(8); (iv) is not now or has ever been a party to any agreement, contract, arrangement, or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Section 280G; (v) has not participated in an international boycott as defined in Code Section 999; (vi) is not now or has ever been a "foreign person" within the meaning of Code Section 1445(b)(2); (vii) is not now or has ever been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii); or
(viii) has not made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local tax provision.

     (f) EDNET is not required to report or pay any additional Taxes from any joint venture, partnership or other arrangement or contract limited liability company that could be treated as a partnership for federal income tax purposes.

     (g) For purposes of this Section 4.17, the following terms shall have the meaning given to them below:

          (i) "Tax" means any of the Taxes, and "Taxes" means, with respect to EDNET, (i) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, environmental (including taxes under Code Section 59A), alternative, add-on minimum, custom duties, capital stock, social security (or similar), unemployment, disability, or other taxes, fees assessments, or charges of any kind whatsoever, together

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

     with any interest, penalty, or addition thereto, whether disputed or not, imposed by any taxing authority, and (ii) any liability for payment of any amount of the Tax described in the immediately preceding clause (i) as a result of being a "transferee" (within the meaning of Code Section 6901 or any other applicable law) of another person or successor, by contract, or otherwise, or a member of an affiliated, consolidated, or combined group.

     (ii) "Tax Return" means any return, declaration, report, claim or refund, or information return or statement or other document (including any related or supporting information) filed or required to be filed with any appropriate federal, state, local and foreign governmental entity or authority (individually or collectively, "taxing authority") or other authority in connection with the determination, assessment or collection of any Tax paid or payable by the Group or the administration of any Laws, regulations, or administrative requirements relating to any such Tax.

     Section 4.14 Absence of Certain Business Practices. Neither EDNET nor any director, officer, employee or agent of the foregoing, nor any other person acting on its behalf, directly or indirectly, has to EDNET's knowledge given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) might subject EDNET to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a EDNET Material Adverse Effect, or (iii) if not continued in the future, might have a EDNET Material Adverse Effect or which might subject EDNET to suit or penalty in any private or governmental litigation or proceeding.

     Section 4.15 Intellectual Property. (a) Schedule 4.15(a) sets forth a correct and complete list of (i) all U.S. and foreign trademarks, patents, service marks, trade names, copyrights, mask works and designs which are pending, applied for, granted, or registered in any country or jurisdiction of the world and are owned by EDNET and used in connection with its business; (ii) all unregistered trademarks, patents, service marks, and trade names which are owned by EDNET and used in connection with its business; and (iii) all licenses, contracts, permissions and other agreements relating to the business to which EDNET is a party relating in any way to rights in any of the foregoing. Except as set forth on Schedule 4.15(a), title to all registered intellectual property is recorded on records in the name of EDNET and, to the extent applicable, all affidavits of continued use and incontestability in respect of such registered intellectual property have been timely filed.

     (b) Except as disclosed and set forth on Schedule 4.15(b), (i) EDNET owns or possesses licenses or other valid rights to use, and upon consummation of the transactions contemplated by this Agreement, the Surviving Corporation shall own or possess licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange), all intellectual property necessary to the conduct of the business of EDNET as currently conducted, including, without limitation, all releases required in connection with quotes, testimonials or likenesses utilized in editorial or promotional material; (ii) EDNET's right title and interest in such intellectual property is not being opposed by any claim or demand or in any proceeding, action, litigation or order to which EDNET or any person or entity who has granted a license or other right to use intellectual property to EDNET or who has been granted a license or other right to use intellectual property by EDNET, is a party or subject, nor to the knowledge of EDNET is any such claim, demand, proceeding, action, litigation, or court order threatened; and (iii) the conduct of the business of EDNET as currently conducted does not materially infringe or conflict with any intellectual property of others.

     Section 4.16 Required Vote of EDNET Shareholders. The affirmative vote of the holders of a majority of the outstanding EDNET Shares is required to approve the Merger. No other vote of the shareholders of EDNET is required by Law, the Articles of Incorporation or Bylaws of EDNET or otherwise in order for EDNET to consummate the Merger and the transactions contemplated hereby.

     Section 4.17 Knowledge. The term "to EDNET's knowledge" shall mean the actual knowledge of each director and officer of EDNET.

     Section 4.18 No Undisclosed Information. No provision of this Article IV or any Schedule or any document or agreement furnished by EDNET or the EDNET Shareholders contains any untrue statement of

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

a material fact, or omits to state a material fact necessary in order to make the statement contained herein, in light of the circumstances under which such statements are made, not misleading.

                                   ARTICLE V

                                   COVENANTS

     Section 5.1 Conduct of Business of EDNET. Except as contemplated by this Agreement or as expressly agreed to in writing by the other party, during the period from the date of this Agreement to the Effective Time, EDNET will conduct its operations substantially as presently operated and only in the ordinary course of business, in a normal manner consistent with past practices and will use commercially reasonable efforts to preserve intact their business organization, to keep available the services of their officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect its ability to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Effective Time EDNET will not, without the prior written consent VDAT:

          (a) amend its Articles of Incorporation or Bylaws;

          (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any securities convertible into shares of its capital stock, other than pursuant to and in accordance with the terms of its stock option plans;

          (c) recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or purchase, redeem or otherwise acquire any shares of its own capital stock;

          (d) (i) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing lines of credit, relating to purchase money security interests or obligations as a lessee under leases recorded as capital leases, each as incurred in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practices; or
     (iii) make any loans, advances or capital contributions to, or investments in, any other person;

          (e) (i) increase in any manner the rate of compensation of any of its directors, officers or other employees, except in the ordinary course of business and in accordance with its customary past practices or as otherwise may be contractually required; or (ii) pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit except as required under currently existing employee benefit plans or in the EDNET SEC Documents;

          (f) except as set forth on Schedule 5.1, sell or otherwise dispose of, or encumber, or agree to sell or otherwise dispose of or encumber, any assets other than inventory in the ordinary course of business;

          (g) enter into any other agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business consistent with past practice;

          (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities,
     (iii) disposition of a material amount of assets or securities or (iv) material change in its capitalization, or enter into a material contract or any amendment or modification of any material contract or release or relinquish any material contract right;

          (i) engage in any unusual or novel method of transacting business or change any accounting procedure or practice or its financial structure; or


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

          (j) take any action the taking of which, or omit to take any action the omission of which, would cause any of the representations and warranties herein to fail to be true and correct in all respects as of the date of such action or omission as though made at and as of the date of such action or omission.

     Section 5.2 No Solicitation. EDNET agrees that, prior to the Effective Time, except as provided below it shall not, and shall not authorize or permit any of its directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to take any such action; provided, however, that nothing contained in this Agreement shall prohibit the EDNET Board of Directors from (i) furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide Transaction Proposal which the EDNET Board of Directors determines in good faith that such action is necessary for the EDNET Board of Directors to comply with its fiduciary duties to shareholders under applicable law or (ii) withdrawing, modifying or changing its recommendation referred to in Section 4.3 if there exists a Transaction Proposal and the EDNET Board of Directors, based upon the advise of independent legal counsel, determines in good faith that such action is necessary for the EDNET Board of Directors to comply with its fiduciary duties to shareholders under applicable law in connection with such Transaction Proposal. EDNET shall immediately advise the other parties to this Agreement, orally and in writing, of any inquiries or proposals relating to an Transaction Proposal known to it, the material terms and conditions of such inquiry or proposal, and the identity of the person or entity making such inquiry or proposal. EDNET shall give VDAT and SUB at least two (2) business days advance notice of any information to be supplied to, and at least three (3) days' advance notice of any agreement to be entered into with any person or entity making such a proposal for a Transaction Proposal with respect to EDNET. For purposes of this Agreement, "Transaction Proposal" shall mean any of the following (other than the transactions between EDNET, VDAT and SUB contemplated by this Agreement) involving EDNET: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of twenty percent (20%) or more of the assets of EDNET, in a single transaction or series of transactions; (iii) any offer for, or the acquisition (or right to acquire) of "beneficial ownership" by any person, "group" or entity (as such terms are defined under Section 13(d) of the Securities Exchange Act of 1934), of twenty percent (20%) or more of the outstanding shares of capital stock of EDNET or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement by EDNET of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Section 5.3 Access to Information. (a) From the date of this Agreement until the Effective Time, EDNET will provide VDAT and VDAT will provide EDNET, and their respective lenders and authorized representatives (including counsel, environmental and other consultants, accountants and auditors) full access during normal business hours to all facilities, personnel and operations and to all books and records of EDNET, VDAT and SUB, will permit the other party to make such inspections as it may reasonably require (including without limitation any air, water or soil testing or sampling deemed necessary) and will cause its officers to furnish the other party with such financial and operating data and other information with respect to its business and properties as the other party may from time to time reasonably request.

     (b) VDAT and EDNET will hold and will cause their representatives to hold in confidence, all documents and information furnished in connection with this Agreement. Other than documents or information (i) available to the public, (ii) which are or become known by VDAT or EDNET from a source other than EDNET or VDAT, as the case may be, other than by a breach of a confidentiality obligation owed to EDNET or VDAT, respectively, or (iii) required by law to be disclosed.

     Section 5.4 Registration Statement and Proxy Statement. VDAT shall file with the SEC as soon as is reasonably practicable after the date hereof the Proxy Statement/Prospectus and VDAT shall file the


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

Registration Statement in which the Proxy Statement/Prospectus shall be included. EDNET shall cooperate with VDAT with regard to such filings. VDAT and EDNET shall use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. VDAT shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of the VDAT Common Stock. VDAT and EDNET shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences.

     Section 5.5 Shareholders' Meetings. Unless the EDNET Board of Directors shall have taken an action permitted by clause (ii) of Section 5.2 above, EDNET shall call a meeting of its shareholders to be held as promptly as practicable (and in any event within 45 days after the Registration Statement is declared effective) for the purpose of voting upon this Agreement and the Merger. EDNET shall, through its Board of Directors, recommend to its shareholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use all commercially reasonable efforts to hold such meetings on the same day and as soon as practicable after the date hereof. Unless the EDNET Board of Director shall have taken an action permitted by clause (ii) of Section 5.2 above, EDNET shall use all commercially reasonable efforts to solicit from shareholders of such party proxies in favor of such matters.

     Section 5.6 Reasonable Efforts; Other Actions. EDNET, VDAT and SUB each shall use all commercially reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable Law to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the taking of any actions required to qualify the Merger treatment as a tax-free reorganization within the meaning of Code Section 368(a)(2)(D), and (ii) the obtaining of all necessary consents, approvals or waivers under its material contracts.

     Section 5.7 Public Announcements. Before issuing any press release or otherwise making any public statements with respect to the Merger, VDAT, SUB and EDNET will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law (it being agreed that the parties hereto are entitled to disclose all requisite information concerning the transaction and any filings required with the SEC).

     Section 5.8 Notification of Certain Matters. Each of EDNET and VDAT shall give prompt notice to the other party of (i) any notice of, or other communication relating to, a default or event which, with notice of lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of EDNET or VDAT, as the case may be, to which it is a party or is subject, (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (iii) any material adverse change in their respective financial condition, properties, businesses or results of operations or the occurrence of any event which is reasonably likely to result in any such change, or (iv) the occurrence or existence of any event which would, or could with the passage of time or otherwise, make any representation or warranty contained herein untrue; provided, however, that the delivery of notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each party shall use its best efforts to prevent or promptly remedy the same.

     Section 5.9 Expenses. Except as otherwise provided herein, VDAT and SUB, on the one hand, and EDNET, on the other hand, shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement, the Proxy Statement/Prospectus and the transactions contemplated hereby, including all fees and expenses of its representatives, counsel and accountants.

     Section 5.10 Affiliates. EDNET shall deliver to VDAT a letter identifying all persons who, as of the date hereof, may be deemed to be "affiliates" thereof for purposes of Rule 145 under the Securities Act (the "Affiliates") and shall advise VDAT in writing of any persons who become Affiliates prior to the Effective Time. EDNET shall cause each person who is so identified as an Affiliate to deliver to VDAT, no later than the earlier of the thirtieth (30th) day prior to the Effective Time or the date such person becomes an Affiliate, a written agreement substantially in the form of Exhibit A hereto.

     Section 5.11 Stock Exchange Listing. VDAT shall file a listing application on or before the Closing and thereafter shall use its best efforts to effect approval to list on the NASDAQ National Market System, the VDAT Common Stock to be issued pursuant to the Merger.

     Section 5.12 State Antitakeover Laws. If any "fair price" or "control share acquisition" statute or other similar antitakeover regulation shall become applicable to the transactions contemplated hereby, VDAT and EDNET and their respective Board of Directors shall use their reasonable best efforts to grant such approvals and to take such other actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise use their reasonable best efforts to eliminate the effects of any such statute or regulation on the transactions contemplated hereby.

     Section 5.13 Satisfaction of Conditions. EDNET agrees to use its best efforts to cause each of the conditions set forth in Article VII to VDAT and SUB proceeding with the Closing to be satisfied on or before the Closing Date. VDAT and SUB agree to use their respective best efforts to cause each of the conditions set forth in Article VIII to EDNET proceeding with the Closing to be satisfied on or before the Closing Date.

                                   ARTICLE VI

              CONDITIONS TO THE OBLIGATIONS OF VDAT, SUB AND EDNET

     The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the closing of each of the following conditions:

     Section 6.1 Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect. All necessary state securities or blue sky authorizations shall have been received.

     Section 6.2 Shareholder Approval. The requisite vote of the shareholders of EDNET necessary to consummate the transactions contemplated by this Agreement shall have been obtained.

     Section 6.3 Consents and Approvals. All necessary consents and approvals of any United States or any other governmental authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained.

     Section 6.4 Listing. The VDAT Common Stock issued in the Merger shall have been authorized for listing on the NASDAQ National Market System.

                                  ARTICLE VII

                 CONDITIONS TO THE OBLIGATIONS OF VDAT AND SUB

     The obligation of VDAT and SUB to effect the Merger and to perform under this Agreement is subject to the fulfillment on or before to the Closing Date of the following additional conditions, any one or more of which may be waived, in writing, by VDAT and SUB:

     Section 7.1 Representations Accurate. The representations and warranties of EDNET contained herein shall be true and correct on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date.

     Section 7.2 Performance. EDNET shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

     Section 7.3 Officer's Certificate. VDAT and SUB shall have received a duly executed certificate signed by the President or Chairman of EDNET certifying as to (i) compliance with the conditions set forth in Sections 7.1 and 7.2; (ii) the accuracy and completeness of the Bylaws of EDNET and the director and shareholder resolutions of EDNET approving this Agreement, the Merger and the transactions contemplated hereby; and (iii) the identity and authority of the officers and other persons executing documents on behalf of EDNET. VDAT and SUB shall have received a duly executed certificate signed by an EDNET Shareholder certifying as to the compliance with the condition set forth in Section 7.1.

     Section 7.4 Certified Certificate of Incorporation. VDAT and SUB shall have received a certificate of the Secretary of State of the State of Delaware certifying the Certificate of Incorporation of EDNET and all amendments thereof, dated not more than ten (10) days prior to the Closing Date.

     Section 7.5 Good Standing. VDAT shall have received a certificate of good standing, or its equivalent, dated no more than ten (10) days prior to the Closing Date, from the state of incorporation of EDNET and each other state in which EDNET is qualified to do business as set forth on Schedule 4.1.

     Section 7.6 Legal Action. There shall be no pending or threatened legal action or inquiry which challenges the validity or the legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the Merger or would otherwise restrict VDAT's or the Surviving Corporation's exercise of full rights to own and operate the business of EDNET subsequent to the Effective Time.

     Section 7.7 Consents. VDAT and SUB shall have received copies of consents of all third parties necessary for EDNET to execute, deliver and perform this Agreement and consummate the Merger.

     Section 7.8 EDNET Documents. VDAT and SUB shall have received an executed copy of the legal opinion of EDNET's legal counsel, which legal opinion will be in a form and substance reasonably acceptable to VDAT and its counsel.

     Section 7.9 Dissenting Shares. On the Closing Date, the aggregate number of EDNET Shares with respect to which the holders shall be dissenting shareholders entitled to relief under Section 262 of the DGCL shall not exceed five percent (5%) of all outstanding EDNET Shares.

     Section 7.10 Material Adverse Change. There shall have been no material adverse change in the business, operations, assets, prospects, financial condition or results of operations of EDNET.

     Section 7.11 Agreements with Affiliates. VDAT and SUB shall have received from each person who is an Affiliate under Section 5.10 an executed copy of the written agreement referred to in Section 5.10 and such agreements shall be in full force and effect and there shall be no breach, or in existence any facts which with passage of time or otherwise could constitute a breach, thereof.

     Section 7.12 Certificate of Merger. EDNET shall have delivered to VDAT the Certificate of Merger as executed by duly authorized officers of EDNET.

                                  ARTICLE VIII

                     CONDITIONS TO THE OBLIGATIONS OF EDNET

     The obligations of EDNET to effect the Merger and to perform under this Agreement is subject to the fulfillment on or before the Closing Date of the following additional conditions, any one or more of which may be waived, in writing, by EDNET:

     Section 8.1 Representations Accurate. The representations and warranties of VDAT and SUB contained herein shall be true and correct on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date.

     Section 8.2 Performance. VDAT and SUB shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by them on or prior to the Closing Date.

     Section 8.3 Compliance Certificate. EDNET shall have received a certificate signed by the President or Chairman of each of VDAT and SUB certifying as to (i) compliance with the conditions set forth in Sections 8.1 and 8.2; (ii) the accuracy and completeness of the Bylaws of SUB and, as applicable, the director and shareholder resolutions of VDAT and SUB approving this Agreement, the Merger and the transactions contemplated hereby; and (iii) the identity and authority of the officers and other persons executing documents on behalf of VDAT and SUB.

     Section 8.4 Certified Articles of Incorporation. EDNET shall have received certificates of the Secretary of State of the State of Florida certifying the Articles of Incorporation of VDAT and the Articles of Incorporation of SUB and all amendments thereof, dated not more than ten (10) days prior to the Closing Date.

     Section 8.5 Good Standing. EDNET shall have received a certificate of good standing, or its equivalent, dated no more than ten (10) days prior to the Closing Date, from the state of incorporation of VDAT and SUB and each other state in which VDAT and SUB are qualified to do business, which states are set forth on Schedule 8.5.

     Section 8.6 Legal Action. There shall be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the Merger.

     Section 8.7 Consents. EDNET shall have received copies of consents of all third parties necessary for VDAT to execute, deliver and perform this Agreement and consummate the Merger.

     Section 8.8 Certificate of Merger. SUB shall have delivered to EDNET the Certificate of Merger, executed by duly authorized officers of SUB.

                                   ARTICLE IX

                                    CLOSING

     Section 9.1 Time and Place. Subject to the provisions of Articles VI, VII, VIII and X, the closing of the Merger (the "Closing") shall take place at the offices of Atlas Pearlman, P.A., as soon as practicable, but in no event later than the second business day after the date on which each of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied at the Closing but subject to such conditions) have been satisfied or waived, in writing, by the party or parties entitled to the benefit of such conditions; or at such other place, at such other time, or on such other date as VDAT, SUB and EDNET may, in writing, mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

     Section 9.2 Filings at the Closing. Subject to the provisions of Articles VI, VII, VIII and X hereof, EDNET, VDAT and SUB shall cause to be executed and filed at the Closing the Certificate of Merger and shall cause the Certificate of Merger to be recorded in accordance with the applicable provisions of the FBCA and the DGCL and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE X

                          TERMINATION AND ABANDONMENT

     Section 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of EDNET and VDAT:

          (a) by mutual consent of VDAT and EDNET;

          (b) by either VDAT or EDNET, if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable;

          (c) by either VDAT or EDNET, if the requisite shareholder approvals of the shareholders of either VDAT or EDNET are not obtained at a meeting of shareholders duly called and held therefor; or

          (d) by either VDAT or EDNET if a merger shall not have been consummated by December 31, 2001, provided that a party in material breach of this Agreement may not terminate this Agreement.

     Section 10.2 Termination by VDAT. This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, before or after the approval of the shareholders of VDAT or EDNET, by VDAT if (a) EDNET shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I, II and V of this Agreement to be complied with by EDNET at or prior to such date of termination, (b) there exists a breach of any representation or warranty of EDNET contained in this Agreement such that the closing conditions set forth in Article VII would not be satisfied, provided, however, that with respect to either (a) or (b), if such failure or breach is capable of being cured prior to the Effective Time, such failure or breach shall not have been cured within fifteen (15) days of delivery to EDNET of written notice of such failure or breach, (c) the Board of Directors of EDNET shall have failed to recommend, or shall have withdrawn, modified or changed its recommendation of this Agreement or the Merger in a manner adverse to VDAT or shall have recommended or issued a neutral recommendation with respect to any proposal in respect of a Transaction Proposal (as defined in Section 5.2 above) with a person or entity other than VDAT or any Affiliate of VDAT (or the EDNET Board of Directors resolves to do any of the foregoing), or (d) the Board of Directors of EDNET shall furnish or disclose nonpublic information or negotiate, explore or communicate in any way with a third party with respect to any Transaction Proposal, or shall have resolved to do any of the foregoing and publicly disclosed such resolution.

     Section 10.3 Termination by EDNET. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of VDAT or EDNET, by EDNET, if (a) VDAT or SUB shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I, II and V of this Agreement to be complied with by VDAT or SUB at or prior to such date of termination, (b) there exists a breach of any representation or warranty of VDAT or SUB contained in this Agreement such that the closing conditions set forth in Article VIII would not be satisfied, provided, however, that, with respect to either (a) or
(b), if such failure or breach is capable of being cured prior to the Effective Time, such failure or breach shall not have been cured within fifteen (15) days of delivery to VDAT or SUB of written notice of such failure or breach, or (c) the Board of Directors of EDNET shall have failed to recommend or shall have withdrawn, modified or changed its recommendation of this Agreement in a manner adverse to VDAT or shall have recommended or issued a neutral recommendation with respect to any proposal in respect of a Transaction Proposal with a person or entity other than VDAT or any Affiliate of VDAT (or the Board of Directors of VDAT, respectively, resolves to do any of the foregoing), in each case in accordance with and solely to the extent permitted by Section 5.2 above.

     Section 10.4 Procedure for Termination. In the event of termination and abandonment of the Merger by VDAT or EDNET pursuant to this Article X, written notice thereof shall forthwith be given to the other.

     Section 10.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article X, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in this Section 10.5 and in Section 5.3(b) hereof. Nothing in this
Section 10.5 shall relieve any party from liability for willful breach of this Agreement.

                                   ARTICLE XI

                         SURVIVABILITY; INVESTIGATIONS

     Section 11.1 Survival of Representations and Warranties. None of the representations, warranties and covenants of EDNET, VDAT and SUB will survive the Effective Time.

     Section 11.2 Investigation. The respective representations and warranties of VDAT, SUB, EDNET and the EDNET Shareholders contained herein or in any certificate or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

                                  ARTICLE XII

                                 MISCELLANEOUS

     Section 12.1 Notices. All notices shall be in writing delivered as follows:

     If to VDAT or SUB, to:

        Visual Data Corporation
        1291 S.W. 29th Avenue
        Pompano Beach, FL 33069
        Attention: Randy S. Selman

        With a copy to:

        Atlas Pearlman, P.A.
        350 East Las Olas Boulevard, Suite 1700
        Fort Lauderdale, FL 33301
        Attention: Joel D. Mayersohn, Esq.

     If to EDNET, to:

        Entertainment Digital Network, Inc.
        One Union Street
        San Francisco, CA 94111
        Attention: David Gustafson, President

        With a copy to:

        Niesar & Diamond
        90 New Montgomery Street, 9th Floor
        San Francisco, CA 94105
        Attention: Gerald Niesar, Esq.

or to such other address as may have been designated in a prior notice pursuant to this Section. Notices shall be deemed to be effectively served and delivered
(a) when delivered personally; (b) when given by telephone facsimile (with a copy mailed by first-class U.S. mail); (c) one (1) business day following deposit with a recognized national air courier service; or (d) three (3) business days after being deposited in the United States mail in a sealed envelope, postage prepaid, return receipt requested, to the appropriate party.

     Section 12.2 Binding Effect. Except as may be otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except as otherwise specifically provided in this Agreement, nothing in this Agreement is intended or will be construed to confer on any person other than the parties hereto any rights or benefits hereunder.

     Section 12.3 Headings. The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

     Section 12.4 Exhibits and Schedules. The Exhibits and schedules referred to in this Agreement will be deemed to be a part of this Agreement.

     Section 12.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document.

     Section 12.6 Governing Law. This Agreement will be governed by the laws of the State of Florida without regard to conflict of laws principles thereof.

     Section 12.7 Waivers. Compliance with the provisions of this Agreement may be waived only a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

     Section 12.8 Pronouns. The use of a particular pronoun herein will not be restrictive as to gender or number but will be interpreted in all cases as the context may require.

     Section 12.9 Time Periods. Any action required hereunder to be taken within a certain number of days will be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken will be automatically extended to the next business day.

     Section 12.10 Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

     Section 12.11 Entire Agreement. This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations among the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder.

     Section 12.12 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                          VISUAL DATA CORPORATION

                                          By: /s/ RANDY S. SELMAN
                                          --------------------------------------
                                          Randy S. Selman, President

                                          ENTERTAINMENT DIGITAL NETWORK, INC.

                                          By: /s/ DAVID GUSTAFSON
                                          --------------------------------------
                                          David Gustafson, President

                                          VISUAL DATA SAN FRANCISCO, INC.

                                          By: /s/ RANDY SELMAN
                                          --------------------------------------
                                          Randy S. Selman, President

                          AGREEMENT AND PLAN OF MERGER

                                   SCHEDULES

                                                                      APPENDIX B

                                 DELAWARE CODE

                             TITLE 8. CORPORATIONS

                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

SS.262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt of other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title.

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. r (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not required for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.251, 252, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation or depository receipts in respect thereof,

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a, b, and c. of this paragraph.

          (3) In the event of all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholders' shares shall deliver to the corporation before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation of
     (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; ;provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be send to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holders' shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated herein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be note more than 10 days prior to the date the notice is given, provided, that if the notice given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholders' demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholders' written request for such a statement is received by the surviving or resulting corporation or within 120 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discover or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX C

                                    B E A R
                    BUSINESS EQUITY APPRAISAL REPORTS, INC.
                    865 LAUREL STREET, SAN CARLOS, CA 94070
          (650) 592-6041 FAX (650) 508-4410 EMAIL: BEARVAL@BEARVAL.COM

May 29, 2001

Board of Directors
Entertainment Digital Network, Inc.
One Union Street
San Francisco, CA 94111

Members of the Board:

     We understand that the stockholders of Entertainment Digital Network, Inc. ("EDNet") will be asked to consider and vote upon an Agreement and Plan of Merger under which Visual Data Corporation ("VDAT") would acquire, through an exchange of stock, the 11,836,041 outstanding shares of the common stock of EDNet which it does not already own. VDAT already owns 12,120,939 shares of EDNet common stock, amounting to approximately 50.6% of EDNet's total outstanding shares. The proposed plan calls for an exchange of one share of VDAT's common stock for each ten shares of EDNet common stock not already owned by VDAT. In addition, every ten EDNet options or warrants outstanding would be converted into the right to receive one option or warrant of VDAT.

     Business Equity Appraisal Reports, Inc. ("BEAR") has been requested by the Board of Directors of EDNet to render our opinion with respect to the fairness of the proposed exchange to both the stockholders of EDNet and VDAT, from a financial point of view, assuming the acquisition is consummated at the exchange ratio described above. More specifically, the opinion addresses the fairness of the acquisition to the outside minority shareholders of EDNet and VDAT. We have not been requested to opine as to, and our opinion does not in any manner address, VDAT's underlying business decision to proceed with or effect the proposed acquisition, nor does it address any aspects of the Agreement and Plan of Merger other than the relative valuations of the common stock of the two companies as reflected in the proposed exchange ratio.

     In arriving at our opinion, we reviewed and analyzed: (1) such publicly available information concerning VDAT and EDNet which we believe to be relevant to our analysis, (2) financial and operating information with respect to the business, operations and prospects of both EDNet and VDAT provided by the management of each company, (3) the trading history of EDNet and VDAT common stock from their initial public offering dates to the present and a comparison of their recent trading histories with those of other companies that we deemed relevant, (4) a comparison of the historical financial results and present financial condition of EDNet and VDAT with those of other companies that we deemed relevant. In addition, we have met with the management of both EDNet and VDAT at their offices in California, Florida, and New Jersey, and have had discussions with them concerning their respective businesses, operations, assets, financial conditions and prospects and the potential strategic benefits of the proposed combination, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of EDNet and VDAT that they are not aware of any facts that would make such information inaccurate or misleading. In arriving at our opinion, we have conducted a limited physical inspection of the properties and facilities of EDNet and VDAT and have not made or obtained any evaluations or appraisals of the assets or liabilities of EDNet or VDAT. We have assumed that the proposed combination will qualify as a tax-free transaction to the stockholders of both EDNet and VDAT. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Board of Directors
Entertainment Digital Network, Inc.                                      Page  2

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the proposed plan of acquisition would be fair to the stockholders of both EDNet and VDAT at the proposed ratio of 10:1, that is, one share of VDAT stock for each ten shares of EDNet stock.

     We have acted as a financial advisor to EDNet in connection with the proposed acquisition and will receive a fee for our services which is fixed and is not contingent upon the consummation of the proposed combination. EDNet has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

     The opinion is for the use and benefit of the Boards of Directors of EDNet and VDAT and is rendered to the Board of Directors in connection with its consideration of the proposed Merger. This opinion is not intended to be and does not constitute a recommendation to any stockholder of either EDNet or VDAT as to how such stockholder should vote with respect to the proposed Merger.

                                          Very truly yours,

                                          BUSINESS EQUITY APPRAISAL REPORTS,
                                          INC.

                                          /s/ Hans P. Schroeder
                                          --------------------------------------
                                          Hans P. Schroeder,
                                          President

                                                                      APPENDIX D

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
VISUAL DATA CORPORATION
Report of Independent Certified Public Accountants..........   F-2
Consolidated Balance Sheets as of September 30, 2000 and
  1999......................................................   F-3
Consolidated Statements of Operations for the years ended
  September 30, 2000 and 1999...............................   F-4
Consolidated Statements of Stockholders' Equity for the
  years ended September 30, 2000 and 1999...................   F-5
Consolidated Statements of Cash Flows for the years ended
  September 30, 2000 and 1999...............................   F-6
Notes to Financial Statements...............................   F-7
Condensed Consolidated Balance Sheets as of March 31, 2001
  (unaudited) and September 30, 2000........................  F-20
Condensed Consolidated Statements of Operations for the six
  months and three months ended March 31, 2001 and 2000
  (unaudited)...............................................  F-21
Condensed Consolidated Statements of Cash Flows for the six
  months ended March 31, 2001 and 2000......................  F-22
Notes to Financial Statements...............................  F-23
SPORTSOFT GOLF, INC.
Report of Independent Certified Public Accountants..........  F-32
Consolidated Balance Sheets as of December 31, 2000 and
  1999......................................................  F-33
Consolidated Statements of Operations for the year ended
  December 31, 2000 and Inception (June 4, 1999) to December
  31, 1999..................................................  F-34
Consolidated Statements of Changes In Equity for the year
  ended December 31, 2000 and Inception (June 4, 1999) to
  December 31, 1999.........................................  F-35
Consolidated Statements of Cash Flows for the year ended
  December 31, 2000 and Inception (June 4, 1999) to December
  31, 1999..................................................  F-36
Notes to Financial Statements...............................  F-37
Unaudited Condensed Consolidated Pro Forma Financial
  Statements................................................  F-43
ENTERTAINMENT DIGITAL NETWORK, INC.
Report of Independent Certified Public Accountants..........  F-49
Consolidated Balance Sheets as of September 30, 2000 and
  1999......................................................  F-50
Consolidated Statements of Operations for the years ended
  September 30, 2000 and 1999...............................  F-51
Consolidated Statements of Stockholders' Equity (Deficit)
  for the years ended September 30, 2000 and 1999...........  F-52
Consolidated Statements of Cash Flows for the years ended
  September 30, 2000 and 1999...............................  F-53
Notes to Financial Statements...............................  F-54
Consolidated Balance Sheets as of March 31, 2001 (unaudited)
  and September 30, 2000....................................  F-66
Consolidated Statements of Operations for the six months and three months ended March 31, 2001 and 2000 (unaudited)....  F-67
Consolidated Statements of Cash Flows for the six months
  ended March 31, 2001 and 2000.............................  F-68
Notes to Financial Statements...............................  F-69

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TO THE SHAREHOLDERS OF VISUAL DATA CORPORATION:

     We have audited the accompanying consolidated balance sheets of Visual Data Corporation and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Visual Data Corporation and subsidiaries as of September 30, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
December 29, 2000.

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                          SEPTEMBER 30, 2000 AND 1999

                                                                  2000            1999
                                                              ------------    ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  3,457,784    $ 15,573,644
  Restricted cash...........................................       316,546         301,008
  Accounts receivable, net of allowance for doubtful
     accounts of $268,433 and $43,953, respectively.........     1,714,135         944,973
  Prepaid expenses..........................................       427,306         565,461
  Inventories, net of allowance for inventory obsolescence
     of $538,000 and $40,000, respectively..................       508,284         576,433
  Other.....................................................            --         136,221
                                                              ------------    ------------
          Total current assets..............................     6,424,055      18,097,740
PROPERTY, PLANT AND EQUIPMENT, net..........................     3,795,656       3,609,417
EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED, net......       581,018         689,890
OTHER NON-CURRENT ASSETS....................................        29,583          13,775
                                                              ------------    ------------
          Total assets......................................  $ 10,830,312    $ 22,410,822
                                                              ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................  $  1,931,374    $  1,429,808
  Deferred revenue..........................................       499,234         290,225
  Current portion of obligations under capital leases.......         4,045          11,580
  Current portion of mortgage note payable..................        44,181          40,492
  Notes payable -- related parties..........................       125,000         290,500
                                                              ------------    ------------
          Total current liabilities.........................     2,603,834       2,062,605
OBLIGATIONS UNDER CAPITAL LEASES, net of current portion....            --           4,045
MORTGAGE NOTE PAYABLE, net of current portion...............       848,891         891,175
COMMITMENTS AND CONTINGENCIES (Notes 1, 5, 11 & 12).........
MINORITY INTEREST...........................................            --         635,959
                                                              ------------    ------------
STOCKHOLDERS' EQUITY:
  Preferred stock, par value $.0001 per share: authorized
     5,000,000 shares:
     Series A Convertible Preferred stock, designated 300
       shares, None issued and outstanding..................            --              --
     Series A-1 Convertible Preferred stock, designated 150
       shares, None issued and outstanding..................            --              --
     Series B Convertible Preferred stock, designated
       1,000,000 shares, None issued and outstanding........            --              --
  Common stock, par value $.0001 per share; authorized
     50,000,000 shares, 8,453,358 and 8,444,870 issued and
     outstanding, respectively..............................           845             844
  Additional paid-in capital................................    35,585,195
                                                                                35,547,326
  Accumulated deficit.......................................   (28,170,584)    (16,769,001)
                                                              ------------    ------------
          Total stockholders' equity........................     7,377,587      18,817,038
                                                              ------------    ------------
          Total liabilities and stockholders' equity........  $ 10,830,312    $ 22,410,822
                                                              ============    ============

              The accompanying notes are an integral part of these
                          consolidated balance sheets.

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999

                                                                  2000           1999
                                                              ------------    -----------
REVENUE.....................................................  $  5,868,435    $ 4,464,157
COST OF REVENUE.............................................     7,024,242      4,926,917
OPERATING EXPENSES:
  General and administrative................................     5,967,041      4,636,003
  Sales and marketing.......................................     5,420,060      2,611,768
                                                              ------------    -----------
          Total operating expenses..........................    11,387,101      7,247,771
                                                              ------------    -----------
Loss from operations........................................   (12,542,908)    (7,710,531)
                                                              ------------    -----------
OTHER INCOME (EXPENSE):
  Interest income...........................................       567,576        219,673
  Rental income.............................................        81,665         76,410
  Loss on disposal of assets................................       (12,251)       (14,141)
  Interest expense..........................................      (129,224)      (109,178)
  Minority interest share of losses.........................       635,959        386,825
                                                              ------------    -----------
          Total other income, net...........................     1,143,725        559,589
                                                              ------------    -----------
Loss before income tax provision............................   (11,399,183)    (7,150,942)
Income tax provision........................................         2,400          7,434
                                                              ------------    -----------
Net loss....................................................  $(11,401,583)   $(7,158,376)
                                                              ============    ===========
Loss per share -- basic and diluted.........................  $      (1.35)   $     (1.20)
                                                              ============    ===========
Weighted average shares of common stock outstanding -- basic
  and diluted...............................................     8,446,724      5,968,262
                                                              ============    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999

                                     SERIES A         SERIES A-1
                                    CONVERTIBLE       CONVERTIBLE
                                  ---------------   ---------------
                                  PREFERRED STOCK   PREFERRED STOCK      COMMON STOCK      ADDITIONAL
                                  ---------------   ---------------   ------------------     PAID-IN     ACCUMULATED
                                  SHARES   AMOUNT   SHARES   AMOUNT    SHARES     AMOUNT     CAPITAL       DEFICIT
                                  ------   ------   ------   ------   ---------   ------   -----------   ------------
Balance, September 30, 1998.....    150      $--      150      $--    3,732,100    $373    $13,494,945   $ (9,610,625)
Issuance of warrants and options
  for services and incentives...     --       --       --       --           --      --      1,122,003             --
Issuance of shares for assets...     --       --       --       --       12,800       1        139,999             --
Issuance of shares for cash.....     --       --       --       --    2,277,978     228     15,866,505             --
Conversion of preferred stock...   (150)      --     (150)      --      917,490      92            (92)            --
Issuance of warrants for cash...     --       --       --       --           --      --          9,660             --
Exercise of warrants............     --       --       --       --    1,504,502     150      4,931,134             --
Issuance of shares for preferred
  stock dividend................     --       --       --       --           --      --         21,041             --
Net loss........................     --       --       --       --           --      --             --     (7,158,376)
                                   ----       --     ----       --    ---------    ----    -----------   ------------
Balance, September 30, 1999.....     --       --       --       --    8,444,870     844     35,585,195    (16,769,001)
Issuance of warrants and options
  for services and incentives...     --       --       --       --           --      --        177,099             --
Issuance of shares for assets...     --       --       --       --        9,938       1         52,173             --
Exercise of warrants............     --       --       --       --       37,550       4        115,488             --
Exercise of options.............     --       --       --       --       50,000       5        106,245             --
Stock repurchase and
  retirement....................     --       --       --       --      (89,000)     (9)      (488,874)            --
Net loss........................     --       --       --       --           --      --             --    (11,401,583)
                                   ----      ---     ----      ---    ---------    ----    -----------   ------------
Balance, September 30, 2000.....     --      $--       --      $--    8,453,358    $845    $35,547,326   $(28,170,584)
                                   ====      ===     ====      ===    =========    ====    ===========   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999

                                                                  2000           1999
                                                              ------------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(11,401,583)   $(7,158,376)
  Adjustments to reconcile net loss to net cash used in
    operating activities --
    Depreciation and amortization...........................     1,148,193        857,805
    Loss on disposal of fixed assets........................        12,251         14,141
    Provision for doubtful accounts.........................       239,980          7,760
    Provision for inventory obsolescence....................       460,453         40,000
    Minority interest.......................................      (635,959)       313,908
    Amortization of deferred services and incentives........       301,946      1,122,003
    Changes in assets and liabilities:
      Increase in accounts receivable.......................    (1,059,142)      (478,789)
      Decrease/(Increase) in prepaid expenses...............        13,308       (224,129)
      Decrease in other current assets......................       136,221         71,888
      Increase in inventories...............................      (392,304)      (656,433)
      Increase in accounts payable and accrued expenses.....       501,566        564,201
      Increase in deferred revenue..........................       209,009        172,770
                                                              ------------    -----------
         Net cash used in operating activities..............   (10,466,061)    (5,353,251)
                                                              ------------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions of property and equipment....................    (1,217,177)      (847,521)
  Increase in restricted cash...............................       (15,538)      (181,008)
  Capital transactions of subsidiary........................        31,540       (321,223)
  Sale of IBS subsidiary's assets, net of expenses..........        50,000        886,997
  Increase in other non-current assets......................       (15,808)        (6,939)
                                                              ------------    -----------
         Net cash used in investing activities..............    (1,166,983)      (469,694)
                                                              ------------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

  Payments on mortgage note payable.........................  $    (38,595)   $   (35,356)
  Payments on capital leases................................       (11,580)       (16,580)
  Proceeds from line of credit..............................       100,000             --
  Repayments of line of credit..............................      (100,000)            --
  Proceeds from notes payable -- related parties............            --        250,000
  Repayment of notes payable -- related parties.............      (165,500)      (200,000)
  Stock repurchase and retirement...........................      (488,883)            --
  Issuance of common stock, net of expenses.................            --     15,866,733
  Proceeds from sale of warrants............................            --          9,660
  Proceeds from exercise of warrants and options............       221,742      4,931,284
                                                              ------------    -----------
         Net cash (used in) provided by financing
           activities.......................................      (482,816)    20,805,741
                                                              ------------    -----------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS........   (12,115,860)    14,982,796
CASH AND CASH EQUIVALENTS, beginning of year................    15,573,644        590,848
                                                              ------------    -----------
CASH AND CASH EQUIVALENTS, end of year......................  $  3,457,784    $15,573,644
                                                              ============    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash payments for interest................................  $    121,452    $   109,178
                                                              ============    ===========
  Cash payments for income taxes............................  $      2,400    $     7,434
                                                              ============    ===========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Issuances of common shares for Property, plant and
    equipment...............................................  $     52,173    $   140,000
  Issuance of warrants and options for deferred services and
    incentives..............................................       177,099      1,122,003
                                                              ------------    -----------
                                                              $    229,272    $ 1,262,003
                                                              ============    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     Visual Data Corporation ("VDC" or the "Company") is comprised of four operating groups; Visual Data Travel Group, Visual Data On-line Broadcast and Production Group, Visual Data Networking Solutions Group and Visual Data Financial Solutions Group. VDC is a full service provider of streaming-content applications, production technology and media solutions, primarily in the United States. Using advanced technology and information solutions, the Company provides a sensory-rich experience to businesses and consumers enabling them to make superior decisions. The Company has accumulated a substantial library containing short concise vignettes on various topics such as travel, medicine, finance and corporate information. During the years ended September 30, 2000 and 1999, the primary distribution channel for all of VDC's libraries was the Internet. VDC and its wholly-owned subsidiaries are Florida Corporations.

     EDnet, Inc. ("Ednet"), a Delaware Corporation, a 51% owned subsidiary of VDC, develops and markets integrated systems for the delivery, storage, and management of professional quality digital communications for media-based applications, including audio and video production for the United States entertainment industry. Ednet, through strategic alliances with long-distance carriers, regional telephone companies, satellite operators, and independent fiber optic telecommunications providers, has established a worldwide network that enables the exchange of high quality audio, video, multimedia, and data communications. It provides engineering services and application-specific technical advice, audio, video, and networking hardware and software as part of its business.

     In March 2000, VDC signed a letter of intent to purchase the balance of outstanding common shares of the 51% owned subsidiary Ednet. The proposed terms of the letter of intent included the right to receive one share of common stock of Visual Data for every ten outstanding shares of the common stock of Ednet , and the conversion of every ten outstanding options or warrants of Ednet into one option or warrant to purchase a share of VDAT common stock The transaction was subject to the execution of a definitive agreement and the approval of Ednet's shareholders.

     On April 17, 2000, VDC announced the postponement of it's intent to purchase the balance of outstanding common shares of Ednet due to market conditions at the time.

     The Company has incurred losses since its inception and has an accumulated deficit of $28,170,584 at September 30, 2000 and its operations have been financed primarily through issuance of equity. The Company's liquidity has substantially diminished because of such continuing operating losses and the Company may be required to seek additional capital to continue operations.

     During fiscal year 2000, the Company instituted a cost containment program for its operations as well as reduced its employee head count to conserve its cash resources. The Company has also fully implemented its marketing and sales plan to maintain a certain number of key sales representatives. These efforts are expected to result in increased revenues for fiscal year 2001 and reduced operating expenses. With increased revenues in fiscal year 2001, the Company is expecting an increase in the gross profit margin that will ultimately reduce the overall net loss incurred from operations and conserve the Company's cash resources.

     In the first quarter of fiscal year 2001 the Company appointed a new COO and CFO and implemented an expense reduction program to take effect by the second quarter of fiscal 2001. The expense constraints were implemented across all of the Company's operations and resulted in a reduction in headcount and operating expenses. These budget constraints resulted in an expense structure appropriate with the ongoing sales achievements while still allowing the Company to move forward with a progressive plan in the marketplace.

     Management believes that the Company heads into FY 2001 having achieved improvements in expense controls, sales infrastructure and product acceptance. Management's focus and commitment in FY 2001 is to maintain expense controls while optimizing sales execution in the field and developing widespread market acceptance.

     For the year ended September 30, 2000, the Company had an operating loss of approximately $12.5 million and cash used in operations of approximately $10.5 million. The Company's forecast for fiscal year

2001 anticipates a reduction in cash used in operations. At September 30, 2000, the Company had $3.8 million of cash and cash equivalents and restricted cash available to fund future operations. Subsequent to the year ended September 30, 2000, the Company received net proceeds of $2.6 million ($0.8 million for TheFirstNews.com). See Note 12. Management believes the cash on hand plus funds available related to the 6% Debenture financing discussed in Note 12 will be sufficient to fund the Company's working capital, anticipated operating cash flow deficit and capital expenditure requirements for at least the next 12 months.

BASIS OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of VDC and its subsidiaries, HotelView Corporation ("HotelView"), CareView Corporation ("CareView"), Video News Wire Corporation, ResortView Corporation ("ResortView"), AttractionView Corporation, MedicalView Corporation, TheFirstNews.Com and Ednet. All significant intercompany accounts and transactions have been eliminated in consolidation.

     VDC has recognized the minority interest's 49% share of the ownership in Ednet in the accompanying consolidated financial statements, net of the minority interest's 49% share in Ednet's cumulative net losses. As the minority interest's 49% share in Ednet's cumulative net losses through September 30, 2000 is in excess of the minority interest's original investment by approximately $174,000, VDC has reduced the minority interest liability to zero in the accompanying consolidated balance sheet as of September 30, 2000. VDC will restore the minority interest's 49% share in Ednet when and if the cumulative earnings in Ednet become positive.

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consists of all highly liquid investments with original maturities of three months or less.

RESTRICTED CASH

     Restricted cash consists of amounts provided by one of the Company's customers and is held in an escrow account. The restricted cash relates to a minimum revenue commitment by such customer and will be released from the escrow account as the services are provided by the Company or by the passage of time, not to extend beyond September 30, 2001. The Company anticipates that the full amount of the remaining restricted cash will be released in Fiscal 2001.

INVENTORIES

     Inventories, composed primarily of purchased products for resale, are valued at the lower of cost or market with cost being determined on the first-in, first-out basis. Provision has been made for excess or obsolete inventories based on the amounts by which original cost is determined to be in excess of market.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Property and equipment under capital leases is stated at the lower of the present value of the minimum lease payments at the beginning of the lease term or the fair value at the inception of the lease. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Amortization expense on assets acquired under capital leases is included with depreciation expense. The costs of leasehold improvements are amortized over the lesser of the lease term or the life of the improvement.

SOFTWARE

     Included in property, plant and equipment is computer software obtained for internal use. Such amounts have been accounted for in accordance with Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Such costs are amortized on a straight-line basis over three to five years.

EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED

     Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for under the purchase method of accounting. Goodwill is the result of the excess of the purchase price over the net assets resulting from the acquisition of 51% of Ednet. Goodwill is amortized on a straight-line basis over 15 years. Amortization was approximately $77,000 and $74,000 for the years ended September 30, 2000 and 1999, respectively and is included in general and administrative expenses in the accompanying consolidated Statements of Operations. Excess of purchase price over net assets acquired is reflected in the accompanying consolidated Balance Sheets net of accumulated amortization of approximately $169,000 and $92,000, as of September 30, 2000 and 1999, respectively. The realizability of goodwill is evaluated periodically when events or circumstances indicate a possible inability to recover the carrying amount. Such evaluation is based upon an undiscounted cash flow analysis to determine whether an impairment has occurred. Although Ednet has experienced losses in the last two fiscal years, management's analysis of undiscounted cash flows indicates there has been no impairment of goodwill.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company performs an undiscounted cash flow analysis to determine if an impairment has occurred. If an impairment is determined to exist, any related impairment loss is calculated based upon a discounted cash flow analysis to determine the fair value of the related asset. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

REVENUE RECOGNITION

     HotelView, CareView and ResortView libraries recognize a portion of their contract revenue at the time of completion of video production services with the remaining revenue recognized over the term of the contracts. Per hit charges are recognized when users watch a video on the Internet. Fixed monthly fees are recognized on a monthly basis consistent with the terms of the contracts. Commissions on ResortView bookings are recognized when the stays are completed. Currently, Video News Wire and MedicalView divisions recognize revenue when a project is completed and the client is billed. A significant component of Ednet's revenue relates to the sale of equipment, which is recognized when the equipment is installed or upon signing of a contract after a free trial period. Ednet recognizes revenues from equipment installation, webcasting and bridging when the service is performed. Installation and training costs are expensed as incurred. Network usage revenue is recognized based on the customers' monthly usage levels. Ednet leases some equipment to customers under terms that are accounted for as operating leases. Rental revenue from leases is recognized ratably over the life of the lease and the related equipment is depreciated over its estimated useful life. All leases of the related equipment contain fixed terms. TheFirstNews.com recognizes its subscription revenue ratably as service is provided.

ADVERTISING

     Advertising costs are charged to operations as incurred. Advertising expenses were $1,282,000 and $761,000 for the years ended September 30, 2000 and 1999, respectively.

COMPREHENSIVE INCOME OR LOSS

     The Company has no components of other comprehensive income or loss, accordingly, net loss equals comprehensive loss for all periods presented.

INCOME TAXES

     In accordance with Financial Accounting Standards Board Statement on Financial Accounting Standards ("SFAS") Statement No. 109 deferred tax assets or liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expense or benefit is based on the changes in the asset or liability from period to period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Because of the uncertainty regarding the realizability of the Company's net operating loss carryforwards, the Company has provided a 100% valuation allowance on its net deferred tax assets at September 30, 2000 and 1999. Future changes in such valuation allowance would be included in the provision for deferred income taxes in the period of change.

EARNINGS PER SHARE

     For the years ended September 30, 2000 and 1999, net loss per share is based on the weighted average number of shares of common stock outstanding. Since the effect of common stock equivalents was anti-dilutive, all such equivalents were excluded from the calculation of net loss per share. The total outstanding options and warrants, which have been excluded from the calculation of loss per share, were 7,728,715 and 6,503,465 at September 30, 2000 and 1999, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses, mortgage notes payable and notes payable -- related parties approximate fair value due to the short maturity of the instruments.

CONCENTRATION OF CREDIT RISK

     The Company at times has cash in banks in excess of FDIC insurance limits and places its temporary cash investments with high credit quality financial institutions. The Company performs ongoing credit evaluations of its customers' financial condition and does not require collateral from them. Reserves for credit losses are maintained at levels considered adequate by management.

EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998 and June 1999, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133. These statements require companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending upon the use of the derivative and whether it qualifies for hedge accounting. SFAS 133 will be effective for the first fiscal quarter of the Company's fiscal year ending September 30, 2001. The Company has not yet determined the impact, if any, that SFAS 133 and SFAS 137 may have on its consolidated financial position or results of operations.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements. SAB 101 will be effective for the Company's fiscal year ending September 30, 2001. Management believes that the adoption of SAB 101 will not have a significant impact on its consolidated financial position or results of operations. SAB 101 is required to be adopted no later than the fourth fiscal quarter of the Company's fiscal year ending September 30, 2001.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 2: PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, including equipment acquired under capital leases, consists of:

                                                     SEPTEMBER 30,
                                               --------------------------    USEFUL LIVES
                                                  2000           1999          (YEARS)
                                               -----------    -----------    ------------
Building.....................................  $ 1,551,189    $ 1,551,189           39
Furniture and fixtures.......................      266,988        210,388            7
Equipment....................................    3,272,290      2,321,478       3 - 10
Video library content........................      429,175        243,750        2 - 3
Software.....................................    1,026,143      1,066,245        3 - 5
Leasehold improvements.......................      104,837         26,183            5
                                               -----------    -----------
                                                 6,650,622      5,419,223
Less: Accumulated depreciation and
  amortization...............................   (2,854,966)    (1,809,816)
                                               -----------    -----------
                                               $ 3,795,656    $ 3,609,417
                                               ===========    ===========

     Depreciation and amortization of property, plant and equipment included in the statements of operations amounted to $1,070,861 and $784,025 for the years ended September 30, 2000 and 1999, respectively.

NOTE 3: NOTES PAYABLE -- RELATED PARTY AND OTHER DEBT

  Notes Payable -- Related Parties

     Notes payable -- related parties consist of the following as of September 30:

                                                           2000        1999
                                                         --------    --------
Note payable to a director of VDC, with original
  principal of $250,000 at 12% interest was issued in
  May 1999. The principal balance and accrued interest
  is due on December 31, 2001. Accrued interest payable
  as of September 30, 2000 is $863.....................  $125,000    $250,000
Notes payable to employees, interest at 6% per annum,
  uncollateralized. The notes and related interest were
  paid in full in January 2000.........................        --      40,500
                                                         --------    --------
          Total notes payable -- related parties.......  $125,000    $290,500
                                                         ========    ========

     Interest expense to related parties was approximately $29,000 and $14,000 for the years ended September 30, 2000 and 1999, respectively.

  Line of Credit

     As of September 30, 2000, the Company had a line of credit of $100,000 with a financial institution. The line of credit bears interest at the institution's published reference rate plus 2.5% (12% at September 30, 2000). The line of credit is secured by the assets of Ednet. During the year, the Company borrowed $100,000 against the line of credit; however, there is no balance on the line of credit as of September 30, 2000.

     Mortgage note payable consists of the following as of September 30:

                                                           2000        1999
                                                         --------    --------
Note payable to an unrelated financial institution,
  interest payable at 8.75% on a 15 year amortization,
  unpaid principal balance and any accrued interest due
  September 30, 2002, secured by a mortgage on VDC's
  facility in Pompano Beach, Florida...................  $893,072    $931,667
  Less: current portion................................   (44,181)    (40,492)
                                                         --------    --------
  Long term portion....................................  $848,891    $891,175
                                                         ========    ========

NOTE 4: SALE OF INTERNET BUSINESS SOLUTIONS (IBS)

     In December 1998, Ednet sold substantially all of the assets and certain of the liabilities of its wholly-owned subsidiary, Internet Business Solutions, Inc. ("IBS"), for $1,000,000. The assets sold included office and computer equipment used by IBS in its business of web site development and design, as well as receivables and certain other intangible assets. At closing, Ednet received $900,000 of the purchase price, with the remaining $100,000 deposited into an interest bearing escrow account established for the benefit of Ednet. Such amount will be released in full to Ednet in increments upon the termination of the statute of limitations governing certain potential claims against IBS or the buyer connected with the disposition of IBS's assets, or upon the earlier agreement of the buyer. As of September 30, 2000, Ednet has received the remaining $100,000, of which $50,000 was received during the year ended September 30, 2000.

     Results of operations for the year ended September 30, 1999 include IBS revenues and expenses of $252,000 and $229,000, respectively. Pro forma information is not required as the sale of the assets and liabilities was immaterial to the Company's financial statements.

NOTE 5: COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

     In January 1999, the Company entered into an operating lease for office space. This operating lease is effective for two years with yearly renewal options thereafter, not to exceed five years. In addition, the Company leases control equipment under various noncancelable capital leases. The capital leases began expiring in March 2000. The remaining capital lease as of September 30, 2000 is secured by the equipment under the lease and expires in May 2001.

     Future minimum lease payments required under the noncancelable leases are as follows:

                                                           OPERATING    CAPITAL
                                                            LEASES      LEASES
YEAR ENDING SEPTEMBER 30:                                  ---------    -------
  2001...................................................  $159,016     $4,239
  2002...................................................   159,016         --
  2003...................................................   145,761         --
                                                           --------     ------
          Total minimum lease payments...................  $463,793      4,239
Less amount representing interest........................                  194
                                                                        ------
Present value of net minimum lease payments..............                4,045
Less current portion.....................................                4,045
                                                                        ------
          Long-term portion..............................               $   --
                                                                        ======

     Total rental expense for all operating leases for the years ended September 30, 2000 and 1999 amounted to $164,872 and $137,521, respectively.

EMPLOYMENT CONTRACTS

     In January 1998, the Company's President and Vice President entered into amended employment agreements with the Company. The three-year contracts provided for the granting of 375,000 stock options to the President and the Vice President at an exercise price of $2.125, representing the fair value at the date of grant, to vest at the rate of 125,000 on each anniversary of the effective date of the amended contract. These contracts were amended in September 1999 to extend the term for two-years and grant an additional 250,000 stock options with an exercise price of $8.875, representing the fair value at the date of grant, to each executive to vest at the rate of 125,000 shares on each anniversary of the effective date of the contract. The amended contracts increase the annual salary to $195,000, each. The contracts further provide for an annual bonus in cash or stock equal to 2% of the Company's increase in earnings as defined therein.

     Ednet has contracts with several of its key employees that expire at dates through December 31, 2000. In July 2000, Ednet entered into a two year employment agreement with its President and CEO. The contract provides for an annual salary of $160,000.

ANNUAL VOLUME COMMITMENT

     Ednet entered into an agreement with a telecommunications company for network usage discounts. The agreement has a two-year term which commenced March 31, 1998 and calls for a $480,000 annual volume commitment. The commitment expired on March 31, 2000. The Company is in the process of renewing its commitment for network usage discounts.

NOTE 6: REVENUE

     Revenue by type for the years ended September 30, 2000 and 1999 is as follows:

                                                         2000          1999
                                                      ----------    ----------
Contract revenue....................................  $  691,657    $  393,322
Webcasting and related services.....................   1,180,802       327,823
Sales:
  Equipment sales...................................   1,410,122     1,160,617
  Installation fees.................................     808,078       647,174
  Usage fees........................................   1,604,336     1,393,003
  Web design and consulting.........................          --       472,146
  Other.............................................     173,440        70,072
                                                      ----------    ----------
                                                      $5,868,435    $4,464,157
                                                      ==========    ==========

     Contract revenue and webcasting and related services are primarily derived from Visual Data Corporation and its wholly-owned subsidiaries and Sales are primarily derived from Ednet.

NOTE 7: CAPITAL STOCK

PREFERRED STOCK

     In December 1998 the holders of VDC's Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock converted their shares into shares of VDC's Common Stock pursuant to the designations, rights and preferences of such securities. The 150 shares of Series A Convertible Preferred Stock and the 150 shares of the Series A-1 Convertible Preferred Stock, which represented 100% of the issued and outstanding shares of those series of preferred stock, were converted into an aggregate of 917,490 shares of Common Stock. Subsequent to their conversion, the shares of Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock were returned to the treasury of VDC with the status of authorized but unissued securities.

COMMON STOCK

     During November and December 1998 VDC sold an aggregate of 544,644 shares of its Common Stock, to a group of accredited investors in a private placement exempt from registration under the Securities Act of 1933, as amended. VDC received approximately $940,000 in gross proceeds from such private placement. In February 1999, VDC received net proceeds of approximately $2,600,000 from the sale of common stock to institutional investors in the second private placement, selling a total of 333,334 shares.

     In August 1999, the Company concluded a secondary offering of 1,400,000 shares of common stock, which resulted in net proceeds of approximately $12,400,000. The underwriters of the offering received a commission of 8%, a non-accountable expense allowance of 1% and warrants to purchase 140,000 shares of the Company's common stock at an exercise price of $16.50. The warrants are exercisable for a period of four years beginning August 11, 2000.

     On April 17, 2000, VDC announced that its Board of Directors had authorized the Company to repurchase up to one million shares of its common stock from time to time in the open market. The Company has repurchased 89,000 shares of its Common Stock for an aggregate purchase price of approximately $489,000, or an average purchase price per share of approximately $5.49. The Board of Directors has determined that no additional shares will be purchased as part of this program. The Common Stock that was repurchased has been subsequently retired.

     VDC has reserved 8,815,440 and 7,003,465 shares of common stock for issuance relating to unexpired options and warrants at September 30, 2000 and 1999, respectively.

     In order to maintain the 51% interest acquired, we received an option to purchase, at an exercise price of $.10 per share, the number of shares actually purchased upon exercise of each option, warrant and other convertible security of Ednet outstanding at the date of closing the Ednet transaction (the "Ednet Stock Equivalents"). Based upon the number of Ednet Stock Equivalents outstanding, we have the right to purchase up to an aggregate of 2,647,793 shares of Ednet's common stock. Our right to exercise the options shall accrue on the date of issuance of shares of Ednet common stock upon exercise of the corresponding outstanding Ednet Stock Equivalents and shall expire on the first anniversary of the exercise date of each such outstanding Ednet Stock Equivalent. During the year ended September 30, 2000 and 1999, we exercised options and warrants to purchase a total of 344,525 and 3,212,231 shares, respectively, of Ednet Common Stock.

NOTE 8: INCOME TAXES

     VDC has a net operating loss carryforward as of September 30, 2000 of approximately $24.9 million for federal income tax purposes, inclusive of accumulated start-up costs. The net operating losses are carried forward for tax purposes and begin to expire in 2016. The Company's deferred tax assets primarily consist of the net operating losses. VDC has recorded a valuation allowance of approximately $9,960,000 (100%) with respect to any future tax benefits arising from any net operating losses and the amortization of the start-up costs due to the uncertainty of their ultimate realization. Accordingly, no income tax benefit has been recorded in the accompanying consolidated statement of operations as a result of the increase in the Company's valuation allowance related to the net operating losses.

NOTE 9: SEGMENT INFORMATION

     The Company's operations are comprised of two segments. One segment, consisting of Visual Data and its wholly-owned subsidiaries ("Visual"), is comprised of Visual Data Travel Group, Visual Data On-Line Broadcast and Production Group and Visual Data Financial Group. The Company's Ednet subsidiary is the Visual Data Networking Solutions Group. The Company's management relies on reports generated by two separate management accounting systems, which present various data for management to run the business. Company management makes financial decisions and allocates resources based on the information it receives from these systems.

     All material balances related to Company sales, primary business activities, and location of property, plant and equipment are within the United States.

     For the year ended September 30, 2000 the Company provided webcasting services to a single customer in excess of 10% of total consolidated revenues. Revenues for such customer totaled approximately $1,023,000. Revenues for such customer for the year ended September 30, 1999 did not exceed 10% of total consolidated revenues.

     Detailed below are the results of operations by segment for the years ended September 30, 2000 and 1999.

                                                      2000                                       1999
                                    -----------------------------------------   --------------------------------------
                                       VISUAL         EDNET         TOTAL         VISUAL        EDNET         TOTAL
                                    ------------   -----------   ------------   -----------   ----------   -----------
Revenue from unaffiliated
  customers.......................  $  1,714,916   $ 4,153,519   $  5,868,435   $   723,075   $3,741,082   $ 4,464,157
Cost of revenue...................     3,007,646     4,016,596      7,024,242     2,028,376    2,898,541     4,926,917
  General and administrative......     4,089,945     1,877,096      5,967,041     4,084,523    1,254,159     4,636,003
  Sales and marketing.............     4,749,985       670,075      5,420,060     1,357,609      551,480     2,611,768
                                    ------------   -----------   ------------   -----------   ----------   -----------
    Total operating expenses......     8,839,930     2,547,171     11,387,101     5,442,132    1,805,639     7,247,771
                                    ------------   -----------   ------------   -----------   ----------   -----------
    Loss from operations..........   (10,132,660)   (2,410,248)   (12,542,908)   (6,747,433)    (963,098)   (7,710,531)
                                    ------------   -----------   ------------   -----------   ----------   -----------
Other income (expense)
  Interest income.................       556,040        11,536        567,576       205,967       13,706       219,673
  Rental income...................        81,665            --         81,665        76,410           --        76,410
  Loss on disposal of assets......       (12,251)           --        (12,251)      (13,323)        (818)      (14,141)
  Interest expense................       (90,434)      (38,790)      (129,224)      (86,405)     (22,773)     (109,178)
  Minority interest share of
    losses........................       635,959            --        635,959       386,825           --       386,825
                                    ------------   -----------   ------------   -----------   ----------   -----------
    Total other income
      (expense)...................     1,170,979       (27,254)     1,143,725       569,474       (9,885)      559,589
                                    ------------   -----------   ------------   -----------   ----------   -----------
Loss before income tax
  provision.......................    (8,961,681)   (2,437,502)   (11,399,183)   (6,177,959)    (972,983)   (7,150,942)
  Income tax provision............            --         2,400          2,400            --        7,434         7,434
                                    ------------   -----------   ------------   -----------   ----------   -----------
  Net loss........................  $ (8,961,681)  $(2,439,902)  $(11,401,583)  $(6,177,959)  $ (980,417)  $(7,158,376)
                                    ============   ===========   ============   ===========   ==========   ===========
  Depreciation and amortization...  $    961,538   $   186,655   $  1,148,193   $   735,425   $  122,380   $   857,805
                                    ------------   -----------   ------------   -----------   ----------   -----------
  Assets..........................  $  8,313,914   $ 2,516,398   $ 10,830,312   $20,330,087   $2,080,735   $22,410,822
                                    ------------   -----------   ------------   -----------   ----------   -----------
  Capital expenditures............  $    950,801   $   266,375   $  1,217,176   $   588,792   $  258,729   $   847,521
                                    ------------   -----------   ------------   -----------   ----------   -----------

     For the years ended September 30, 2000 and 1999 Ednet recorded revenue from Visual and Visual recorded cost of revenue of $785,113 and $169,384, respectively. Such amounts have been eliminated in the consolidated results of operations.

NOTE 10: STOCK OPTIONS GRANTED TO DIRECTORS AND EMPLOYEES

     On February 9, 1997, the Board of Directors and a majority of our shareholders adopted our 1996 Stock Option Plan (the "Plan"). Pursuant to an amendment to the Plan ratified by shareholders on July 16, 1999, the Company reserved an aggregate of 2,500,000 shares of common stock for issuance pursuant to options granted under the Plan ("Plan Options"). At September 30, 2000 and 1999 the Company has granted options to management, employees and directors under the Plan. The term of these options are from three to eight years and the vesting periods are from immediate to three years.

     The Company has granted options to management, employees, directors and consultants that are outside of the Plan. For the year ended September 30, 2000, the Company granted 200,000 options to consultants at a weighted average fair value of $.89 per share. The term of these options are from three to four years and the vesting periods are from immediate to two years. At September 30, 2000 the Company had 1,158,129 granted options consultants outstanding. These options have been accounted for under Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," ("SFAS 123").

     In addition to the 1,135,000 publicly traded warrants issued at the time of the Company's IPO, at September 30, 2000, there were vested warrants to purchase an aggregate of 469,201 shares of common stock outstanding, inclusive of the Underwriter Warrants discussed in Note 7, at exercise prices ranging from $2.563 to $16.50 expiring from July 2002 to August 2005. In fiscal years 2000 and 1999 the Company granted 100,000 and 140,000 warrants with a weighted fair value at the date of grant of $130,000 and $340,000, respectively.

     All options are granted at a price equal to or greater than the fair market value at the date of grant. Detail of option activity is as follows:

                                                           2000                     1999
                                                   ---------------------    ---------------------
                                                                WEIGHTED                 WEIGHTED
                                                    NUMBER      AVERAGE      NUMBER      AVERAGE
                                                      OF        EXERCISE       OF        EXERCISE
                                                    SHARES       PRICE       SHARES       PRICE
                                                   ---------    --------    ---------    --------
Balance, beginning of year.......................  4,429,635     $ 5.86     1,935,041     $3.82
Expired during year..............................   (605,900)    $11.55            --        --
Granted during year..............................  1,192,650     $ 7.47     2,711,300     $8.15
Exercised during year............................    (50,000)    $ 2.13      (216,706)    $ .15
                                                   ---------     ------     ---------     -----
Balance, end of year.............................  4,966,385     $ 5.59     4,429,635     $5.86
                                                   =========     ======     =========     =====
Exercisable at end of year.......................  3,648,885     $ 5.09     2,844,635     $5.57

     The following table summarizes information about the Company's outstanding and exercisable stock options at September 30, 2000:

                                     OUTSTANDING
                         -----------------------------------       EXERCISABLE
                                       WEIGHTED                --------------------
                                       AVERAGE      WEIGHTED               WEIGHTED
                                      REMAINING     AVERAGE                AVERAGE
                                     CONTRACTUAL    EXERCISE               EXERCISE
RANGE OF EXERCISE PRICE   SHARES     LIFE (YEARS)    PRICE      SHARES      PRICE
-----------------------  ---------   ------------   --------   ---------   --------
$.00016 -- $2.125        2,543,735       2.25        $ 2.07    2,261,235    $ 2.07
$2.25 -- $4.50             730,000       2.58        $ 3.00      560,000    $ 2.68
$7.313 -- $17.188        1,692,650       3.92        $11.99      827,650    $14.97
                         ---------       ----        ------    ---------    ------
                         4,966,385       2.83        $ 5.59    3,648,885    $ 5.09

     The Company adopted SFAS 123 in the fiscal year ended 1997. VDC has elected to continue using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for employee stock options.

     The following table summarizes the pro forma consolidated results of operations of VDC as though the fair value based accounting method in SFAS 123 had been used in accounting for stock options.

                                                      2000            1999
                                                  ------------    ------------
Pro forma results of operations:
  Net loss......................................  $(12,603,824)   $(15,830,641)
  Net loss per share............................  $      (1.49)   $      (2.65)

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes model with the following assumptions: expected volatility of 50.0%, risk-free interest rate of 6.25%, expected dividends of $0 and expected terms of 4 years.

NOTE 11: LEGAL PROCEEDINGS

     On or about October 18, 1999, Peter Bisulca instituted an action against Visual Data and Randy Selman, our Chief Executive Officer and President, individually, entitled BISULCA V. VISUAL DATA CORPORATION AND RANDY S. SELMAN, Case No. CL 99-9971 AD, in the 15th Judicial Circuit in and for Palm Beach County, Florida. The Complaint alleged breach of contract and conversion against Visual Data and tortious interference with contract against Randy S. Selman, seeking damages in excess of $2,000,000 in connection with a Consulting Agreement dated May 1, 1998, allegedly entered into between Visual Data and Peter Bisulca. A Motion to Dismiss was filed on behalf of Visual Data and Randy
S. Selman, the hearing on
which was cancelled as a result of the Complaint being amended. The Complaint was amended to no longer include Randy S. Selman as a defendant and the claim for conversion was dropped. The Company intends to vigorously defend itself in this action and, in the opinion of management, the ultimate outcome of this matter will not have a material impact on the Company's financial position or results of operations.

NOTE 12: SUBSEQUENT EVENTS

CAREVIEW

     In December 2000 pursuant to the terms and conditions of an Asset Purchase Agreement by and between the Company, its wholly-owned subsidiary, CareView and CuraSpan, Inc., Visual Data sold substantially all of the assets of CareView to CuraSpan. CuraSpan, an Application Service Provider (ASP) that develops technology-based solutions to meet the organizational, communication and compliance needs of healthcare organizations, is an unaffiliated third party and the terms of the transaction were the result of arms length negotiations by the parties.

     Excluded from the assets sold were (i) CareView's cash on hand, (ii) any claims for tax refunds for the periods prior to the closing date, (iii) all notes and accounts receivables and other receivables of CareView, and (iv) any amounts received by CareView in settlement of or relating to disputes or litigation which relate to periods prior to the closing date. In connection with the asset purchase, CuraSpan assumed all liabilities and obligations related to CareView's business following the closing date, together with certain contractual obligations as specified in the Asset Purchase Agreement.

     As consideration for the purchase, CuraSpan issued to Visual Data 182,000 shares of its Series B Preferred Stock and a promissory note in the principal amount of $1,000,000. The note, which bears no interest, is payable semi-annually commencing in May 2001, with each semi-annual payment equal to the lesser of $125,000 or 50% of the renewal fees collected by Visual Data in the previous six months from the post-acute facilities with which CuraSpan had a contract as of the closing date; provided that the first and second payments to be made thereunder shall not be less than $50,000 each, the third and fourth payments to be made thereunder shall not be less than $75,000 each, and each payment thereafter shall not be less than $100,000. Principal payments not made within 10 days of the due date shall bear interest at 13% per annum. Visual Data also agreed to provide CuraSpan with access of up to $30,000 during the 30 day period following the closing date under a revolving note bearing interest at 6% per annum and due on the earlier of (i) six months from the date of issuance or
(ii) the closing date of an equity financing of CuraSpan in an amount of not less than $1,000,000.

     As additional consideration for the asset purchase, Visual Data and CuraSpan also entered into a Services Agreement wherein CuraSpan will purchase a minimum of $250,000 of video services from Visual Data during the 12 month period following the closing date.

6% CONVERTIBLE DEBENTURES

     In December 2000 the Company sold an aggregate of $2,040,000 principal amount of 6% Convertible Debentures to two unaffiliated third parties who were accredited investors in a transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) and Regulation D promulgated under such act. No underwriter was involved in this transaction. The Convertible Debentures mature on December 8, 2003 and are convertible, in whole or in part, at the option of the holders into shares of our common stock at a conversion price equal to the lesser of (i) $2.13 per share, or (ii) 90% of the average of the three lowest closing bid prices for the 20 trading days prior to conversion (the "variable conversion price"). The conversion price of the Convertible Debentures shall not be less than $.90 per share; provided that this floor price will be reset to 50% of the variable conversion price on December 8, 2001.

     In conjunction with this transaction, the Company issued the purchasers (i) a one year warrant to purchase an aggregate of 500,000 shares of VDC common stock at an exercise price of $4.00 per share, and (ii) a five year warrant to purchase an aggregate of 200,000 shares of VDC common stock at an exercise price of $2.13 per share (collectively, the "Warrants").

     In the event that the market price of VDC common shares shall be less than $1.50 per share for 20 consecutive trading days, at the Company's option all or a portion of the Convertible Debentures are redeemable in an amount equal to 115% of the Outstanding Principal Amount (as that term is defined in the Convertible Debenture) plus all accrued but unpaid interest and all Delay Payments (as that term is defined in the Convertible Debenture), subject to certain conditions. VDC's redemption right shall, if exercised, be irrevocable, may be exercised no more than twice and may not be exercised again until three months after the first redemption closing date.

     The notice of redemption must be delivered by the Company within not less than five nor more than 20 trading days of such redemption triggering event (the "Redemption Closing Date"). VDC's right of redemption cannot be exercised if:

     - there is an Event of Default (as that term is defined in the Convertible Debenture) or an event which, with the giving of notice or the passage of time or both would constitute an Event of Default under any Convertible Debenture; or

     - there is an effective registration statement with respect to the share issuable upon the conversion of or as interest on the Convertible Debentures.

     In addition, the holders of the Convertible Debentures have the right to convert the debentures at any time until the Redemption Closing Date.

     Commencing on the effective date of a registration statement covering the shares of common stock underlying the conversion option, Visual Data has the right to sell to the purchasers an additional $1,000,000 principal amount of Convertible Debentures and five year warrants to purchase an additional 50,000 shares of its common stock, the conversion price and exercise price of which shall be identical to those described above.

THEFIRSTNEWS.COM STOCK OFFERING

     In December 2000, TheFirstNews.Com ("TFN"), in a private offering, sold Units each Unit consisting of 10,000 shares of TFN common stock and 20,000 shares of TFN 10% redeemable, convertible preferred stock. The purchase price for each unit was $50,000. TFN received net proceeds of approximately $.8 million. TFN has the right to redeem each block of 20,000 shares of preferred stock included in each Unit, at any time from the closing of the offering until 12 months thereafter, after providing the holder with 10 days notice, for $50,000 per 20,000 shares of preferred stock plus accrued and unpaid interest. In the event TFN fails to redeem the preferred stock within 12 months after the closing of the offering, the preferred stock shall be automatically converted into common stock at the conversion rate of 1 share of preferred stock for 1 share of common stock. In the event TFN fails to either file a registration statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission for the public offering of TFN's common stock within 12 months of the closing of the offering, or such registration statement has not been declared effective within 6 months of its initial filing with the SEC, the investors shall have the right to convert those shares of TFN common stock received initially with the Units and those received upon conversion of the preferred stock into shares of VDC common stock, at the conversion rate of 1 share of TFN common stock for 2 shares of VDC common stock.

SPORTSOFT GOLF, INC. MERGER WITH VDC SUBSIDIARY

     In December 2000 VDC, and SportsSoft Golf, Inc., a Delaware corporation ("SSG"), and certain shareholders of SSG entered into an Agreement and Plan of Merger dated as of December 1, 2000 (the "Merger Agreement"), which provides, among other things, that, upon the terms and subject to conditions thereof, which includes the approval of SSG's stock holders', a wholly-owned subsidiary of VDC ("Acquisition Sub") will be merged with and into SSG, with SSG being the surviving corporation in the merger. In the merger, all outstanding shares of common stock of SSG issued and outstanding shall be converted into the right to receive .0969 shares of restricted common stock of VDAT, par value $.0001. The aggregate number of VDAT shares to be received by the SSG shareholders will be 1,686,445.

     A Management Agreement (the "Management Agreement") between SSG and VDAT was entered into concurrently with the Merger Agreement which provides that SSG retained the services of VDAT to manage and oversee the business of SSG with respect to its operations until the earlier to occur of (a) the effective date of the Merger Agreement, or (b) the termination of the Merger Agreement. VDAT will act as manager and shall assume complete and absolute managerial day-to-day control over SSG. VDAT shall receive as compensation all of the consolidated income of SSG and it subsidiaries, subject to certain provisions in the Management Agreement.

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                               MARCH 31,      SEPTEMBER 30,
                                                                  2001            2000
                                                              ------------    -------------
                                                              (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $    907,281    $  3,457,784
  Restricted cash...........................................       326,112         316,546
  Accounts receivable, net of allowance for doubtful
     accounts of $214,068 and $268,433, respectively........     1,669,413       1,464,135
  Prepaid expenses..........................................     1,590,186         427,306
  Inventories, net of allowance for inventory obsolescence
     of $538,000............................................       480,821         508,284
  Deferred marketing costs..................................       646,192              --
  Other current assets......................................       214,399              --
                                                              ------------    ------------
          Total current assets..............................     5,834,404       6,174,055
PROPERTY, PLANT AND EQUIPMENT, Net..........................     4,017,181       3,795,656
INTANGIBLE ASSETS, Net......................................     5,125,949         581,018
OTHER NON-CURRENT ASSETS....................................        50,227         279,583
                                                              ------------    ------------
          Total assets......................................  $ 15,027,761    $ 10,830,312
                                                              ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................  $  2,480,390    $  1,931,374
  Accrued membership liability..............................     1,422,151              --
  Deferred revenue..........................................       863,255         499,234
  Current portion of obligations under capital leases.......        18,204           4,045
  Current portion of mortgage note payable..................        46,149          44,181
  Notes payable -- related party............................       125,000         125,000
                                                              ------------    ------------
          Total current liabilities.........................     4,955,149       2,603,834
MORTGAGE NOTE PAYABLE, net of current portion...............       825,313         848,891
CAPITAL LEASE OBLIGATIONS, net of current portion...........        28,711              --
NOTES PAYABLE -- 6% CONVERTIBLE DEBENTURES..................     1,263,129              --
COMMITMENTS AND CONTINGENCIES (Notes 1, 7 and 8)
STOCKHOLDERS' EQUITY:
  Common Stock, par value $.0001 per share; authorized
     50,000,000 shares, 11,763,543 and 8,453,358 issued and
     outstanding, respectively..............................         1,176             845
  Additional paid-in capital................................    41,814,163      35,547,326
  Accumulated deficit.......................................   (33,859,880)    (28,170,584)
                                                              ------------    ------------
          Total stockholders' equity........................     7,955,459       7,377,587
                                                              ------------    ------------
          Total liabilities and stockholders' equity........  $ 15,027,761    $ 10,830,312
                                                              ============    ============

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these consolidated balance sheets.

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                        SIX MONTHS ENDED MARCH 31,    THREE MONTHS ENDED MARCH 31,
                                        --------------------------    ----------------------------
                                           2001           2000            2001            2000
                                        -----------    -----------    ------------    ------------
REVENUE...............................  $ 4,036,086    $ 3,028,147    $ 2,335,876     $ 1,626,564
COST OF REVENUE.......................    3,257,316      3,400,835      1,842,594       1,780,524
                                        -----------    -----------    -----------     -----------
GROSS PROFIT (LOSS)...................      778,770       (372,688)       493,282        (153,960)
OPERATING EXPENSES:
  General and administrative..........    4,282,789      2,408,482      2,680,933       1,306,024
  Sales and marketing.................    1,823,340      2,640,947        803,027       1,208,771
                                        -----------    -----------    -----------     -----------
          Total operating costs.......    6,106,129      5,049,429      3,483,960       2,514,795
                                        -----------    -----------    -----------     -----------
  Loss from operations................   (5,327,359)    (5,422,117)    (2,990,678)     (2,668,755)
OTHER INCOME (EXPENSE):
  Interest income.....................       70,138        326,797         25,762         149,650
  Rental and other income, net........       40,968         35,060         25,345          15,033
  Interest expense....................     (473,043)       (62,985)      (134,251)        (31,242)
  Minority interest...................           --        269,477             --         154,486
                                        -----------    -----------    -----------     -----------
          Total other income
            (expense).................     (361,937)       568,349        (83,144)        287,927
                                        -----------    -----------    -----------     -----------
Net loss..............................  $(5,689,296)   $(4,853,768)   $(3,073,822)    $(2,380,828)
                                        ===========    ===========    ===========     ===========
Weighted average shares of common
  stock outstanding...................    9,356,982      8,468,925     10,280,686       8,481,184
                                        ===========    ===========    ===========     ===========
Net loss per share -- basic and
  diluted.............................  $      (.61)   $      (.57)   $      (.30)    $      (.28)
                                        ===========    ===========    ===========     ===========

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these consolidated financial statements.

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       FOR THE SIX MONTHS ENDED MARCH 31,
                                  (UNAUDITED)

                                                                 2001           2000
                                                              -----------    -----------
Cash flows used in operating activities.....................  $(5,325,369)   $(5,008,851)
Cash flows used in investing activities.....................     (959,555)      (860,133)
Cash flows provided by financing activities.................    3,734,421        147,439
                                                              -----------    -----------
Net decrease in cash and cash equivalents...................   (2,550,503)    (5,721,545)
Cash and cash equivalents, beginning of period..............    3,457,784     15,573,644
                                                              -----------    -----------
Cash and cash equivalents, end of period....................  $   907,281    $ 9,852,099
                                                              ===========    ===========

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these consolidated financial statements.

                    VISUAL DATA CORPORATION AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2001

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     Visual Data Corporation ("VDC" or the "Company") is comprised of five operating groups; Visual Data Travel Group, Visual Data On-line Broadcast and Production Group, Visual Data Networking Solutions Group, Visual Data Financial Solutions Group and Visual Data Golf, Leisure and Syndication Group. VDC is a full service provider of streaming-content applications, production services and media solutions, primarily in the United States. Using advanced technology and information solutions, the Company provides a sensory-rich experience to businesses and consumers enabling them to make superior decisions. The Company has developed a substantial library containing short concise vignettes on various topics such as travel, medicine, finance and corporate information. The Company also contains a golf publication and e-commerce division that provides benefits to the Company's members. During the six months and three months ended March 31, 2001 and 2000, the primary distribution channel for all of VDC's libraries was the Internet. VDC and its wholly-owned subsidiaries are Florida corporations.

     Entertainment Digital Network, Inc. ("Ednet"), a Delaware corporation and a 51% owned subsidiary of VDC, develops and markets integrated systems for the delivery, storage, and management of professional quality digital communications for media-based applications, including audio and video production for the United States entertainment industry. Ednet, through strategic alliances with long-distance carriers, regional telephone companies, satellite operators, and independent fiber optic telecommunications providers, has established a worldwide network that enables the exchange of high quality audio, video, multimedia, and data communications. It provides engineering services and application-specific technical advice, audio, video, and networking hardware and software as part of its business.

     On February 27, 2001, the Company completed the acquisition of 100% of the outstanding stock of SportSoft Golf, Inc. SportSoft Golf, Inc. was merged with Golf Society of the U.S., a wholly owned subsidiary of the Company. The accompanying financial statements reflect the consummation of the acquisition as of January 1, 2001.

     The Company has incurred losses since its inception, has an accumulated deficit of $33,859,880 at March 31, 2001, and its operations have been financed primarily through the issuance of equity. The Company's liquidity has substantially diminished because of such continuing operating losses and the Company may be required to seek additional capital to continue operations.

     During fiscal year 2000, the Company instituted a cost containment program for its operations as well as reduced its employee head count to conserve its cash resources. The Company has also implemented its marketing and sales plan to maintain a certain number of key sales representatives. These efforts are expected to result in increased revenues for fiscal year 2001 and reduced operating expenses.

     In the first quarter of fiscal year 2001 the Company appointed a new COO and CFO and implemented an expense reduction program to take effect by the second quarter of fiscal 2001. The expense constraints were implemented across all of the Company's operations and resulted in a reduction in headcount and operating expenses. These budget constraints resulted in an expense structure appropriate with the ongoing sales achievements while still allowing the Company to move forward with a progressive plan in the marketplace.

     Management believes that in fiscal year 2001, the Company will achieve improvements in expense controls, sales infrastructure and product acceptance. Management's focus and commitment in fiscal year 2001 is to maintain expense controls while optimizing sales execution in the field and developing widespread market acceptance.

                    VISUAL DATA CORPORATION AND SUBSIDIARIES
                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

BASIS OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of VDC and its subsidiaries, HotelView Corporation ("HotelView"), CareView Corporation ("CareView"), Video News Wire Corporation, ResortView Corporation ("ResortView"), AttractionView Corporation, MedicalView Corporation, TheFirstNews.com, Inc., Golf Society of the U.S. and Ednet. All significant intercompany accounts and transactions have been eliminated in consolidation.

     VDC has recognized the minority interest's 49% share of the ownership in Ednet in the accompanying consolidated financial statements, net of the minority interest's 49% share in Ednet's cumulative net losses. The minority interest's 49% share in Ednet's cumulative net losses through March 31, 2001 and September 30, 2000 was in excess of the minority interest's original investment by approximately $218,000 and $174,000, respectively. VDC has eliminated the minority interest liability to zero in the accompanying consolidated balance sheets and is currently including 100% of Ednet's losses. VDC will restore the minority interest's 49% share in Ednet when and if the cumulative earnings in Ednet become positive.

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

COMPREHENSIVE INCOME OR LOSS

     The Company has no components of other comprehensive income or loss, accordingly, net loss equals comprehensive loss for all periods presented.

EARNINGS PER SHARE

     For the six months and three months ended March 31, 2001 and 2000, net loss per share is based on the weighted average number of shares of common stock outstanding. Since the effect of common stock equivalents was anti-dilutive, all such equivalents were excluded from the calculation of net loss per share. The total outstanding options and warrants, which have been excluded from the calculation of loss per share, was 10,883,556 at March 31, 2001.

EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998 and June 1999, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, as amended. These statements require companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives are to be accounted for depending upon the use of the derivative and whether it qualifies for hedge accounting. SFAS 133, as amended was adopted by the Company on October 1, 2000. Adoption of the Statement had an immaterial impact on the Company's consolidated financial position and results of operations.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements. SAB 101 is required to be adopted no later than the fourth fiscal quarter of the Company's fiscal year ending September 30, 2001. Management believes that

                    VISUAL DATA CORPORATION AND SUBSIDIARIES
                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

the adoption of SAB 101 will not have a significant impact on its consolidated financial position or results of operations.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the current year presentation.

INTERIM FINANCIAL DATA

     In the opinion of management, the accompanying unaudited condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. These financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The annual financial statements of the Company as of September 30, 2000 should be read in conjunction with these statements. The financial information included herein has not been audited. However, management believes the accompanying unaudited interim financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the consolidated financial position of VDC and subsidiaries as of March 31, 2001 and the results of their operations and cash flows for the six months and three months ended March 31, 2001 and 2000. The results of operations and cash flows for the period are not necessarily indicative of the results of operations or cash flows that can be expected for the year ending September 30, 2001.

NOTE 2: NOTES PAYABLE -- 6% DEBENTURE

     In December 2000 the Company sold an aggregate of $2,040,000 principal amount of 6% Convertible Debentures to two unaffiliated third parties who were accredited investors in a transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) and Regulation D promulgated under such act. The 6% Convertible Debentures mature on December 8, 2003 and are convertible, in whole or in part, at the option of the holders into shares of VDC common stock at a conversion price equal to the lesser of (i) $2.13 per share, or (ii) 90% of the average of the three lowest closing bid prices for the 20 trading days prior to conversion (the "variable conversion price"). The conversion price of the 6% Convertible Debentures shall not be less than $.90 per share; provided that this floor price will be reset to 50% of the variable conversion price on December 8, 2001. In accordance with the provisions of the Emerging Issues Task Force ("EITF") issue 98-5, the $226,667 value of beneficial conversion was recoded as additional interest expense upon issuance of the 6% Convertible Debentures.

     In conjunction with this transaction, the Company issued the purchasers (i) a one year warrant to purchase an aggregate of 500,000 shares of VDC common stock at an exercise price of $4.00 per share, and (ii) a five year warrant to purchase an aggregate of 250,000 shares of VDC common stock at an exercise price of $2.13 per share (collectively, the "Warrants"). The warrants include a cashless exercise feature in the event the Company is unable to register the common stock underlying the warrants. In accordance with the provisions of EITF 96-13, the warrants are classified as a liability in the accompanying consolidated balance sheet and changes in the fair value of the warrants are recorded through income.

     On January 23, 2001, the Company sold an additional 800,000 shares of common stock for $1.25 per share. As a result of the anti-dilution provisions of the Warrants, the number of shares issuable upon the exercise of the five year warrants has been increased to 259,375 shares and the exercise price of the one-year warrants has been reduced to $2.053 per share.

     On January 25, 2001 Halifax Fund LP and Paladin Opportunity Fund LLP, holders of the Company's 6% Convertible Debentures converted $800,000 of principal and $6,312 of accrued interest into 803,470 shares of the Company's common stock at a conversion price of $1.003 per share pursuant to the terms of the debentures in a private transaction exempt from registration under the Securities Act of 1933 in reliance on

                    VISUAL DATA CORPORATION AND SUBSIDIARIES
                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

Section 4(2) of such act. After this conversion, an aggregate of $1,240,000 principal amount of 6% Convertible Debentures remain outstanding.

     In the event that the market price of VDC common shares shall be less than $1.50 per share for 20 consecutive trading days, at the Company's option all or a portion of the 6% Convertible Debentures are redeemable in an amount equal to 115% of the Outstanding Principal Amount (as that term is defined in the 6% Convertible Debenture) plus all accrued but unpaid interest and all Delay Payments (as that term is defined in the 6% Convertible Debenture), subject to certain conditions. VDC's redemption right shall, if exercised, be irrevocable, may be exercised no more than twice and may not be exercised again until three months after the first redemption closing date.

     The notice of redemption must be delivered by the Company within not less than five nor more than 20 trading days of such redemption triggering event (the "Redemption Closing Date"). VDC's right of redemption cannot be exercised if:

     - there is an Event of Default (as that term is defined in the 6% Convertible Debenture) or an event which, with the giving of notice or the passage of time or both would constitute an Event of Default under any 6% Convertible Debenture; or

     - there is an effective registration statement with respect to the share issuable upon the conversion of or as interest on the 6% Convertible Debentures.

     In addition, the holders of the 6% Convertible Debentures have the right to convert the debentures at any time until the Redemption Closing Date.

     Commencing on the effective date of a registration statement covering the common shares underlying the convertible debentures and related warrants, VDC has the right to sell to the purchasers an additional $1,000,000 principal amount of 6% Convertible Debentures. In the put right, the obligation of the purchasers to purchase these securities is several and not joint, and shall be allocated pro rata based upon the amount of 6% Convertible Debentures and Warrants purchased.

NOTE 3: THEFIRSTNEWS.COM STOCK OFFERING

     In December 2000, TheFirstNews.com, Inc. ("TFN"), a subsidiary of the Company, in a private offering sold Units, each Unit consisting of 10,000 shares of TFN common stock and 20,000 shares of TFN 10% redeemable, convertible preferred stock. The purchase price for each unit was $50,000. TFN received net proceeds of approximately $.8 million. TFN has the right to redeem each block of 20,000 shares of preferred stock included in each Unit, at any time from the closing of the offering until 12 months thereafter, after providing the holder with 10 days notice, for $50,000 per 20,000 shares of preferred stock plus accrued and unpaid interest. In the event TFN fails to redeem the preferred stock within 12 months after the closing of the offering, the preferred stock shall be automatically converted into common stock at the conversion rate of one share of preferred stock for one share of common stock. In the event TFN fails to either file a registration statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission for the public offering of TFN's common stock within 12 months of the closing of the offering, or such registration statement has not been declared effective within six months of its initial filing with the Securities and Exchange Commission, the investors shall have the right to convert those shares of TFN common stock received initially with the Units and those received upon conversion of the preferred stock into shares of VDC common stock, at the conversion rate of one share of TFN common stock for two shares of VDC common stock. Minority interest relating to this transaction was insignificant.

     In March 2001, an additional two Units, the over allotment Units, were sold from the TFN offering. TFN received net proceeds of approximately $.1 million.

                    VISUAL DATA CORPORATION AND SUBSIDIARIES
                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4: ACQUISITION OF SPORTSOFT GOLF, INC.

     In February 2001, the Company completed the acquisition of SportSoft, Golf, Inc. The Company issued 1,686,445 shares of common stock in Visual Data Corporation in exchange for 100% of the common stock of SportSoft Golf, Inc., which was merged into a wholly-owned subsidiary of the Company, Golf Society of the U.S. The value of the common stock issued to shareholders of SportSoft Golf, Inc. was approximately $2.3 million, based upon a share value of $1.375 on December 22, 2000. December 22, 2000 was the date the Company executed the management agreement and began to control the day-to-day operations of SportSoft, Golf, Inc. The estimated fair market value of the tangible assets and the liabilities acquired resulted in a negative net asset base of approximately $2.2 million. Therefore, as a result of the acquisition the Company recorded approximately $4.5 million in intangible assets. The allocation of the intangible assets was approximately $1.7 million to membership lists and approximately $2.8 million to goodwill. The amortization of the membership lists and goodwill is 5 years, on an accelerated basis, and 10 years, straight-line method, respectively.

     Upon consummation of the management agreement, the Company entered into employment agreements with the two principals of SportSoft Golf, Inc. The employment agreements are for two years and result in a total commitment of approximately $.4 million.

     The following table sets forth the unaudited pro forma consolidated results of operations for the three and six months ended March 31, 2001 and 2000 giving effect to the acquisition of SportSoft Golf, Inc. as if the acquisition had occurred as of the beginning of the periods presented (in thousands, except per share data):

                                               SIX MONTHS ENDED     THREE MONTHS ENDED
                                                  MARCH 31,             MARCH 31,
                                              ------------------    ------------------
                                               2001       2000       2001       2000
                                              -------    -------    -------    -------
Revenues....................................  $ 4,741    $ 3,779    $ 2,336    $ 2,181
Net Loss....................................   (6,846)    (7,725)    (3,074)    (3,734)
Net loss per share..........................     (.64)      (.76)      (.30)      (.37)

     The above unaudited pro forma consolidated results of operations are based upon certain assumptions and estimates which the Company believes are reasonable. The unaudited pro forma consolidated results of operations may not be indicative of the operating results that actually would have been reported had the acquisition been consummated as of the beginning of the periods presented, nor are they necessarily indicative of the results of future operations.

NOTE 5: SEGMENT INFORMATION

     The Company's operations are comprised of five operating groups; Visual Data Travel Group, Visual Data On-Line Broadcast and Production Group, Visual Data Financial Solutions Group, Visual Data Golf, Leisure and Syndication Group and Visual Data Networking Solutions Group. These operating units are managed from the Company's Pompano Beach facility and the facility run by Ednet. The Company's management relies on reports generated by two separate management accounting systems which present various data for management to run the businesses. Management makes financial decisions and allocates resources relating to profit and loss based on the information it receives from these systems. Management makes financial decisions and allocates resources relating to assets and capital expenditures on a consolidated basis.

     All material balances related to Company sales, primary business activities, and location of property, plant and equipment are within the United States.

     For the six months ended March 31, 2001 and 2000 the Company provided webcasting services to a single customer, which represented 24% and 15% of total consolidated revenues, respectively. Revenues for

                    VISUAL DATA CORPORATION AND SUBSIDIARIES
                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

such customer totaled approximately $978,000 and $440,000 for the six months ended March 31, 2001 and 2000, respectively. For the three months ended March 31, 2001 and 2000 the Company provided webcasting services to a single customer, which represented 18% and 12% of total consolidated revenues, respectively. Revenues for such customer totaled approximately $429,000 and $197,000 for the three months ended March 31, 2001 and 2000, respectively. The contract with this customer can be terminated upon a 30-day notification.

     Detailed below are the results of operations by segment for the six months ended March 31, 2001.

                                                                   2001
                                 -------------------------------------------------------------------------
                                 TRAVEL     ON-LINE    FINANCIAL     GOLF      NETWORK    OTHER     TOTAL
                                 -------    -------    ---------    -------    -------    -----    -------
                                                              (IN THOUSANDS)
Revenue........................  $   357    $1,143      $     7     $   483    $1,925     $ 121    $ 4,036
Cost of revenue/allocation.....      394       567          226         287     1,725        58      3,257
                                 -------    ------      -------     -------    -------    -----    -------
Gross profit (loss)............      (37)      576         (219)        196       200        63        779
General and administrative.....      193        44          335         913       670        35      2,190
Sales and marketing............      569       171          343          93       455       192      1,823
Corporate allocation...........      419       419          419         419       313       104      2,093
                                 -------    ------      -------     -------    -------    -----    -------
Total operating costs..........    1,181       634        1,097       1,425     1,438       331      6,106
                                 -------    ------      -------     -------    -------    -----    -------
Loss from operations...........   (1,218)      (58)      (1,316)     (1,229)   (1,238)     (268)    (5,327)
                                 -------    ------      -------     -------    -------    -----    -------
Other income (expense)
  Interest income..............       --        --           --           2         1        67         70
  Rental and other income......       --        --           --          --         1        40         41
  Interest expense.............       --        --           --          --        (8)     (465)      (473)
  Minority interest............       --        --           --          --        --        --         --
                                 -------    ------      -------     -------    -------    -----    -------
Total other income (expense)...       --        --           --           2        (6)     (358)      (362)
                                 -------    ------      -------     -------    -------    -----    -------
Net loss.......................  $(1,218)   $  (58)     $(1,316)    $(1,227)   $(1,244)   $(626)   $(5,689)
                                 =======    ======      =======     =======    =======    =====    =======
Depreciation and
  amortization.................  $   179    $  155      $   118     $   103    $  110     $ 161    $   826
                                 -------    ------      -------     -------    -------    -----    -------

                    VISUAL DATA CORPORATION AND SUBSIDIARIES
                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     Detailed below are the results of operations by segment for the six months ended March 31, 2000.

                                                                        2000
                                      ------------------------------------------------------------------------
                                      TRAVEL     ON-LINE    FINANCIAL    GOLF    NETWORK     OTHER      TOTAL
                                      -------    -------    ---------    ----    -------    -------    -------
                                                                   (IN THOUSANDS)
Revenue.............................  $   160     $475       $    --      $--    $2,260     $   133    $ 3,028
Cost of revenue/allocation..........      475      266           228      --      2,056         376      3,401
                                      -------     ----       -------      --     ------     -------    -------
Gross profit (loss).................     (315)     209          (228)     --        204        (243)      (373)
General and administrative..........      216       11            --      --        697         139      1,063
Sales and marketing.................      949      120           593      --        293         686      2,641
Corporate allocation................      188      151           743      --        113         150      1,345
                                      -------     ----       -------      --     ------     -------    -------
Total operating costs...............    1,353      282         1,336      --      1,103         975      5,049
                                      -------     ----       -------      --     ------     -------    -------
Loss from operations................   (1,668)     (73)       (1,564)     --       (899)     (1,218)    (5,422)
                                      -------     ----       -------      --     ------     -------    -------
Other income (expense)
  Interest income...................       --       --            --      --          5         322        327
  Rental and other income...........       --       --            --      --         (2)         37         35
  Interest expense..................       --       --            --      --        (19)        (44)       (63)
  Minority interest.................       --       --            --      --         --         269        269
                                      -------     ----       -------      --     ------     -------    -------
Total other income (expense)........       --       --            --      --        (16)        584        568
                                      -------     ----       -------      --     ------     -------    -------
Net loss............................  $(1,668)    $(73)      $(1,564)     $--    $ (915)    $  (634)   $(4,854)
                                      =======     ====       =======      ==     ======     =======    =======
Depreciation and amortization.......  $   137     $ 79       $    68      $--    $   93     $   112    $   489
                                      -------     ----       -------      --     ------     -------    -------

     Detailed below are the results of operations by segment for the three months ended March 31, 2001.

                                                                       2001
                                     ------------------------------------------------------------------------
                                     TRAVEL    ON-LINE    FINANCIAL     GOLF      NETWORK    OTHER     TOTAL
                                     ------    -------    ---------    -------    -------    -----    -------
                                                                  (IN THOUSANDS)
Revenue............................  $ 193      $524        $   1      $   483    $1,106     $  29    $ 2,336
Cost of revenue/allocation.........    217       249          112          287       974         4      1,843
                                     -----      ----        -----      -------    ------     -----    -------
Gross profit (loss)................    (24)      275         (111)         196       132        25        493
General and administrative.........     81        24          155          914       317         6      1,497
Sales and marketing................    217        92          151           93       233        17        803
Corporate allocation...............    146       191          191          419       178        59      1,184
                                     -----      ----        -----      -------    ------     -----    -------
Total operating costs..............    444       307          497        1,426       728        82      3,484
                                     -----      ----        -----      -------    ------     -----    -------
Loss from operations...............   (468)      (32)        (608)      (1,230)     (596)      (57)    (2,991)
                                     -----      ----        -----      -------    ------     -----    -------
Other income (expense)
  Interest income..................     --        --           --            2        --        24         26
  Rental and other income..........     --        --           --           --         6        19         25
  Interest expense.................     --        --           --           --        (4)     (130)      (134)
  Minority interest................     --        --           --           --        --        --         --
                                     -----      ----        -----      -------    ------     -----    -------
Total other income (expense).......     --        --           --            2         2       (87)       (83)
                                     -----      ----        -----      -------    ------     -----    -------
Net loss...........................  $(468)     $(32)       $(608)     $(1,228)   $ (594)    $(144)   $(3,074)
                                     =====      ====        =====      =======    ======     =====    =======
Depreciation and amortization......  $  93      $ 83        $  65      $   103    $   62     $ 129    $   535
                                     -----      ----        -----      -------    ------     -----    -------

                    VISUAL DATA CORPORATION AND SUBSIDIARIES
                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     Detailed below are the results of operations by segment for the three months ended March 31, 2000.

                                                              2000
                              ---------------------------------------------------------------------
                              TRAVEL    ON-LINE    FINANCIAL    GOLF    NETWORK    OTHER     TOTAL
                              ------    -------    ---------    ----    -------    -----    -------
                                                         (IN THOUSANDS)
Revenue.....................  $  93      $227       $    --     $--     $1,243     $  64    $ 1,627
Cost of
  revenue/allocation........    250       135           101      --      1,114       181      1,781
                              -----      ----       -------      --     ------     -----    -------
Gross profit (loss).........   (157)       92          (101)     --        129      (117)      (154)
General and
  administrative............    120         7            --      --        360        65        552
Sales and marketing.........    366        49           331      --        178       285      1,209
Corporate allocation........     16        12           605      --         10       111        754
                              -----      ----       -------      --     ------     -----    -------
Total operating costs.......    502        68           936      --        548       461      2,515
                              -----      ----       -------      --     ------     -----    -------
Loss from operations........   (659)       24        (1,037)     --       (419)     (578)    (2,669)
                              -----      ----       -------      --     ------     -----    -------
Other income (expense)
  Interest income...........     --        --            --      --          2       148        150
  Rental and other income...     --        --            --      --         (2)       17         15
  Interest expense..........     --        --            --      --         (9)      (22)       (31)
  Minority interest.........     --        --            --      --         --       154        154
                              -----      ----       -------      --     ------     -----    -------
Total other income
  (expense).................     --        --            --      --         (9)      297        288
                              -----      ----       -------      --     ------     -----    -------
Net loss....................  $(659)     $ 24       $(1,037)    $--     $ (428)    $(281)   $(2,381)
                              =====      ====       =======     ===     ======     =====    =======
Depreciation and
  amortization..............  $  66      $ 36       $    30     $--     $   48     $  56    $   236
                              -----      ----       -------     ---     ------     -----    -------

     For the six months ended March 31, 2001 and 2000 Network recorded revenue from the On-Line and On-Line recorded cost of revenue of $842,000 and $246,000, respectively. For the three months ended March 31, 2001 and 2000 Network recorded revenue from the On-Line and On-Line recorded cost of revenue of $395,000 and $103,000, respectively. Such amounts have been eliminated in the consolidated results of operations.

NOTE 6: STOCK OPTIONS GRANTED TO DIRECTORS AND EMPLOYEES

     On February 9, 1997, the Board of Directors and a majority of the Company's shareholders adopted the 1996 Stock Option Plan (the "Plan"). Pursuant to amendment to the Plan ratified by shareholders on July 16, 1999, the Company reserved an aggregate of 2,500,000 shares of common stock for issuance pursuant to options granted under the Plan ("Plan Options"). On March 30, 2001, an amendment to the Plan, ratified by the shareholders, reserved an aggregate of 5,000,000 Plan Options. At March 31, 2001 and September 30, 2000 the Company has granted options to management, employees and directors under the Plan. The term of these options are from three to eight years and the vesting periods are from immediate to three years.

     The Company has granted options to management, employees, directors and consultants that are outside of the Plan. For the three months ended March 31, 2001, the Company granted 702,991 options to consultants at a weighted average fair value of $.56 per share and an exercise price of $2.19 per share. The term of these options are from three to four years and the vesting periods are immediate. At March 31, 2001 the Company had 1,751,120 granted options consultants outstanding. These options have been accounted for under Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," ("SFAS 123"). The Company has recognized approximately $198,000 in expense for consultant options during the three months ended March 31, 2001.

                    VISUAL DATA CORPORATION AND SUBSIDIARIES
                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     In addition to the 1,135,000 publicly traded warrants issued at the time of the Company's initial public offering, at March 31, 2001, there were vested warrants to purchase an aggregate of 1,424,350 shares of common stock outstanding, inclusive of the Debenture Warrants discussed in Note 2, at exercise prices ranging from $1.84 to $16.50 expiring from July 2002 to December 2005. During the three months ended March 31, 2001 the Company granted 178,530 warrants with a weighted fair value at the date of grant of $1.05 per share and an exercise price of $2.68 per share.

     All options are granted at a price equal to or greater than the fair market value at the date of grant. Detail of option activity for the six months ended March 31, 2001 is as follows:

                                                            MARCH 31, 2001
                                                         ---------------------
                                                                      WEIGHTED
                                                          NUMBER      AVERAGE
                                                            OF        EXERCISE
                                                          SHARES       PRICE
                                                         ---------    --------
Balance, beginning of year.............................  4,966,385     $5.59
Expired during the period..............................   (348,725)     5.13
Granted during the period..............................  1,955,426      2.20
                                                         ---------     -----
Balance, end of the period.............................  6,573,086     $4.60
Exercisable at end of the period.......................  3,963,165     $4.77

NOTE 7: LEGAL PROCEEDING

     On or about October 18, 1999, Peter Bisulca instituted an action against VDC and Randy Selman, the Company's Chief Executive Officer and President, individually, entitled Bisulca v. Visual Data Corporation and Randy S. Selman, Case No. CL 99-9971 AD, in the 15th Judicial Circuit in and for Palm Beach County, Florida. The Complaint alleged breach of contract and conversion against VDC and tortious interference with contract against Randy S. Selman, seeking damages in excess of $2,000,000 in connection with a Consulting Agreement dated May 1, 1998, allegedly entered into between VDC and Peter Bisulca. A Motion to Dismiss was filed on behalf of VDC and Randy S. Selman, the hearing on which was cancelled as a result of the Complaint being amended. The Complaint was amended to no longer include Randy S. Selman as a defendant and the claim for conversion was dropped. The Company intends to vigorously defend itself in this action and, in the opinion of management, the ultimate outcome of this matter will not have a material impact on the Company's financial position or results of operations.

NOTE 8: NASDAQ MAINTENANCE STANDARDS

     Our common stock and warrants are presently quoted on the Nasdaq National Market. Pursuant to NASD Marketplace Rule 4450 in order to maintain our Nasdaq National Market listing we are required to meet certain maintenance standards. One of these standards is that we have net tangible assets of at least $4 million (under current maintenance standards) or total equity of $10 million (under newly proposed maintenance standards). At March 31, 2001, we had net tangible assets of approximately $2.8 million and total equity of approximately $7.9 million, which put us below the existing minimum requirement. As of the date of this report, we have not been advised by the Nasdaq Stock Market of the deficiency. On May 21, 2001 we reached an agreement in principle for an equity financing which will increase our net tangible assets over the minimum maintenance standard requirement.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To SportSoft Golf, Inc:

     We have audited the accompanying consolidated balance sheets of SportSoft Golf, Inc. (currently a Delaware C corporation) and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, changes in equity and cash flows for the period from inception (June 4, 1999) to December 31, 1999 and for the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SportSoft Golf, Inc. and subsidiaries as of December 31, 1999 and 2000 and the results of their operations and their cash flows for the period from inception (June 4, 1999) to December 31, 1999 and for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
April 27, 2001.

                     SPORTSOFT GOLF, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1999           2000
                                                              -----------    -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 1,330,205    $    76,859
  Accounts receivable, less allowance for doubtful accounts
     of $33,000 and $75,798.................................      209,989        174,072
  Prepaid expenses and other current assets.................      278,873        653,366
                                                              -----------    -----------
          Total current assets..............................    1,819,067        904,297
FIXED ASSETS, net of accumulated depreciation of $15,498 and
  $139,081..................................................      430,916        527,210
DEFERRED MARKETING COSTS....................................      577,314        970,038
MEMBERSHIP LISTS, net of accumulated amortization of $16,284
  and $69,691...............................................      711,938        658,531
GOODWILL, net of accumulated amortization of $68,549 and
  $551,913..................................................    2,076,121      1,938,060
OTHER ASSETS................................................           --          2,831
                                                              -----------    -----------
          Total assets......................................  $ 5,615,356    $ 5,000,967
                                                              ===========    ===========
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   481,683    $ 1,109,912
  Loan from members.........................................      577,500             --
  Due to affiliate..........................................       31,067          3,276
  Notes payable.............................................       40,600             --
  Deferred revenue..........................................      182,049        778,293
  Accrued expenses..........................................    1,164,380        770,230
                                                              -----------    -----------
          Total current liabilities.........................    2,477,279      2,661,711
                                                              -----------    -----------
DEFERRED REVENUE............................................       51,463        838,786
DUE TO RELATED PARTY........................................      154,240      1,068,045
COMMITMENTS AND CONTINGENCIES (Notes 5 and 7)
EQUITY:
  Common stock, par value $.00001, 50,000,000 shares
     authorized, 0 and 17,406,735 shares issued and
     outstanding............................................           --            174
  Additional paid-in capital................................           --      3,473,474
  Membership interests......................................    4,820,416             --
  Accumulated deficit.......................................   (1,888,042)    (3,041,223)
                                                              -----------    -----------
          Total equity......................................    2,932,374        432,425
                                                              -----------    -----------
          Total liabilities and equity......................  $ 5,615,356    $ 5,000,967
                                                              ===========    ===========

          The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                     SPORTSOFT GOLF, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  INCEPTION
                                                              (JUNE 4, 1999) TO     YEAR ENDED
                                                                DECEMBER 31,       DECEMBER 31,
                                                                    1999               2000
                                                              -----------------    ------------
NET REVENUES................................................     $   231,137       $ 2,767,968
COST OF REVENUES............................................          77,182         1,837,566
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................       2,014,165         5,488,361
                                                                 -----------       -----------
  Loss from operations......................................      (1,860,210)       (4,557,959)
OTHER INCOME................................................              --             1,076
INTEREST EXPENSE, net.......................................         (27,832)          (28,619)
                                                                 -----------       -----------
  Net loss..................................................     $(1,888,042)      $(4,585,502)
                                                                 ===========       ===========

          The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                     SPORTSOFT GOLF, INC. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

                                              COMMON STOCK
                                           -------------------                MEMBERSHIP    ACCUMULATED      TOTAL
                                             SHARES     AMOUNT      APIC       INTERESTS      DEFICIT       EQUITY
                                           ----------   ------   ----------   -----------   -----------   -----------
BALANCE AT INCEPTION
  (June 4, 1999).........................          --    $ --    $       --   $        --   $        --   $        --
  Sale of membership interests...........          --      --            --     3,623,752            --     3,623,752
  Issuance of membership interests in
    connection with acquisitions.........          --      --            --     1,166,664            --     1,166,664
  Issuance of profit interests in
    connection with financings...........          --      --            --        30,000            --        30,000
  Net loss...............................          --      --            --            --    (1,888,042)   (1,888,042)
                                           ----------    ----    ----------   -----------   -----------   -----------
BALANCE AT DECEMBER 31, 1999.............          --      --            --     4,820,416    (1,888,042)    2,932,374
  Sale of membership interests...........          --      --            --       766,804            --       766,804
  Conversion of loan.....................          --      --            --       164,525            --       164,525
  Issuance of membership interests in
    connection with acquisitions.........          --      --            --       345,000            --       345,000
  Net loss...............................          --      --            --            --    (1,544,279)   (1,544,279)
  Conversion to C Corporation............  15,570,735     156     2,664,268    (6,096,745)    3,432,321            --
  Conversion of loan.....................     936,000       9       599,991            --            --       600,000
  Stock granted to employees.............     900,000       9       120,775            --            --       120,784
  Issuance of stock options..............          --      --        88,440            --            --        88,440
  Net loss...............................          --      --            --            --    (3,041,223)   (3,041,223)
                                           ----------    ----    ----------   -----------   -----------   -----------
BALANCE AT DECEMBER 31, 2000.............  17,406,735    $174    $3,473,474   $        --   $(3,041,223)  $   432,425
                                           ==========    ====    ==========   ===========   ===========   ===========

          The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                     SPORTSOFT GOLF, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  INCEPTION
                                                              (JUNE 4, 1999) TO     YEAR ENDED
                                                                DECEMBER 31,       DECEMBER 31,
                                                                    1999               2000
                                                              -----------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................     $(1,888,042)      $(4,585,502)
  Adjustments to reconcile net loss to net cash used in
     operating activities --
     Provision for bad debts................................          33,000            42,798
     Depreciation and amortization..........................         189,080           660,354
     Non-cash interest expense..............................           7,500            32,537
     Stock granted to employees.............................              --           120,784
     Issuance of stock options..............................              --            88,440
  Changes in operating assets and liabilities:
     Increase in accounts receivable........................        (182,989)           (6,881)
     Increase in prepaid expenses and other current
       assets...............................................        (276,599)         (374,493)
     Decrease in deferred marketing costs...................        (667,308)         (392,724)
     Increase in other assets...............................          (1,763)           (2,831)
     Increase in accounts payable...........................         301,000           628,229
     Increase in deferred revenue...........................         233,512         1,383,567
     Increase (decrease) in accrued expenses................         231,457          (394,151)
                                                                 -----------       -----------
       Net cash used in operating activities................      (2,021,152)       (2,799,873)
                                                                 -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................        (281,570)         (231,099)
  Sale of assets............................................              --            11,222
  Purchase of businesses, net of cash acquired..............        (370,552)               --
                                                                 -----------       -----------
       Net cash used in investing activities................        (652,122)         (219,877)
                                                                 -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of member interests................       3,623,752           766,804
  Borrowings from members...................................         600,000                --
  Borrowings from affiliates................................          31,067         1,067,991
  Repayments to affiliates..................................              --           (27,791)
  Repayments of notes payables..............................        (251,340)          (40,600)
                                                                 -----------       -----------
       Net cash provided by financing activities............       4,003,479         1,766,404
                                                                 -----------       -----------
       Net increase (decrease) in cash and cash
          equivalents.......................................       1,330,205        (1,253,346)
CASH AND CASH EQUIVALENTS, beginning of period..............              --         1,330,205
                                                                 -----------       -----------
CASH AND CASH EQUIVALENTS, end of period....................     $ 1,330,205       $    76,859
                                                                 ===========       ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH INFORMATION:
  Issuance of profit interests in connection with
     financings.............................................     $    30,000       $        --
  Issuance of membership interests in connection with
     acquisitions...........................................       1,166,664           345,000
  Conversion of loans to equity.............................              --           764,525

          The accompanying notes to consolidated financial statements are an integral part of these financial statements.

1. ORGANIZATION, NATURE OF BUSINESS AND SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF BUSINESS

     SportSoft Golf, Inc. and subsidiaries (the "Company") publishes a golf magazine for its membership. The Company also is an internet service provider that maintains an interactive and content rich web site for the golfing community. The Company was formed on June 4, 1999 in the state of Delaware as a limited liability company ("LLC"). On April 24, 2000, the Company converted from a limited liability company to a C Corporation. The Company authorized 50,000,000 shares of common stock, par value of $.00001, and 10,000,000 shares of Blank Check Preferred Stock, par value of $.00001.

     The Company is subject to all of the many risks inherent in establishing a new enterprise, including changing technologies, competition from companies offering the same or similar products and services, managing growth and lack of financial resources. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from operations.

BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of SportSoft Golf, Inc. and subsidiaries. All material intercompany transactions have been eliminated.

     All historical share data of the Company's common stock for all periods included in the consolidated financial statements and notes thereto have been retroactively adjusted for the three-for-one stock split which occurred in fiscal year 2000.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company generates its revenues primarily from membership dues and advertising. Membership revenue represents dues paid for membership to the Golf Society of the U.S. which provides members with a bi-monthly published, player magazine plus on-line discounts for travel, proshop, handicap and game analysis. Revenues are recognized ratably over the life of the membership.

     Advertising revenue, derived from the sale of sponsorship, banner email and other advertisements is recognized ratably in the period the advertising is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Company obligations typically include guarantees of a minimum number of "impressions" or times that an advertisement is viewed by users of the Company's web site.

     Deferred revenue primarily represents membership dues that have been received but not earned.

CASH AND CASH EQUIVALENTS

     The Company considers all short-term marketable securities with a maturity of three months or less from the date of purchase to be cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets (3 years for leasehold improvements and 5 years for all others).

INTANGIBLE ASSETS

     Intangible assets are amortized over the estimated useful life of three to ten years. Membership lists and goodwill are summarized as follows as of:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1999          2000
                                                      ----------    ----------
Membership lists....................................  $  728,222    $  728,222
Goodwill............................................   2,144,670     2,489,973
                                                      ----------    ----------
                                                       2,872,892     3,218,195
Less-Accumulated amortization.......................     (84,833)     (621,604)
                                                      ----------    ----------
                                                      $2,788,059    $2,596,591
                                                      ==========    ==========

     For the period from inception (June 4, 1999) to December 31, 1999 and the year ended December 31, 2000, amortization expense was $84,833 and $536,771, respectively.

ACCOUNTING FOR LONG-LIVED ASSETS

     The Company reviews the recoverability of its long-lived assets on a periodic basis whenever events and circumstances indicate the remaining balance may not be recoverable. The assessment for potential impairment is based primarily on the Company's ability to recover the carrying value of its long-lived assets from expected future cash flows from its operations on an undiscounted basis. The Company does not believe that any such events or changes in circumstances have occurred.

INCOME TAXES

     The Company was organized on June 4, 1999 as a limited liability company for Federal and state income tax purposes. Accordingly, the Company was treated as a partnership and the net losses of the Company are included in the individual tax returns of the members.

     On April 24, 2000, the Company converted into a C corporation. From that point forward, the Company accounts for income taxes under the liability method pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under the liability method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. As of December 31, 2000, the Company had unused net operating loss carryforwards of approximately $2,400,000 for federal income tax purposes, which will expire in 2020. The income tax benefit of these losses and other net deferred tax assets has been offset by a full valuation allowance of approximately $960,000 since realization of such assets do not meet the "more likely than not" criteria of SFAS No. 109.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short-term maturity of these instruments. The carrying amounts of outstanding borrowings approximate fair value.

CONCENTRATIONS AND CREDIT RISK

     Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains cash with certain financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company's clients are primarily concentrated in the United States. The Company does not require collateral from its customers, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information.

DEFERRED MARKETING COSTS

     Costs relating to direct response marketing are capitalized when incurred and expensed along with the recognition of revenues directly generated from the marketing activities.

ADVERTISING COSTS

     Advertising costs are expensed as incurred. The Company expenses the production costs of advertising the first time the advertising takes place. For the period from inception (June 4, 1999) to December 31, 1999 and the year ended December 31, 2000 the advertising costs were $105,936 and $160,726, respectively.

2. ACQUISITIONS

     On August 1, 1999, the Company acquired all the ownership interest of Adorney Tallman, LLC, (ATLLC) an agency selling advertising in golf publications for 100,000 membership interests. The acquisition was accounted for using the purchase method of accounting. The excess purchase price over net tangible assets acquired was $196,073, which is being amortized over 10 years.

     Upon consummation of the acquisition, the Company entered into employment agreements with the former principals of ATLLC and, to the extent they are still employed by the Company, they will receive 100,000 membership interests on each anniversary date of the acquisition for three years. During fiscal year 2000, the Company granted 900,000 shares of common stock in full satisfaction of the obligation under these employment agreements. Compensation expense of approximately $120,000, representing the estimated fair value of the common stock granted, was recognized at the date of the grant.

     On September 1, 1999, the Company acquired certain assets and liabilities of the Golf Society of the United States, L.L.C. (GSUS), a golf society membership business and publisher of "Player" magazine. The acquisition was accounted for using the purchase method of accounting. As consideration for the net assets acquired, the Company paid $500,000 cash, issued a note payable in the amount of $250,000 due 90 days after the acquisition, and issued 100,000 membership interests. The Company assumed liabilities of approximately $990,000 representing the costs to provide services to the current members of the society and $108,000 representing the cost to provide services to members who joined or renewed their subscriptions subsequent to the acquisition date but whose revenues were retained by the seller subject to a formula defined in the acquisition agreement. Such liabilities, net of subsequent costs incurred, are included in accrued expenses as of December 31, 1999 and 2000 in the amounts of $1,017,440 and $668,481, respectively. These liabilities are amortized over the period services are being rendered. For the period of inception (June 4, 1999) to December 31, 1999 and year ended December 31, 2000, the Company amortized approximately $81,000 and $429,000, respectively. The excess purchase price over the net assets acquired of $1,835,048 has been allocated to customer lists ($710,000) and goodwill ($1,125,048) and is being amortized over 10 years.

     On December 1, 1999, the Company acquired all the outstanding stock of Links Worldwide, Inc. (Links), a retailer of golf equipment and accessories through the internet. The acquisition was accounted using the purchase method of accounting. As consideration for the assets acquired (approximately $13,400) and liabilities assumed (approximately $54,950), the Company issued 333,333 membership interests. The excess purchase prices over net assets acquired of $741,771 has been allocated to customer lists ($18,222) and goodwill ($723,549), and is being amortized over three years.

     Effective December 1, 1999, the Company acquired certain assets of Fantasy Golf, Inc. for 100,000 membership interests. The acquisition was accounted for using the purchase method of accounting. The excess purchase price over net tangible assets acquired was $100,000 and has been allocated to goodwill. Such amount is being amortized over three years. In addition, the Company issued 37,500 interest options, payable either in interest or cash in lieu of a prescribed bonus at the choice of the grantee. During fiscal year 2000, the interest options were cancelled.

     On April 20, 2000, the Company acquired all of the outstanding membership interests of 3 Wedge LLC in exchange for 345,000 membership interests of the Company. The purchase price in excess of the net assets acquired are recorded as goodwill in the amount of $345,303. The goodwill is being amortized over three years.

     Pro forma information is not presented as the acquisitions were not significant to the Company.

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following as of:

                                                            DECEMBER 31,
                                                        ---------------------
                                                          1999        2000
                                                        --------    ---------
Computer equipment....................................  $325,467    $ 376,463
Furniture and fixtures................................   109,746      254,647
Leasehold improvements................................    11,201       35,181
                                                        --------    ---------
                                                         446,414      666,291
Less- Accumulated depreciation and amortization.......   (15,498)    (139,081)
                                                        --------    ---------
Property and equipment, net...........................  $430,916    $ 527,210
                                                        ========    =========

     Depreciation expense was $15,498 and $123,583 for the period from inception (June 4, 1999) to December 31, 1999 and the year ended December 31, 2000, respectively.

4. DEBT

     On September 1, 1999, the Company borrowed $600,000 from certain officers. The notes were originally due on December 31, 1999 and accrued interest at 10% per annum. On November 23, 1999, the due dates were extended to December 30, 2000 and, effective December 31, 1999, the interest rate was increased to 12%. The notes are collateralized by a lien on all corporate assets. In connection with the issuance of the original notes and the extension of the due date the Company issued the officers 240,000 and 60,000 profit interests, respectively, valued at $24,000 and $6,000, respectively. During fiscal year 2000, the Company converted the $600,000 loans into 936,000 shares of common stock.

     In connection with the acquisition of Links, the Company assumed various notes payable to individuals totaling $41,940. The notes bear interest at rates ranging from 9% to 15%. Subsequent to December 31, 1999, three of the four notes were paid.

     Due to affiliate represents amounts due to a related company for the transfer of computer equipment at book value to the Company. During fiscal year 2000, the due to affiliate of approximately $154,000 plus accrued interest of approximately $10,000 was converted into 54,840 membership interests.

     As of December 31, 2000, due to related party primarily consists of long-term, non-interest bearing amounts advanced from Visual Data Corporation ("VDC") to fund operations. See footnote 7 for further discussion of the VDC acquisition of the Company.

5. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company is committed under operating leases, principally for office space and equipment. Rent expense was $44,000 and $236,000 for the period from inception (June 4, 1999) to December 31, 1999 and the year ended December 31, 2000, respectively. Future minimum base rents under terms of noncancellable operating leases are as follows for the years ended December 31:

2001......................................................  $246,000
2002......................................................   242,000
2003......................................................   190,000
2004......................................................   195,000
2005......................................................    65,000
Thereafter................................................    17,000
                                                            --------
Total.....................................................  $955,000
                                                            ========

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with certain officers. The agreements provide for payments of approximately $465,000 per year through December 31, 2002.

6. STOCK OPTIONS

     On June 7, 2000, the Company adopted the SportSoft Golf, Inc. 2000 Stock Option Plan to provide for grants of options to purchase shares of common stock to employees, non-employee directors and independent contractors of the Company who are eligible to participate in the Plan. The Company has reserved 3,000,000 shares for grant.

     During the year ended December 31, 2000, the Company granted 1,254,369 stock options. Such options were granted at a weighted-average exercise price of $0.71. Options granted under the plan vest in periodic installments. All options are exercisable within 10 years from the time of the grant. The Company cancelled all stock options as of December 1, 2000 in contemplation of the merger with Visual Data Corporation. Therefore, at December 31, 2000, there were no exercisable options outstanding.

     The Company uses Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for employee stock options. The intrinsic value of options granted with an exercise price less than the fair value of the common stock at the date of the grant is recorded as compensation expense over the vesting period of two years. Such amounts amounted to $156,938 for the year ended December 31, 2000. For options granted equal to or in excess of the fair value of common stock on the date of grant, no compensation expense is recognized.

     Had compensation for the Company's stock-based compensation plans been determined pursuant to Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net loss would have increased by approximately $117,000 for the period ended December 31, 2000.

     Stock options granted to non-employees are accounted for under SFAS 123. During 2000, 100,500 options were granted at an average exercise price of $0.76. The Company recorded compensation expense of $20,296 in 2000.

     For 2000, the assumptions used under the fair value method prescribed by SFAS 123 were: 6.25% weighted average risk free interest rate, 10 year expected lives and 50% volatility.

7. SUBSEQUENT EVENTS

     Effective December 22, 2000, the Company entered into a definitive management and merger agreement with Visual Data Corporation. The Company has been operating under the terms of the management agreement as of that date, whereby Visual Data Corporation managed the Company's day to day operations. The Company's shareholders exchanged all the outstanding shares of common stock of the Company for common stock in Visual Data Corporation on February 27, 2001.

                            VISUAL DATA CORPORATION

        UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

     The following Unaudited Condensed Consolidated Balance Sheet presents the pro forma financial position of the Company as of December 31, 2000 as if the acquisition of SportSoft Golf, Inc. and subsidiaries ("SportsSoft"), which the Company acquired in February 2001, had been consummated as of December 31, 2000.

     The following Unaudited Condensed Consolidated Pro Forma Statements of Operations for the three months ended December 31, 2000 and for the year ended September 30, 2000 present the pro forma results of operations of the Company as if the acquisition of SportSoft, which was acquired in February 2001, had been consummated as of the beginning of the periods presented. The fiscal year-end for the Company and SportSoft is September 30 and December 31, respectively. Therefore, in preparing the Pro Forma financial statements the results of operations for SportSoft are based upon the three months ended December 31, 2000 and the year ended September 30, 2000.

     The unaudited pro forma net loss per share is based on the combined weighted average number of shares of common stock, which include the shares issued in connection with the acquisition of SportSoft. Since the effect of common stock equivalents was anti-dilutive, all such equivalents are excluded from the calculation of pro forma net loss per share.

     These Unaudited Condensed Consolidated Pro Forma Financial Statements should be read in conjunction with the respective historical consolidated financial statements and notes thereto of the Company and SportSoft. These Unaudited Condensed Consolidated Pro Forma Financial Statements were prepared utilizing the accounting policies of the respective entities as outlined in their historical financial statements except as described in the accompanying notes. The acquisition of SportSoft has been accounted for under the purchase method of accounting. Accordingly, the Unaudited Condensed Consolidated Pro Forma Financial Statements reflect the Company's preliminary allocation of the purchase price of such acquisition which will be subject to further adjustments as the Company finalizes the allocation of the purchase price in accordance with generally accepted accounting principles. The unaudited condensed consolidated pro forma results of operations do not necessarily reflect actual results which would have occurred if the acquisition had taken place on the assumed dates, nor are they necessarily indicative of the results of future combined operations.

     The final allocation of the purchase price will be determined after completion of the acquisition and will be based upon a comprehensive final evaluation of the fair value of SportSoft's tangible and identifiable intangible assets acquired and liabilities assumed at the time of the acquisition. The preliminary allocation is summarized in the following table:

     Calculation of Purchase Price:

                                                          DECEMBER 31,
                                                              2000
                                                          ------------
                                                              (IN
                                                           THOUSANDS)
Common stock............................................     $2,319
                                                             ------
          Total purchase price..........................     $2,319
                                                             ======

     Allocation of Purchase Price:

                                                          DECEMBER 31,
                                                              2000
                                                          ------------
                                                              (IN
                                                           THOUSANDS)
Assets:
  SportSoft's historical assets.........................    $ 5,001
  Eliminate SportSoft's deferred marketing..............       (970)
  Eliminate SportSoft's historical goodwill.............     (1,938)
  Goodwill related to SportSoft acquisition.............      3,832
Liabilities:
  SportSoft's historical liabilities....................     (4,568)
  Eliminate SportSoft's deferred revenue................      1,617
  Additional membership liability.......................       (655)
                                                            -------
          Total purchase price..........................    $ 2,319
                                                            =======

                            VISUAL DATA CORPORATION

       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 2000
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                               VISUAL                    PRO FORMA
                                                DATA       SPORTSOFT    ADJUSTMENTS     COMBINED
                                             ----------    ---------    -----------    -----------
Revenue....................................  $    1,700     $   705     $       --     $     2,405
Expenses:
  Cost of operations.......................       1,415         368             --           1,783
  Selling, general and administrative......       2,622       1,387             47(a)        4,056
  Other income (expense) --
     Interest income.......................          44           3             --              47
     Interest expense......................        (339)        (10)            --            (349)
     Other income..........................          17           3             --              20
                                             ----------     -------     ----------     -----------
                                                  4,315       1,759             47           6,121
                                             ----------     -------     ----------     -----------
       Net loss............................  $   (2,615)    $(1,054)    $      (47)    $    (3,716)
                                             ==========     =======     ==========     ===========
Net loss per share basic and diluted.......  $     (.31)                               $      (.37)
                                             ==========                                ===========
Weighted average shares outstanding........   8,453,358                  1,686,445(b)   10,139,803(b)
                                             ==========                 ==========     ===========

        The accompanying notes are an integral part of these statements.

                            VISUAL DATA CORPORATION

       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 2000
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                               VISUAL                    PRO FORMA
                                                DATA       SPORTSOFT    ADJUSTMENTS     COMBINED
                                             ----------    ---------    -----------    -----------
Revenue....................................  $    5,868     $ 2,259     $       --     $     8,127
Expenses:
  Cost of operations.......................       7,024       1,799             --           8,823
  Selling, general and administrative......      11,387       5,402            189(a)       16,978
  Other income (expense) --
     Interest income.......................         568          27             --             595
     Interest (expense)....................        (129)        (72)            --            (201)
     Other income (expense)................         702          (3)            --             699
                                             ----------     -------     ----------     -----------
                                                 17,270       7,249            189          24,708
                                             ----------     -------     ----------     -----------
       Net loss............................  $  (11,402)    $(4,990)    $     (189)    $   (16,581)
                                             ==========     =======     ==========     ===========
Loss per share.............................  $    (1.35)                               $     (1.64)
                                             ==========                                ===========
Weighted average shares outstanding........   8,446,724                  1,686,445(b)   10,133,169(b)
                                             ==========                 ==========     ===========

        The accompanying notes are an integral part of these statements.

                            VISUAL DATA CORPORATION

            UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                            AS OF DECEMBER 31, 2000
                                 (IN THOUSANDS)

                                                  VISUAL                   PRO FORMA
                                                   DATA      SPORTSOFT    ADJUSTMENTS     COMBINED
                                                 --------    ---------    -----------     --------
ASSETS
Cash and cash equivalents......................  $  2,917     $    77       $    --       $  2,994
Restricted cash................................       322          --            --            322
Accounts receivable, net.......................     1,701         174            --          1,875
Prepaid expenses and other current assets......     1,414         653            --          2,067
                                                 --------     -------       -------       --------
          Total current assets.................     6,354         904            --          7,258
Fixed assets, net..............................     3,511         527            --          4,038
Deferred marketing costs.......................        --         970          (970)(c)         --
Membership lists, net..........................        --         659            --            659
Goodwill, net..................................       537       1,938         1,894(d)       4,369
Other assets...................................     1,194           3        (1,068)(e)        129
                                                 --------     -------       -------       --------
          Total assets.........................  $ 11,596     $ 5,001       $  (144)      $ 16,453
                                                 ========     =======       =======       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses..........  $  1,877     $ 1,212       $    --       $  3,089
Current portion of capital leases..............         2          --            --              2
Current portion of mortgage notes payable......        45          --            --             45
Notes payable -- 6% convertible debentures.....     2,048          --            --          2,048
Warrants -- 6% convertible debentures..........        76          --            --             76
Membership fulfillment.........................        --         668           655(f)       1,323
Deferred revenue...............................       461         778          (778)(g)        461
Notes payable -- related party.................       125           3            --            128
                                                 --------     -------       -------       --------
          Total current liabilities............     4,634       2,661          (123)         7,172
Due to affiliate...............................        --       1,068        (1,068)(e)         --
Deferred revenue...............................        --         839          (839)(g)         --
Mortgage notes payable, net of current
  portion......................................       837          --            --            837
Common stock...................................         1          --            --(h,i)         1
Additional paid-in capital.....................    36,910       3,474        (1,155)(h,i)   39,229
Accumulated deficit............................   (30,786)     (3,041)        3,041(h)     (30,786)
                                                 --------     -------       -------       --------
          Total liabilities and stockholders'
            equity.............................  $ 11,596     $ 5,001       $  (144)      $ 16,453
                                                 ========     =======       =======       ========

        The accompanying notes are an integral part of these statements.

                            VISUAL DATA CORPORATION

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED

                         PRO FORMA FINANCIAL STATEMENTS

 (a) Represents an adjustment to amortization, on a straight-line basis, of the goodwill resulting from the preliminary purchase price allocation of SportSoft. Goodwill resulting from this purchase is being amortized over 10 years which approximates the estimated useful life.

 (b) Includes the weighted average effect of shares issued in the acquisition.

 (c) Represents the write-off of deferred marketing costs in purchase accounting.

 (d) Represents the net increase in Goodwill that resulted from the Visual Data transaction.

 (e) Elimination of intercompany payable/receivable.

 (f) Record additional liability as of December 31, 2000 for membership fulfillment.

 (g) Represents the write-off of deferred revenue in purchase accounting.

 (h) Eliminate SportSoft equity as of December 31, 2000.

 (i) Issuance of 1,686,445 shares of Visual Data stock as of December 31, 2000. The closing price of the stock on December 22, 2000, the effective date of the merger agreement, was $1.375, which was utilized in the valuation of the shares issued to SportSoft shareholders.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Entertainment Digital Network, Inc.

     We have audited the accompanying consolidated balance sheets of Entertainment Digital Network, Inc. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Entertainment Digital Network, Inc. and subsidiaries as of September 30, 2000 and 1999, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Burr, Pilger & Mayer

San Francisco, California
November 20, 2000

                      ENTERTAINMENT DIGITAL NETWORK, INC.

                          CONSOLIDATED BALANCE SHEETS
                          SEPTEMBER 30, 2000 AND 1999

                                                                 2000           1999
                                                              -----------    -----------
ASSETS
Current assets:
  Cash......................................................  $   196,211    $   282,862
  Accounts receivable, net of allowance for doubtful
     accounts of $170,000 and $18,458 at September 30, 2000
     and 1999, respectively.................................      955,226        713,452
  Account receivable -- related party.......................       73,175         32,698
  Accounts receivable -- escrow.............................           --         50,000
  Inventories, net of valuation allowance of $338,000 and
     $40,000 at September 30, 2000 and 1999, respectively...      708,284        576,433
  Prepaid expenses and other current assets.................       11,294         48,452
                                                              -----------    -----------
          Total current assets..............................    1,944,190      1,703,897
Property and equipment, net.................................      624,321        385,698
Other assets................................................       21,062          5,254
                                                              -----------    -----------
                                                              $ 2,589,573    $ 2,094,849
                                                              ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $   954,463    $   628,959
  Accrued expenses..........................................      260,746        225,374
  Deferred revenue..........................................       27,200             --
  Notes payable -- related party............................      125,000        290,500
  Current portion of capital lease obligations..............        4,045         11,580
  Advances and accrued expenses -- related party............    1,575,033             --
                                                              -----------    -----------
          Total current liabilities.........................    2,946,487      1,156,413
Capital lease obligations...................................           --          4,045
                                                              -----------    -----------
          Total liabilities.................................    2,946,487      1,160,458
                                                              -----------    -----------
Stockholders' equity (deficit):
  Common stock; $0.001 par value; 50,000,000 shares
     authorized; 23,956,980 and 23,186,398 shares issued and
     outstanding at September 30, 2000 and 1999,
     respectively...........................................       23,956         23,186
  Additional paid-in capital................................    7,535,535      7,500,711
  Note receivable...........................................       (1,367)      (283,746)
  Unearned compensation.....................................           --        (45,511)
  Accumulated deficit.......................................   (7,915,038)    (6,260,249)
                                                              -----------    -----------
          Total stockholders' (deficit) equity..............     (356,914)       934,391
                                                              -----------    -----------
                                                              $ 2,589,573    $ 2,094,849
                                                              ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      ENTERTAINMENT DIGITAL NETWORK, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999

                                                                 2000           1999
                                                              -----------    -----------
Revenue:
  Usage fees................................................  $ 1,604,336    $ 1,562,387
  Equipment sales...........................................    1,410,122      1,160,617
  Web-casting...............................................      942,656        192,258
  Installation and monthly fees.............................      808,078        647,174
  Rental fees and other.....................................      173,440         75,497
  Web design and consulting.................................           --        272,533
                                                              -----------    -----------
          Total revenue.....................................    4,938,632      3,910,466
Cost of sales...............................................    4,016,596      2,898,541
                                                              -----------    -----------
          Gross profit......................................      922,036      1,011,925
Sales and marketing.........................................      670,075        551,480
General and administrative..................................    1,877,096      1,254,159
                                                              -----------    -----------
          Loss from operations before other income
             (expenses) and provision for income taxes......   (1,625,135)      (793,714)
                                                              -----------    -----------
Other income (expenses):
  Interest income...........................................       11,536         35,300
  Interest expense..........................................      (38,790)       (22,773)
  Loss on sale of equipment.................................           --           (818)
  Gain on sale of subsidiary assets.........................           --        663,530
                                                              -----------    -----------
          Total other (expense) income......................      (27,254)       675,239
                                                              -----------    -----------
          Loss before provision for income taxes............   (1,652,389)      (118,475)
Provision for income taxes..................................        2,400          7,434
                                                              -----------    -----------
          Net loss..........................................  $(1,654,789)   $  (125,909)
                                                              ===========    ===========
Basic and Diluted loss per share............................  $     (0.07)   $     (0.01)
                                                              ===========    ===========
Weighted average number of shares outstanding...............   23,305,635     19,298,846
                                                              ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      ENTERTAINMENT DIGITAL NETWORK, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999

                                            COMMON STOCK       ADDITIONAL
                                        --------------------    PAID-IN        NOTE        UNEARNED     ACCUMULATED
                                          SHARES     AMOUNT     CAPITAL     RECEIVABLE   COMPENSATION     DEFICIT        TOTAL
                                        ----------   -------   ----------   ----------   ------------   -----------   -----------
Beginning balance, October 1, 1998....  16,761,836   $16,761   $6,755,443   $(283,746)           --     $(6,134,340)  $   354,118
Common shares issued upon exercise of
  stock options.......................   1,297,500     1,298      128,453          --            --              --       129,751
Common shares issued upon exercise of
  warrants pursuant to S-3
  Registration........................   1,914,831     1,915      202,804          --            --              --       204,719
Common shares issued to Visual Data
  Corporation upon exercise of mirror
  stock options and warrants..........   3,212,231     3,212      318,011          --            --              --       321,223
Stock option grants...................          --        --       96,000          --      $(45,511)             --        50,489
         Net loss.....................          --        --           --          --            --        (125,909)     (125,909)
                                        ----------   -------   ----------   ---------      --------     -----------   -----------
Ending balance, September 30, 1999....  23,186,398    23,186    7,500,711    (283,746)      (45,511)     (6,260,249)      934,391
Common shares issued upon exercise of
  stock options and warrants..........     425,291       425       51,840      (1,367)           --              --        50,898
Common shares issued to Visual Data
  Corporation upon exercise of mirror
  stock options and warrants..........     345,291       345       34,184          --            --              --        34,529
Stock option amortization and
  forfeitures.........................          --        --      (51,200)         --        45,511              --        (5,689)
Subscription for common stock
  received............................          --        --           --     283,746            --              --       283,746
         Net loss.....................          --        --           --          --            --      (1,654,789)   (1,654,789)
                                        ----------   -------   ----------   ---------      --------     -----------   -----------
Ending balance, September 30, 2000....  23,956,980   $23,956   $7,535,535   $  (1,367)     $     --     $(7,915,038)  $  (356,914)
                                        ==========   =======   ==========   =========      ========     ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                      ENTERTAINMENT DIGITAL NETWORK, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999

                                                                 2000           1999
                                                              -----------    -----------
Cash flows from operating activities:
  Net loss..................................................  $(1,654,789)   $  (125,909)
  Adjustments to reconcile net loss to cash used in
     operating activities:
     Depreciation and amortization..........................      186,655        122,380
     Inventory valuation allowance..........................      300,453         40,000
     Bad debt...............................................      159,510         17,945
     Gain on sale of subsidiary assets......................           --       (663,530)
     Compensation expense on below market value stock
      options...............................................       (5,689)        50,489
     Loss on sale of fixed assets...........................           --            818
     Decrease (increase) in assets:
       Accounts receivable..................................     (391,761)      (353,889)
       Inventories..........................................     (591,209)      (485,251)
       Prepaid expenses and other assets....................       21,350        (54,794)
     (Decrease) increase in liabilities:
       Accounts payable.....................................      325,504        331,174
       Accrued expenses.....................................      225,266        (12,424)
       Deferred revenue.....................................       27,200             --
                                                              -----------    -----------
          Net cash used in operating activities.............   (1,397,510)    (1,132,991)
                                                              -----------    -----------
Cash flows from investing activities:
  Purchase of property and equipment........................     (266,375)      (258,729)
  Proceeds from sale of subsidiary's and other assets.......           --        905,213
                                                              -----------    -----------
          Net cash (used in) provided by investing
             activities.....................................     (266,375)       646,484
                                                              -----------    -----------
Cash flows from financing activities:
  Proceeds from advances from related party.................    1,419,670             --
  Proceeds from short-term related party note...............           --        250,000
  Payment on short-term related party notes.................     (165,500)            --
  Proceeds from repayment of note receivable................      283,746             --
  Proceeds from line of credit..............................      100,000             --
  Payment on line of credit.................................     (100,000)        (8,214)
  Principal payments on debt................................           --       (200,000)
  Payments on capital leases................................      (11,580)       (16,580)
  Proceeds from exercise of stock options and warrants......       50,898        655,693
                                                              -----------    -----------
          Net cash provided by financing activities.........    1,577,234        680,899
                                                              -----------    -----------
          Net (decrease) increase in cash...................      (86,651)       194,392
Cash at beginning of year...................................      282,862         88,470
                                                              -----------    -----------
Cash at end of year.........................................  $   196,211    $   282,862
                                                              ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                      ENTERTAINMENT DIGITAL NETWORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Entertainment Digital Network, Inc. (the Company), a Delaware corporation, and its subsidiaries develop and market integrated systems for the delivery, storage, and management of professional quality digital communications for media-based applications, including audio and video production for the U. S. entertainment industry. The Company, through strategic alliances with long-distance carriers, regional telephone companies, satellite operators, and independent fiber optic telecommunications providers, has established a worldwide network that enables the exchange of high quality audio, video, multimedia, and data communications. The Company provides engineering services and application-specific technical advice, audio, video, and networking hardware and software as part of its business. In December 1998, the Company sold substantially all of the assets of a wholly owned subsidiary that provided Internet web site development and hosting services (see Note 8).

     The Company is 51% owned by Visual Data Corporation (VDC), a public company, and accordingly, the results of the Company's operations will be consolidated with those of VDC.

     In March 2000, VDC signed a letter of intent to purchase the balance of outstanding common shares of the Company. The proposed terms of the letter of intent included the right to receive one share of common stock of Visual Data for every ten outstanding shares of the common stock of the Company and the conversion of every ten outstanding options or warrants of the Company into one option or warrant to purchase a share of VDC common stock. The transaction was subject to the execution of a definitive agreement and the approval of the Company's shareholders. On April 17, 2000, VDC announced the postponement of its intent to purchase the balance of outstanding common shares of the Company due to market conditions at the time.

FINANCIAL RESULTS AND LIQUIDITY

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has sustained losses from operations since inception, and has accumulated a deficit of $7,915,038. In addition, the Company has used, rather than provided, cash in its operations. As a result of the foregoing matters, recoverability of a major portion of the recorded assets amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn are dependent upon the Company's ability to meet its financing requirements on a continuing basis. The financial statements do not include any adjustments relating to the recoverability and classification of the recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

     Management has recently instituted a cost containment program for its operations to conserve its cash resources. The Company has also implemented marketing and sales plans that include specific sales incentive programs intended to increase inventory turnover and liquidate certain slow moving components of its inventory. These efforts are expected to result in increased revenues for fiscal year 2001 and reduced operating expenses. With increased revenues in fiscal year 2001, the Company is expecting an increase in the gross profit margin that will ultimately reduce the overall net loss incurred from operations and conserve the Company's cash resource.

     Management has received a commitment from VDC, its majority shareholder, to defer repayment of prior advances made to the Company, and to provide the Company with additional advances that may be required by the Company for working capital during its next business cycle. Management believes the Company will have sufficient working capital to provide it with the ability to continue in existence through its next fiscal year.

                      ENTERTAINMENT DIGITAL NETWORK, INC.

BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its principal subsidiary, Entertainment Digital Network (EDN). All material inter-company transactions have been eliminated in the consolidated financial statements.

USE OF ESTIMATES

     The preparation of the financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those and other estimates.

CASH AND EQUIVALENTS

     All highly liquid debt instruments purchased with maturity dates of less than three months are classified as cash equivalents.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Bad debts are provided on the allowance method based on historical experience and management's evaluation of outstanding accounts receivable.

INVENTORIES

     Inventories, composed primarily of purchased products for resale, are valued at the lower of cost or market with cost being determined on the first-in, first-out basis.

PROPERTY AND EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property and equipment are carried at cost and are depreciated on the straight-line basis over their estimated useful lives of five years. The costs of leasehold improvements are amortized over the lesser of the lease term or the life of the improvement. Expenditures for improvement or expansion of property and equipment are capitalized. Repairs and maintenance are charged to expense as incurred. When the assets are sold or retired, their cost and related accumulated depreciation are removed from the accounts with the resulting gain or loss reflected in the statement of operations.

INCOME TAXES

     The Company accounts for income taxes using the liability method. Deferred income tax assets and liabilities are computed annually for differences between the financial reporting and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of certain financial instruments, including cash, accounts receivable, notes receivable, accounts payable, accrued expenses, notes payable, and line of credit, approximate fair value because of the relatively short-term maturity of these instruments.

                      ENTERTAINMENT DIGITAL NETWORK, INC.

LONG-LIVED ASSETS

     Long-lived assets such as property and equipment are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When the indicators of impairment are present and the estimated undiscounted future cash flows from the use of these assets are less than the assets' carrying value, the related assets will be written down to fair value.

REVENUE RECOGNITION

     A significant component of revenue relates to the sale of equipment, which is recognized when the equipment is installed or upon execution of a contract after a free trial period. During the trial period a customer normally receives an extended period of time before purchasing the product. During this trial period, the Company accounts for the product as inventory and recognizes the revenue upon execution of the contract by the customer. Installation fees are recognized when the installation has been completed. Usage fees are recognized over the period the equipment is used based on the relative usage level.

     The Company leases some equipment to customers under terms that are accounted for as operating leases. Under the operating method, rental revenue from leases is recognized ratably over the life of the lease and the related equipment is depreciated over its estimated useful life.

STOCK-BASED COMPENSATION

     The Company has elected to account for stock-based compensation under the intrinsic value method as permitted by the provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. Under this method, no compensation expense is recorded for stock options granted when the exercise price of the option granted is equal to or exceeds the fair market value of the Company's common stock The Company makes the pro forma disclosures of stock-based compensation required by SFAS No. 123.

EARNINGS (LOSS) PER SHARE

     Earnings (loss) per share have been computed according to SFAS No. 128, Earnings per Share for all periods presented. Basic earnings per share is computed using the weighted average number of shares of common stock outstanding during the periods. Diluted earnings per share is computed using the weighted average number of common shares and common share equivalents outstanding during the period.

EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998 and June 1999, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133. These statements require companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending upon the use of the derivative and whether it qualifies for hedge accounting. SFAS 133 will be effective for the Company's fiscal year ending September 30, 2001. Management believes that the adoption of these statements will not have a significant impact on the Company's financial position or results of operations.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements. SAB 101 will be effective for the Company's fiscal year ending September 30, 2001. The Company has not yet determined the impact, if any, that SAB 101 may have on its financial position or results of operations.

                      ENTERTAINMENT DIGITAL NETWORK, INC.

     In March 2000, the FASB issued Interpretation No. 44 (FIN 44), Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25. FIN 44 clarifies the application of APB 25 for certain issues, including the definition of an employee, the treatment of the acceleration of stock options, and the accounting treatment for options assumed in business combinations. FIN 44 became effective on July 1, 2000, but is applicable for certain transactions dating back to December 1998. The adoption of FIN 44 is not expected to have a significant impact on the Company's financial position or results of operations.

RECLASSIFICATION

     Certain reclassifications have been made to the prior year financial statements in order for them to conform to the current year presentation.

2. ACCOUNTS RECEIVABLE

     Accounts receivable at September 30, 2000 and 1999 comprise the following:

                                                          2000         1999
                                                       ----------    --------
Receivables..........................................  $  970,276    $561,863
Unbilled charges.....................................     154,950     170,042
                                                       ----------    --------
                                                        1,125,226     731,905
Less allowance for doubtful accounts.................    (170,000)    (18,453)
                                                       ----------    --------
          Total......................................  $  955,226    $713,452
                                                       ==========    ========

     The allowance for doubtful accounts is composed of a provision based on a percentage of aged accounts receivable and specific account provisions based upon review of the individual accounts receivable. Accounts are written off when deemed to be uncollectible. Certain individual accounts were identified as requiring specific allowance amounting to $150,000 due to significant aging of receivables and the financial status of the client. Total bad debt expense was $159,510 and $17,945 for the years ended September 30, 2000 and 1999, respectively.

     In 1999, the Company maintained a receivable of $50,000 from an escrow account related to the sale of a subsidiary in 1998. During 2000 funds were received and the account was closed.

3. RELATED PARTY TRANSACTIONS

     During the year the Company entered into various transactions with the majority shareholder, Visual Data Corporation (VDC).

     VDC provided approximately $796,000 in revenues from web-casting events during 2000 and 1999. The related accounts receivable related party was $73,175 and $32,698 as of September 30, 2000 and 1999.

     The Company paid to VDC $50,000 and $29,167 in management fees and $89,475 and $19,494 for directors and officers' insurance in 2000 and 1999, respectively. Accrued expenses for management fees are $50,000 and $30,000 for 2000 and 1999, respectively (see Note 6).

     At September 31, 1999, there was a 7% secured note receivable in the amount of $283,746, due from VDC as part of the payment for VDC's purchase of the Company's common stock. The note was secured by the acquired common stock and a second mortgage. During the year ended September 30, 2000 the note was paid in full.

     During 2000, the Company obtained cash advances of $1,419,670 from VDC. The increase in other related party transactions of $189,894 has been added to the advance account and $34,529 was applied to the

                      ENTERTAINMENT DIGITAL NETWORK, INC.

exercise of stock options. Accordingly, the note payable balance to VDC is $1,575,033 as of September 30, 2000.

4. INVENTORY

     Inventory consists of the following:

                                                          2000         1999
                                                       ----------    --------
Finished goods and repair parts......................  $1,046,284    $616,433
Valuation allowance..................................     338,000      40,000
                                                       ----------    --------
          Total......................................  $  708,284    $576,433
                                                       ==========    ========

     The Company increased its inventory valuation allowance for inventory related to a new product line. This decision is based on inventory on loan at customers' sites as well as extraordinarily large inventory due to advance commitments for the purchase of such inventory, which could result in excess and potentially obsolete inventory. Accordingly, at September 30, 2000 and 1999, inventory for this product line has been written down to its estimated net realized value, and results of operations for the years ended September 30, 2000 and 1999 include a corresponding charge of approximately $300,453 and $40,000, respectively.

5. PROPERTY AND EQUIPMENT

     Property and equipment are summarized by major category as follows at September 30, 2000 and 1999:

                                                        2000           1999
                                                     -----------    ----------
Network and related equipment......................  $ 1,378,046    $  991,549
Furniture and fixtures.............................      204,619       175,279
Computer software..................................       28,418        29,176
Leasehold improvements.............................       26,183        26,183
                                                     -----------    ----------
          Subtotal.................................    1,637,266     1,222,187
  Accumulated depreciation and amortization........   (1,012,945)     (836,489)
                                                     -----------    ----------
          Property and equipment, net..............  $   624,321    $  385,698
                                                     ===========    ==========

     Depreciation and amortization included in the statements of operations amounted to $186,655 and $122,380 for the years ended September 30, 2000 and 1999, respectively.

6. ACCRUED EXPENSES

     Accrued expenses are summarized by major category as follows at September 30, 2000 and 1999:

                                                           2000        1999
                                                         --------    --------
Accrued expenses other.................................  $ 90,445    $101,886
Vacation...............................................    53,383      45,462
Management fees-related party (Note 3).................    50,000      30,000
Payroll................................................    65,585      46,693
Customer deposits......................................     1,333       1,333
                                                         --------    --------
                                                         $260,746    $225,374
                                                         ========    ========

                      ENTERTAINMENT DIGITAL NETWORK, INC.

7. NOTES PAYABLE AND OTHER DEBT

NOTES PAYABLE

     Notes payable-related party consist of the following:

                                                           2000        1999
                                                         --------    --------
Note payable to Eric Jacobs, a Director of the Company
  and VDC, with principal of $250,000 at 12% interest
  issued in May 1999. The principal balance and accrued
  interest is due on December 31, 2001. Accrued
  interest payable as of September 30, 2000 is $863....  $125,000    $250,000
                                                         --------    --------
Note payable to officer, interest at 6% per annum,
  uncollateralized. The note was subordinated to the
  $100,000 credit line credit discussed below. The note
  and related interest were paid in full in January
  2000.................................................        --      40,500
                                                         --------    --------
Total notes payable -- related party...................  $125,000    $290,500
                                                         ========    ========

LINE OF CREDIT

     During the year ended September 30, 2000, the Company had a line of credit of $100,000 with a financial institution. Interest on the line of credit was at the institution's published reference rate and it was collateralized by the assets of the Company. During the year, the Company borrowed $100,000 against the line of credit; however, there is no balance on the line of credit as of September 30, 2000. At September 30, 2000, the line of credit was closed.

8. SALE OF INTERNET BUSINESS SOLUTIONS (IBS)

     In December 1998, The Company sold substantially all of the assets and certain of the liabilities of its wholly owned subsidiary Internet Business Solutions, Inc. (IBS) for $1,000,000. The assets sold included office and computer equipment used by IBS in its business of web site development and design as well as receivables and certain other intangible assets. At closing, The Company received $900,000 of the purchase price, with the remaining $100,000 deposited into an interest-bearing escrow account established for the benefit of The Company. Such amount will be released in full to The Company in increments upon the termination of the statute of limitations governing certain potential claims against IBS or the buyer connected with the disposition of IBS's assets, or upon the earlier agreement of the buyer. As of September 30, 2000, The Company has received the remaining $100,000, of which $50,000 was received during the year ended September 30, 2000.

     Results of operations for the year ended September 30, 1999 include IBS revenue and expenses of $252,000 and $229,000, respectively. The sale of IBS resulted in a $663,530 realized gain in the year ended September 30, 1999.

                      ENTERTAINMENT DIGITAL NETWORK, INC.

9. INCOME TAXES

     The provision for income taxes for the fiscal years ended September 30, 2000 and 1999 consists of California franchise taxes. A reconciliation of the expected and reported provision for income taxes follows:

                                                              2000     1999
                                                              -----    -----
Benefit expected based on federal statutory rate............   34.0%    34.0%
State taxes, net of federal benefit.........................    6.1      6.1
Utilization of net operating loss carryforwards.............     --       --
Valuation allowance, net....................................  (40.1)   (40.1)
                                                              -----    -----
          Net income tax provision..........................    0.0%     0.0%
                                                              =====    =====

     The Company has Federal and California net operating loss (NOL) carryforwards totaling approximately $7.7 million and $3.5 million, respectively, as shown below. The utilization of NOL carryforwards through 1998, expiring in 2013, is limited due to a change of ownership as defined in the Internal Revenue Code. As a result, the federal and state NOLs can be utilized at the rate of $68,000 a year through the year 2013.

     At September 30, 2000 the Company had NOL carryforwards for federal tax purposes expiring as follows:

YEAR EXPIRES                                                FEDERAL
------------                                               ----------
  2009.................................................    $  204,000
  2010.................................................       386,000
  2011.................................................     1,181,000
  2012.................................................     4,262,000
  2013.................................................       395,000
  2014.................................................       167,000
  2020.................................................     1,158,000
                                                           ----------
Total loss carryforwards...............................    $7,753,000
                                                           ==========

NOL carryforwards for state tax purposes of approximately $3.5 million expire in varying amounts between 2001 and 2005.

     The tax effects of significant temporary differences representing deferred tax assets as of September 30, 2000 and 1999 are as follows:

                                                        2000          1999
                                                     -----------    ---------
Deferred tax assets:
  Net operating loss carryforwards.................  $   821,000    $ 405,000
  Allowance for inventory..........................      136,000           --
  Allowance for bad debt...........................       68,000           --
  Deferred revenue.................................       11,000           --
  Property and equipment...........................          800       24,000
                                                     -----------    ---------
          Total deferred tax assets................    1,036,800      429,000
Less: valuation allowance..........................   (1,036,800)    (429,000)
                                                     -----------    ---------
          Net deferred tax asset...................           --           --
                                                     ===========    =========

                      ENTERTAINMENT DIGITAL NETWORK, INC.

10. EARNINGS (LOSS) PER SHARE

     Basic earnings (loss) per share is computed using the weighted-average number of shares of common stock outstanding during the periods. Diluted earnings per share is computed using the weighted-average number of common shares and common share equivalents outstanding during the year. The computation of net loss per share was as follows:

                                                INCOME (LOSS)       SHARES        PER SHARE
                                                 (NUMERATOR)     (DENOMINATOR)     AMOUNT
                                                -------------    -------------    ---------
Year ended September 30, 2000:
  Basic loss per share........................   $(1,654,789)     23,305,635       $(0.07)
  Effect of dilutive stock options and
     warrants.................................            --              --           --
                                                 -----------      ----------       ------
  Diluted loss per share......................   $(1,654,789)     23,305,635       $(0.07)
                                                 ===========      ==========       ======
Year ended September 30, 1999:
  Basic loss per share........................   $  (125,909)     19,298,846       $(0.01)
  Effect of dilutive stock options and
     warrants.................................            --              --           --
                                                 -----------      ----------       ------
  Diluted loss per share......................   $  (125,909)     19,298,846       $(0.01)
                                                 ===========      ==========       ======

     At September 30, 2000 and 1999, options and warrants for the purchase of 6,094,872 and 7,143,668, respectively, common shares at prices ranging from $0.10 to $1.25 were antidilutive and therefore not included in the computation of diluted earnings per share.

11. COMMITMENTS

LEASE COMMITMENTS

     In January 1999, the Company entered into an operating lease to lease office space. This operating lease is effective for two years with yearly options thereafter for not more than five years. In addition, the Company leases control equipment under various noncancelable capital leases. The capital leases began expiring in March 2000. The remaining capital lease as of September 31, 2000 is secured by the equipment under the lease and expires in May 2001.

     Future minimum lease payments required under the noncancelable leases are as follows:

                                                           OPERATING    CAPITAL
YEAR ENDING SEPTEMBER 30:                                   LEASES      LEASES
-------------------------                                  ---------    -------
  2001...................................................  $159,016     $4,239
  2002...................................................   159,016         --
  2003...................................................   145,761         --
  2004...................................................        --         --
                                                           --------     ------
          Total minimum lease payments...................  $463,793      4,239
                                                           ========
Less amount representing interest........................                  194
                                                                        ------
Present value of net minimum lease payments..............                4,045
Less current portion.....................................                4,045
                                                                        ------
          Long-term portion..............................               $   --
                                                                        ======

     Total rental expense for all operating leases for the years ended September 30, 2000 and 1999 amounted to $164,872 and $137,521, respectively.

                      ENTERTAINMENT DIGITAL NETWORK, INC.

EMPLOYMENT CONTRACTS

     The Company and its subsidiary have employment contracts with several of their key employees that expire at different times through September 30, 2002. At September 30, 2000, the commitment under all of the contracts was approximately $495,000.

ANNUAL VOLUME COMMITMENT

     The Company has entered into an agreement with a major telecommunications company for network usage discounts. The Company committed to a two-year term commencing March 31, 1998 to a $480,000 annual volume commitment. The commitment expired on March 31, 2000. The Company is in the process of renewing its commitment for network usage discounts.

12. CONCENTRATION OF CREDIT RISK

CASH

     The Company maintains cash balances primarily with two major financial institutions and, as such, from time to time the balances may be in excess of the federally insured limit of $100,000 per institution.

ACCOUNTS RECEIVABLE

     Accounts receivable includes $173,665 from one company, which represents 15% of the total accounts receivable balance. This account was identified as one requiring a specific additional allowance for bad debt.

ACCOUNTS PAYABLE

     Accounts payable include $241,550 to one company, which comprises approximately 25% of the balance, and $272,423 to another company, which comprises approximately 29% of the balance.

ADVANCES FROM RELATED PARTY

     The Company has $1.6 million in debt to VDC, its majority shareholder. The Company relies on advances from VDC to fund operations (see Note 3).

13. EMPLOYEE BENEFIT PLANS

     The Company has a 401(k) Income Deferral Plan (the Plan) for employees who have completed three months of service and are 21 years or older. The Company may make a discretionary contribution to the Plan each year, allocable to all Plan participants. However, the Company elected to make no contributions for the years ended September 30, 2000 and 1999. Administrative fees for the plan totaled $2,300.

                      ENTERTAINMENT DIGITAL NETWORK, INC.

14. STOCKHOLDERS' EQUITY

WARRANTS

     At September 30, 2000, the Company has reserved 1,967,158 common shares for potential exercise of outstanding warrants issued in connection with various equity and debt financing activities as follows:

                                                     NUMBER OF    EXPIRATION
                                                     WARRANTS        DATE        PRICE
                                                     ---------    -----------    -----
September 30, 2000:
  Conversion of notes, August 1997.................    974,000       2002        1.250
  Senior note warrants, November 1996..............      9,579       2003         .250
  VDC mirror warrants..............................    983,579    1999 - 2003     .100
                                                     ---------
          Total warrants...........................  1,967,158
                                                     =========

15. STOCK COMPENSATION PLANS

     The Company adopted a stock option plan on April 3, 1998 which allows the Company to grant incentive or nonqualified options up to 3,000,000 shares of common stock to its employees, board members, and certain other consultants in order to motivate them to maintain their commitment to the Company at this stage of its development. In February 1999, the plan was amended to allow the Company to grant up to 5,000,000 shares of common stock. Additionally, the Company has stock options outstanding under two nonqualified stock option plans adopted in 1995.

     The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for options where the exercise price has equaled the stock fair value on the date of grant. During fiscal 1999, an employee was granted options to acquire 75,000 shares of common stock at exercise prices below the fair value at the date of grant. During fiscal year 2000, the employee left the Company and exercised 35,000 shares; 40,000 shares were forfeited. Total compensation expense recognized for these grants in fiscal 2000 and 1999 was $(5,689) and $50,489, and unearned compensation in the amount of $-0- and $45,511 relating to these options was recorded as a reduction in stockholders' equity.

     Had compensation expense been determined for stock options granted during the twelve months ended September 30, 2000 and 1999, based on the fair value at grant dates consistent with SFAS No. 123, the Company's condensed Pro Forma Statement of Operations for those periods would have been as follows:

                                                        2000          1999
                                                     -----------    ---------
Net loss:
  As reported......................................  $(1,654,789)   $(125,909)
                                                     ===========    =========
  Pro forma........................................  $(1,948,587)   $(376,833)
                                                     ===========    =========
Basic and diluted loss per share:
  As reported......................................  $     (0.07)   $   (0.01)
                                                     ===========    =========
  Pro forma........................................  $     (0.08)   $   (0.02)
                                                     ===========    =========

                      ENTERTAINMENT DIGITAL NETWORK, INC.

     The pro forma amounts were estimated using the Black-Scholes option pricing model with the following assumptions for the years ended September 30, 2000 and 1999, respectively.

                                                    2000             1999
                                                -------------    -------------
Interest rate.................................  4.45% - 5.80%    4.45% - 5.80%
Dividend yield................................       0%               0%
Expected volatility...........................   197% - 214%      197% - 214%
Expected life in years........................        5                5

     The following table summarizes employee stock option plan activity for the year ended September 30, 2000 and 1999:

                                                 SEPTEMBER 30, 2000              SEPTEMBER 30, 1999
                                            ----------------------------    ----------------------------
                                                             WEIGHTED                        WEIGHTED
                                              NUMBER         AVERAGE          NUMBER         AVERAGE
                                            OF OPTIONS    EXERCISE PRICE    OF OPTIONS    EXERCISE PRICE
                                            ----------    --------------    ----------    --------------
Outstanding, beginning of period..........  5,171,458          0.33         6,271,458          0.11
Granted...................................         --            --         1,525,000          0.81
Canceled..................................    277,214          0.58            30,000          0.11
Exercised.................................    766,530          0.11         2,595,000          0.10
                                            ---------                       ---------
Outstanding...............................  4,127,714          0.36         5,171,458          0.33
Eligible for exercise, end of period......  4,127,714          0.36         4,901,458          0.31
Weighted average fair value of options
  granted during the year.................                                         --          0.81

     The following table summarizes information regarding stock options outstanding at September 30, 2000:

                            WEIGHTED         WEIGHTED                    AVERAGE
EXERCISE     NUMBER         AVERAGE          AVERAGE         NUMBER      EXERCISE
 PRICE     OUTSTANDING   REMAINING LIFE   EXERCISE PRICE   EXERCISABLE    PRICE
--------   -----------   --------------   --------------   -----------   --------
 $1.250        49,500      0.80 years         $1.250           49,500     $1.250

  1.000     1,080,000      3.46 years          1.000        1,080,000      1.000

  0.150        30,000      3.34 years          0.150           30,000      0.150

  0.145       620,000      2.85 years          0.145          620,000      0.145

  0.100     2,348,214       3.6 years          0.100        2,348,214      0.100
            ---------                                       ---------

            4,127,714                                       4,127,714
            =========                                       =========

16. SUPPLEMENTAL CASH FLOW INFORMATION

     The following table presents additional cash flow information for the years ended September 30, 2000 and 1999:

                                                            2000       1999
                                                           -------    -------
Interest paid............................................  $40,113    $22,773
Income taxes paid........................................    2,400      7,434
Subscription for common stock............................    1,367         --
Common stock issued for settlement of a portion of
  advances from related party............................   34,529         --
Stock option-related compensation........................   (5,689)    50,489

                      ENTERTAINMENT DIGITAL NETWORK, INC.

17. SEGMENT INFORMATION

     The Company operates in one business segment, digital communications. All material balances related to Company sales, primary business activities, and location of property, plant, and equipment are within the United States. For the year ended September 30, 1999, no single customer accounted for 10% or more of the Company's net sales. For the year ended September 30, 2000, a single customer (related party) accounted for $796,000 or 16% of the Company's net sales.

18. FOURTH QUARTER ADJUSTMENTS

     The fourth quarter of 2000 includes $170,000 in the valuation allowance for specifically identified bad debts. The fourth quarter of 2000 also includes an increase in the valuation allowance for inventory of approximately $300,000.

                      ENTERTAINMENT DIGITAL NETWORK, INC.

                          CONSOLIDATED BALANCE SHEETS
                  AS OF MARCH 31, 2001 AND SEPTEMBER 30, 2000

                                                               MARCH 31,     SEPTEMBER 30,
                                                                 2001            2000
                                                              -----------    -------------
                                                              (UNAUDITED)      (AUDITED)
ASSETS
CURRENT ASSETS
  Cash......................................................  $        --     $   196,211
  Accounts receivable, net of allowance for doubtful
     accounts of $92,125 and $170,000 at March 31, 2001 and
     September 30, 2000, respectively.......................      884,662         955,226
  Accounts and interest receivable -- related party.........       77,960          73,175
  Inventories, net of valuation allowance of $322,221 and
     $338,000 at March 31, 2001 and September 30, 2000,
     respectively...........................................      652,787         708,284
  Prepaid expenses and other current assets.................       33,666          11,294
                                                              -----------     -----------
          TOTAL CURRENT ASSETS..............................  $ 1,649,075     $ 1,944,190
  Property and equipment, net...............................      583,127         624,321
  Other assets..............................................       10,508          21,062
                                                              -----------     -----------
  TOTAL ASSETS..............................................  $ 2,242,710     $ 2,589,573
                                                              ===========     ===========
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
  Bank overdraft............................................  $     2,681     $        --
  Accounts payable..........................................      623,979         954,463
  Accrued expenses..........................................      181,579         260,746
  Deferred revenue..........................................       14,189          27,200
  Note payable and advances -- related parties..............      125,000         125,000
  Current portion of capital lease obligations..............       18,204           4,045
  Advances and accrued expenses-related party...............    1,692,041       1,575,033
                                                              -----------     -----------
          TOTAL CURRENT LIABILITIES.........................  $ 2,657,673     $ 2,946,487
                                                              -----------     -----------
  Capital lease obligations.................................       28,711              --
                                                              -----------     -----------
          TOTAL LIABILITIES.................................  $ 2,686,384     $ 2,946,487
                                                              -----------     -----------
STOCKHOLDERS' DEFICIT
  Common Stock; $0.001 par value, 50,000,000 shares
     authorized; 23,956,980 shares issued and outstanding at
     March 31, 2001 and September 30, 2000..................       23,956          23,956
  Additional paid-in-capital................................    7,535,535       7,535,535
  Subscription receivable...................................           --          (1,367)
  Accumulated deficit.......................................   (8,003,165)     (7,915,038)
                                                              -----------     -----------
          TOTAL STOCKHOLDERS' DEFICIT.......................     (443,674)       (356,914)
                                                              -----------     -----------
          TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT.......  $ 2,242,710     $ 2,589,573
                                                              ===========     ===========

                      ENTERTAINMENT DIGITAL NETWORK, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           FOR THE SIX AND THREE MONTHS ENDED MARCH 31, 2001 AND 2000

                                                  SIX MONTHS ENDED           THREE MONTHS ENDED
                                                      MARCH 31                    MARCH 31
                                              -------------------------   -------------------------
                                                 2001          2000          2001          2000
                                              -----------   -----------   -----------   -----------
                                                     (UNAUDITED)                 (UNAUDITED)
Revenue:
  Usage fees................................  $   823,446   $   810,372   $   385,252   $   383,554
  Equipment sales...........................      530,447       882,946       388,753       535,759
  Installation and monthly fees.............      427,334       374,783       225,810       189,268
  Webcasting................................      894,014       373,564       448,980       201,722
  Rental fees and other.....................       92,112        64,729        52,253        34,785
                                              -----------   -----------   -----------   -----------
          Total revenue.....................    2,767,353     2,506,394     1,501,048     1,345,088
Cost of sales...............................    1,725,285     2,056,081     1,009,876     1,113,791
                                              -----------   -----------   -----------   -----------
          Gross profit......................    1,042,068       450,313       491,172       231,297
Sales and marketing.........................      454,668       293,043       233,162       177,806
General and administrative..................      669,840       697,101       312,323       360,195
                                              -----------   -----------   -----------   -----------
                                                1,124,508       990,144       545,485       538,001
          Loss from operations before other
            income (expenses) and provision
            for income taxes................      (82,440)     (539,831)      (54,313)     (306,704)
                                              -----------   -----------   -----------   -----------
Other income (expenses):
  Interest income...........................        1,271        11,291           431         3,120
  Interest expense..........................       (7,934)      (18,981)       (3,815)       (9,260)
  Gain on sale of assets....................          976            --           585            --
                                              -----------   -----------   -----------   -----------
          Total other expenses..............       (5,687)       (7,690)       (2,799)       (6,140)
                                              -----------   -----------   -----------   -----------
  Loss before provision for income taxes....      (88,127)     (547,521)      (57,112)     (312,844)
  Provision for income taxes................           --         2,433            --         2,433
                                              -----------   -----------   -----------   -----------
          Net Loss..........................  $   (88,127)  $  (549,954)  $   (57,112)  $  (315,277)
                                              -----------   -----------   -----------   -----------
  Basic and diluted net loss per share:.....  $     (0.00)  $     (0.02)  $     (0.00)  $     (0.01)
  Weighted-average number of shares
     outstanding............................   23,956,980    23,197,400    23,956,980    23,205,902

                      ENTERTAINMENT DIGITAL NETWORK, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED MARCH 31, 2001 AND 2000

                                                               MARCH 31,      MARCH 31,
                                                                 2001           2000
                                                              -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................   $ (88,127)     $(549,954)
  Adjustments to reconcile net loss to cash used in
     operating activities:
     Depreciation and amortization..........................     109,534         76,409
     (Decrease) increase in allowance for doubtful
      accounts..............................................     (77,875)         7,500
     Decrease in inventory valuation........................     (15,779)            --
     Compensation expense on below market value stock
      options...............................................          --         14,934
     (Increase) decrease in assets:
       Accounts receivable..................................     148,439       (320,237)
       Accounts receivable -- related party.................      (4,785)
       Inventories..........................................      71,276       (447,711)
       Prepaid expenses and other assets....................     (11,818)        (1,304)
     Increase (decrease) liabilities:
       Bank overdraft.......................................       2,681             --
       Accounts payable.....................................    (277,555)       740,506
       Accrued expenses.....................................      37,842             --
       Deferred revenue.....................................     (13,011)            --
                                                               ---------      ---------
          Net cash used in operating activities.............    (119,178)      (479,857)
                                                               ---------      ---------
Cash flows from investing activities:
  Purchase of property and equipment........................     (68,340)      (209,928)
                                                               ---------      ---------
          Net cash used by investing activities.............     (68,340)      (209,928)
                                                               ---------      ---------
Cash flows from financing activities:
  Proceeds from line of credit..............................          --        100,000
  Proceeds from advances -- related party...................          --        322,597
  Principal payments on debt................................          --        (40,500)
  Payments on capital lease obligations.....................     (10,060)        (8,468)
  Proceeds from exercise of stock options...................       1,367          2,506
  Proceeds from secured note receivable.....................          --        283,746
                                                               ---------      ---------
          Net cash (used) provided by financing
            activities......................................      (8,693)       659,881
                                                               ---------      ---------
          Net decrease in cash..............................    (196,211)       (29,904)
Cash at beginning of period.................................     196,211        282,862
                                                               ---------      ---------
Cash at end of period.......................................   $      --      $ 252,958
                                                               =========      =========
Supplemental Cash Flow Information
Cash paid during the year for interest......................       7,972         17,213
Account Payable converted to Capital lease transaction......      52,929             --

                       ENTERTAINMENT DIGITAL NETWORK, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     The interim, condensed, consolidated financial statements of Entertainment Digital Network, Inc. (the "Company") included herein have been prepared in conformity with generally accepted accounting principles. The principles applied are consistent in all material respects with those used in the Company's Annual Report on Form 10-KSB for the period October 1, 1999 to September 30, 2000. The interim financial statements are unaudited but reflect all normal adjustments which are, in the opinion of management, necessary to provide fair, condensed, consolidated balance sheets, statements of operations and cash flows for the interim periods presented. The interim financial statements should be read in conjunction with the financial statements in the Company's Annual Report on Form 10-KSB for the period October 1, 1999 to September 30, 2000.

2. CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Entertainment Digital Network, Inc., a California corporation ("EDN"). Material inter-company transactions and balances have been eliminated. Visual Data Corporation, a Delaware corporation based in Pompano Beach, Florida ("VDC"), owns 51% of the voting securities of the Company.

3. LOSS PER SHARE

     Basic loss per share is computed using the weighted-average number of shares of common stock outstanding during the periods. For the periods ended March 31, 2001 and 2000, the effect of stock options is antidilutive and, accordingly, options and warrants for the purchase of 6,094,872 common shares at prices ranging from $0.10 to $1.25 per share were excluded from the diluted loss per share calculation.

4. NOTE PAYABLE AND ADVANCES -- RELATED PARTIES

     Note payable-related parties consist of the following:

                                                      MARCH 31,    SEPTEMBER 30,
                                                        2001           2000
                                                      ---------    -------------
Note payable to Eric Jacobs, a Director of the
  company and VDC, with principal of $250,000 at 12%
  interest issued in May 1999. Interest is paid
  monthly. The principal balance is due on December
  31, 2001. Accrued interest payable March 31, 2001
  is $575...........................................  $125,000       $125,000
                                                      --------       --------

     The company has advances from VDC in the form of a non-interest bearing, unsecured demand loan totaling $1,419,670 and for intercompany charges totaling $272,371 as of March 31, 2001. These balances compare to $1,419,670 and $185,986 at September 30, 2000. The intercompany balance consists of charges for insurance costs and operations costs where appropriate.

5. PROPOSED ACQUISITION OF REMAINING OUTSTANDING SHARES

     In March 2000, Visual Data Corporation ("VDC"), which currently owns approximately 51% of our outstanding shares, signed a Letter of Intent with us providing for a proposed tax-free reorganization whereby we would become a wholly owned subsidiary of VDC. The proposed terms included the right to receive one share of VDC for every ten outstanding shares of our capital stock, and the conversion of every ten of our outstanding options or warrants into one option or warrant to purchase a share of VDC common stock. The transaction is subject to the execution of a definitive agreement and approval of our shareholders. On April 17, 2000, VDC announced that they were postponing the previous announced intention to acquire of the

                       ENTERTAINMENT DIGITAL NETWORK, INC
remaining 49% of our outstanding shares. The decision to postpone the acquisition was made due to market conditions at that date. During the company's third quarter it will engage the services of an independent appraiser to determine the fairness of VDC's recently expressed desire to move forward and complete the transaction.